As filed with the Securities and Exchange Commission on September 18, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
(Exact name of registrant as specified in its charter)

Delaware	7990	92-0318813
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Two Pennsylvania Plaza
New York, New York 10121
(212)
465-6000
(
Address
, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jamal H. Haughton
Executive Vice President, General Counsel and Secretary
Madison Square Garden Entertainment Corp.
Two Pennsylvania Plaza
New York,
New York
10121
(212)
465-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Robert W. Downes Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	Roxane F. Reardon Lesley Peng Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant
to
Rule
462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in
Rule 12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2023

Madison Square Garden Entertainment Corp.

7,150,000 Shares

Class A Common Stock

The selling stockholder, Sphere Entertainment Group, LLC (the “selling stockholder”), is selling 7,150,000 shares of Class A common stock, par value $0.01 per share (“Class A common stock”), of Madison Square Garden Entertainment Corp., including the shares we will repurchase, as described in the following paragraph. We are not selling any shares of Class A common stock under this prospectus and will not receive any of the proceeds from the sale of the shares by the selling stockholder.

We intend to purchase from the underwriters approximately $50 million of shares of our Class A common stock offered in this offering at a price per share equal to the price at which the underwriters will purchase the shares from the selling stockholder. Assuming that the underwriters purchase the shares of Class A common stock that are the subject of this offering from the selling shareholder at a price of $32.75 per share, which was the last reported sale price per share of our Class A common stock on The New York Stock Exchange on September 15, 2023, we expect to repurchase 1,526,717 shares of our Class A common stock from the underwriters as part of this offering. The underwriters will not receive any compensation for the shares of our Class A common stock being repurchased by us. See “Summary — Share Repurchase.”

Our Class A common stock trades on The New York Stock Exchange under the symbol “MSGE.” On September 15, 2023, the last sale price of our Class A common stock as reported on The New York Stock Exchange was $32.75 per share.

Investing in our Class A common stock involves risks that are described in the “Risk Factors” section beginning on page 15 of this prospectus. You should consider these risks before deciding to invest in our Class A common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discounts(1)	$	$
Proceeds, net of expenses, to selling stockholder.	$	$

(1)

We have agreed to reimburse the underwriters for certain expenses in connection with this offering. No underwriting discount will be paid on the shares of our Class A common stock sold to us in the Share Repurchase. See “Underwriting.”

The underwriters may also exercise their option to purchase up to an additional 1,071,188 shares of Class A common stock from the selling stockholder, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The shares of Class A common stock will be ready for delivery on or about                 , 2023.

BofA Securities*	Goldman Sachs & Co. LLC*	J.P. Morgan*

*	In alphabetical order.

The date of this prospectus is                 , 2023.

None of us, the selling stockholder or the underwriters have authorized anyone to provide you with information other than the information contained in this prospectus. We, the selling stockholder and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. The information contained in this prospectus is accurate only as of the date hereof, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. It is important for you to read and consider all information contained in this prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find Additional Information” in this prospectus.

The selling stockholder is offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the Class A common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, this offering of the Class A common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

i

TRADEMARKS, TRADENAMES AND SERVICE MARKS

We own or have rights to use logos, trademarks, trade names, service marks and copyrights that we use in conjunction with the operation of our business and that appear in this prospectus. Other logos, trademarks, trade names, service marks and copyrights appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other companies’ logos, trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, trademarks, trade names and copyrights referred to in this prospectus may appear without the ©, ® or ™ symbols, but the absence of such symbols does not indicate the registration status of the trademarks and is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to such copyrights, trademarks and trade names. We license the “MSG” trademark to Sphere Entertainment Co. (together with its subsidiaries, as applicable, “Sphere Entertainment”) and Madison Square Garden Sports Corp. (together with its subsidiaries, as applicable, “MSG Sports”) pursuant to trademark license agreements in connection with their use of particular approved marks.

ii

PROSPECTUS SUMMARY

The following is a summary of certain of the information contained in this prospectus. This summary is included for convenience only and should not be considered complete. This summary is qualified in its entirety by more detailed information contained elsewhere in this prospectus, which should be read in its entirety.

Unless the context otherwise requires, all references to “we,” “us,” “our,” “MSGE,” “MSG Entertainment” or the “Company” refer to Madison Square Garden Entertainment Corp., together with its direct and indirect subsidiaries.

The Company reports on a fiscal year basis ending on June 30. The fiscal years ended June 30, 2022, 2021 and 2020 are referred to as “Fiscal Year 2022,” “Fiscal Year 2021,” and “Fiscal Year 2020,” respectively, and the fiscal year ending June 30, 2023 is referred to as “Fiscal Year 2023.”

Spin-Off from Sphere Entertainment Co.

On April 20, 2023 (the “MSGE Distribution Date”), Sphere Entertainment (formerly Madison Square Garden Entertainment Corp.) effected the distribution of approximately 67% of the issued and outstanding shares of the common stock of the Company (the “MSGE Distribution”). In the MSGE Distribution, (a) each holder of Sphere Entertainment’s Class A common stock, par value $0.01 per share, received one share of the Company’s Class A common stock, par value $0.01 per share (“Class A common stock”), for every share of Sphere Entertainment’s Class A common stock, par value $0.01 per share, held of record as of the close of business, New York City time, on April 14, 2023 (the “Record Date”) and (b) each holder of Sphere Entertainment Class B common stock, par value $0.01 per share, received one share of the Company’s Class B common stock, par value $0.01 per share (“Class B common stock”) for every share of Sphere Entertainment’s Class B common stock held of record as of the close of business, New York City time, on the Record Date. In the MSGE Distribution, an aggregate of 27,692,030 shares of the Company’s Class A common stock and 6,866,754 shares of the Company’s Class B common stock were distributed, with any fractional shares converted to cash and paid to stockholders. In addition, Sphere Entertainment retained 17,021,491 shares of the Company’s Class A common stock following the MSGE Distribution, representing approximately 33% of the issued and outstanding shares of the common stock of the Company and approximately 38% of the issued and outstanding shares of the Company’s Class A common stock. In addition, in connection with the MSGE Distribution, 187,405 shares of the Company’s Class A common stock were distributed in respect of Sphere Entertainment’s non-employee director restricted stock units to the applicable holders as of the Record Date.

Our Company

MSG Entertainment is a leader in live entertainment experiences, comprised of iconic venues and marquee entertainment content. Utilizing our powerful brands and live entertainment expertise, the Company delivers unique experiences that set the standard for excellence and innovation while forging deep connections with diverse and passionate audiences. As of June 30, 2023, we managed our business through one reportable segment.

Our company includes (i) our portfolio of venues: Madison Square Garden (“The Garden”), The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, and The Chicago Theatre, (ii) the original production, the Christmas Spectacular Starring the Radio City Rockettes (the “Christmas Spectacular”), and (iii) our entertainment and sports bookings business, which showcases a broad array of compelling concerts, family shows and special events, as well as a diverse mix of sporting events, for millions of guests annually.

Share Repurchase

In connection with this offering, we intend to purchase from the underwriters approximately $50 million of shares of our Class A common stock offered in this offering at a price per share equal to the price at which the underwriters will purchase the shares from the selling stockholder (the “Share Repurchase”). Assuming that the underwriters purchase the shares of Class A common stock that are the subject of this offering from the selling stockholder at a price of $32.75 per share, which was the last reported sale price per share of our Class A common stock on The New York Stock Exchange (the “NYSE”) on September 15, 2023, we expect to repurchase 1,526,717 shares of our Class A common stock from the underwriters in the Share Repurchase. The underwriters will not receive any compensation for the shares of our Class A common stock being repurchased by us.

The repurchased shares of Class A common stock will no longer be outstanding following the completion of this offering.

The description of and the other information in this prospectus regarding the Share Repurchase is included solely for informational purposes. Nothing in this prospectus should be construed as an offer to sell, or the solicitation of an offer to buy, any of our Class A common stock, subject to the Share Repurchase.

Recent Developments

On September 15, 2023, MSG National Properties, LLC (“MSG National Properties”), a wholly-owned direct subsidiary of MSG Entertainment Holdings, LLC (“MSG Entertainment Holdings”), entered into Amendment No. 3 to Credit Agreement (the “National Properties Amendment”) to the Credit Agreement, dated as of June 30, 2022 (as amended to date and as further amended by the National Properties Amendment, the “National Properties Credit Amendment”), among National Properties, the guarantors party thereto, the lender party thereto and JPMorgan Chase Bank, N.A., in its capacity as administrative agent, pursuant to which, among other things, the commitments under the revolving credit facility (the “National Properties Revolving Credit Facility”) under the National Properties Credit Agreement were increased by an aggregate amount of $50 million to $150 million. We expect to borrow approximately $50 million under the National Properties Revolving Credit Facility to fund the Share Repurchase. Upon completion of the Share Repurchase, MSG Entertainment estimates that the outstanding balance under the National Properties Revolving Credit Facility will be approximately $67 million.

Our Strengths

Our strengths include:

•	Strong position in live entertainment through:

•	A portfolio of world-renowned venues; and

•	Marquee live entertainment brands and content;

•	Significant presence in New York, the leading live entertainment market;

•	Deep industry relationships that drive top-tier performers and a wide variety of events to the Company’s venues;

•	Proven track record of delivering significant value for partners through innovative sponsorships and premium hospitality;

•	Reputation for world-class customer experience driven by decades of expertise in sales and marketing, and venue operations;

•	Expertise in utilizing data to drive decisions to maximize revenue and the experience of our guests;

•

Long-term agreements to host home games at The Garden for two of the most recognized franchises in professional sports — the New York Knicks (the “Knicks”) and the New York Rangers (the “Rangers”); and

•	A strong and seasoned management team.

Our Strategy

Our strategy is to create world-class live experiences for our guests and partners by leveraging (i) our Company’s unique portfolio of live entertainment assets and brands; (ii) our expertise in venue management, bookings and productions, sponsorship, ticketing, marketing and premium hospitality and content development; (iii) our deep relationships across the entertainment and sports industries; and (iv) our strong connection with diverse and passionate audiences. We believe this strategy will enable us to generate long-term value creation for our stockholders.

Key components of our strategy include:

•

Enhancing the live entertainment experience for our customers. We use the strength of our venues, expertise and relationships to attract top talent and deliver unforgettable experiences for our guests. We have a track record of designing world-class facilities with top-quality amenities, including our renovations of The Garden, Radio City Music Hall, and the Beacon Theatre. We also continue to explore new ways to use technology to improve the guest experience. From the way our customers buy food, beverage and merchandise, to how we market and process their tickets, to utilizing next-generation audio technology in our venues, we strive to give our customers the best experience in the industry. We believe this approach will enable us to drive improvements in per-event revenue and profitability at our venues and help create a seamless and memorable guest experience that will help drive repeat visitation to our venues.

•

Increasing the utilization of our venues. Part of what drives our success is our “artist first” approach. Through dedicated artist areas and top-tier service, our talent-friendly environment not only attracts artists to our venues, but also brings them back for repeat performances. Another part of this approach is how we use our diverse collection of venues. With seating capacities and configurations that range from 2,800 to 21,000, our venue portfolio enables us to shepherd artists through the growth in their careers, helping us develop deeper industry relationships. We will continue to use this “artist first” approach to attract the industry’s top talent with the goal of increasing utilization across all our venues through more multi-night concerts, as well as more marquee special events. We also plan to continue exploring opportunities for new events that would be unique to our venues, including high-profile residencies that would help build our base of events.

•

Delivering unrivaled marketing exposure for our partners. Our assets are highly sought after by companies that value the popularity of our venues and entertainment brands. Our value proposition is further strengthened by our sponsorship sales representation agreement with MSG Sports which enables us to deliver broad-based marketing platforms that combine our assets with MSG Sports’ professional sports brands. We plan to continue utilizing this integrated approach to both renew and extend our relationships with existing partners, as well as to form partnerships with leading companies in emerging industries and in industry verticals where we are currently under penetrated. We also offer our partners expanded reach through outdoor signage around the Madison Square Garden complex, located between 31st and 33rd Streets and Seventh and Eighth Avenues on Manhattan’s West Side (the “Madison Square Garden Complex”), and Pennsylvania Station (“Penn Station”), a major commuter hub in Manhattan. We plan to selectively explore additional opportunities to grow our external signage portfolio which could increase our existing marketing partnerships packages as well as attract new partners.

•

Offering best-in-class premium hospitality products. The Company offers a wide array of premium corporate hospitality offerings that cater to a variety of audiences. For example, The Garden has a range of suite and club products, including 21 Event Level suites, 58 Lexus Level suites, 18 Infosys Level suites, the Caesars Sportsbook Lounge, Suite Sixteen, Chase Lounge, and the HUB Loft. These

suites and clubs — which provide exclusive private spaces, first-class amenities and some of the best seats in The Garden — are primarily licensed to corporate customers with the majority being multi-year agreements with annual escalators. Through our long-term arena license agreements (the “Arena License Agreements”) with MSG Sports, we also offer suite holders access to MSG Sports’ premium live sporting events. We believe the strength of our product and content offerings, along with the continued importance of corporate hospitality to our partners, position us well with regard to ongoing renewal and new sales activity. We also plan to explore enhancing and expanding our premium hospitality offerings, which would create new monetization opportunities for the Company.

•

Understanding our customers. We continue to forge direct relationships with customers and fans, with a focus on understanding how consumers interact with every aspect of the Company. A key component of this strategy is our large and growing proprietary database of millions of customers. The data we collect from our venues and digital products provides the Company with significant insights into our customers, including who is utilizing our digital assets and attending events at our venues. In addition to providing value for our marketing partners, these insights are leveraged to help drive revenue and engagement across our assets, providing us with an opportunity to tailor offerings and cross-promote our products and services, introducing customers to our wide range of assets and brands. We also plan to increasingly use data to proactively identify potential bookings for our venues.

Key Challenges

We face a number of challenges, both pre-existing and as a result of the MSGE Distribution, including:

•

Intense competition in the market and industry in which we operate, including with other leisure-time activities such as television, motion pictures and sporting events and other live performances, and concert venues;

•

Dependence upon the continued popularity of the entertainment and sporting events presented in our venues and our existing brands (including the Christmas Spectacular and the National Basketball Association’s (the “NBA”) New York Knicks and the National Hockey League’s (the “NHL”) New York Rangers), which are sensitive to customer tastes, and our ability to attract popular artists, groups and events to our venues;

•

Effectively managing any impacts of the COVID-19 pandemic (including COVID-19 variants) as well as renewed actions taken in response by governmental authorities or certain professional sports leagues, including ensuring compliance with rules and regulations imposed upon our venues, to the extent applicable;

•	Significantly levered balance sheet and liquidity restraints imposed by interest and principal payments as well as a high cost of capital;

•	Lack of an operating history as a stand-alone public company;

•

Strength or weakness of, as well as volatility and less predictability in, our operating results and cash flow because the Company’s results will no longer include cash flows from MSG Networks Inc. (“MSG Networks”); and

•

Volatility in the market price and trading volume of our Class A common stock. The market price for our Class A common stock could fluctuate significantly for many reasons following the MSGE Distribution, including as a result of the risks set forth under “Risk Factors.”

See the section entitled “Risk Factors” for more information on each of these key challenges.

Organizational Structure

The following charts depict a simplified graphical representation of the Company’s corporate structure before and immediately following the MSGE Distribution. The shares issued in the MSGE Distribution represent approximately 67% of our outstanding shares of common stock and Sphere Entertainment retained approximately 33% of our outstanding shares of common stock immediately following the MSGE Distribution in the form of

Class A common stock. Sphere Entertainment does not own any of our Class B common stock following the MSGE Distribution. The shares issued in the MSGE Distribution include approximately 62% of the outstanding shares of Class A common stock (the holders of which have the right to collectively elect 25% of our Board of Directors (our “Board”), rounded up to the nearest whole number of directors) and 100% of the outstanding shares of Class B common stock (the holders of which have the right to collectively elect the remaining 75% of our Board). As a result, the shares issued in the MSGE Distribution represent at least 90% of the combined voting power of the outstanding common stock with respect to the election of directors. Immediately following the MSGE Distribution, the Dolan family, including trusts for the benefit of members of the Dolan family (collectively, the “Dolan Family Group”) collectively owned all of our Class B common stock, approximately 3.6% of our outstanding Class A common stock and approximately 61.6% of the total voting power of all our outstanding common stock (in each case, inclusive of exercisable options). As of September 15, 2023, Sphere Entertainment owned approximately 16.6% of the outstanding common stock of the Company (in the form of Class A common stock).

Before the MSGE Distribution:

Immediately following the MSGE Distribution:

Company Information

We are a Delaware corporation with our principal executive offices at Two Pennsylvania Plaza, New York, New York 10121. Our telephone number is +1 (212) 465-6000, our website is www.msgentertainment.com. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. Madison Square Garden Entertainment Corp. is a holding company and conducts substantially all of its operations through its subsidiaries.

Our Class A common stock is listed on the NYSE under the symbol “MSGE.” Our Class B common stock is not listed on any securities exchange.

Implications of Being an Emerging Growth Company

We qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), enacted in 2012. As an emerging growth company, we expect to take advantage of reduced reporting requirements otherwise applicable to public companies. These provisions include, but are not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may rely on the relief provided by these provisions until the last day of our fiscal year following the fifth anniversary of the completion of the MSGE Distribution. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Summary of Risk Factors

Ownership of our common stock is subject to numerous risks that could adversely affect our business, operations and financial results. The following list of risk factors is not exhaustive. Please read the information in the section entitled “Risk Factors” for a more thorough description of these and other risks.

Risks Related to Our Business

•	Our business faces intense and wide-ranging competition that may have a material negative effect on our business and results of operations.

•	The success of our business depends on the continued popularity of the Christmas Spectacular production, and the entertainment and sporting events we host at our venues.

•	Our business strategy may, in the future, include the development of new productions, which could require us to make considerable investments for which there can be no guarantee of success.

•	We depend on licenses from third parties for the performance of musical works at our venues.

•	Our properties are subject to, and benefit from, certain easements, the availability of which may not continue on terms favorable to us or at all.

•	A change to or withdrawal of a New York City real estate tax exemption for the Madison Square Garden Complex may have a material negative effect on our business and results of operations.

•

Our operations and operating results were materially impacted by the COVID-19 pandemic and actions taken in response by governmental authorities and certain professional sports leagues and a resurgence of the pandemic or another pandemic or other public health emergency could adversely affect our business and results of operations.

Economic and Operational Risks

•

Our business has been adversely impacted and may, in the future, be materially adversely impacted by an economic downturn, recession, financial instability, inflation or changes in consumer tastes and preferences.

•	We do not own all of our venues and our failure in the future to renew our leases on economically attractive terms may have a material negative effect on our business and results of operations.

•	The geographic concentration of our business could subject us to greater risk than our competitors and have a material negative effect on our business and results of operations.

•	Our business could be adversely affected by terrorist activity or the threat of terrorist activity, weather and other conditions that discourage congregation at prominent places of public assembly.

•	We may pursue acquisitions and other strategic transactions and/or investments to complement or expand our business that may not be successful.

•

We are subject to extensive governmental regulation, including building and zoning regulation, and our failure to comply with these regulations may have a material negative effect on our business and results of operations. For example, The Garden requires a zoning special permit, which was originally granted by the New York City Planning Commission in 1963 and renewed in July 2013 for 10 years (while our current application for renewal of the zoning special permit remains pending, we have been advised that we can continue to use and operate The Garden as normal until the renewal review process concludes). On August 28, 2023, the New York City Council Land Use Committee and Subcommittee on Zoning and Franchises recommended a five year term for a new zoning special permit for The Garden that will expire in September 2028, which was approved by the entire New York City Council on September 14, 2023. The failure to obtain a renewal of this zoning special permit in the future, or to do so on favorable terms, would have a negative effect on our business.

•	Our business is subject to seasonal fluctuations, and our operating results and cash flow have in the past varied, and could in the future, vary substantially from period to period.

•	Labor matters may have a material negative effect on our business and results of operations.

•	We are subject to the risk of adverse outcomes or negative publicity in litigation.

Risks Related to Indebtedness, Financial Condition, Cybersecurity, and Intellectual Property

•	We have substantial indebtedness and are highly leveraged, which could adversely affect our business.

•	We have and could in the future incur substantial operating losses, adjusted operating losses and negative cash flow.

•

We face continually evolving cybersecurity and similar risks, which could result in loss, disclosure, theft, destruction or misappropriation of, or access to, our confidential information and cause disruption of our business, damage to our brands and reputation, legal exposure and financial losses.

•	Theft of our intellectual property may have a material negative effect on our business and results of operations.

Corporate Governance Risks

•	We are materially dependent on affiliated entities’ performances under various agreements.

•

Sphere Entertainment owns a significant amount of our total outstanding shares in the form of Class A common stock, which may be sold freely into this market. This has caused and could in the future cause the market price of our common stock to drop significantly, even if our business is doing well.

•	We may have a significant indemnity obligation to Sphere Entertainment if the MSGE Distribution is treated as a taxable transaction.

•

The tax rules applicable to the MSGE Distribution may restrict us from engaging in certain corporate transactions or from raising equity capital beyond certain thresholds for a period of time after the MSGE Distribution.

•

Certain adverse U.S. federal income tax consequences might apply to non-U.S. holders that hold our Class A common stock if we are treated as a “United States real property holding corporation” (“USRPHC”).

•	We do not have an operating history as a stand-alone public company.

•	Our historical financial results may not be representative of our results as a separate, stand-alone company.

•

When applicable, if we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our stock price may suffer.

•

We share certain key directors and officers with Sphere Entertainment, MSG Sports and/or AMC Networks Inc. (together with its subsidiaries, as applicable, “AMC Networks”) (referred to herein as the “Other Entities”), which means those directors and officers do not devote their full time and attention to our affairs and the overlap may give rise to conflicts. These overlaps may result in the diversion of corporate opportunities and other conflicts, and provisions in our amended and restated certificate of incorporation may provide us no remedy in that circumstance.

The Offering

Issuer	Madison Square Garden Entertainment Corp.

Shares of Class A common stock offered by the selling stockholder	7,150,000 shares (or 8,221,188 shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock)

Share Repurchase	In connection with this offering, we intend to purchase from the underwriters approximately $50 million of shares of our Class A common stock offered in this offering at a price per share equal to the price at which the underwriters will purchase the shares from the selling stockholder. Assuming that the underwriters purchase the shares of Class A common stock that are the subject of this offering from the selling stockholder at a price of $32.75 per share, which was the last reported sale price per share of our Class A common stock on the NYSE on September 15, 2023, we expect to repurchase 1,526,717 shares of our Class A common stock from the underwriters in the Share Repurchase. The underwriters will not receive any compensation for the shares of our Class A common stock being repurchased by us.

Shares of Class A common stock outstanding after this offering	41,178,705 shares(a)

Shares of Class A common stock owned by the selling stockholder immediately after this offering	1,071,188 shares (or 2.6% of our outstanding shares of Class A common stock) (or 0 shares (or 0% of our outstanding shares of Class A common stock) if the underwriters exercise in full their option to purchase additional shares of Class A common stock)(a)

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholder. All of the shares in this offering are being sold by the selling stockholder. The selling stockholder will pay the underwriting discounts and certain of its legal expenses, and we will bear all other costs, fees and expenses incurred in connection with the offering.

Dividend policy	We do not expect to pay any cash dividends on our common stock in the foreseeable future. All decisions regarding the payment of dividends will be made by our Board from time to time in accordance with applicable law.

(a)

In this prospectus, unless otherwise indicated, the number of shares of Class A common stock outstanding and the other information based thereon is based on 42,705,422 shares of Class A common stock outstanding as of September 15, 2023 (not inclusive of shares of Class A common stock issuable upon the exercise of outstanding options, conversion of outstanding Class B common stock or shares of Class A common stock reserved for issuance under our employee and non-employee director stock plans) and, for purposes of information regarding the number of shares of Class A common stock outstanding and the amounts and percentages of shares beneficially owned immediately after this offering, assumes the purchase of 1,526,717 shares of our Class A common stock from the selling stockholder in connection with the Share Repurchase, based on an assumed purchase price calculated using $32.75, the last reported sale price of our Class A common stock on the NYSE on September 15, 2023.

Listing	Our Class A common stock is listed on the NYSE.

Ticker symbol	“MSGE”

Risk factors	Please read the section entitled “Risk Factors” beginning on page 15 of this prospectus for a discussion of some of the factors you should carefully consider before deciding to invest in our Class A common stock.

Selected Historical and Unaudited Pro Forma Condensed Consolidated and Combined Financial Data

The historical operating and balance sheet data included in the following selected financial data table have been derived from the audited consolidated and combined financial statements as of June 30, 2023 and 2022 and for the three years ended June 30, 2023, 2022 and 2021 included elsewhere in this prospectus. The historical financial information presented below does not necessarily reflect what our results of operations and financial position would have been if we had operated as a separate publicly-traded entity during those periods. The selected historical financial data presented below should be read in conjunction with the consolidated and combined financial statements included elsewhere in this prospectus and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All amounts included in the selected historical financial data presented below are in thousands, except per share data or as otherwise noted.

Also set forth below are summary unaudited pro forma condensed consolidated and combined balance sheet data as of June 30, 2023 and summary unaudited pro forma condensed consolidated and combined statement of operations data for the year ended June 30, 2023. The unaudited pro forma condensed consolidated and combined balance sheet has been prepared giving effect to Sphere Entertainment’s draw down and repayment of the DDTL Facility, MSG National Properties’ borrowing of $50 million under the National Properties Revolving Credit Facility and the Share Repurchase as if these transactions had occurred as of June 30, 2023. Note that the MSGE Distribution is fully reflected in the audited consolidated balance sheet as of June 30, 2023. The unaudited pro forma condensed consolidated and combined statement of operations has been prepared giving effect to the MSGE Distribution, Sphere Entertainment’s draw down and repayment of the DDTL Facility, MSG National Properties’ borrowing of $50 million under the National Properties Revolving Credit Facility and the Share Repurchase as if these transactions had occurred on July 1, 2022. The unaudited pro forma condensed consolidated and combined financial information also reflects certain assumptions that we believe are reasonable given the information currently available. The unaudited pro forma condensed consolidated and combined financial information does not purport to represent what the Company’s financial position and results of operations actually would have been had the MSGE Distribution and other transactions occurred on the dates indicated, or to project the Company’s financial performance for any future period. See “Unaudited Pro Forma Condensed Consolidated and Combined Financial Information” for more information.

	Pro Forma	Historical
	Year Ended June 30,	Years Ended June 30,
	2023	2023	2022	2021
	(in thousands, except per share information)
Operating Data:
Revenues	$851,496	$851,496	$653,490	$81,812

Operating income (loss)	72,631	105,008	(5,648)	(237,288)

Net income (loss)	38,154	76,044	(136,200)	(219,308)
Less: Net loss attributable to nonredeemable noncontrolling interests	(553)	(553)	(2,864)	(694)

Net income (loss) attributable to MSG Entertainment’s stockholders	38,707	76,597	(133,336)	(218,614)

Balance Sheet Data:
Total assets	1,336,157	1,401,157	1,526,701
Total debt, net of deferred financing costs	696,434	646,434	663,674
Total MSG Entertainment stockholders’ deficit	(184,472)	(69,472)	(1,475)
Earnings (loss) per share attributable to MSG Entertainment’s stockholders:
Basic	$0.80	$1.48	$(2.58)	$(4.22)
Diluted	$0.79	$1.47	$(2.58)	$(4.22)
Weighted-average number of shares of common stock:
Basic	48,369	51,819	51,768	51,768
Diluted	48,828	52,278	51,768	51,768
Non-GAAP Financial Measures (a)
Adjusted operating income (loss)	$139,508	$175,048	$79,134	$(123,384)

(a)	See “Adjusted operating income (loss)(“AOI”)” below.

	Pro Forma	Historical
	Year Ended June 30,	Years Ended June 30,
	2023	2023	2022	2021
	(in thousands)
Other Financial Data:
Reconciliation of Operating income (loss) to Adjusted operating income (loss):
Operating income (loss)	$72,631	$105,008	$(5,648)	$(237,288)
Non-cash portion of arena license fees from MSG Sports (b)	(26,545)	(26,545)	(27,754)	(13,026)
Share-based compensation expense	26,358	29,521	37,746	40,663
Depreciation and amortization	60,463	60,463	69,534	71,576
Restructuring charges	10,241	10,241	5,171	14,691
Gains, net of dispositions	(4,361)	(4,361)	—	—
Amortization for capitalized cloud computing arrangement costs	600	600	39	—
Remeasurement of deferred compensation plan liabilities	121	121	46	—

Adjusted operating income (loss)	$139,508	$175,048	$79,134	$(123,384)

(b)

This adjustment represents the non-cash portion of operating lease revenue related to the Company’s Arena License Agreements with MSG Sports. Pursuant to GAAP (as defined below), recognition of operating lease revenue is recorded on a straight-line basis over the term of the agreement based upon the value of total future payments under the arrangement. As a result, operating lease revenue is comprised of a contractual cash component plus or minus a non-cash component for each period presented. Operating income on a GAAP basis includes lease income of (i) $41,524, $40,319 and $8,319 collected in cash for Fiscal Years 2023, 2022 and 2021, respectively, and (ii) a non-cash portion of $26,545, $27,754 and $13,026 for Fiscal Years 2023, 2022 and 2021, respectively.

Adjusted operating income (loss) (“AOI”)

The Company evaluates performance based on several factors, of which the key financial measure is operating income (loss) before the following adjustments, which is referred to as adjusted operating income (loss) (“AOI”), a financial measure not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). We define adjusted operating income (loss) as operating income (loss) excluding:

(i)	the impact of non-cash straight-line leasing revenue associated with the Arena License Agreements with MSG Sports,

(ii)	depreciation, amortization and impairments of property and equipment, goodwill and intangible assets,

(iii)	share-based compensation expense,

(iv)	restructuring charges or credits,

(v)	merger and acquisition-related costs, including litigation expenses,

(vi)	gains or losses on sales or dispositions of businesses and associated settlements,

(vii)	the impact of purchase accounting adjustments related to business acquisitions,

(viii)	gains and losses related to the remeasurement of liabilities under MSG Entertainment’s Executive Deferred Compensation Plan (the “EDCP”), and

(ix)	amortization for capitalized cloud computing arrangement costs.

The Company believes that given the length of the Arena License Agreements and resulting magnitude of the difference in leasing revenue recognized and cash revenue received, the exclusion of non-cash leasing revenue provides investors with a clearer picture of the Company’s operating performance. Management believes that this adjustment is beneficial for other incremental reasons as well. This adjustment provides senior management, investors and analysts with important information regarding a long-term related party agreement with MSG Sports. In addition, this adjustment is included under the Company’s debt covenant compliance calculations and is a component of the performance measures used to evaluate, and compensate, senior management of the Company. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the Company’s business without regard to the settlement of an obligation that is not expected to be made in cash. The Company eliminates merger and acquisition-related costs, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the EDCP, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with GAAP, gains and losses related to the remeasurement of liabilities under the EDCP are recognized in Operating (income) loss whereas gains and losses related to the remeasurement of the assets under the EDCP, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Other income (expense), net, which is not reflected in Operating income (loss).

The Company believes AOI is an appropriate measure for evaluating the operating performance of the Company on a consolidated and combined basis. AOI and similar measures with similar titles are common performance measures used by investors and analysts to analyze the Company’s performance. The Company uses revenues and AOI measures as the most important indicators of its business performance and evaluates management’s effectiveness with specific reference to these indicators.

AOI should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since AOI is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. The Company has presented the components that reconcile operating income (loss), the most directly comparable GAAP financial measure, to AOI.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. Before you invest in our Class A common stock, you should carefully consider the following risks, together with all of the other information contained in this prospectus, including our financial statements and related notes. Any of the following risks could have a material adverse effect on our business, operating results, and financial condition and could cause the trading price of our Class A common stock to decline, which would cause you to lose all or part of your investment. Additional risks or uncertainties not presently known to us or that we currently deem immaterial may also harm our business.

Risks Related to Our Business

Our business faces intense and wide-ranging competition that may have a material negative effect on our business and results of operations.

Our business competes, in certain respects and to varying degrees, with other leisure-time activities such as television, radio, motion pictures, sporting events and other live performances, the Internet, social media and social networking platforms, and online and mobile services, including sites for online content distribution, video on demand and other alternative sources of entertainment and information, in addition to competing for concerts with other event venues, for total entertainment dollars in our marketplace.

The success of our business is largely dependent on the continued success of the Christmas Spectacular, and the availability of, and our venues’ ability to attract, concerts, family shows, sporting events and other events, competition for which is intense, and the ability of performers to attract strong attendance at our venues. For example, The Garden, The Theater at Madison Square Garden, Radio City Music Hall and the Beacon Theatre all compete with other entertainment options in the New York City metropolitan area and elsewhere. The Chicago Theatre faces similar competition from other entertainment options in its market and elsewhere.

In addition, our business is highly sensitive to customer tastes and depends on our ability to attract artists and events. The success of our business depends in part upon our ability to offer live entertainment that is popular with customers. We contract with promoters and others to provide performers and events at our venues. There may be a limited number of popular artists, groups or events that can attract audiences to our venues, and our business would suffer to the extent that we are unable to continue to attract such artists, groups and events to perform at our venues.

In order to maintain the competitive positions of The Garden and our other venues, we must invest on a continuous basis in state-of-the-art technology. In addition, we must maintain a competitive pricing structure for events that may be held in our venues, many of which have alternative venue options available to them in New York and other cities. We invest in our Christmas Spectacular production to continue to attract audiences. We cannot be assured that such investments will generate revenues that are sufficient to justify our investment or even that exceed our expenses.

The success of our business depends on the continued popularity of the Christmas Spectacular production, and the entertainment and sporting events we host at our venues, the decline of which could have a material negative effect on our business and results of operations.

The financial results of our business are dependent on the Christmas Spectacular production, for which the 2022 production represented 15% of our revenues in Fiscal Year 2023. Fan and consumer tastes also change frequently and it is a challenge to anticipate what will be successful at any point in time. The popularity of the Christmas Spectacular has in the past declined, for example, as a result of the COVID-19 pandemic, and if it were to decline in the future (including, for example, due to an economic downturn or another pandemic or other public health emergency), our revenues from ticket sales and concession and merchandise sales would likely decline, possibly materially as they did during the COVID-19 pandemic, and we might not be able to replace the lost revenue with revenues from other sources.

As a result of our commercial agreements with MSG Sports, the success of our business is also impacted in part by the popularity of MSG Sports’ Knicks and Rangers franchises with their fan bases and, in varying degrees, the teams achieving on-court and on-ice success, which can generate fan enthusiasm, resulting in additional suite, sponsorship, food and beverage and merchandise sales during the teams’ regular seasons. Furthermore, success in the regular season may qualify the Knicks and Rangers for participation in post-season playoffs, which provides us with additional revenue by increasing the number of games played by the teams at The Garden, potentially helping improve attendance in subsequent seasons and increasing the popularity of our suites and sponsorships.

Our business strategy may, in the future, include the development of new productions, which could require us to make considerable investments for which there can be no guarantee of success.

As part of our business strategy, we may, in the future, explore the development of new productions for our existing venues, which may include expansions or enhancements of our existing productions or the creation of entirely new productions. Expansion or enhancement of productions and/or the development of new productions could require significant upfront expense that may never result in a viable show, as well as investment in sets, staging, creative processes, commissioning and/or licensing of intellectual property, casting and advertising, and may lead to dislocation of other alternative sources of entertainment that may have played in our venues absent these productions. To the extent that any efforts at expanding or enhancing productions or creating new productions do not result in a viable show, or to the extent that any such productions do not achieve expected levels of popularity among audiences, we may not recover the substantial expenses we previously incurred for non-capitalized investments. We have in the past written off, and may in the future write off, all or a portion of capitalized investments. In addition, any delay in launching potential productions or enhancements has in the past resulted and could in the future result in the incurrence of operating costs that are not recouped. For example, we wrote off approximately $75.4 million of deferred production costs across Fiscal Years 2016 and 2017 related to the New York Spectacular Starring the Radio City Rockettes.

We depend on licenses from third parties for the performance of musical works at our venues, the loss of which or renewal of which on less favorable terms may have a negative effect on our business and results of operations.

We are required to obtain public performance licenses from music performing rights organizations, commonly known as “PROs,” in connection with the performance of musical works at concerts and certain other live events held at our venues. In exchange for public performance licenses, PROs are paid a per-event royalty, traditionally calculated either as a percentage of ticket revenue or a per-ticket amount. The PRO royalty obligation of any individual event is generally paid by, or charged to, the promoter of the event.

If we are unable to obtain these licenses, or are unable to obtain them on terms consistent with past practice, it may have a negative effect on our business and results of operations. An increase in the royalty rate and/or the revenue base on which the royalty rate is applied could substantially increase the cost of presenting concerts and certain other live events at our venues. If we are no longer able to pass all or a portion of these royalties on to promoters (or other venue licensees), it may have a negative effect on our business and results of operations.

Our properties are subject to, and benefit from, certain easements, the availability of which may not continue on terms favorable to us or at all.

Our properties are subject to, and benefit from, certain easements. For example, the “breezeway” into the Madison Square Garden Complex from Seventh Avenue in New York City is a significant easement that we share with other property owners. Our ability to continue to utilize these and other easements, including for advertising and promotional purposes, requires us to comply with a number of conditions. Certain adjoining property owners have easements over our property, which we are required to maintain so long as those property owners meet certain conditions. It is possible that we will be unable to continue to access or maintain any easements on terms favorable to us, or at all, which could have a material negative effect on our business and results of operations.

A change to or withdrawal of a New York City real estate tax exemption for the Madison Square Garden Complex may have a material negative effect on our business and results of operations.

Many arenas, ballparks and stadiums nationally and in New York City have received significant public support, such as tax exempt financing, other tax benefits, direct subsidies and other contributions, including for public infrastructure critical to the facilities such as parking lots and transit improvements. Our Madison Square Garden Complex benefits from a more limited real estate tax exemption pursuant to an agreement with the City of New York, subject to certain conditions, and legislation enacted by the State of New York in 1982. For Fiscal Year 2023, the tax exemption was $42.4 million. From time to time, there have been calls to repeal or amend the tax exemption. For example, in January 2023, a number of elected representatives from New York issued a public letter and, in July 2023, the New York City Independent Budget Office issued a report, in each case noting the tax exemption status should be reexamined. Any repeal of the tax exemption status would require action by the New York State legislature.

We are party to Arena License Agreements with subsidiaries of MSG Sports that require two of MSG Sports’ professional sports teams — the Knicks and Rangers — to play all of their home games at The Garden. Under the Arena License Agreements, which each have a term of 35 years running through 2055 (unless extended), the Knicks and the Rangers pay an annual license fee in connection with their respective use of The Garden. In addition, the Arena License Agreements provide us with additional revenue opportunities. Under the Arena License Agreements, the teams are responsible for 100% of any real property or similar taxes applicable to The Garden.

If the tax exemption is repealed or the teams are otherwise subject to the property tax due to no fault of the teams, the revenue that we generate from team events will be reduced on a percentage basis as set forth in the Arena License Agreements. The value of any such revenue reduction could be significant but is expected to be substantially less than the property tax paid by the teams. There can be no assurance that the tax exemption will not be amended in a manner that imposes property tax or repealed in its entirety, either of which could have a material negative effect on our business and results of operations.

Our operations and operating results were materially impacted by the COVID-19 pandemic and actions taken in response by governmental authorities and certain professional sports leagues, and a resurgence of the pandemic or another pandemic or other public health emergency could adversely affect our business and results of operations.

The Company’s operations and operating results were materially impacted by the COVID-19 pandemic (including COVID-19 variants) and actions taken in response by governmental authorities and certain professional sports leagues during Fiscal Years 2020, 2021 and 2022. As a result of government-mandated assembly limitations and closures, all of our venues were closed beginning in March 2020 and substantially all of our business operations were suspended for the majority of Fiscal Year 2021. Use of The Garden resumed for Knicks and Rangers home games without fans in December 2020 and January 2021, respectively, and was available at 10% seating capacity from February through May 2021, subject to certain safety protocols and social distancing measures, and our New York and Chicago venues were not permitted to host events at full capacity until May 2021 and June 2021, respectively. The impact of the COVID-19 pandemic on our operations included (i) reduced payments under the Arena License Agreements while attendance at Knicks and Rangers home games was limited, (ii) the cancellation of the 2020 production of the Christmas Spectacular and the partial cancellation of the 2021 Christmas Spectacular production, (iii) fewer ticketed events at our venues once capacity restrictions were eliminated due to the lead time required to book touring acts and artists and (iv) the implementation of cost savings initiatives in order to streamline operations and preserve liquidity, including furloughing our venue employees while activities were limited, reducing our full-time workforce and additional comprehensive cost reduction measures. During Fiscal Years 2020 and 2021, over 70% and over 90% of the respective overall declines in our revenues were the result of the COVID-19 pandemic, in each case compared to the prior year period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Results of Operations.”

It is unclear to what extent COVID-19, including variants thereof, or another pandemic or public health emergency, could result in renewed government or league-mandated capacity restrictions or vaccination/mask requirements or impact the use of and/or demand for our venues, demand for our sponsorship and signage assets, deter our employees and vendors from working at our venues (which may lead to difficulties in staffing) or otherwise materially impact our operations. Governmental regulations enacted in response to the COVID-19 pandemic or another pandemic or public health emergency may impact the revenue we derive and/or the expenses we incur from events that we choose to host such that events that were historically profitable would instead result in losses, and could also materially impact the payments we receive under the Arena License Agreements to the extent the Knicks and/or the Rangers are required to play games without an audience during future seasons or to suspend, cancel or otherwise reduce the number of games scheduled in the regular reason or playoffs. See “— Economic and Operational Risks — We are subject to extensive governmental regulation and our failure to comply with these regulations may have a material negative effect on our business and results of operations.”

Our business is particularly sensitive to reductions in travel and discretionary consumer spending. A pandemic such as COVID-19, or the fear of a new pandemic or public health emergency, has in the past and could in the future impede economic activity in impacted regions and globally over the long term leading to a decline in discretionary spending on sports and entertainment events and other leisure activities, including declines in domestic and international tourism, which could result in long-term effects on our business. To the extent a pandemic or other public health emergency adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those relating to our liquidity, indebtedness and our ability to comply with the covenants contained in the agreements that govern our indebtedness.

Economic and Operational Risks

Our business has been adversely impacted and may, in the future, be materially adversely impacted by an economic downturn, recession, financial instability, inflation or changes in consumer tastes and preferences.

Our business depends upon the ability and willingness of consumers and businesses to purchase tickets at our venues, license suites and club memberships at The Garden, spend on food and beverages and merchandise, and drive continued sponsorship and signage revenues, and these revenues are sensitive to general economic conditions, recession, fears of recession and consumer behavior. For example, following the 2008 financial crisis, we experienced a lower level of event bookings and reduced renewals of certain of our suite licenses, which adversely affected the Company’s results of operations. Further, the industry is often affected by changes in consumer tastes, national, regional and local economic conditions, discretionary spending priorities (including spending on leisure travel), demographic trends, traffic patterns and the type, number and location of competing businesses.

Consumer and corporate spending has in the past declined and may in the future decline at any time for reasons beyond our control. The risks associated with our businesses generally become more acute in periods of a slowing economy or recession, which may be accompanied by reductions in corporate sponsorship and signage and decreases in attendance at live events, among other things, which we have experienced in the past and may experience in the future. In addition, inflation, which has significantly risen, has increased and may continue to increase operational costs, including labor costs, and continued increases in interest rates in response to concerns about inflation may have the effect of further increasing economic uncertainty and heightening these risks. As a result, instability and weakness of the U.S. and global economies, disruptions to financial markets, inflation, recession, high unemployment, geopolitical events, including any prolonged effects caused by the COVID-19 pandemic or other similar outbreak or public health emergency, and the resulting negative effects on consumers’ and businesses’ discretionary spending, have in the past materially negatively affected, and may in the future materially negatively affect our business and results of operations. A prolonged period of reduced consumer or corporate spending, including with respect to sponsorship, such as during the COVID-19 pandemic, could have an adverse effect on our business and our results of operations. See “— Risks Related to Our Business — Our operations and operating results were materially impacted by the COVID-19 pandemic and actions taken in response by governmental authorities and certain professional sports leagues, and a resurgence of the pandemic or another pandemic or other public health emergency could adversely affect our business and results of operations.”

We do not own all of our venues and our failure in the future to renew our leases on economically attractive terms may have a material negative effect on our business and results of operations.

We lease the Beacon Theatre and Radio City Music Hall under long-term leases that expire in 2036 and 2038, respectively. Under each of these leases, we have an option to renew for an additional ten years by providing notice prior to the expiration. If we are unable to renew our lease agreements on economically attractive terms, our business could be materially negatively affected. MSG Entertainment Holdings, the entity that guarantees the lease for Radio City Music Hall, is required to maintain a certain net worth that, if not maintained, would require the entity to post a letter of credit or provide cash collateral. If MSG Entertainment Holdings were to breach or become unable to satisfy this obligation, we could suffer operational difficulties and/or significant losses.

The geographic concentration of our business could subject us to greater risk than our competitors and have a material negative effect on our business and results of operations.

The Company primarily operates in New York City and, as a result, is subject to greater degrees of risk than competitors with more operating properties or that operate in more markets. The Garden, The Theater at Madison Square Garden, Radio City Music Hall and the Beacon Theatre are all located in New York City. Therefore, the Company is particularly vulnerable to adverse events (including acts of terrorism, natural disasters, epidemics, pandemics, weather conditions, labor market disruptions and government actions) and economic conditions in New York City and surrounding areas. For example, our operations and operating results were materially impacted by the COVID-19 pandemic. See “— Risks Related to Our Business — Our operations and operating results were materially impacted by the COVID-19 pandemic and actions taken in response by governmental authorities and certain professional sports leagues, and a resurgence of the pandemic or another pandemic or other public health emergency could adversely affect our business and results of operations.”

Our business could be adversely affected by terrorist activity or the threat of terrorist activity, weather and other conditions that discourage congregation at prominent places of public assembly.

The success of our business is dependent upon the willingness and ability of patrons to attend events at our venues. The venues we operate, like all prominent places of public assembly, could be the target of terrorist activities, including acts of domestic terrorism, or other actions that discourage attendance. Any such activity or threatened activity at or near one of our venues or other similar venues, including those located elsewhere, could result in reduced attendance at our venues and a material negative effect on our business and results of operations. If one or more of our venues were unable to operate for an extended period of time, our business and operations may be materially adversely affected. Similarly, a major epidemic or pandemic, such as the COVID-19 pandemic, or the threat or perceived threat of such an event, has in the past adversely affected and could in the future adversely affect attendance at our events and venues by discouraging public assembly at our events and venues. Moreover, the costs of protecting against such incidents, including the costs of implementing additional protective measures for the health and safety of our guests, could reduce the profitability of our operations. See “— Risks Related to Our Business — Our operations and operating results were materially impacted by the COVID-19 pandemic and actions taken in response by governmental authorities and certain professional sports leagues, and a resurgence of the pandemic or another pandemic or other public health emergency could adversely affect our business and results of operations.”

Weather or other conditions, including natural disasters, in locations where we own or operate venues may affect patron attendance as well as sales of food and beverages and merchandise, among other things. Weather conditions may also require us to cancel or postpone events. Any of these events may have a material negative effect on our business and results of operations, and any such events may harm our ability to obtain or renew insurance coverage on favorable terms or at all.

We may pursue acquisitions and other strategic transactions and/or investments to complement or expand our business that may not be successful.

From time to time, we may explore opportunities to purchase or invest in other businesses, venues or assets that we believe will complement, enhance or expand our current business or that might otherwise offer us growth opportunities, including opportunities that may differ from the Company’s current business. Any transactions that we are able to identify and complete may involve risks, including the commitment of significant capital, the incurrence of indebtedness, the payment of advances, the diversion of management’s attention and resources from our existing business to develop and integrate the acquired or combined business, the inability to successfully integrate such business or assets into our operations, litigation or other claims in connection with acquisitions or against companies we invest in or acquire, our lack of control over certain companies, including joint ventures and other minority investments, the risk of not achieving the intended results and the exposure to losses if the underlying transactions or ventures are not successful. At times, we have had significant investments in businesses that we account for under the equity method of accounting, and we may again in the future. Certain of these investments have generated operating losses in the past and certain have required additional investments from us in the form of equity or loans. There can be no assurance that these investments will become profitable individually or in the aggregate or that they will not require material additional funding from us in the future.

We may not control the day-to-day operations of these investments. We have in the past written down and, to the extent that these investments are not successful in the future, we may write down all or a portion of such investments. Additionally, these businesses may be subject to laws, rules and other circumstances, and have risks in their operations, which may be similar to, or different from, those to which we are subject. Any of the foregoing risks could result in a material negative effect on our business and results of operations or adversely impact the value of our investments.

We are subject to extensive governmental regulation and our failure to comply with these regulations may have a material negative effect on our business and results of operations.

Our business is subject to the general powers of federal, state and local governments, as well as foreign governmental authorities. We are also subject to the rules, regulations and decisions of the NBA and NHL to the extent such rules, regulations and decisions impact Knicks and Rangers home games.

•

Public Health and Safety. As a result of government mandated assembly limitations and closures implemented in response to the COVID-19 pandemic, our venues were unable to host events for the substantial majority of Fiscal Year 2021. There can be no assurance that some or all of these restrictions will not be imposed again in the future due to increased infection rates of COVID-19 (including variants) or another pandemic. We are unable to predict what the long-term effects of these events, including renewed government regulations or requirements, will be. For example, future governmental regulations adopted in response to the COVID-19 or another pandemic or public health emergency may impact the revenue we derive and/or the expenses we incur from the events that we choose to host, such that events that were historically profitable would instead result in losses. See “— Risks Related to Our Business — Our operations and operating results were materially impacted by the COVID-19 pandemic and actions taken in response by governmental authorities and certain professional sports leagues, and a resurgence of the pandemic or another pandemic or other public health emergency could adversely affect our business and results of operations.”

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Hospitality-related Permits/Licenses. We hold liquor licenses at each of our venues and are subject to licensing requirements with respect to the sale of alcoholic beverages in the jurisdictions in which we serve those beverages. Failure to receive or retain, or the suspension of, liquor licenses or permits could interrupt or terminate our ability to serve alcoholic beverages at the applicable venue and could have a material negative effect on our business and our results of operations. Additional regulation relating to liquor licenses may limit our activities in the future or significantly increase the cost of compliance, or both. In the jurisdictions in which our venues are located, we are subject to statutes that generally provide that serving alcohol to a visibly intoxicated or minor patron is a violation of the law and may provide for strict liability for certain damages arising out of such violations. Our liability insurance coverage may not be adequate or available to cover any or all such potential liability.

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Environmental Laws. We and our venues are subject to environmental laws and regulations relating to the use, disposal, storage, emission and release of hazardous and non-hazardous substances, as well as zoning and noise level restrictions which may affect, among other things, the operations of our venues. Compliance with these regulations and the associated costs may be heightened as a result of the purchase, construction or renovation of a venue. Additionally, certain laws and regulations could hold us strictly, jointly and severally responsible for the remediation of hazardous substance contamination at our facilities or at third-party waste disposal sites, as well as for any personal injury or property damage related to any contamination. Our liability insurance coverage may not be adequate or available to cover any or all such potential liability.

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Zoning and Building Regulations. Our venues are subject to zoning and building regulations including permits relating to the operation of The Garden. The Garden requires a zoning special permit, which was originally granted by the New York City Planning Commission in 1963 and renewed in July 2013 for 10 years (while our current application for renewal of the zoning special permit remains pending, we have been advised that we can continue to use and operate The Garden as normal until the renewal review process concludes). On August 28, 2023, the New York City Council Land Use Committee and Subcommittee on Zoning and Franchises recommended a five year term for a new zoning special permit for The Garden that will expire in September 2028, which was approved by the entire New York City Council on September 14, 2023. Relevant rail agencies are considering proposals to redevelop Penn Station, which proposed redevelopment would impact The Garden, which sits atop Penn Station (and could impact the Theater at Madison Square Garden, which is part of The Garden complex, depending on the outcome of negotiations between relevant stakeholders, including us). Certain government officials and special interest groups may use a future renewal process for the zoning special permit to pressure us to make financial contributions to the redevelopment of Penn Station, relocate or transfer all or portions of The Madison Square Garden Complex. For example, in June 2023 the New York Metropolitan Transportation Authority, New Jersey Transit and Amtrak, which operate commuter rail services from Penn Station, issued a compatibility report asserting that The Garden imposes severe constraints on Penn Station that restrict efforts to make its desired improvements. The report also called for the Company to make significant cash contributions and property transfers to facilitate the Penn Station redevelopment. There can be no assurance regarding the future renewal of the special permit or the terms thereof (including requirements for us to make significant capital expenditures as a condition to renewal of the permit), and the failure to obtain such renewal or to do so on favorable terms would have a material negative effect on our business.

•	Data Privacy. We are subject to various data privacy and protection laws, regulations, policies and contractual obligations that apply to the collection, transmission, storage, processing and use of personal information or personal data, which, among other things, impose certain requirements relating to the privacy and security of personal information. The variety of laws and regulations governing data privacy and protection, and the use of the internet as a commercial medium, are rapidly evolving, extensive and complex, and may include provisions and obligations that are inconsistent with one another or uncertain in their scope or application. The data protection landscape is rapidly evolving in the United States. As our operations and business grow, we may become subject to or affected by new or additional data protection laws and regulations and face increased scrutiny or attention from regulatory authorities. For example, California has passed a comprehensive data privacy law, the California Consumer Privacy Act of 2018 (the “CCPA”), and a number of other states, including Virginia, Colorado, Utah and Connecticut have also passed similar laws, and additional states may do so in the near future. Additionally, the California Privacy Rights Act (the “CPRA”) imposes additional data protection obligations on covered businesses, including additional consumer rights procedures and obligations, limitations on data uses, new audit requirements for higher-risk data, and constraints on certain uses of sensitive data. The majority of the CPRA provisions went into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. Further, there are several legislative proposals in the United States, at both the federal and state level, that could impose new privacy and security obligations. We cannot yet determine the impact that these future laws and regulations may have on our business.

In addition, governmental authorities and private litigants continue to bring actions against companies for online collection, use, dissemination and security practices that are unfair or deceptive.

Our business is, and may in the future be, subject to a variety of other laws and regulations, including licensing, permitting, and historic designation and similar requirements; working conditions, labor, immigration and employment laws; health, safety and sanitation requirements; and compliance with the Americans with Disabilities Act (and related state and local statutes).

Any changes to the legal and regulatory framework applicable to our business, especially in the rapidly evolving area of data privacy or to a lesser extent public health and safety, could have an adverse impact on our business and our failure to comply with applicable governmental laws and regulations, or to maintain necessary permits or licenses, could result in liability or government actions that could have a material negative effect on our business and results of operations.

Our business is subject to seasonal fluctuations, and our operating results and cash flow have in the past varied, and could in the future, vary substantially from period to period.

Our revenues and expenses have been seasonal and we expect they will continue to be seasonal. For example, 15% of our revenues in Fiscal Year 2023 were derived from the Christmas Spectacular. Our revenues are highest in the second quarter of our fiscal year when these performances primarily occur. As a result, our business earns a disproportionate amount of its revenue and operating income in the second quarter of each fiscal year. Therefore, our operating results and cash flow reflect significant variation from period to period and will continue to do so in the future. Consequently, period-to-period comparisons of our operating results may not necessarily be meaningful and the operating results of one period are not indicative of our financial performance during a full fiscal year. This variability may adversely affect our business, results of operations and financial condition.

The unavailability of systems upon which we rely may have a material negative effect on our business and results of operations.

We rely upon various internal and third-party software or systems in the operation of our business, including, with respect to ticket sales, credit card processing, email marketing, point of sale transactions, database, inventory, human resource management and financial systems. From time to time, certain of these arrangements may not be covered by long-term agreements. The failure or unavailability of these internal or third-party services or systems, depending upon its severity and duration, could have a material negative effect on our business and results of operations.

Labor matters may have a material negative effect on our business and results of operations.

As a result of labor market disruptions due to lingering effects of the COVID-19 pandemic and otherwise, we have in the past faced difficulty in maintaining staffing at our venues and retaining talent in our corporate departments. As a result, we have had to scale back hours and days of operations in certain markets and venues. If we are unable to attract and retain qualified people or to do so on reasonable terms, our venues could be short staffed or become more expensive to operate and affect our ability to meet our customers’ demand, any of which could materially adversely affect our business and results of operations.

Our business is dependent upon the efforts of unionized workers. As of June 30, 2023, approximately 70% of the Company’s workforce was subject to CBAs. Approximately 26% of such union employees are subject to CBAs that expired as of June 30, 2023 and approximately 20% are subject to CBAs that will expire by June 30, 2024 if they are not extended prior thereto. Any labor disputes, such as strikes or lockouts, with the unions with which we have CBAs could have a material negative effect on our business and results of operations (including our ability to produce or present concerts, programming, theatrical productions, sporting events and other events).

Additionally, NBA and NHL players are covered by CBAs. Both leagues have experienced labor difficulties in the past and may have labor issues in the future, such as player strikes or management lockouts. If any Knicks or Rangers games are cancelled because of any such labor difficulties, the loss of revenue, including from customers who would have attended home games at The Garden would have a negative impact on our business and results of operations.

There is a risk of injuries and accidents in connection with our venues, which could subject us to personal injury or other claims; we are subject to the risk of adverse outcomes or negative publicity in other types of litigation.

There are inherent risks associated with producing and hosting events and operating, maintaining, renovating or constructing our venues. As a result, personal injuries, accidents and other incidents have occurred and may occur from time to time, which have in the past and could in the future subject us to claims and liabilities.

These risks may not be covered by insurance or could involve exposures that exceed the limits of any applicable insurance policy. Incidents in connection with events at any of our venues could also reduce attendance at our events and may have a negative impact on our revenue and results of operations. We seek to obtain contractual indemnities for events at our venues that we do not promote, and under the Arena License Agreements, MSG Sports and the Company have reciprocal indemnity obligations to each other in connection with the home games of the Knicks and Rangers held at The Garden. While we also maintain insurance policies that provide coverage for incidents in the ordinary course of business, there can be no assurance that such indemnities or insurance will be adequate at all times and in all circumstances.

From time to time, the Company, its subsidiaries and/or our affiliates are involved in various legal proceedings, including proceedings or lawsuits brought by governmental agencies, stockholders, customers, employees, private parties and other stakeholders. The outcome of litigation is inherently unpredictable and, regardless of the merits of the claims, litigation may be expensive, time-consuming, disruptive to our operations and distracting to management. In addition, publicity from these matters could negatively impact our business or reputation, regardless of the accuracy of such publicity. As a result, we may incur liability from litigation (including in connection with settling such litigation) which could be material and for which we may not have available or adequate insurance coverage, or be subject to other forms of non-monetary relief which may adversely affect the Company. By its nature, the outcome of litigation is difficult to assess and quantify, and its continuing defense is costly. The liabilities and any defense costs we incur in connection with any such litigation could have an adverse effect on our business and results of operations.

Risks Related to Indebtedness and Financial Condition

We have substantial indebtedness and are highly leveraged, which could adversely affect our business.

The Company is highly leveraged with a significant amount of debt and may continue to incur additional debt in the future. As of June 30, 2023, our total indebtedness was $643 million, $16 million of which matures before the end of fiscal year 2024.

On June 30, 2022, MSG National Properties and certain other subsidiaries entered into the National Properties Credit Agreement, providing for a five-year $650 million senior secured term loan facility (the “National Properties Term Loan Facility”) and the National Properties Revolving Credit Facility, a five-year $100 million revolving credit facility (together with the National Properties Term Loan Facility, the “National Properties Facilities”), which are guaranteed by MSG Entertainment Holdings, to fund working capital needs, for general corporate purposes of MSG National Properties and its subsidiaries, and to make distributions to MSG Entertainment Holdings. As of June 30, 2023, outstanding letters of credit were $8.4 million and the remaining balance available under the National Properties Revolving Credit Facility was $74.5 million. The National Properties Facilities will mature on June 30, 2027. The principal obligations under the National Properties Term Loan Facility are to be repaid in quarterly installments beginning with the fiscal quarter ended March 31, 2023, in an aggregate amount equal to 2.50% per annum (0.625% per quarter), stepping up to 5.0% per annum (1.25% per quarter) in the fiscal quarter ending September 30, 2025, with the balance due at the maturity of the facility. The principal obligations under the National Properties Revolving Credit Facility are due at the maturity of the facility. The National Properties Credit Agreement also includes financial covenants requiring MSG National Properties and its restricted subsidiaries to maintain a specified minimum liquidity level, a specified minimum debt service coverage ratio and specified maximum total leverage ratio. On September 15, 2023, MSG National Properties entered into the National Properties Amendment, pursuant to which, among other things, the commitments under the National Properties Revolving Credit Facility were increased by an aggregate amount of $50 million to $150 million. See “Summary — Recent Developments.”

As a result of this indebtedness, we are required to make interest and principal payments on our borrowings that are significant in relation to our revenues and cash flows. These payments reduce our earnings and cash available for other potential business purposes. Furthermore, our interest expense could increase if interest rates increase (including in connection with rising inflation) because our indebtedness bears interest at floating rates or to the extent we have to refinance existing debt with higher cost debt.

In addition, the ability of MSG National Properties to draw on its revolving credit facility will depend on its ability to meet certain financial covenants and other conditions. This leverage also exposes us to significant risk by limiting our flexibility in planning for, or reacting to, changes in our business (whether through competitive pressure or otherwise), the entertainment and hospitality industries and the economy at large. Although our cash flows could decrease in these scenarios, our required payments in respect of indebtedness would not decrease.

In addition, our ability to make payments on, or repay or refinance, such debt, and to fund our operating and capital expenditures, depends largely upon our future operating performance and our ability to access the credit markets. Our future operating performance, to a certain extent, is subject to general economic conditions, recession, fears of recession, and financial, competitive, regulatory and other factors that are beyond our control. If we are unable to generate sufficient cash flow to service our debt and meet our other commitments, we may need to refinance all or a portion of our debt, or raise additional debt or equity capital. We cannot provide assurance that we could do so on commercially reasonable terms or at all, or that these actions would be sufficient to meet our capital requirements.

Even if our future operating performance is strong, limitations on our ability to access the capital or credit markets, including as a result of general economic conditions, unfavorable terms or general reductions in liquidity may adversely and materially impact our business, financial condition and results of operations.

The failure to satisfy the covenants, including any inability to attain a covenant waiver, and other requirements under the credit agreement could trigger a default thereunder, acceleration of outstanding debt thereunder and a demand for payment under the guarantee provided by MSG Entertainment Holdings, which would negatively impact our liquidity and could have a negative effect on our business.

Our variable rate indebtedness subjects us to interest rate risk, which has caused, and may continue to cause, our debt service obligations to increase significantly.

Borrowings under our facilities are at variable rates of interest and expose us to interest rate risk. The interest rate on the National Properties Facilities was 7.70% as of June 30, 2023. Interest rates have increased significantly (including in connection with rising inflation), and, as a result, our debt service obligations on our variable rate indebtedness have increased significantly even though the amount borrowed remains the same, and our net income and cash flows, including cash available for servicing our indebtedness, have correspondingly decreased. Further increases in interest rates will cause additional increases in our debt service obligations.

We have incurred substantial operating losses, adjusted operating losses and negative cash flow and there is no assurance we will have operating income, positive adjusted operating income or positive cash flow in the future.

We incurred operating income (loss) of $105.0 million and $(5.6) million for Fiscal Year 2023 and Fiscal Year 2022, respectively. In addition, we have in prior periods incurred operating losses and negative cash flow and there is no assurance that we will have operating income, adjusted operating income, or positive cash flow in the future. Significant operating losses may limit our ability to raise necessary financing, or to do so on favorable terms, as such losses could be taken into account by potential investors, lenders and the organizations that issue investment ratings on indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Results of Operations.”

Sphere Entertainment’s management identified a material weakness during Fiscal Year 2022, which has now been remediated. If we identify other material weaknesses or adverse findings in the future, our ability to report our financial condition or results of operations accurately or timely may be adversely affected, which may result in a loss of investor confidence in our financial reports, significant expenses to remediate any internal control deficiencies, and ultimately have an adverse effect on the market price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), our management will be required to report on, and our independent registered public accounting firm will be required to attest to, the effectiveness of our internal control over financial reporting. Currently, we are an emerging growth company, and are exempt from complying with the auditor attestation requirements of Section 404, but we will be subject to the requirements in the future. The rules governing the standards that must be met for management to assess internal control over financial reporting are complex and require significant documentation, testing and possible remediation. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, we will not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. If we fail to achieve and maintain an effective internal control environment, we could suffer misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could result in significant expenses to remediate any internal control deficiencies and lead to a decline in our stock price.

Once we are subject to these requirements, our management may be unable to conclude in future periods that our disclosure controls and procedures are effective due to the effects of various factors, which may, in part, include unremediated material weaknesses in internal controls over financial reporting. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in those reports is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. In addition, we may not be able to identify and remediate other control deficiencies, including material weaknesses, in the future.

Subsequent to the filing of the Fiscal Year 2021 Form 10-K, Sphere Entertainment management evaluated an immaterial accounting error related to interest costs that should have been capitalized for the Sphere in Las Vegas in Fiscal Years 2021, 2020 and 2019 and in the fiscal quarter ended September 30, 2021, as prescribed by Accounting Standards Codification Topic 835-20 — Capitalization of Interest. As a result of the accounting error, Sphere Entertainment re-evaluated the effectiveness of its internal control over financial reporting and identified a material weakness as of June 30, 2021, September 30, 2021, December 31, 2021 and March 31, 2022. Sphere Entertainment undertook certain remediation efforts by implementing additional controls which were operating effectively as of June 30, 2022, and as a result, Sphere Entertainment’s management has concluded that the material weakness has been remediated and its internal control over financial reporting was effective as of June 30, 2022. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. In the MSGE Distribution, the internal control structure of Sphere Entertainment was transferred to our company, and we now provide those services under the Transition Services Agreement with Sphere Entertainment.

Risks Related to Cybersecurity and Intellectual Property

The success of our business and other operations depends, in part, on the integrity of our systems and infrastructure, as well as affiliate and third-party computer systems, computer networks and other communication systems. System interruption and the lack of integration and redundancy in these systems and infrastructure may have an adverse impact on our business, financial condition and results of operations.

System interruption and the lack of integration and redundancy in the information systems and infrastructure, both of our own websites and other computer systems and of affiliate and third-party software, computer networks and other communications systems service providers on which we rely with respect to ticket sales, credit card processing, email marketing, point of sale transactions, database, inventory, human resource management and financial systems, may adversely affect our ability to operate websites or apps, process and fulfill transactions, respond to customer inquiries and generally maintain cost-efficient operations. Such interruptions could occur by virtue of natural disaster, malicious actions, such as hacking or acts of terrorism or war, or human error. With respect to third-party software or systems, certain of these arrangements are not covered by long-term agreements. In addition, the loss of some or all of certain key personnel could require us to expend additional resources to continue to maintain our software and systems and could subject us to systems interruptions.

While we have backup systems and offsite data centers for certain aspects of our operations, disaster recovery planning by its nature cannot be for all eventualities. In addition, we may not have adequate insurance coverage to compensate for any or all losses from a major interruption. If any of these adverse events were to occur, it could adversely affect our business, financial condition and results of operations.

We face continually evolving cybersecurity and similar risks, which could result in loss, disclosure, theft, destruction or misappropriation of, or access to, our confidential information and cause disruption of our business, damage to our brands and reputation, legal exposure and financial losses.

Through our operations, we collect and store, including by electronic means, certain personal, proprietary and other sensitive information, including payment card information, that is provided to us through purchases, registration on our websites, mobile applications, or otherwise in communication or interaction with us. These activities require the use of online services and centralized data storage, including through third-party service providers. Data maintained in electronic form is subject to the risk of security incidents, including breach, compromise, intrusion, tampering, theft, destruction, misappropriation or other malicious activity. Our ability to safeguard such personal and other sensitive information, including information regarding the Company and our customers, sponsors, partners and employees, independent contractors and vendors, is important to our business. We take these matters seriously and take significant steps to protect our stored information, including the implementation of systems and processes to thwart malicious activity. These protections are costly and require ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. See “— Economic and Operational Risks — We are subject to extensive governmental regulation and our failure to comply with these regulations may have a material negative effect on our business and results of operations.”

Despite our efforts, the risks of a security incident cannot be entirely eliminated and our information technology and other systems that maintain and transmit consumer, sponsor, partner, Company, employee and other confidential and proprietary information may be compromised due to employee error or other circumstances such as malware or ransomware, viruses, hacking and phishing attacks, denial-of-service attacks, business email compromises, or otherwise. A compromise of our or our vendors’ systems could affect the security of information on our network or that of a third-party service provider. Additionally, outside parties may attempt to fraudulently induce employees, vendors or users to disclose sensitive, proprietary or confidential information in order to gain access to data and systems. As a result, our or our customers’ or affiliates’ sensitive, proprietary and/or confidential information may be lost, disclosed, accessed or taken without consent. For example, in November 2016, a payment card issue that affected cards used at merchandise and food and beverage locations at several of our New York venues and The Chicago Theatre was identified and addressed with the assistance of security firms. The issue was promptly fixed and enhanced security measures were implemented.

We also continue to review and enhance our security measures in light of the constantly evolving techniques used to gain unauthorized access to networks, data, software and systems. We may be required to incur significant expenses in order to address any actual or potential security incidents that arise and we may not have insurance coverage for any or all of such expenses. If we experience an actual or perceived security incident, our ability to conduct business may be interrupted or impaired, we may incur damage to our systems, we may lose profitable opportunities or the value of those opportunities may be diminished and we may lose revenue as a result of unlicensed use of our intellectual property. Unauthorized access to or security breaches of our systems could result in the loss of data, loss of business, severe reputational damage adversely affecting customer or investor confidence, diversion of management’s attention, regulatory investigations and orders, litigation, indemnity obligations, damages for contract breach, penalties for violation of applicable laws or regulations and significant costs for remediation that may include liability for stolen or lost assets or information and repair of system damage that may have been caused, incentives offered to customers or other business partners in an effort to maintain business relationships after a breach and other liabilities. In addition, in the event of a security incident, changes in legislation may increase the risk of potential litigation. For example, the CCPA, which provides a private right of action (in addition to statutory damages) for California residents whose sensitive personal information is breached as a result of a business’ violation of its duty to reasonably secure such information, took effect on January 1, 2020 and was expanded by the CPRA, which took effect in January 2023. A number of other states have passed similar laws and additional states may do so in the near future. Our insurance coverage may not be adequate to cover the costs of a data breach, indemnification obligations or other liabilities.

In addition, in some instances, we may have obligations to notify relevant stakeholders of security breaches. Such mandatory disclosures are costly, could lead to negative publicity, may cause our customers to lose confidence in the effectiveness of our security measures and may require us to expend significant capital and other resources to respond to or alleviate problems caused by an actual or perceived security breach.

We may become subject to infringement or other claims relating to our content or technology.

From time to time, third parties assert against us alleged intellectual property infringement claims (e.g., copyright, trademark and patent) or other claims relating to our productions, venues and brands, technologies, digital content or other content or material, some of which may be important to our business. In addition, our productions could potentially subject us to claims of defamation, violation of rights of privacy or publicity or similar types of allegations. Any such claims, regardless of their merit or outcome, could cause us to incur significant costs that could harm our results of operations. We may not be indemnified against, or have insurance coverage for, claims or costs of these types. In addition, if we are unable to continue the use of certain intellectual property rights, our business and results of operations could be materially negatively impacted.

Theft of our intellectual property may have a material negative effect on our business and results of operations.

The success of our business depends in part on our ability to maintain and monetize our intellectual property rights, including our brand logos, our technologies, digital content and other content that is material to our business. Theft of our intellectual property, including content, could have a material negative effect on our business and results of operations because it may reduce the revenue that we are able to receive from the legitimate exploitation of such intellectual property, undermine lawful distribution channels and limit our ability to control the marketing of our content and inhibit our ability to recoup or profit from the costs incurred to create such content. Litigation may be necessary to enforce our intellectual property rights or protect our trade secrets. Any litigation of this nature, regardless of the outcome, could cause us to incur significant costs as well as subject us to the other inherent risks of litigation discussed above under “— Economic and Operational Risks — There is a risk of injuries and accidents in connection with our venues, which could subject us to personal injury or other claims; we are subject to the risk of adverse outcomes or negative publicity in other types of litigation.”

Corporate Governance Risks

We are materially dependent on affiliated entities’ performances under various agreements.

We have entered into various agreements with Sphere Entertainment and MSG Sports that govern our ongoing commercial relationship, including the Arena License Agreements, sponsorship agency agreements in connection with the sale of sponsorships for the Knicks and Rangers, as well as MSG Sports’ other teams, and a trademark license agreement regarding the use of the “MSG” name.

The Company provides Sphere Entertainment and MSG Sports with certain business services pursuant to services agreements, such as information technology, accounts payable, payroll, tax, certain legal functions, human resources, insurance and risk management, government affairs, investor relations, corporate communications, benefit plan administration and reporting, and internal audit functions, as well as certain marketing functions. These services include the collection and storage of certain personal information regarding employees and/or customers as well as information regarding the Company, Sphere Entertainment, MSG Sports and our sponsors and partners. See also “— Risks Related to Cybersecurity and Intellectual Property — We face continually evolving cybersecurity and similar risks, which could result in loss, disclosure, theft, destruction or misappropriation of, or access to, our confidential information and cause disruption of our business, damage to our brands and reputation, legal exposure and financial losses.”

The services agreements and certain of the commercial arrangements are subject to potential termination in the event Sphere Entertainment or MSG Sports and the Company are no longer affiliates, as applicable.

The Company and its affiliated entities each rely on the other to perform its obligations under all of these agreements. If one of the affiliated entities were to breach, be unable to satisfy its material obligations under these agreements, including a failure to satisfy its indemnification or other financial obligations, or these agreements otherwise terminate or expire and we do not enter into replacement agreements, we could suffer operational difficulties and/or significant losses.

A significant amount of our total outstanding shares may be sold freely into the market. This has caused and could in the future cause the market price of our common stock to drop significantly, even if our business is doing well.

Sphere Entertainment retained 17,021,491 shares of our Class A common stock, representing 37.8% of our Class A common stock and 33.0% of our total outstanding shares, following the MSGE Distribution. Sphere Entertainment is required by applicable tax rules to dispose of all retained shares as soon as practicable consistent with the business purposes for the retention, and expects to dispose of such retained shares within one year of the date of the MSGE Distribution, subject to market conditions. On June 27, 2023, Sphere Entertainment completed a secondary offering of 6,037,500 shares of our Class A common stock and sold 840,053 shares of our Class A common stock to us pursuant to a stock purchase agreement. Between the launch and pricing of that offering by Sphere Entertainment, the price of our Class A common stock declined by 22%, from $39.64 per share to $31.00 per share (the public offering price). As of June 30, 2023, Sphere Entertainment owned approximately 23.0% of our Class A common stock. On August 9, 2023, Sphere Entertainment repaid the DDTL Facility with 1,922,750 shares of our Class A common stock, and as a result Sphere Entertainment owned approximately 19.3% of our Class A common stock as of September 15, 2023.

We, all of our executive officers and directors and the selling stockholder are subject to lock-up agreements that restrict our and their ability to transfer shares of our capital stock for 60 days from the date of this prospectus. Subject to certain exceptions, the lock-up agreements limit the number of shares of capital stock that may be sold immediately following this offering. Subject to certain limitations, as of September 15, 2023, approximately 2,173,158 shares of Class A common stock (inclusive of exercisable options) and 6,866,754 shares of Class B common stock will become eligible for sale upon expiration of the 60-day lock-up period. J.P. Morgan Securities LLC may, in its sole discretion, permit our stockholders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements.

The sale of our Class A common stock retained by Sphere Entertainment in this offering or other sales of significant amounts of shares of our Class A common stock could depress the market price of our Class A common stock and could impair our ability to raise capital through the sale of our Class A common stock.

We may have a significant indemnity obligation to Sphere Entertainment if the MSGE Distribution is treated as a taxable transaction.

We have entered into a Tax Disaffiliation Agreement with Sphere Entertainment, which sets out each party’s rights and obligations with respect to federal, state, local or foreign taxes for periods before and after the MSGE Distribution and related matters such as the filing of tax returns and the conduct of the Internal Revenue Service (the “IRS”) and other audits. Pursuant to the Tax Disaffiliation Agreement, we are required to indemnify Sphere Entertainment for losses and taxes of Sphere Entertainment resulting from the breach of certain covenants and for certain taxable gain recognized by Sphere Entertainment, including as a result of certain acquisitions of our stock or assets. If we are required to indemnify Sphere Entertainment under the circumstances set forth in the Tax Disaffiliation Agreement, we may be subject to substantial liabilities, which could materially adversely affect our financial position.

The tax rules applicable to the MSGE Distribution may restrict us from engaging in certain corporate transactions or from raising equity capital beyond certain thresholds for a period of time after the MSGE Distribution.

To preserve the tax-free treatment of the MSGE Distribution to Sphere Entertainment and its stockholders, under the Tax Disaffiliation Agreement with Sphere Entertainment, for the two-year period following the MSGE Distribution, we are subject to restrictions with respect to:

•	entering into any transaction pursuant to which 50% or more of our shares or assets would be acquired, whether by merger or otherwise, unless certain tests are met;

•	issuing equity securities, if any such issuances would, together with certain other transactions, in the aggregate, constitute 50% or more of the voting power or value of our capital stock;

•	certain repurchases of shares of our Class A common stock;

•	ceasing to actively conduct our business;

•	amendments to our organizational documents (i) affecting the relative voting rights of our stock or (ii) converting one class of our stock to another;

•	liquidating or partially liquidating; and

•	taking any other action that prevents the MSGE Distribution and certain related transactions from being tax-free.

These restrictions may limit our ability during such period to pursue strategic transactions of a certain magnitude that involve the issuance or acquisition of our stock or engage in new businesses or other transactions that might increase the value of our business. These restrictions may also limit our ability to raise significant amounts of cash through the issuance of stock, especially if our stock price were to suffer substantial declines, or through the sale of certain of our assets.

Certain adverse U.S. federal income tax consequences might apply to non-U.S. holders that hold our Class A common stock if we are treated as a USRPHC.

We have not made a determination as to whether we are deemed to be a USRPHC, as defined in section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”). In general, we would be considered a USRPHC if, on any applicable determination date, the fair market value of our “U.S. real property interests” equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). However, because the determination of whether we are a USRPHC turns on the relative fair market value of our U.S. real property interests and our other assets, and because the USRPHC rules are complex and the determination of whether we are a USRPHC depends on facts and circumstances that may be beyond our control, we can give no assurance as to our USRPHC status. If we are treated as a USRPHC, certain adverse U.S. federal income tax consequences might apply to non-U.S. holders that hold our Class A common stock. A beneficial owner of our Class A common stock that is a non-U.S. holder should consult its tax advisor as to the particular tax consequences that would be applicable to such holder if we are treated as a USRPHC. For more information, see “Material U.S. Federal Tax Considerations.”

We do not have an operating history as a stand-alone public company.

Prior to the MSGE Distribution, our operations were a part of Sphere Entertainment, and Sphere Entertainment provided us with various financial, operational and managerial resources for conducting our business. Following the MSGE Distribution, we maintain our own credit and banking relationships and perform certain of our own financial and operational functions. We cannot assure you that we have successfully put in place the financial, operational and managerial resources necessary to operate as a public company or that we will be able to be profitable doing so.

Our historical financial results may not be representative of our results as a separate, stand-alone company.

Historical financial information we have included in this prospectus through April 20, 2023 has been derived from the consolidated financial statements and accounting records of Sphere Entertainment and does not necessarily reflect what our financial position, results of operations or cash flows would have been had we been a separate, stand-alone company during the periods presented. Although Sphere Entertainment did account for the Entertainment business (inclusive of the Sphere business) as a separate business segment, we were not operated as a separate, stand-alone company for the historical periods presented. The historical costs and expenses reflected in our consolidated and combined financial statements through April 20, 2023 include an allocation for certain corporate functions historically provided by Sphere Entertainment, including general corporate expenses and employee benefits and incentives. These allocations were based on what we and Sphere Entertainment considered to be reasonable reflections of the historical utilization levels of these services required in support of our business. The historical information does not necessarily indicate what our results of operations, financial position, cash flows or costs and expenses will be in the future.

We have incurred and may in the future incur additional material costs and expenses as a result of our separation from Sphere Entertainment.

We have incurred and may in the future incur additional material costs and expenses greater than those we incurred prior to our separation from Sphere Entertainment. These increased costs and expenses have arisen and may arise from various factors, including financial reporting and costs associated with complying with federal securities laws (including compliance with the Sarbanes-Oxley Act). In addition, we expect to either maintain similar, or have increased, corporate and administrative costs and expenses to those we incurred while part of Sphere Entertainment, even though following the MSGE Distribution we are a smaller, stand-alone company. We cannot assure you that these costs will not be material to our business.

If we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our stock price may suffer.

Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries’ internal control over financial reporting. To comply with this statute, we will eventually be required to document and test our internal control procedures, our management will be required to assess and issue a report concerning our internal control over financial reporting, and our independent auditors will be required to issue an opinion on the Company’s internal controls over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. If our management cannot favorably assess the effectiveness of our internal control over financial reporting or our auditors identify material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our stock price may suffer.

The reduced disclosure requirements applicable to us as an “emerging growth company” may make our Class A common stock less attractive to investors.

We are an “emerging growth company” as defined in the Jumpstart Our Business (JOBS) Act, and we may avail ourselves of certain exemptions from various reporting requirements of public companies that are not “emerging growth companies,” including, but not limited to, an exemption from complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, and, like smaller reporting companies, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirement of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may remain an emerging growth company for up to five full fiscal years following the MSGE Distribution. We will cease to be an emerging growth company, and, therefore, become ineligible to rely on the above exemptions, if we: (a) have more than $1.235 billion in annual revenue in a fiscal year; (b) issue more than $1 billion of non-convertible debt over a three-year period; or (c) become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would generally occur after: (i) we have filed at least one annual report; (ii) we have been a Securities and Exchange Commission (“SEC”) reporting company for at least 12 months; and (iii) the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions.

If some investors find our common stock less attractive as a result of the exemptions available to us as an emerging growth company, there may be a less active trading market for our common stock and our value may be more volatile than that of an otherwise comparable company that does not avail itself of the same or similar exemptions.

We are controlled by the Dolan Family. As a result of their control, the Dolan Family has the ability to prevent or cause a change in control or approve, prevent or influence certain actions by the Company.

We have two classes of common stock:

•	Class A common stock, par value $0.01 per share, which is entitled to one vote per share and is entitled collectively to elect 25% of our Board; and

•	Class B common stock, par value $0.01 per share, which is entitled to 10 votes per share and is entitled collectively to elect the remaining 75% of our Board.

As of September 15, 2023, the Dolan family, including trusts for the benefit of members of the Dolan family (collectively, the “Dolan Family Group”) collectively owns all of our Class B common stock, approximately 4.7% of our outstanding Class A common stock (inclusive of options exercisable and restricted stock units vesting within 60 days of September 15, 2023) and approximately 63.1% of the total voting power of all our outstanding common stock (in each case, inclusive of exercisable options). The members of the Dolan Family Group holding Class B common stock are parties to a Stockholders Agreement, which has the effect of causing the voting power of the holders of our Class B common stock to be cast as a block with respect to all matters to be voted on by holders of our Class B common stock. Under the Stockholders Agreement, the shares of Class B common stock owned by members of the Dolan Family Group (representing all of the outstanding Class B common stock) are to be voted on all matters in accordance with the determination of the Dolan Family Committee (as defined below), except that the decisions of the Dolan Family Committee are non-binding with respect to the Class B common stock owned by certain Dolan family trusts that collectively own approximately 40.5% of the outstanding Class B common stock (“Excluded Trusts”). The “Dolan Family Committee” consists of Charles F. Dolan and his six children, James L. Dolan, Thomas C. Dolan, Patrick F. Dolan, Kathleen M. Dolan, Marianne Dolan Weber and Deborah A. Dolan-Sweeney. The Dolan Family Committee generally acts by majority vote, except that approval of a going-private transaction must be approved by a two-thirds vote and approval of a change-in-control transaction must be approved by not less than all but one vote. The voting members of the Dolan Family Committee are James L. Dolan, Thomas C. Dolan, Kathleen M. Dolan, Deborah A. Dolan-Sweeney and Marianne Dolan Weber, with each member having one vote other than James L. Dolan, who has two votes. Because James L. Dolan has two votes, he has the ability to block Dolan Family Committee approval of any Company change in control transaction. Shares of Class B common stock owned by Excluded Trusts will on all matters be voted on in accordance with the determination of the Excluded Trusts holding a majority of the Class B common stock held by all Excluded Trusts, except in the case of a vote on a going private transaction or a change in control transaction, in which case a vote of trusts holding two-thirds of the Class B common stock owned by Excluded Trusts is required.

The Dolan Family Group is able to prevent a change in control of our Company and no person interested in acquiring us would be able to do so without obtaining the consent of the Dolan Family Group. The Dolan Family Group, by virtue of its stock ownership, has the power to elect all of our directors subject to election by holders of Class B common stock, and is able collectively to control stockholder decisions on matters on which holders of all classes of our common stock vote together as a single class. These matters could include the amendment of some provisions of our certificate of incorporation and the approval of fundamental corporate transactions.

In addition, the affirmative vote or consent of the holders of at least 66 2⁄3% of the outstanding shares of the Class B common stock, voting separately as a class, is required to approve:

•	the authorization or issuance of any additional shares of Class B common stock, and

•	any amendment, alteration or repeal of any of the provisions of our certificate of incorporation that adversely affects the powers, preferences or rights of the Class B common stock.

As a result, the Dolan Family Group has the power to prevent such issuance or amendment.

The Dolan Family Group also controls Sphere Entertainment, MSG Sports and AMC Networks.

The members of the Dolan Family Group entered into an agreement with the Company in which they agreed that, during the 12-month period beginning on the MSGE Distribution date, the Dolan Family Group would obtain the prior approval of a majority of the Company’s Independent Directors prior to acquiring common stock of the Company through a tender offer that results in members of the Dolan Family Group owning more than 50% of the total number of outstanding shares of common stock of the Company. For purposes of this agreement, the term “Independent Directors” means the directors of the Company who have been determined by our Board to be independent directors for purposes of NYSE corporate governance standards.

We have elected to be a “controlled company” for NYSE purposes, which allows us not to comply with certain of the corporate governance rules of the NYSE.

The members of the Dolan Family Group have entered into a Stockholders Agreement relating, among other things, to the voting of their shares of our Class B common stock. As a result, we are a “controlled company” under the corporate governance rules of the NYSE. As a controlled company, we have the right to elect not to comply with the corporate governance rules of the NYSE requiring: (i) a majority of independent directors on our Board; (ii) an independent corporate governance and nominating committee; and (iii) an independent compensation committee. Our Board has elected for the Company to be treated as a “controlled company” under NYSE corporate governance rules and not to comply with the NYSE requirement for a majority-independent board of directors and for an independent corporate governance and nominating committee because of our status as a controlled company. Nevertheless, our Board has elected to comply with the NYSE requirement for an independent compensation committee.

Future stock sales, including as a result of the exercise of registration rights by certain of our stockholders, could adversely affect the trading price of our Class A common stock.

All of the shares of our Class A common stock are freely tradable without restriction or further registration under the Securities Act unless the shares are owned by our “affiliates” as that term is defined in the rules under the Securities Act. Shares held by “affiliates” may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144.

As described below, certain parties have registration rights covering a portion of our shares of Class A common stock.

We have entered into registration rights agreements with Charles F. Dolan, members of his family, and certain Dolan family interests that provide them with “demand” and “piggyback” registration rights with respect to approximately 8.5 million shares of Class A common stock (inclusive of exercisable options), including shares issuable upon conversion of shares of Class B common stock.

We have also entered into a Stockholder and Registration Rights Agreement with Sphere Entertainment, pursuant to which we provided Sphere Entertainment with “demand” and “piggyback” registration rights with respect to the 17,021,491 shares of Class A common stock it owned following the MSGE Distribution, inclusive of the shares sold in the secondary offering by Sphere Entertainment on June 27, 2023 and shares repurchased by the Company through Sphere Entertainment’s repayment of the DDTL Facility on August 9, 2023. In addition, Sphere Entertainment has agreed to vote the Class A common stock that it owns in proportion to the votes cast by the other holders of the Company’s Class A common stock on such matter, to the extent such shares of Class A common stock are entitled to be voted on such matter. The shares of Class A common stock owned by Sphere Entertainment will be present at all stockholder meetings for quorum purposes. Sphere Entertainment has granted the Company an irrevocable proxy to implement these voting agreements. Sphere Entertainment is required by applicable tax rules to dispose of all the retained shares, which represented approximately 19.3% of the outstanding shares of our Class A common stock as of September 15, 2023, as soon as practicable consistent with the business purposes for the retention, and expects to dispose of such retained shares within one year of the date of the MSGE Distribution, subject to market conditions.

Sales of a substantial number of shares of Class A common stock, including sales pursuant to these registration rights agreements, could adversely affect the market price of the Class A common stock and could impair our future ability to raise capital through an offering of our Class A common stock. Such adverse effects could be particularly negative during the period between the completion of the MSGE Distribution and the time when Sphere Entertainment completes its disposition of the retained shares.

We share certain directors and officers with Sphere Entertainment, MSG Sports and/or AMC Networks, which means those officers will not devote their full time and attention to our affairs and the overlap may give rise to conflicts.

James L. Dolan serves as the Executive Chairman and Chief Executive Officer of both the Company and Sphere Entertainment and as the Executive Chairman of MSG Sports. James L. Dolan also currently serves as Non-Executive Chairman of AMC Networks. In addition, Gregg G. Seibert serves as a Vice Chairman of the Company, MSG Sports, Sphere Entertainment and AMC Networks and Charles F. Dolan serves as Chairman Emeritus of AMC Networks concurrently with his service on our Board. Furthermore, nine of the members of our Board also serve as directors of Sphere Entertainment, nine serve as directors of MSG Sports and five serve as directors of AMC Networks, including our Executive Chairman and Chief Executive Officer, who serves as Non-Executive Chairman of AMC Networks. There is no overlap of Class A Directors between Sphere Entertainment and the Company. We refer to these persons as “Overlap Persons.” The Overlap Persons may have actual or apparent conflicts of interest with respect to matters involving or affecting each company. For example, there will be the potential for a conflict of interest when we, on the one hand, and Sphere Entertainment, MSG Sports, and/or AMC Networks and their respective subsidiaries and successors, on the other hand, look at certain acquisitions and other corporate opportunities that may be suitable for more than one of the companies. Also, conflicts may arise if there are issues or disputes under the commercial arrangements that will exist between an Other Entity and us. In addition, certain of our directors and officers continue to own stock and/or stock options or other equity awards of an Other Entity. These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for our Company and an Other Entity. See the section entitled “Certain Relationships and Related Party Transactions — Certain Relationships and Potential Conflicts of Interest” in the Company’s Information Statement, dated April 3, 2023, filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on April 4, 2023 (the “Information Statement”) for a discussion of certain procedures we have instituted to help ameliorate such potential conflicts that may arise.

Our overlapping directors and officers with Sphere Entertainment, MSG Sports and/or AMC Networks may result in the diversion of corporate opportunities to Sphere Entertainment, MSG Sports and/or AMC Networks, and other conflicts and provisions in our amended and restated certificate of incorporation may provide us no remedy in that circumstance.

The Company’s amended and restated certificate of incorporation acknowledges that directors and officers of the Company may also be serving as directors, officers, employees or agents of an Other Entity, and that the Company may engage in material business transactions with such Other Entities. The Company has renounced its rights to certain business opportunities and the Company’s amended and restated certificate of incorporation provides that no Overlap Person will be liable to the Company or its stockholders for breach of any fiduciary duty that would otherwise occur by reason of the fact that any such individual directs a corporate opportunity

(other than certain limited types of opportunities set forth in our amended and restated certificate of incorporation) to one or more of the Other Entities instead of the Company, or does not refer or communicate information regarding such corporate opportunities to the Company. These provisions in our amended and restated certificate of incorporation will also expressly validate certain contracts, agreements, arrangements and transactions (and amendments, modifications or terminations thereof) between the Company and the Other Entities and, to the fullest extent permitted by law, provide that the actions of the Overlap Person in connection therewith are not breaches of fiduciary duties owed to the Company, any of its subsidiaries or their respective stockholders. See the section entitled “Description of Capital Stock — Certain Corporate Opportunities and Conflicts” in the Information Statement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “design,” “intend,” “expect,” “could,” “plan,” “potential,” “predict,” “seek,” “should,” “would” or the negative version of these words and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:

•	the level of our expenses, including our corporate expenses;

•

the level of our revenues, which depends in part on the popularity of the Christmas Spectacular, the sports teams whose games are played at The Garden, and other events which are presented in our venues;

•	lack of operating history as a stand-alone public company and costs associated with being an independent public company;

•	the on-ice and on-court performance of the professional sports teams whose games we host in our venues;

•	the level of our capital expenditures and other investments;

•	general economic conditions, especially in the New York City and Chicago metropolitan areas where we have business activities;

•	the demand for sponsorship and suite arrangements;

•	competition, for example, from other venues and sports and entertainment options, including of new competing venues;

•

our ability to effectively manage any impacts of a pandemic or other public health emergency (including COVID-19 variants) as well as renewed actions taken in response by governmental authorities or certain professional sports leagues, including ensuring compliance with rules and regulations imposed upon our venues, to the extent applicable;

•

the effect of any postponements or cancellations by third-parties or the Company as a result of a pandemic or other public health emergency due to operational challenges and other health and safety concerns (such as the partial cancellation of the 2021 production of the Christmas Spectacular);

•	the extent to which attendance at our venues may be impacted by government actions, renewed health concerns by potential attendees and reduced tourism;

•

the impact on the payments we receive under the Arena License Agreements as a result of government-mandated capacity restrictions, league restrictions and/or social-distancing or vaccination requirements, if any, at Knicks and Rangers games;

•	changes in laws, guidelines, bulletins, directives, policies and agreements, and regulations under which we operate;

•

any economic, social or political actions, such as boycotts, protests, work stoppages or campaigns by labor organizations, including the unions representing players and officials of the NBA and NHL, or other work stoppage;

•	seasonal fluctuations and other variations in our operating results and cash flow from period to period;

•	enhancements or changes to existing productions and the investments associated with such enhancements or changes;

•

business, reputational and litigation risk if there is a cyber or other security incident resulting in loss, disclosure or misappropriation of stored personal information, or disclosure of confidential information or other breaches of our information security;

•	activities or other developments (such as pandemics, including the COVID-19 pandemic) that discourage or may discourage congregation at prominent places of public assembly, including our venues;

•	the acquisition or disposition of assets or businesses and/or the impact of, and our ability to successfully pursue, acquisitions or other strategic transactions;

•	our ability to successfully integrate acquisitions, new venues or new businesses into our operations;

•	our internal control environment and our ability to identify and remedy any future material weaknesses;

•

the costs associated with, and the outcome of, litigation, including any negative publicity, and other proceedings to the extent uninsured, including litigation or other claims against companies we invest in or acquire;

•

the impact of governmental regulations or laws, changes in how those regulations and laws are interpreted, as well as the continued benefit of certain tax exemptions and the ability to maintain necessary permits or licenses;

•	the impact of any government plans to redesign New York City’s Penn Station;

•	the impact of sports league rules, regulations and/or agreements and changes thereto;

•

the substantial amount of debt incurred, the ability of our subsidiaries to make payments on, or repay or refinance, such debt under the National Properties Credit Agreement and our ability to obtain additional financing, to the extent required;

•	financial community perceptions of our business, operations, financial condition and the industries in which we operate;

•	the performance by MSG Sports of its obligations under various agreements with the Company and ongoing commercial arrangements, including the Arena License Agreements;

•	the tax-free treatment of the MSGE Distribution;

•	our ability to achieve the intended benefits of the MSGE Distribution;

•	failure of the Company or Sphere Entertainment to satisfy its obligations under transition services agreements or other agreements entered into in connection with the MSGE Distribution;

•	our status as an emerging growth company; and

•	the additional factors described under “Risk Factors” in this prospectus.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

USE OF PROCEEDS

All of the shares of Class A common stock offered by the selling stockholder pursuant to this prospectus will be sold by the selling stockholder for its account. We are not selling any shares of Class A common stock and will not receive any of the proceeds from the sale of shares of Class A common stock pursuant to this prospectus. The selling stockholder will pay the underwriting discounts and certain of its legal expenses, and we will bear all other costs, fees and expenses incurred in connection with the offering.

DIVIDEND POLICY

We do not expect to pay any cash dividends on our common stock in the foreseeable future. All decisions regarding the payment of dividends will be made by our Board from time to time in accordance with applicable law.

CAPITALIZATION

The following table sets forth our Cash, cash equivalents and restricted cash and our capitalization as of June 30, 2023, on:

•	a historical basis; and

•

a pro forma basis after giving effect to (i) the draw down and repayment of the DDTL Facility, (ii) MSG National Properties’ borrowing of $50 million under the National Properties Revolving Credit Facility and (iii) the Share Repurchase, as if these transactions had occurred on June 30, 2023, including the pro forma adjustments as outlined in the unaudited pro forma condensed consolidated and combined financial statements and the notes thereto included elsewhere in this prospectus.

You should review the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated and combined financial statements and the notes thereto and our unaudited pro forma condensed consolidated and combined financial statements and the notes thereto included elsewhere in this prospectus. See “Unaudited Pro Forma Condensed Consolidated and Combined Financial Information” for more information on our unaudited pro forma condensed consolidated and combined financial statements.

	As of June 30, 2023
(in thousands)	Historical	Pro Forma
Assets
Cash, cash equivalents, and restricted cash	$84,355	$19,355

Liabilities
Total debt	646,434	696,434
Stockholders’ equity
Class A common stock	450	450
Class B common stock	69	69
Additional paid-in capital	17,727	17,727
Treasury stock, at cost	(25,000)	(140,512)
Accumulated Deficit	(28,697)	(28,185)
Accumulated other comprehensive loss — net	(34,021)	(34,021)

Total capitalization	576,962	511,962

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED FINANCIAL INFORMATION

All amounts included in the Unaudited Pro Forma Condensed Consolidated and Combined Financial Information are presented in thousands, except per share data or as otherwise noted.

On the MSGE Distribution Date, Sphere Entertainment distributed approximately 67% of the shares of outstanding common stock of the Company to its stockholders, with Sphere Entertainment retaining approximately 33% of the outstanding shares of common stock of MSG Entertainment (in the form of Class A common stock) immediately following the MSGE Distribution. As a result, the Company became an independent publicly traded company on April 21, 2023 through the MSGE Distribution. As of September 15, 2023, Sphere Entertainment owned approximately 16.6% of the outstanding common stock of the Company (in the form of Class A common stock).

Also, on the MSGE Distribution Date, a subsidiary of the Company, MSG Entertainment Holdings, entered into a delayed draw term loan facility with Sphere Entertainment. Pursuant to the DDTL Facility, MSG Entertainment Holdings committed to lend up to $65,000 in delayed draw term loans to Sphere Entertainment on an unsecured basis until October 20, 2024. On July 14, 2023, Sphere Entertainment drew down on the full amount of $65,000 under the DDTL Facility. On August 9, 2023, Sphere Entertainment repaid the full principal amount of the DDTL Facility and accrued interest and commitment fees by delivering to MSG Entertainment Holdings 1,923 shares of MSG Entertainment Class A common stock.

In addition, on September 15, 2023, MSG National Properties entered into the National Properties Amendment pursuant to which, among other things, the commitments under the National Properties Revolving Credit Facility were increased by an aggregate amount of $50,000 to $150,000. The Company expects to borrow approximately $50,000 under the National Properties Revolving Credit Facility prior to the closing of the offering to fund the Share Repurchase. Upon completion of the Share Repurchase, MSG Entertainment estimates that the outstanding balance under the National Properties Revolving Credit Facility will be approximately $67,000. See “Summary — Recent Developments.”

The following unaudited pro forma condensed consolidated and combined balance sheet as of June 30, 2023 and the unaudited pro forma condensed consolidated and combined statements of operations for the year ended June 30, 2023 have been derived from the historical annual consolidated and combined financial statements of the Company, including the audited consolidated balance sheet as of June 30, 2023 and the audited consolidated and combined statement of operations for the year ended June 30, 2023, elsewhere in this prospectus. The unaudited pro forma condensed consolidated and combined financial information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical annual consolidated and combined financial statements and corresponding notes thereto included elsewhere in this prospectus. The unaudited pro forma condensed consolidated and combined financial information reflects certain known impacts as a result of the MSGE Distribution to separate the Company from Sphere Entertainment as well as Sphere Entertainment’s draw down and repayment of the DDTL Facility, MSG National Properties’ borrowing of $50,000 under the National Properties Revolving Credit Facility and the Share Repurchase described under “Summary — Share Repurchase.”

The following unaudited pro forma condensed consolidated and combined financial information gives effect to the MSGE Distribution, the draw down and repayment of the DDTL Facility, MSG National Properties’ borrowing of $50,000 under the National Properties Revolving Credit Facility, the Share Repurchase and related adjustments in accordance with Article 11 of Regulation S-X under the Exchange Act. There are no other pro forma adjustments required related to the sale of the MSGE Retained Interest by Sphere Entertainment as the Company will not receive any proceeds from the sale of the MSGE Retained Interest.

The unaudited pro forma condensed consolidated and combined balance sheet has been prepared giving effect to Sphere Entertainment’s draw down and repayment of the DDTL Facility, MSG National Properties’

borrowing of $50,000 under the National Properties Revolving Credit Facility and the Share Repurchase, as if these transactions had occurred as of June 30, 2023. Note that the MSGE Distribution is fully reflected in the audited consolidated balance sheet as of June 30, 2023. The unaudited pro forma condensed consolidated and combined statement of operations has been prepared giving effect to the MSGE Distribution, Sphere Entertainment’s draw down and repayment of the DDTL Facility, MSG National Properties’ borrowing of $50 million under the National Properties Revolving Credit Facility and the Share Repurchase as if these transactions had occurred on July 1, 2022. The unaudited pro forma condensed consolidated and combined financial information also reflects certain assumptions that we believe are reasonable given the information currently available.

The unaudited pro forma condensed consolidated and combined balance sheet as of June 30, 2023 and the unaudited pro forma condensed consolidated and combined statement of operations for the year ended June 30, 2023 have been prepared to reflect transaction accounting and autonomous entity adjustments to the Company’s historical consolidated and combined financial statements to present the financial condition and results of operations as if we were a separate stand-alone entity for the entire fiscal year. The unaudited pro forma condensed consolidated and combined financial information has been adjusted to give effect to the following items (collectively, the “Pro Forma Adjustments”):

•

Adjustments for differences between the historical consolidated and combined statements of operations prepared on a carve-out basis and the impact of and transactions contemplated by other contracts entered into between Sphere Entertainment and the Company at the time of the MSGE Distribution, such as the Transition Services Agreement (the “TSA”) and other agreements;

•

Other adjustments, such as the draw down and repayment of the DDTL Facility, MSG National Properties’ borrowing of $50 million under the National Properties Revolving Credit Facility and the Share Repurchase, as described in the notes to this unaudited pro forma condensed consolidated and combined financial information; and

•	Income tax impacts of the adjustments described above.

Subsequent to the MSGE Distribution, the Company’s financial statements as of June 30, 2023 and for the period from April 21, 2023 to June 30, 2023 included in the year ended June 30, 2023 are presented on a consolidated basis, as the Company became a standalone public company on April 21, 2023. The Company’s combined financial information from July 1, 2022 through April 20, 2023 that is included in the results of operations for the year ended June 30, 2023 were prepared on a carve-out basis as the Company did not operate as a stand-alone entity for such period.

The financial information from July 1, 2022 through April 20, 2023 that is included in the results of operations for the year ended June 30, 2023 include allocations for certain support functions that are provided on a centralized basis and not historically recorded at the business unit level by Sphere Entertainment, such as expenses related to executive management, finance, legal, human resources, government affairs, information technology, and venue operations, amongst others. As part of the MSGE Distribution, certain corporate and operational support functions were transferred to the Company and therefore, allocations of corporate overhead and shared services expense to Sphere Entertainment from the Company were recorded for corporate and operational functions as a reduction of either direct operating expenses or selling, general and administrative expenses in the historical consolidated and combined financial statements. The allocations and estimates in such historical financial statements are based on assumptions that management believes are reasonable. See Note 1, Description of the Business and Basis of Presentation and Note 17, Related Party Transactions to the audited consolidated and combined financial statements included elsewhere in this prospectus for further information on the allocation of corporate costs.

We expect changes in our ongoing cost structure now that we are an independent, publicly-traded company to impact our future financial results. Our historical consolidated and combined financial statements include allocations of certain corporate expenses to Sphere Entertainment, including certain public company costs incurred as a combined entity, of $123,725 for the year ended June 30, 2023. Following the MSGE Distribution, the Company bears substantially all corporate overhead and support costs, including amounts previously allocated to Sphere Entertainment. The Company will continue to provide support services to Sphere Entertainment pursuant to the TSA. Payments received by the Company for transition services provided will be presented as a reduction of selling, general and administrative expenses. Refer to note (f) for further details related to the pro forma impact of these adjustments.

As discussed above, the costs to operate our business as an independent public entity are expected to vary from the historical allocations, including corporate and administrative charges from Sphere Entertainment for the year ended June 30, 2023 reflected in the accompanying historical annual consolidated and combined financial statements included elsewhere in this prospectus. The accompanying unaudited pro forma condensed consolidated and combined statement of operations is not adjusted for these expenses as many of the costs are estimates based on projections and are not quantifiable at this time. Such costs principally relate to areas that include, but are not limited to:

•	corporate personnel overhead expenses as a result of the Company operating on a stand-alone basis;

•	professional fees associated with internal and external audits including compliance with Sarbanes-Oxley Act, tax, legal and other services;

•	anticipated executive compensation costs related to existing and new executive management and excluding future share-based compensation expense; and

•	fees for preparing and distributing periodic filings with the SEC.

This unaudited pro forma condensed consolidated and combined financial information reflects other adjustments that, in the opinion of management, are necessary to present fairly the pro forma condensed consolidated and combined results of operations and condensed consolidated and combined financial position of the Company as of and for the periods indicated. The unaudited pro forma condensed consolidated and combined financial information is subject to the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed consolidated and combined financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the Company operated historically as a company independent of Sphere Entertainment, or if the MSGE Distribution, the draw down and repayment of the DDTL Facility, MSG National Properties’ borrowing of $50,000 under the National Properties Revolving Credit Facility and the Share Repurchase had occurred on the dates indicated. The unaudited pro forma condensed consolidated and combined financial information also should not be considered representative of our future consolidated and combined financial condition or results of operations.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEET

As of June 30, 2023 (in thousands)

	Historical(a)	Transaction Accounting Adjustments	Notes	Autonomous Entity Adjustments	Notes	Pro Forma
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$84,355	$(65,000)	(b), (c)	$—		$19,355
Accounts receivable, net	63,898	—		—		63,898
Related party receivables, current	69,466	—		—		69,466
Prepaid expenses and other current assets	77,562	—		—		77,562

Total current assets	295,281	(65,000)		—		230,281
Non-Current Assets:
Property and equipment, net	628,888	—		—		628,888
Right-of-use lease assets	235,790	—		—		235,790
Goodwill	69,041	—		—		69,041
Intangible assets, net	63,801	—		—		63,801
Other non-current assets	108,356	—		—		108,356

Total assets	$1,401,157	$(65,000)		$—		$1,336,157

LIABILITIES AND DEFICIT
Current Liabilities:
Accounts payable, accrued and other current liabilities	$214,725	$—		$—		$214,725
Related party payables, current	47,281	—		—		47,281
Long-term debt, current	16,250	—		—		16,250
Operating lease liabilities, current	36,529	—		—		36,529
Deferred revenue	225,855	—		—		225,855

Total current liabilities	540,640	—		—		540,640
Non-Current Liabilities:
Long-term debt, net of deferred financing costs	630,184	50,000	(c)	—		680,184
Operating lease liabilities, non-current	219,955	—		—		219,955
Deferred tax liabilities, net	23,518	—		—		23,518
Other non-current liabilities	56,332	—		—		56,332

Total liabilities	1,470,629	50,000		—		1,520,629
Commitments and contingencies
Deficit:
Class A Common Stock	450	—		—		450
Class B Common Stock	69	—		—		69
Additional paid-in capital	17,727	—		—		17,727
Treasury stock at cost	(25,000)	(115,512)	(b), (c)	—		(140,512)
Accumulated deficit	(28,697)	512	(b)	—		(28,185)
Accumulated other comprehensive loss	(34,021)	—		—		(34,021)

Total MSG Entertainment stockholders’ deficit	(69,472)	(115,000)		—		(184,472)

Total liabilities and deficit	$1,401,157	$(65,000)		$—		$1,336,157

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

For the year ended June 30, 2023

(in thousands, except per share data)

	Historical(a)	Transaction Accounting Adjustments	Notes	Autonomous Entity Adjustments	Notes	Pro Forma
Revenues	$851,496	$—		$—		$851,496
Direct operating expenses	(499,929)	—		(1,995)	(f)	(501,924)
Selling, general and administrative expenses	(180,216)	—		(30,382)	(f)	(210,598)
Depreciation and amortization	(60,463)	—		—		(60,463)
Gains, net on dispositions	4,361	—		—		4,361
Restructuring charges	(10,241)	—		—		(10,241)

Operating income (loss)	105,008	—		(32,377)		72,631
Interest income	7,244	(2,665)	(b), (d)	—		4,579
Interest expense	(51,869)	(3,850)	(c)	—		(55,719)
Other income (expense), net	17,389	—		—		17,389

Income (loss) from operations before income taxes	77,772	(6,515)		(32,377)		38,880
Income tax (expense) benefit	(1,728)	168	(e)	834	(g)	(726)

Net income (loss)	76,044	(6,347)		(31,543)		38,154
Less: Net loss attributable to nonredeemable noncontrolling interests	(553)	—		—		(553)

Net income (loss) attributable to MSG Entertainment’s stockholders	$76,597	$(6,347)		$(31,543)		$38,707

Earnings per share attributable to MSG Entertainment’s stockholders:
Basic	$1.48				(h)	$0.80
Diluted	$1.47				(h)	$0.79
Weighted-average number of shares of common stock:
Basic	51,819				(h)	48,369
Diluted	52,278				(h)	48,828

Notes to Unaudited Pro Forma Condensed Consolidated and Combined Financial Information

(in thousands, except per share data)

(a)	Represents MSG Entertainment’s audited consolidated balance sheet as of June 30, 2023 and audited consolidated and combined statement of operations for the year ended June 30, 2023.

Transaction Accounting Adjustments:

(b)

In order to reflect the impact of the draw down and repayment of the DDTL Facility, various adjustments were made, including the following: (i) an adjustment to Cash, cash equivalents and restricted cash of $65,000 to reflect the draw down on the full amount under the DDTL Facility by Sphere Entertainment; (ii) an adjustment to Treasury Stock of $65,512 to record the full repayment of the DDTL Facility and accrued interest and commitment fees through 1,923 shares of MSG Entertainment Class A common stock; and (iii) an adjustment to Accumulated Deficit and Interest income of $512 to record the interest income and commitment fees related to the DDTL facility.

(c)

MSG National Properties expects to borrow $50,000 under the National Properties Revolving Credit Facility prior to the closing of the offering. At the closing of the offering, MSG Entertainment expects to repurchase $50,000 of shares of MSG Entertainment’s Class A common stock. See “Summary — Share Repurchase.” This will result in no net impact to the Company’s cash balance. In order to reflect the impact of the borrowing under National Properties Revolving Credit Facility and the Share Repurchase, various adjustments were made, including the following: (i) an adjustment to Long-term debt, net of deferred financing costs of $50,000 to record the loan payable for the National Properties Revolving Credit Facility; (ii) an adjustment to Treasury Stock of $50,000 to record the Share Repurchase of 1,527 shares of MSG Entertainment Class A common stock; (iii) and an adjustment to Interest expense of $3,850 to record the interest expense related to the National Properties Revolving Credit Facility assuming the rates in place as of June 30, 2023. A 1% change in the interest rate on the National Properties Revolving Credit Facility would result in approximately $500 of incremental interest expense by the Company. The number of shares repurchased was computed based on the closing price of MSG Entertainment Class A common stock on the NYSE on September 15, 2023 of $32.75.

(d)

Adjustment reflects the transfer from Sphere Entertainment to MSG Entertainment of the loan payable to the Company’s wholly-owned captive insurance subsidiary, Eden Insurance Company Inc. (“Eden”), which occurred on the MSGE Distribution Date. This resulted in a reduction of MSG Entertainment’s loan receivable from Sphere Entertainment. Note that the MSGE Distribution is fully reflected in the audited consolidated balance sheet as of June 30, 2023. The unaudited pro forma condensed consolidated and combined statement of operations reflects an adjustment of $3,177 for the removal of interest income through the MSGE Distribution Date related to the aforementioned loan receivable from Sphere Entertainment.

(e)

The income tax effects of the pro forma adjustments are recorded at the applicable federal statutory tax rate for the year ended June 30, 2023, net of adjustments to the Company’s valuation allowance and the limitation on the utilization of net operating loss carryforwards. This resulted in an overall tax benefit related to the Transaction Accounting Adjustments of $168 for the year ended June 30, 2023 on the unaudited pro forma condensed consolidated and combined statement of operations.

Autonomous Entity Adjustments:

(f)

Reflects the impact of the TSA and related agreements entered into in connection with the MSGE Distribution, which resulted in incremental corporate and administrative costs not included in the Company’s historical consolidated and combined financial statements for the period prior to the MSGE Distribution Date.

Following the MSGE Distribution, the Company bears substantially all corporate overhead and support costs, including amounts previously charged back to Sphere Entertainment. The Company will continue to provide support services to Sphere Entertainment pursuant to the TSA. Payments received by the Company for transition services provided will be presented as a reduction of selling, general, and administrative expenses. The adjustment was derived by comparing contractual payments required by the TSA and related agreements to amounts historically allocated by the Company to Sphere Entertainment on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of certain measures of the Company or Sphere Entertainment in the Company’s historical consolidated and combined financial statements.

(g)

The income tax effects of the pro forma adjustments are recorded at the applicable federal statutory tax rate for the year ended June 30, 2023, net of adjustments to the Company’s valuation allowance and the limitation on the utilization of net operating loss carryforwards. This resulted in an overall tax benefit related to the Autonomous Entity Adjustments of $834 for the year ended June 30, 2023 on the unaudited pro forma condensed consolidated and combined statement of operations.

Earnings Per Share:

(h)

Pro forma basic earnings per common share (“EPS”) is based upon net income available to holders of common stock divided by the weighted-average number of shares of common stock outstanding. Diluted EPS reflects the effect of the assumed vesting of restricted stock units and exercise of stock options. The weighted-average number of shares of common stock outstanding for the year ended June 30, 2023 was adjusted for the repayment of the DDTL Facility and the Share Repurchase by 1,923 and 1,527 shares of Class A common stock, respectively, as described in notes (b) and (c).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In this MD&A, there are statements concerning the future operating and future financial performance of the Company. Words such as “expects,” “anticipates,” “believes,” “estimates,” “may,” “will,” “should,” “could,” “potential,” “continue,” “intends,” “plans,” and similar words and terms used in the discussion of future operating and future financial performance identify forward-looking statements. Investors are cautioned that such forward-looking statements are not guarantees of future performance, results or events and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors. Factors that may cause such differences to occur include the factors discussed elsewhere in this prospectus, particularly in the sections entitled “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

All dollar amounts included in the following MD&A are presented in thousands, except as otherwise noted.

Introduction

This MD&A is provided as a supplement to, and should be read in conjunction with, the Company’s audited consolidated and combined annual financial statements and footnotes thereto included elsewhere in this prospectus to help provide an understanding of our financial condition, changes in financial condition and results of operations.

Our MD&A is organized as follows:

MSGE Distribution and Business Overview. This section provides a general description of our business, as well as other matters that we believe are important in understanding our results of operations and financial condition and in anticipating future trends.

Results of Operations. This section provides an analysis of our results of operations for Fiscal Years 2023, 2022 and 2021. The analysis of our results of operations for Fiscal Year 2023 is presented on a consolidated and combined basis and the analysis for Fiscal Years 2022 and 2021 is presented on a combined basis.

Liquidity and Capital Resources. This section provides a discussion of our financial condition and liquidity, as well as an analysis of our cash flows for Fiscal Year 2023 and Fiscal Year 2022. The discussion of our financial condition and liquidity includes summaries of our primary sources of liquidity, our contractual obligations and off-balance sheet arrangements that existed at June 30, 2023.

Seasonality of Our Business. This section discusses the seasonal performance of our business.

Recently Issued Accounting Pronouncements and Critical Accounting Policies. This section cross-references a discussion of critical accounting policies considered to be important to our financial condition and results of operations and which require significant judgment and estimates on the part of management in their application. Our recently issued accounting pronouncements and critical accounting policies are discussed in “—Recently Issued Accounting Pronouncements and Critical Accounting Estimates” and in Note 2. Summary of Significant Accounting Policies to the consolidated and combined financial statements, respectively, included elsewhere in this prospectus.

MSGE Distribution and Business Overview

On April 20, 2023 (the “MSGE Distribution Date”), Sphere Entertainment distributed approximately 67% of the shares of outstanding common stock of MSG Entertainment to its stockholders (the “MSGE Distribution”), with Sphere Entertainment retaining approximately 33% of the outstanding shares of common stock of MSG Entertainment (in the form of Class A common stock) (the “MSGE Retained Interest”) immediately following the MSGE Distribution. As a result, the Company became an independent publicly traded company on April 21, 2023 through the MSGE Distribution. As of August 9, 2023, Sphere Entertainment owned approximately 17% of the outstanding common stock of the Company (in the form of Class A common stock).

In the MSGE Distribution, stockholders of Sphere Entertainment received (a) one share of MSG Entertainment’s Class A common stock, par value $0.01 per share, for every share of Sphere Entertainment’s Class A common stock, par value $0.01 per share, held of record as of the close of business, New York City time, on the Record Date, and (b) one share of MSG Entertainment’s Class B common stock, par value $0.01 per share, for every share of Sphere Entertainment’s Class B common stock, par value $0.01 per share, held of record as of the close of business, New York City time, on the Record Date.

The Company is a live entertainment company comprised of iconic venues and marquee entertainment content. Utilizing our powerful brands and live entertainment expertise, the Company delivers unique experiences that set the standard for excellence and innovation while forging deep connections with diverse and passionate audiences.

We manage our business through one reportable segment. The Company’s portfolio of venues includes: The Garden, the Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, and The Chicago Theatre. The Company also includes the original production, the Christmas Spectacular, and our entertainment and sports bookings business, which showcases a broad array of compelling concerts, family shows and special events, as well as a diverse mix of sporting events, for millions of guests annually.

The Company conducts a significant portion of its operations at venues that it either owns or operates under long-term leases. The Company owns The Garden, the Theater at Madison Square Garden and The Chicago Theatre, and leases Radio City Music Hall and the Beacon Theatre.

All of the Company’s revenues and assets are attributed to or located in the United States and are primarily concentrated in the New York City metropolitan area.

Description of Our Business

The Company produces, presents and hosts live entertainment events, including (i) concerts, (ii) sports events, and (iii) other live events such as family shows, performing arts events and special events, in our diverse collection of venues. The scope of our collection of venues enables us to showcase acts that cover a wide spectrum of genres and popular appeal.

Although we primarily license our venues to third-party promoters for a fee, we also promote or co-promote shows. If we serve as promoters or co-promoters of a show, we have economic risk relating to the event.

The Company also creates, produces and/or presents live productions that are performed in the Company’s venues. This includes the Christmas Spectacular production, which features the world-famous Rockettes and which has been performed at Radio City Music Hall for 89 years.

The Company also historically owned a controlling interest in Boston Calling Events, LLC (“BCE”), the entertainment production company that owns and operates the Boston Calling Music Festival. The Company disposed of its controlling interest in BCE on December 2, 2022.

Revenue Sources

The Company earns revenue from several primary sources: ticket sales to our audiences for live events that we produce or promote/co-promote, license fees for our venues paid by third-party promoters or licensees in connection with events that we do not produce or promote/co-promote, facility and ticketing fees, concessions, sponsorships and signage, suite license fees at The Garden, merchandising and tours at certain of our venues. The amount of revenue and expense recorded by the Company for a given event depends to a significant extent on whether the Company is promoting or co-promoting the event or is licensing a venue to a third party or MSG Sports. See “— Description of Our Business — Revenue Sources — Venue License Fees” below for further discussion of our venue licensing arrangements with MSG Sports.

Ticket Sales and Suite Licenses

For our productions and for entertainment events in our venues that we promote, we recognize revenues from the sale of tickets to our audiences. We sell tickets to the public through our box office, via our websites and ticketing agencies and through group sales. The amount of revenue we earn from ticket sales depends on the number of shows and the mix of events that we promote, the capacity of the venue used, the extent to which we can sell to fully utilize the capacity, and our ticket prices.

The Garden has 21 Event Level suites, 58 Lexus Level suites, 18 Infosys Level suites, the Caesars Sportsbook Lounge, Suite Sixteen and the Hub Loft. Suite licenses at The Garden are generally sold to corporate customers with the majority being multi-year licenses with annual escalators.

Under standard suite licenses, the licensees pay an annual license fee, which varies depending on the location of the suite. The license fee includes, for each seat in the suite, tickets for events at The Garden for which tickets are sold to the general public, subject to certain exceptions. In addition, suite holders separately pay for food and beverage service in their suites at The Garden. Revenues from the sale of suite licenses are shared between the Company and MSG Sports. Revenues for the Company’s suite license arrangements are recorded on a gross basis, as the Company is the principal in such transactions and controls the related goods or services until transfer to the customer. MSG Sports’ share of the Company’s suite license revenue is recognized in the combined statements of operations as a component of direct operating expenses. The revenue sharing expense recognized by the Company for MSG Sports’ share of suite license revenue at The Garden is based on a 67.5% allocation to MSG Sports pursuant to the Arena License Agreements.

Venue License Fees

For entertainment events held at our venues that we do not produce, promote or co-promote, we typically earn revenue from venue license fees charged to the third-party promoter or producer of the event. The amount of license fees we charge varies by venue, as well as by the size of the production and the number of days utilized, among other factors. Our fees typically include both the cost of renting space in our venues and costs for providing event staff, such as front-of-house and back-of-house staff, including stagehands, electricians, laborers, box office staff, ushers and security as well as production services such as staging, lighting and sound.

The Company is party to Arena License Agreements with MSG Sports that, among other things, require the Knicks and the Rangers to play their home games at The Garden in exchange for fixed annual license fees scheduled to be paid monthly over the term of the agreement. The Company accounts for these license fees as operating lease revenue given that the Company provides MSG Sports with the right to direct the use of and obtain substantially all of the economic benefit from The Garden during Knicks and Rangers home games. Operating lease revenue is recognized on a straight-line basis over the term, adjusted pursuant to the terms of the Arena License Agreements, which is comprised of non-consecutive periods of use when MSG Sports uses The Garden generally for their professional sports teams’ preseason and regular season home games. As such, operating lease revenue is recognized ratably as events occur.

The Arena License Agreements allow for certain reductions in the license fees during periods when The Garden is not available for use due to a force majeure event. As a result of the government-mandated suspension of events at The Garden due to the impact of the COVID-19 pandemic, at the beginning of Fiscal Year 2021, The Garden was not available for use. Capacity restrictions, use limitations and social distancing requirements were in place for the entirety of the Knicks and Rangers 2020-21 regular seasons, which materially impacted the payments we received under the Arena License Agreements for Fiscal Year 2021. On July 1, 2021, the Knicks and Rangers began paying the full amounts provided for under their respective Arena License Agreements. The Knicks and the Rangers each completed their 2021-2022 82-game regular seasons, with the Rangers advancing to the playoffs.

Facility and Ticketing Fees

For all public and ticketed events held in our venues aside from MSG Sports home games, we also earn additional revenues on substantially all tickets sold, whether we promote/co-promote the event or license the venue to a third party. These revenues are earned in the form of certain fees and assessments, including the facility fees we charge, and vary by venue.

Concessions

We sell food and beverages during substantially all events held at our venues. In addition to concession-style sales of food and beverages, which represent the majority of our concession revenues, we also generate revenue from catering for our suites at The Garden. Pursuant to the Arena License Agreements related to the use of The Garden by MSG Sports, the Company shares with MSG Sports revenues and related expenses associated with sales of food and beverages (including suite catering) during Knicks and Rangers games at The Garden.

Revenue generated from in-venue food and beverage sales at MSG Sports’ events is recognized by the Company on a gross basis, with a corresponding revenue sharing expense for MSG Sports’ share of such sales recorded within direct operating expense. The Arena License Agreements require the Company to pay 50% of the net proceeds generated from in-venue food and beverage sales to MSG Sports.

Merchandise

We earn revenues from the sale of merchandise related to our proprietary productions and other live entertainment events that take place at our venues. The majority of our merchandise revenues are generated through on-site sales during performances of our productions and other live events. We also generate revenues from sales of our Christmas Spectacular merchandise, such as ornaments and apparel, through traditional retail channels. Revenues associated with Christmas Spectacular merchandise are generally recorded on gross basis (as principal). Typically, revenues from our merchandise sales at our non-proprietary events relate to sales of merchandise provided by the artist, the producer or promoter of the event and are generally subject to a revenue sharing arrangement and are generally recorded on a net basis (as agent).

Pursuant to the Arena License Agreements, the Company receives 30% of revenues, net of taxes and credit card fees, recorded on a net basis (agent), from the sale of MSG Sports teams merchandise sold at The Garden.

Signage and Sponsorship

We earn revenues through the sale of signage space and sponsorship rights in connection with our venues, productions and other live entertainment events. Signage revenues generally involve the sale of advertising space at The Garden during entertainment events and otherwise in our venues. We also earn our revenues through the sale of outdoor signage around the Madison Square Garden complex and Penn Station.

Sponsorship agreements may require us to use the name, logos and other trademarks of sponsors in our advertising and in promotions for our venues, productions and other live entertainment events. Sponsorship arrangements may be exclusive within a particular sponsorship category or non-exclusive and generally permit a sponsor to use the name, logos and other trademarks of our productions, events and venues in connection with their own advertising and in promotions in our venues or in the community.

Under the Arena License Agreements, the Company shares certain sponsorship and signage revenues with MSG Sports. Pursuant to these agreements, MSG Sports has the rights to sponsorship and signage revenue that is specific to Knicks and Rangers events. The Company and MSG Sports also entered into sponsorship sales representation agreements, under which the Company has the right and obligation to sell and service sponsorships for the sports teams of MSG Sports, in exchange for a commission.

Expenses

Our principal expenses are payments made to performers of our productions, staging costs and day-of-event costs associated with events, and advertising costs. In addition, our expenses include costs associated with the ownership, lease, maintenance and operation of our venues, along with our corporate and other supporting functions.

Performer Payments

Our proprietary productions are performed by talented actors, dancers, singers, musicians and entertainers. In order to attract and retain this talent, we are required to pay our performers an amount that is commensurate with both their abilities and the demand for their services from other entertainment companies. Our productions typically feature ensemble casts (such as the Rockettes), where most of our performers are paid based on a standard “scale,” pursuant to collective bargaining agreements we negotiate with the performers’ unions. Certain performers, however, have individually negotiated contracts.

Staging Costs

Staging costs for our proprietary events as well as other events that we promote include the costs of sets, lighting, display technologies, special effects, sound and all of the other technical aspects involved in presenting a live entertainment event. These costs vary substantially depending on the nature of the particular show, but tend to be highest for large-scale theatrical productions, such as the Christmas Spectacular. For concerts we promote, the performer usually provides a fully produced show. Along with performer salaries, the staging costs associated with a given production are an important factor in the determination of ticket prices.

Day-of-Event Costs

For days in which the Company stages its productions, promotes an event or provides one of our venues to a third-party promoter under a license fee arrangement, the event is charged the variable costs associated with such event, including box office staff, stagehands, ticket takers, ushers, security, and other similar expenses. In situations where we provide our venues to a third-party promoter under a license fee arrangement, day-of-event costs are typically included in the license fees charged to the promoter. Under the Arena License Agreements related to the use of The Garden by MSG Sports, the Company is reimbursed for day-of-event costs (as defined under the Arena License Agreements). The Company records such reimbursements as reductions to direct operating expenses.

Venue Usage

The Company’s consolidated and combined financial statements include expenses associated with the ownership, maintenance and operation of The Garden, which the Company and MSG Sports use in their respective operations.

Revenue Sharing Expenses

As discussed above, MSG Sports’ share of the Company’s suites licenses, venue signage and certain sponsorship and concessions revenue is reflected within direct operating expense as revenue sharing expenses.

Marketing and Advertising Costs

We incur significant costs promoting our productions and other events through various advertising campaigns, including advertising on social and digital platforms, television, outdoor platforms and radio, and in newspapers. In light of the intense competition for entertainment events, such expenditures are a necessity to drive interest in our productions and encourage members of the public to purchase tickets to our shows.

Other Expenses

The Company’s selling, general and administrative expenses primarily consist of administrative costs, including compensation, professional fees, advertising sales commissions, as well as sales and marketing costs, including non-event related advertising expenses. Operating expenses also include corporate overhead costs and venue operating expenses. Venue operating expenses include the non-event related costs of operating the Company’s venues, and include such costs as rent for the Company’s leased venues, real estate taxes, insurance, utilities, repairs and maintenance, and labor related to the overall management of the venues.

Factors Affecting Results of Operations

In addition to the discussion under the section “Factors Affecting Comparability” below, the operating results of our business are largely dependent on our ability to attract concerts and other events to our venues, revenues under various agreements entered into with MSG Sports, and the continuing popularity of the Christmas Spectacular at Radio City Music Hall. Certain of these factors in turn depend on the popularity and/or performance of the professional sports teams whose games we host at The Garden.

As compared to the Company’s Fiscal Year 2023, Fiscal Year 2024 will not include two significant non-recurring events, the NCAA Regional Championships and the League of Legends World Championship. In addition, Fiscal Year 2024 will be impacted by increased rent expenses relative to Fiscal Year 2023 due to our new corporate office lease, which runs through 2046. See Note 9. Leases to the consolidated and combined financial statements included elsewhere in this prospectus for additional information. Our Company’s future performance is dependent in part on general economic conditions and the effect of these conditions on our customers. Weak economic conditions may lead to lower demand for suite licenses and tickets to our live productions, concerts, family shows and other events, which would also negatively affect concession and merchandise sales, and lower levels of sponsorship and venue signage. These conditions may also affect the number of concerts, family shows and other events that take place in the future. An economic downturn could adversely affect our business and results of operations.

The Company may explore additional opportunities to expand our presence in the entertainment industry. Any new investment may not initially contribute to operating income, but is intended to become operationally profitable over time.

Factors Affecting Comparability

MSGE Distribution

The activities from April 21, 2023 to June 30, 2023 included in the statement of operations for the year ended June 30, 2023 are prepared on a consolidated basis, as the Company became a standalone public company on April 21, 2023. The Company’s combined statements of operations for the years ended June 30, 2022 and 2021, as well as the financial information for the period of July 1, 2022 to April 20, 2023 that is included in the results of operations for the year ended June 30, 2023 were prepared on a standalone basis derived from the consolidated financial statements and accounting records of the Company’s former parent, Sphere Entertainment, and are presented as carve-out financial statements as MSG Entertainment was not a standalone public company prior to the MSGE Distribution.

The combined statements of operations for the year ended June 30, 2022 and 2021, as well as the financial information for the period of July 1, 2022 to April 20, 2023 that is included in the results of operations for the year ended June 30, 2023, include allocations for certain support functions that were provided on a centralized basis and not historically recorded at the business unit level by Sphere Entertainment, such as expenses related to executive management, finance, legal, human resources, government affairs, information technology, and venue operations among others. As part of the MSGE Distribution, certain corporate and operational support functions were transferred to the Company and therefore, charges were reflected in order to burden all business units comprising Sphere Entertainment’s historical operations. These expenses were allocated on the basis of direct usage when identifiable, with the remainder allocated on a pro-rata basis of combined assets, headcount or other measures of the Company and Sphere Entertainment, which are recorded as a reduction of either direct operating expenses or selling, general and administrative expenses.

Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses, are reasonable. Nevertheless, the combined financial statements do not include all of the actual expenses that would have been incurred by the Company and may not reflect its combined results of operations, financial position and cash flows had it been a separate, standalone company during the periods presented. Actual costs that would have been incurred if the Company had been a separate, standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. See Note 1. Description of Business and Basis of Presentation to the consolidated and combined financial statements included elsewhere in this prospectus for additional information.

The costs to operate our business as an independent, publicly-traded company, including pursuant to terms of the transition services agreement, are expected to vary from those historical allocations. Such costs principally relate to areas that include, but are not limited to:

•	corporate personnel overhead expenses as a result of the Company operating on a stand-alone basis;

•	professional fees associated with internal and external audits including compliance with Sarbanes-Oxley Act, tax, legal and other services;

•	anticipated executive compensation costs related to existing and new executive management and excluding future share-based compensation expense; and

•	fees for preparing and distributing periodic filings with the SEC.

These costs will not be fully reflected in the Company’s financial statements until the year ending June 30, 2024, because, for periods prior to April 20, 2023, the Company’s financial statements were presented on a carve-out basis.

Impact of the COVID-19 Pandemic on Our Business

The Company’s operations and operating results were not materially impacted by the COVID-19 pandemic during Fiscal Year 2023, as compared to Fiscal Years 2022 and 2021, which were materially impacted by the COVID-19 pandemic and actions taken in response by governmental authorities and certain professional sports leagues. For the majority of Fiscal Year 2021, substantially all of our business operations were suspended. Fiscal Year 2022 was materially impacted by fewer ticketed events at our venues in the first half of Fiscal Year 2022 due to the lead-time required to book touring acts and artists and the postponement or cancellation of select events (including the partial cancellation of the 2021 production of the Christmas Spectacular) during the second and third quarters of the Fiscal Year 2022 as a result of an increase in COVID-19 cases.

As a result of government-mandated assembly limitations and closures, all of our venues were closed beginning in March 2020. Use of The Garden resumed for Knicks and Rangers home games without fans in December 2020 and January 2021, respectively, and was available at 10% seating capacity from February through May 2021, subject to certain safety protocols and social distancing. Beginning in May 2021, all of our New York venues were permitted to host guests at full capacity, subject to certain restrictions, and effective June 2021, The Chicago Theatre was permitted to host events without restrictions. Guests of our Chicago and New York venues were also subject to certain vaccination requirements until February and March 2022, respectively. Our venues no longer require guests to provide proof of COVID-19 vaccination before entering (although specific performers may require enhanced protocols).

For Fiscal Year 2021, the majority of ticketed events at our venues were postponed or cancelled. For Fiscal Year 2022 and as of the date of this filing, live events have been permitted to be held at all of our venues and we are continuing to host and book new events. As a result of an increase in cases of a COVID-19 variant, select bookings were postponed or cancelled at our venues in the second and third quarters of Fiscal Year 2022. Variants of COVID-19 that arise in the future may result in additional postponements or cancellations of bookings at our venues.

The impact of the COVID-19 pandemic on our operations also included the partial cancellation of the 2021 production of the Christmas Spectacular and the cancellation of the 2020 production of the Christmas Spectacular.

The Company has long-term Arena License Agreements with MSG Sports that require the Knicks and Rangers to play their home games at The Garden. As discussed above, capacity restrictions, use limitations and social distancing requirements were in place for the entirety of the Knicks and Rangers 2020-21 regular seasons, which materially impacted the payments we received under the Arena License Agreements for Fiscal Year 2021. On July 1, 2021, the Knicks and Rangers began paying the full amounts provided for under their respective Arena License Agreements. The Knicks and the Rangers each completed their 2021-2022 82-game regular seasons, with the Rangers advancing to the playoffs.

It is unclear to what extent COVID-19, including variants thereof, or another pandemic or public health emergency, could result in new government- or league-mandated capacity or other restrictions, vaccination/mask requirements, or impact the use of and/or demand for our venues and our sponsorship and advertising assets, deter our employees and vendors from working at our venues (which may lead to difficulties in staffing) or otherwise materially impact our operations. For more information about the risks to the Company as a result of the COVID-19 pandemic and its impact on our operating results, see “Risk Factors” included elsewhere in this prospectus for further details.

Advertising Sales Representation Agreement Termination

Prior to December 31, 2022, the Company was a party to an advertising sales representation agreement (the “Networks Advertising Sales Representation Agreement”) with Sphere Entertainment’s subsidiary, MSGN Holdings, L.P. (“MSG Networks LP”), pursuant to which the Company had the exclusive right and obligation to sell MSG Networks LP advertising availabilities for a commission. The Networks Advertising Sales Representation Agreement was terminated effective as of December 31, 2022. For Fiscal Years 2023, 2022, and 2021, the Company recognized $8,802, $20,878 and $13,698 of revenues, respectively, under the advertising sales representation agreement with MSG Networks.

The termination of the Networks Advertising Sales Representation Agreement has impacted the operating results of the Company for Fiscal Year 2023 and will impact the operating results of the Company on a go forward basis. As a result, after December 31, 2022, the Company no longer recognizes advertising sales commission revenue or the employee costs related to the MSG Networks LP advertising sales agency.

Results of Operations

Consolidated and Combined Results of Operations

Comparison of Fiscal Year 2023 versus Fiscal Year 2022

The table below sets forth, for the periods presented, certain historical financial information.

	Years Ended June 30,		Change
	2023	2022	Amount	Percentage
Revenues	$851,496	$653,490	$198,006	30%
Direct operating expenses	(499,929)	(417,301)	(82,628)	20%
Selling, general and administrative expenses	(180,216)	(167,132)	(13,084)	8%
Depreciation and amortization	(60,463)	(69,534)	9,071	(13)%
Gains, net on dispositions	4,361	—	4,361	NM
Restructuring charges	(10,241)	(5,171)	(5,070)	98%

Operating income (loss)	105,008	(5,648)	110,656	NM
Interest expense, net	(44,625)	(45,960)	1,335	(3)%
Loss on extinguishment of debt	—	(35,629)	35,629	(100)%
Other income (expense), net	17,389	(49,033)	66,422	(135)%

Income (loss) from operations before income taxes	77,772	(136,270)	214,042	157%
Income tax (expense) benefit	(1,728)	70	(1,798)	NM

Net income (loss)	76,044	(136,200)	212,244	156%
Less: Net loss attributable to nonredeemable noncontrolling interests	(553)	(2,864)	2,311	(81)%

Net income (loss) attributable to MSG Entertainment’s stockholders	$76,597	$(133,336)	$209,933	157%

NM — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

Revenues

Revenues for Fiscal Year 2023 increased $198,006 as compared to Fiscal Year 2022. The net increase in revenue was attributable to the following:

Increase in event-related revenues	$95,393
Increase in revenues from the presentation of the Christmas Spectacular	74,668
Increase in revenues subject to the sharing of economics with MSG Sports pursuant to the Arena License Agreements	35,537
Increase in venue-related sponsorship, signage and suite license fee revenues	16,998
Decrease in revenues due to the disposition of Boston Calling Events, LLC during the current fiscal year	(18,559)
Decrease in commissions due to termination of the Networks Advertising Sales Representation Agreement	(12,076)
Other net increases	6,045

$198,006

The increase in event-related revenues reflects (i) higher revenues from concerts of $92,889 and (ii) higher revenues from other live entertainment and other sporting events of $2,504 during Fiscal Year 2023. The increase in revenue from concerts was primarily due to an increase in the number of concerts held at the Company’s venues, including the impact from the return of live events in the fiscal first quarter as compared to limited live events held in the first quarter of Fiscal Year 2022 (due to the COVID-19 pandemic) and higher per-concert revenue during Fiscal Year 2023.

The Company had 181 Christmas Spectacular performances during the 2022-23’s holiday season as compared to 101 performances in the prior year’s holiday season due to the partial cancellation of the 2021 production. For the 2022-23 holiday season, approximately 930,000 tickets were sold, representing an over 25% increase in attendance on a per-show basis as compared to the prior year.

The increase in revenues from the presentation of the Christmas Spectacular production was primarily due to higher ticket-related revenues, as compared to the prior year period. This reflected the increase in the number of performances and, to a lesser extent, higher per-show paid attendance, both as compared to the prior year period.

The increase in revenues subject to the sharing of economics with MSG Sports pursuant to the Arena License Agreements primarily reflects higher suite license fee revenues and to a lesser extent higher food beverage and merchandise at Knicks and Rangers games. The increase in suite license fee revenues also reflects the return of live events at the Company’s venues in the fiscal first quarter as compared to limited live events held during the first quarter of Fiscal Year 2022 (due to the COVID-19 pandemic).

The increase in venue-related sponsorship, signage, and suite license fee revenues was primarily due to the return of live events at the Company’s venues as compared to limited live events held during the first quarter of Fiscal Year 2022 and higher suite sales.

Direct operating expenses

Direct operating expenses for Fiscal Year 2023 increased $82,628 as compared to Fiscal Year 2022. The net increase in direct operating expenses was attributable to the following:

Increase in event-related direct operating expenses, as discussed below	$47,883
Increase in expenses associated with the sharing of economics with MSG Sports pursuant to the Arena License Agreements	26,945
Increase in direct operating expenses associated with the Christmas Spectacular	11,790
Increase in direct operating expenses associated with the Arena License Agreements	7,502
Increase in venue operating costs	6,242
Decrease in direct operating expenses due to the disposition of Boston Calling Events, LLC in the current fiscal year	(19,650)
Other net increases	1,916

$82,628

The increase in event-related direct operating expenses reflects (i) higher direct operating expenses from concerts of $48,373, partially offset by (ii) lower direct operating expenses form other sporting and live entertainment events of $489 during Fiscal Year 2023. The increase in event-related direct operating expenses primarily reflects an increase in the number of concerts held at the Company’s venues as compared to the prior year period.

The increase in direct operating expenses associated with the sharing of economics with MSG Sports pursuant to the Arena License Agreements primarily reflects the increase in suite license fee revenues related to Knicks’ and Rangers’ games at The Garden.

The increase in direct operating expenses associated with the Christmas Spectacular was primarily due to the increase in the number of performances as compared to the prior year periods.

Selling, general, and administrative expenses

Selling, general, and administrative expenses for Fiscal Year 2023 increased $13,084, or 8%, to $180,216 as compared to Fiscal Year 2022. Results for Fiscal Year 2022 reflect the allocation of corporate and administrative costs based on the accounting requirements for the preparation of carve-out statements. These results do not include all of the expenses that would have been incurred by MSG Entertainment had it been a standalone public company for Fiscal Year 2022. Fiscal Year 2023 reflects the impact of carve-out accounting through the April 20, 2023 spin-off date and, thereafter, reflects the results of the Company on a fully standalone basis. The increase in selling, general, and administrative expenses were mainly due to additional professional fees and employee compensation and benefits, offset by carve out allocations and the impact of the Company’s transition services agreement with Sphere Entertainment.

Gains (loss), net on dispositions

Gains (loss), net on dispositions for Fiscal Year 2023 was a gain of $4,361 as compared to $0 in Fiscal Year 2022. The gain was due to the gain on sale of the Company’s controlling interest in Boston Calling Events, LLC (the “BCE Disposition”), partially offset by the net loss on the disposal of a corporate aircraft during Fiscal Year 2023.

Depreciation and amortization

Depreciation and amortization for Fiscal Year 2023 decreased $9,071, or 13%, to $60,463 as compared to Fiscal Year 2022 primarily due to certain intangible assets being fully amortized and the disposal of a corporate aircraft during Fiscal Year 2023.

Restructuring charges

Restructuring charges for Fiscal Year 2023 increased $5,070, to $10,241 as compared to the prior year period. The restructuring charges relate to the termination benefits provided due to a workforce reduction of certain executives and employees as part of Sphere Entertainment’s cost reduction program implemented in Fiscal Year 2023.

Operating Income

Operating income for Fiscal Year 2023 improved $110,656 to $105,008 as compared to an operating loss of $5,648 in Fiscal Year 2022. The improvement in operating income was primarily due to the increase in revenues, and, to a lesser extent a decrease in depreciation and amortization, offset by higher direct operating expenses and selling, general and administration expenses.

Interest expense, net

Interest expense, net for Fiscal Year 2023 was $44,625 as compared to $45,960 in Fiscal Year 2022, a decrease of $1,335, as a result of decrease in amortization of deferred financing costs following the refinancing of MSG National Properties, LLC’s (“MSG National Properties”) prior term loan facility in June 2022 and the absence of notes payable to BCE following the BCE Disposition, partially offset by an increase in interest rates.

Loss on extinguishment of debt

For Fiscal Year 2023, the Company did not incur any losses on the extinguishment of debt as compared to a loss of $35,629 in Fiscal Year 2022 due to the extinguishment of MSG National Properties’ prior term loan facility in June 2022.

Other income (expense), net

For Fiscal Year 2023, other income, net was $17,389 as compared to other expense, net of $49,033 for Fiscal Year 2022, an improvement of $66,422. The change was primarily due to (i) an increase in unrealized gains of $43,619 and $22,273 associated with the investments in DraftKings Inc. (“DraftKings”) and Townsquare Media, Inc. (“Townsquare”), respectively, and (ii) realized gains of $2,608 and $975 associated with the Company’s sale of investments in DraftKings and Townsquare, respectively, in Fiscal Year 2023, partially offset by a $281 increase in other pension costs.

Income taxes

Income tax expense for Fiscal Year 2023 of $1,728 differs from income tax benefit derived from applying the statutory federal rate of 21% to the pretax loss primarily due to (i) a decrease in the valuation allowance of $34,147, offset by (ii) tax expense of $3,861 related to nondeductible officers’ compensation and (iii) state income tax expense of $13,033.

Income tax benefit for Fiscal Year 2022 of $70 differs from income tax benefit derived from applying the statutory federal rate of 21% to the pretax loss primarily due to (i) an increase in the valuation allowance of $31,679 and (ii) tax expense of $8,125 related to nondeductible officers’ compensation, partially offset by (iii) state income tax benefit of $12,141.

See Note 16. Income Taxes to the consolidated and combined financial statements included elsewhere in this prospectus for further details on the components of income tax and a reconciliation of the statutory federal rate to the effective tax rate.

Adjusted operating income (loss) (“AOI”)

The Company evaluates performance based on several factors, of which the key financial measure is operating income (loss) before the following adjustments, which is referred to as adjusted operating income (loss) (“AOI”), a financial measure not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). We define adjusted operating income (loss) as operating income (loss) excluding:

(i)	the impact of non-cash straight-line leasing revenue associated with the Arena License Agreements with MSG Sports,

(ii)	depreciation, amortization and impairments of property and equipment, goodwill and intangible assets,

(iii)	share-based compensation expense,

(iv)	restructuring charges or credits,

(v)	merger and acquisition-related costs, including litigation expenses,

(vi)	gains or losses on sales or dispositions of businesses and associated settlements,

(vii)	the impact of purchase accounting adjustments related to business acquisitions,

(viii)	gains and losses related to the remeasurement of liabilities under MSG Entertainment’s Executive Deferred Compensation Plan (the “EDCP”), and

(ix)	amortization for capitalized cloud computing arrangement costs.

The Company believes that given the length of the Arena License Agreements and resulting magnitude of the difference in leasing revenue recognized and cash revenue received, the exclusion of non-cash leasing revenue provides investors with a clearer picture of the Company’s operating performance. Management believes that this adjustment is beneficial for other incremental reasons as well. This adjustment provides senior management, investors and analysts with important information regarding a long-term related party agreement with MSG Sports. In addition, this adjustment is included under the Company’s debt covenant compliance calculations and is a component of the performance measures used to evaluate, and compensate, senior management of the Company. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the Company’s business without regard to the settlement of an obligation that is not expected to be made in cash. The Company eliminates merger and acquisition-related costs, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the EDCP, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with GAAP, gains and losses related to the remeasurement of liabilities under the EDCP are recognized in Operating (income) loss whereas gains and losses related to the remeasurement of the assets under the EDCP, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Other income (expense), net, which is not reflected in Operating income (loss).

The Company believes AOI is an appropriate measure for evaluating the operating performance of the Company on a consolidated and combined basis. AOI and similar measures with similar titles are common performance measures used by investors and analysts to analyze the Company’s performance. The Company uses revenues and AOI measures as the most important indicators of its business performance and evaluates management’s effectiveness with specific reference to these indicators.

AOI should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since AOI is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. The Company has presented the components that reconcile operating income (loss), the most directly comparable GAAP financial measure, to AOI.

The following is a reconciliation of operating income to adjusted operating income:

	Years Ended June 30,		Change
	2023	2022	Amount	Percentage
Operating income (loss)	$105,008	$(5,648)	$110,656	NM
Non-cash portion of arena license fees from MSG Sports (a)	(26,545)	(27,754)	1,209
Share-based compensation expense	29,521	37,746	(8,225)
Depreciation and amortization	60,463	69,534	(9,071)
Restructuring charges	10,241	5,171	5,070
Gains, net on dispositions	(4,361)	—	(4,361)
Amortization for capitalized cloud computing arrangement costs	600	39	561
Remeasurement of deferred compensation plan liabilities	121	46	75

Adjusted operating income	$175,048	$79,134	$95,914	121%

NM (not meaningful) — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

(a)

This adjustment represents the non-cash portion of operating lease revenue related to the Company’s Arena License Agreements with MSG Sports. Pursuant to GAAP, recognition of operating lease revenue is recorded on a straight-line basis over the term of the agreement based upon the value of total future payments under the arrangement. As a result, operating lease revenue is comprised of a contractual cash component plus or minus a non-cash component for each period presented. Operating income on a GAAP basis includes lease income of (i) $41,524 and $40,319 collected in cash for Fiscal Years 2023 and 2022, respectively, and (ii) a non-cash portion of $26,545 and $27,754 for Fiscal Years 2023 and 2022, respectively.

Net loss attributable to nonredeemable noncontrolling interests

For Fiscal Year 2023, the Company posted a net loss attributable to nonredeemable noncontrolling interests of $553 in comparison to a net loss attributable to nonredeemable noncontrolling interests of $2,864 for Fiscal Year 2022. These amounts represent the share of net loss of BCE that is not attributable to the Company, prior to the BCE Disposition on December 2, 2022.

Comparison of Fiscal Year 2022 versus the Fiscal Year 2021

The table below sets forth, for the periods presented, certain historical financial information.

	Years Ended June 30,		Change
	2022	2021	Amount	Percentage
Revenues	$653,490	$81,812	$571,678	NM
Direct operating expenses	417,301	96,236	321,065	NM
Selling, general and administrative expenses	167,132	136,597	30,535	22%
Depreciation and amortization	69,534	71,576	(2,042)	(3)%
Restructuring charges	5,171	14,691	(9,520)	(65)%

Operating loss	(5,648)	(237,288)	231,640	98%
Other income (expense):
Interest expense, net	(45,960)	(27,293)	(18,667)	(68)%
Loss on extinguishment of debt	(35,629)	—	(35,629)	NM
Other income (expense), net	(49,033)	50,622	(99,655)	NM

Loss from operations before income taxes	(136,270)	(213,959)	77,689	36%
Income tax (expense) benefit	70	(5,349)	5,419	NM

Net loss	(136,200)	(219,308)	83,108	38%
Less: Net loss attributable to nonredeemable noncontrolling interests	(2,864)	(694)	(2,170)	NM

Net loss attributable to MSG Entertainment’s stockholders	$(133,336)	$(218,614)	$85,278	39%

NM (not meaningful) — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

The Company’s operating results were materially impacted during Fiscal Years 2022 and 2021 by the COVID-19 pandemic and government actions taken in response. See “— Business — Impact of the COVID-19 Pandemic on Our Business” for more information.

Revenues

Revenues increased $571,678 from $81,812 for Fiscal Year 2021 to $653,490 for Fiscal Year 2022. The net increase was attributable to the following:

Increase in event-related revenues, as discussed below	$239,574
Increase in revenues from signage, suite licenses, and sales of food, beverage and merchandise subject to revenue or profit sharing with MSG Sports pursuant to the Arena License Agreements	130,238
Increase in revenues from the shortened Christmas Spectacular 2021 holiday season run as compared to the cancellation of the 2020 production in Fiscal Year 2021 as a result of the COVID-19 pandemic	55,454
Increase in arena license fees from MSG Sports pursuant to the Arena License Agreements, as discussed below	46,727
Increase in suite license fee revenues, due to the return of live events at the Company’s venues during Fiscal Year 2022 as compared to limited live events held in Fiscal Year 2021 due to the COVID-19 pandemic	34,904
Increase in venue-related signage and sponsorship revenues primarily due to the return of live events at the Company’s venues during Fiscal Year 2022 as compared to limited live events held in Fiscal Year 2021 due to the COVID-19 pandemic	29,940
Increase in revenues from the Boston Calling Music Festival as compared to the cancellation of the festival in Fiscal Year 2021 as a result of the COVID-19 pandemic	18,313
Other net increases	16,528

$571,678

The increase in event-related revenues reflects (i) higher revenues from concerts of $179,892 during Fiscal Year 2022 and (ii) higher revenues from live entertainment and other sporting events of $59,682 during Fiscal Year 2022. These increases were due to the return of live events to the Company’s venues during Fiscal Year 2022 as compared to limited live events held in Fiscal Year 2021 due to the COVID-19 pandemic. See “— Business — Impact of the COVID-19 Pandemic on Our Business” for more information.

In Fiscal Year 2022, the Knicks and Rangers played a combined 98 pre-season, regular season, and post-season games at The Garden without any capacity restrictions. As a result, the Company recorded $68,072 in arena license fees under the Arena License Agreements for Fiscal Year 2022. In Fiscal Year 2021, capacity restrictions, use limitations and social distancing requirements were in place for the entirety of the Knicks and Rangers 2020-21 regular seasons, which materially impacted the payments we received under the Arena License Agreements during Fiscal Year 2021.

Direct operating expenses

Direct operating expenses increased $321,065 from $96,236 for Fiscal Year 2021 to $417,301 for Fiscal Year 2022. The net increase was attributable to the following:

Increase in event-related direct operating expenses, as discussed below	$125,931
Increase in direct operating expenses associated with revenue or profit sharing expense from signage, suite licenses and sales of food, beverage and merchandise with MSG Sports pursuant to the Arena License Agreements	94,226
Increase in direct operating expenses from the shortened Christmas Spectacular 2021 holiday season run as compared to the cancellation of the 2020 production in Fiscal Year 2021 as a result of the COVID-19 pandemic	39,029
Increase in direct operating expenses associated with the Boston Calling Music Festival as compared to the cancellation of the festival in Fiscal Year 2021 as a result of the COVID-19 pandemic	19,003
Increase in direct operating expenses associated with the Arena License Agreements	17,645
Increase in direct operating expenses associated with venue operating costs	15,445
Other net increases	9,786

$321,065

For Fiscal Year 2022, the increase in event-related direct operating expenses reflects (i) higher direct operating expenses from concerts of $91,938, and (ii) higher direct operating expenses from live entertainment and other sporting events of $33,993, primarily due to the return of events to the Company’s venues during Fiscal Year 2022 as compared to limited live events in Fiscal Year 2021 due to the COVID-19 pandemic.

Selling, general and administrative expenses

SG&A expenses for Fiscal Year 2022 increased $30,535, or 22%, to $167,132 as compared to Fiscal Year 2021 primarily due to a net increase in employee compensation and related benefits, which included the impact of severance-related costs attributable to separation agreements in Fiscal Year 2022.

Depreciation and amortization

Depreciation and amortization for Fiscal Year 2022 decreased $2,042, or 3%, to $69,534 as compared to Fiscal Year 2021 primarily due to certain assets in The Garden being fully depreciated and amortized.

Restructuring charges

Restructuring charges for Fiscal Year 2022 were $5,171 as compared to $14,691 in Fiscal Year 2021, a decrease of $9,520, or 65%. In Fiscal Year 2021, the Company implemented cost savings initiatives to reduce labor costs in direct response to the disruption in operations resulting from the COVID-19 pandemic, which began in March 2020. In connection with these initiatives, the Company recorded total restructuring charges of $14,691 related to termination benefits provided to employees associated with a full-time workforce reduction in August 2020 and November 2020. For Fiscal Year 2022, the Company underwent additional organizational changes to further streamline operations related to the elimination of certain executive and management level functions, resulting in additional restructuring charges but of a lesser amount compared to Fiscal Year 2021.

Operating loss

Operating loss for Fiscal Year 2022 improved $231,640 to $5,648 as compared to an operating loss of $237,288 in Fiscal Year 2021. The improvement in operating loss was primarily due to the increase in revenues, and, to a lesser extent, the decrease in restructuring charges, offset by higher direct operating expenses and SG&A expenses.

Interest expense, net

Interest expense, net for Fiscal Year 2022 was $45,960 as compared to $27,293 in Fiscal Year 2021, an increase of $18,667, or 68%. The increase in net interest expense in Fiscal Year 2022 was primarily due to an increase in interest expense of $18,787 on the MSG National Properties, LLC facilities as a result of the balance of MSG National Properties’ prior term loan facility being outstanding for almost the full year of Fiscal Year 2022 (refinanced on June 30, 2022) compared to a partial year for Fiscal Year 2021, given the Company entered into the prior term loan facility on November 12, 2020. The increase in interest expense was partially offset by an increase in interest income from a related party.

Loss on extinguishment of debt

For Fiscal Year 2022, the Company incurred a loss on extinguishment of debt of $35,629 in connection with the extinguishment of MSG National Properties’ prior term loan facility.

Other income (expense), net

For Fiscal Year 2022, net other expense was $49,033 as compared to net other income of $50,622 for Fiscal Year 2021, a decrease of $99,655. The decrease was primarily due to an increase in unrealized losses of $62,155 and $41,192 associated with the investments in DraftKings Inc. (“DraftKings”) and Townsquare Media, Inc. (“Townsquare”), respectively, partially offset by (i) the absence of a $2,327 realized loss on the Company’s sale of investments in DraftKings in Fiscal Year 2021 and (ii) a $1,073 decrease in other pension costs.

Income taxes

Income tax benefit for Fiscal Year 2022 of $70 differs from income tax benefit derived from applying the statutory federal rate of 21% to the pretax loss primarily due to (i) an increase in the valuation allowance of $31,679 and (ii) tax expense of $8,125 related to nondeductible officers’ compensation, partially offset by state income tax benefit of $12,141.

Income tax expense for Fiscal Year 2021 of $5,349 differs from income tax benefit derived from applying the statutory federal rate of 21% to the pretax loss primarily due to (i) an increase in the valuation allowance of $70,501 and (ii) tax expense of $5,209 related to nondeductible officers’ compensation, partially offset by (i) state income tax benefit of $22,882 and (ii) tax benefit of $2,545 related to a change in the estimated applicable tax rate used to determine deferred taxes.

See Note 16, Income Taxes to the consolidated and combined financial statements included elsewhere in this prospectus for further details on the components of income tax and a reconciliation of the statutory federal rate to the effective tax rate.

The following is a reconciliation of operating loss to adjusted operating income (loss):

	Years Ended June 30,		Change
	2022	2021	Amount	Percentage
Operating loss	$(5,648)	$(237,288)	$231,640	98%
Non-cash portion of arena license fees from MSG Sports (a)	(27,754)	(13,026)	(14,728)
Share-based compensation expense	37,746	40,663	(2,917)
Depreciation and amortization	69,534	71,576	(2,042)
Restructuring charges	5,171	14,691	(9,520)
Remeasurement of deferred compensation plan liabilities	46	—	46

Adjusted operating income (loss)	$79,095	$(123,384)	$202,479	NM

NM (not meaningful) — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

(a)

This adjustment represents the non-cash portion of operating lease revenue related to the Company’s Arena License Agreements with MSG Sports. Pursuant to GAAP, recognition of operating lease revenue is recorded on a straight-line basis over the term of the agreement based upon the value of total future payments under the arrangement. As a result, operating lease revenue is comprised of a contractual cash component plus or minus a non-cash component for each period presented. Operating income on a GAAP basis includes lease income of (i) $40,319 and $8,319 collected in cash for Fiscal Years 2022 and 2021, respectively, and (ii) a non-cash portion of $27,754 and $13,026 for Fiscal Years 2022 and 2021, respectively.

Net loss attributable to nonredeemable noncontrolling interests

For Fiscal Year 2022, the Company posted a net loss attributable to nonredeemable noncontrolling interests of $2,864 in comparison to a net loss attributable to nonredeemable noncontrolling interests of $694 for Fiscal Year 2021. These amounts represent the share of net loss of BCE that is not attributable to the Company.

Liquidity and Capital Resources

Overview

Sources of Liquidity

Our primary sources of liquidity are cash and cash equivalents, cash flows from the operations of our businesses and available borrowing capacity under the National Properties Revolving Credit Facility (as defined below). Our principal uses of cash include working capital-related items (including funding our operations), capital spending, share repurchases, debt service, investments and related loans and advances to affiliates that we may fund from time to time. The Company estimates that its capital expenditure requirements in the near to intermediate term are primarily maintenance related. The Company expects to pay minimal cash taxes through Fiscal Year 2026. Our decisions as to the use of our available liquidity will be based upon the ongoing review of the funding needs of the business, the optimal allocation of cash resources, and the timing of cash flow generation. To the extent that we desire to access alternative sources of funding through the capital and credit markets, market conditions could adversely impact our ability to do so at that time.

We regularly monitor and assess our ability to meet our net funding and investing requirements. As of June 30, 2023, the Company’s unrestricted cash and cash equivalents balance was $76,089. The principal balance of the Company’s total debt outstanding as of June 30, 2023 was $659,279 and the Company had $74,518 of available borrowing capacity under its revolving credit facility. We believe we have sufficient liquidity from cash and cash equivalents available borrowing capacity under our credit facilities and cash flows from operations to fund our operations, and satisfy any obligations for the foreseeable future. See Note 12. Credit Facilities to the consolidated and combined financial statements included elsewhere in this prospectus for a discussion of the National Properties Facilities.

On March 29, 2023, our Board authorized a share repurchase program to repurchase up to $250,000 of the Company’s Class A common stock. Under the authorization, shares of Class A common stock may be purchased from time to time in open market or private transactions, block trades or such other manner as the Company may determine (including through repayment by Sphere Entertainment of the DDTL Facility (as defined below) with shares of the Company’s Class A common stock) in accordance with applicable insider trading and other securities laws and regulations. On June 27, 2023, the Company repurchased 840 shares of Class A common stock from the Sphere Entertainment for $25,000 in a private transaction, pursuant to a Stock Purchase Agreement, dated June 21, 2023, between the Company and the Sphere Entertainment.

On April 20, 2023, a subsidiary of the Company, MSG Entertainment Holdings, LLC (“MSG Entertainment Holdings”), entered into a delayed draw term loan facility (the “DDTL Facility”) with Sphere Entertainment. Pursuant to the DDTL Facility, MSG Entertainment Holdings committed to lend up to $65,000 in delayed draw term loans to Sphere Entertainment on an unsecured basis until October 20, 2024. On July 14, 2023, Sphere Entertainment drew down on the full amount of $65,000 under the DDTL Facility. On August 9, 2023, Sphere Entertainment repaid the full principal amount of the DDTL Facility and accrued interest and commitment fees by delivering to MSG Entertainment Holdings 1,923 shares of MSG Entertainment Class A common stock.

Financing Agreements

On June 30, 2022, MSG National Properties, MSG Entertainment Group, LLC and certain subsidiaries of MSG National Properties entered into a credit agreement with JP Morgan Chase Bank, N.A., as administrative agent and the lenders and letter of credit issuers party thereto (the “National Properties Credit Agreement”), providing for a five-year, $650,000 senior secured term loan facility (the “National Properties Term Loan Facility”) and a five-year, $100,000 revolving credit facility (the “National Properties Revolving Credit Facility” and, together with the National Properties Term Loan Facility, the “National Properties Facilities”). In connection with the MSGE Distribution, the National Properties Credit Agreement was amended to replace MSG Entertainment Group, LLC with MSG Entertainment Holdings as the parent guarantor. As of June 30, 2023, outstanding letters of credit were $8,382 and the remaining balance available under the National Properties Revolving Credit Facility was $74,518. On September 15, 2023, MSG National Properties entered into the National Properties Amendment, pursuant to which, among other things, the commitments under the National Properties Revolving Credit Facility were increased by an aggregate amount of $50,000 to $150,000. See “Summary — Recent Developments.”

Borrowings under the current National Properties Facilities bear interest at a floating rate, which at the option of MSG National Properties may be either (a) a base rate plus an applicable margin ranging from 1.50% to 2.50% per annum, determined based on the total leverage ratio of MSG National Properties and its restricted subsidiaries (the “National Properties Base Rate”), or (b) Term SOFR plus an applicable margin ranging from 2.50% to 3.50% per annum, determined based on the total leverage ratio of MSG National Properties and its restricted subsidiaries (the “National Properties SOFR Rate”). The National Properties Credit Agreement requires MSG National Properties to pay a commitment fee ranging from 0.30% to 0.50% in respect of the daily unused commitments under the National Properties Revolving Credit Facility. MSG National Properties is also required to pay customary letter of credit fees, as well as fronting fees, to banks that issue letters of credit pursuant to the National Properties Credit Agreement. The interest rate on the National Properties Facilities as of June 30, 2023 was 7.70%.

Subject to customary notice and minimum amount conditions, the Company may voluntarily repay outstanding loans under the National Properties Facilities and terminate commitments under the National Properties Revolving Credit Facility, at any time, in whole or in part, subject only to customary breakage costs in the case of prepayment of Term SOFR loans. The principal obligations under the National Properties Term Loan Facility are to be repaid in quarterly installments beginning with the fiscal quarter ended March 31, 2023, in an aggregate amount equal to 2.50% per annum (0.625% per quarter), stepping up to 5% per annum (1.25% per quarter) in the fiscal quarter ending September 30, 2025, with the balance due at the maturity of the facility on June 30, 2027.

The National Properties Facilities will mature on June 30, 2027. The principal obligations under the National Properties Term Loan Facility are to be repaid in quarterly installments beginning with the fiscal quarter ending March 31, 2023, in an aggregate amount equal to 2.50% per annum (0.625% per quarter), stepping up to 5.0% per annum (1.25% per quarter) in the fiscal quarter ending September 30, 2025, with the balance due at the maturity of the facility. The principal obligations under the National Properties Revolving Credit Facility are due at the maturity of the facility. Under certain circumstances, MSG National Properties is required to make mandatory prepayments on loans outstanding, including prepayments in an amount equal to the net cash proceeds of certain sales of assets or casualty insurance and/or condemnation recoveries (subject to certain reinvestment, repair or replacement rights), subject to certain exceptions.

The National Properties Credit Agreement includes financial covenants requiring MSG National Properties and its restricted subsidiaries to maintain a specified minimum liquidity level, a specified minimum debt service coverage ratio and specified maximum total leverage ratio. The minimum liquidity level is set at $50,000, and is tested based on the level of average daily liquidity, consisting of cash and cash equivalents and available revolving commitments, over the last month of each quarter over the life of the National Properties Facilities. The debt service coverage ratio covenant began testing in the fiscal quarter ended December 31, 2022, and is set at a ratio of 2:1 before stepping up to 2.5:1 in the fiscal quarter ending September 30, 2024. The leverage ratio covenant began testing in the fiscal quarter ended June 30, 2023. It is tested based on the ratio of MSG National Properties and its restricted subsidiaries’ consolidated total indebtedness to adjusted operating income, with an initial maximum ratio of 6:1, stepping down to 5.5:1 in the fiscal quarter ending June 30, 2024 and 4.5:1 in the fiscal quarter ending June 30, 2026. As of June 30, 2023, MSG National Properties and its restricted subsidiaries were in compliance with the covenants of the National Properties Credit Agreement.

In addition to the financial covenants discussed above, the National Properties Credit Agreement and the related security agreement contain certain customary representations and warranties, affirmative and negative covenants and events of default. The National Properties Credit Agreement contains certain restrictions on the ability of MSG National Properties and its restricted subsidiaries to take certain actions as provided in (and subject to various exceptions and baskets set forth in) the National Properties Credit Agreement, including the following: (i) incur additional indebtedness; (ii) create liens on certain assets; (iii) make investments, loans or advances in or to other persons; (iv) pay dividends and distributions or repurchase capital stock (which will restrict the ability of MSG National Properties to make cash distributions to the Company); (v) repay, redeem or repurchase certain indebtedness; (vi) change its lines of business; (vii) engage in certain transactions with affiliates; (viii) amend their respective organizational documents; (ix) merge or consolidate; and (x) make certain dispositions.

All obligations under the National Properties Facilities are guaranteed by MSG Entertainment Holdings and MSG National Properties’ existing and future direct and indirect domestic subsidiaries, other than the subsidiaries that own The Garden and certain other excluded subsidiaries (the “Subsidiary Guarantors”).

All obligations under the National Properties Facilities, including the guarantees of those obligations, are secured by certain of the assets of MSG National Properties and the Subsidiary Guarantors (collectively, “Collateral”) including, but not limited to, a pledge of some or all of the equity interests held directly or indirectly by MSG National Properties in each Subsidiary Guarantor. The Collateral does not include, among other things, any interests in The Garden or the leasehold interests in Radio City Music Hall and the Beacon Theatre.

See Note 12. Credit Facilities to the consolidated and combined financial statements included elsewhere in this prospectus for additional information regarding the National Properties Credit Agreement, such as the scheduled repayment requirement of $16,250 in Fiscal Year 2024 and $16,250 in Fiscal Year 2025.

Letters of Credit

The Company uses letters of credit to support its business operations. As of June 30, 2023, the Company had letters of credit outstanding for an aggregate of $8,382 issued under the National Properties Revolving Credit Facility.

Cash Flow Discussion

As of June 30, 2023, cash, cash equivalents and restricted cash totaled $84,355, as compared to $62,573 as of June 30, 2022. The following table summarizes the Company’s cash flow activities for Fiscal Years 2023 and 2022:

	Years Ended June 30,
	2023	2022
Net cash provided by operating activities	$135,694	$95,351
Net cash provided by investing activities	30,305	45,440
Net cash used in financing activities	(144,217)	(396,287)

Net increase (decrease) in cash, cash equivalents and restricted cash	$21,782	$(255,496)

Operating Activities

Net cash provided by operating activities for Fiscal Year 2023 improved by $40,343 to $135,694 as compared to Fiscal Year 2022, primarily due to (i) the increase in net income and (ii) net changes in working capital assets and liabilities, which included an increase in accounts receivable and deferred revenue, a decrease in accounts payable, accrued and other current and non-current liabilities, a decrease in related party receivables, net of payables, and a decrease on operating lease right-of-use assets and lease liabilities, partially offset by higher non-cash add backs mainly for net unrealized gain on equity investments with readily determinable fair value and gains, net on dispositions recognized in Fiscal Year 2023.

Investing Activities

Net cash provided by investing activities for Fiscal Year 2023 declined by $15,135 to $30,305 as compared to Fiscal Year 2022 primarily due to (i) the absence of proceeds received from a related party loan receivable in the current year period, offset by (ii) proceeds received from the dispositions of BCE and the corporate aircraft.

Financing Activities

Net cash used in financing activities for Fiscal Year 2023 declined by $252,070 to $144,217 as compared to Fiscal Year 2022 primarily due to (i) lower net transfers to Sphere Entertainment and Sphere Entertainment’s subsidiaries in the current year period as compared to Fiscal Year 2022, (ii) the absence of debt extinguishment costs and deft financing fees in Fiscal Year 2023, offset by (iii) stock repurchases in Fiscal Year 2023.

Contractual Obligations

As of June 30, 2023, the approximate future payments under our contractual obligations were as follows:

	Payments Due by Period (c)
	Total	Year 1	Years 2-3	Years 4-5	More Than 5 Years
Leases (a)	$354,237	$38,324	$39,426	$45,715	$230,772
Debt repayments (b)	659,279	16,250	49,054	593,975	—

Total future contractual obligation payments	$1,013,516	$54,574	$88,480	$639,690	$230,772

(a)

Includes contractually obligated minimum lease payments for operating leases having an initial noncancellable term in excess of one year for the Company’s venues, including various corporate offices. These commitments are presented exclusive of the imputed interest used to reflect the payment’s present value. See Note 9. Leases to the consolidated and combined financial statements included elsewhere in this prospectus for more information.

(b)

See Note 12. Credit Facilities to the consolidated and combined financial statements included elsewhere in this prospectus for more information regarding the principal repayments required under the National Properties Credit Agreement.

(c)

Pension obligations have been excluded from the table above as the timing of the future cash payments is uncertain. See Note 13. Pension Plans and Other Postretirement Benefit Plans to the consolidated and combined financial statements included elsewhere in this prospectus for more information on the future funding requirements under our pension obligations.

Off Balance Sheet Arrangements

As of June 30, 2023, the Company had the following off balance sheet arrangements:

	Commitments
	June 30, 2024	June 30, 2025	June 30, 2026	June 30, 2027	June 30, 2028	Thereafter	Total
Contractual obligations	$11,225	$12,588	$16,276	$39,207	$39,563	$799,225	$918,084
Letters of credit	8,382	—	—	—	—	—	8,382

Total commitments	$19,607	$12,588	$16,276	$39,207	$39,563	$799,225	$926,466

Seasonality of Our Business

The revenues the Company earns from the Christmas Spectacular and arena license fees from MSG Sports in connection with the Knicks’ and Rangers’ use of The Garden generally means the Company earns a disproportionate share of its revenues and operating income in the second and third quarters of the Company’s fiscal year, with the first fiscal quarter being disproportionately lower.

Recently Issued Accounting Pronouncements and Critical Accounting Estimates

Recently Issued Accounting Pronouncements

See Note 2. Summary of Significant Accounting Policies to the consolidated and combined financial statements included elsewhere in this prospectus for discussion of recently issued accounting pronouncements.

Critical Accounting Estimates

Critical accounting estimates are those that management believes are the most important to the portrayal of our financial condition and results and require the most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Judgments and uncertainties may result in materially different amounts being reported under different conditions or using different assumptions. In addition to the critical accounting estimates disclosed below, see Note 17. Related Party Transactions to the consolidated and combined financial statements included elsewhere in this prospectus for further details on corporate allocations recorded in the consolidated and combined financial statements.

The preparation of the Company’s consolidated and combined financial statements in conformity with GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses. Management believes its use of estimates in the consolidated and combined financial statements to be reasonable. The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Revenue Recognition — Arrangements with Multiple Performance Obligations

The Company enters into arrangements with multiple performance obligations, such as multi-year sponsorship agreements which may derive revenues for both the Company as well as MSG Sports within a single arrangement. The Company also derives revenue from similar types of arrangements which are entered into by MSG Sports. Payment terms for such arrangements can vary by contract, but payments are generally due in installments throughout the contractual term. The performance obligations included in each sponsorship agreement vary and may include advertising and other benefits such as, but not limited to, signage at The Garden and the Company’s other venues, digital advertising, and event or property specific advertising, as well as non-advertising benefits such as suite licenses and event tickets. To the extent the Company’s multi-year arrangements provide for performance obligations that are consistent over the multi-year contractual term, such performance obligations generally meet the definition of a series as provided for under the accounting guidance. If performance obligations are concluded to meet the definition of a series, the contractual fees for all years during the contract term are aggregated and the related revenue is recognized proportionately as the underlying performance obligations are satisfied.

The timing of revenue recognition for each performance obligation is dependent upon the facts and circumstances surrounding the Company’s satisfaction of its respective performance obligation. The Company allocates the transaction price for such arrangements to each performance obligation within the arrangement based on the estimated relative standalone selling price of the performance obligation. The Company’s process for determining its estimated standalone selling prices involves management’s judgment and considers multiple factors including company specific and market specific factors that may vary depending upon the unique facts and circumstances related to each performance obligation. Key factors considered by the Company in developing an estimated standalone selling price for its performance obligations include, but are not limited to, prices charged for similar performance obligations, the Company’s ongoing pricing strategy and policies, and consideration of pricing of similar performance obligations sold in other arrangements with multiple performance obligations.

The Company incurs costs such as commissions to obtain its multi-year sponsorship agreements. The Company assesses such costs for capitalization on a contract by contract basis. To the extent costs are capitalized, the Company estimates the useful life of the related contract asset which may be the underlying contract term or the estimated customer life depending on the facts and circumstances surrounding the contract. The contract asset is amortized over the estimated useful life.

Quantitative and Qualitative Disclosures About Market Risk Potential Interest Rate Risk Exposure:

The Company, through its subsidiary MSG National Properties, is subject to potential interest rate risk exposure related to borrowings incurred under its credit facilities. Changes in interest rates may increase interest expense payments with respect to any borrowings incurred under these credit facilities. The effect of a hypothetical 200 basis point increase in floating interest rate prevailing as of June 30, 2023 and continuing for a full year would increase the Company’s interest expense on the outstanding amounts under the credit facilities by $13,186.

Defined Benefit Pension Plans and Other Postretirement Benefit Plans:

The Company utilizes actuarial methods to calculate pension and other postretirement benefit obligations and the related net periodic benefit cost which are based on actuarial assumptions. Key assumptions, the discount rates and the expected long-term rate of return on plan assets, are important elements of the plans’ expense and liability measurement and we evaluate these key assumptions annually. Other assumptions include demographic factors, such as mortality, retirement age and turnover. The actuarial assumptions used by the Company may differ materially from actual results due to various factors, including, but not limited to, changing economic and market conditions. Differences between actual and expected occurrences could significantly impact the actual amount of net periodic benefit cost and the benefit obligation recorded by the Company. Material changes in the costs of the plans may occur in the future due to changes in these assumptions, changes in the number of the plan participants, changes in the level of benefits provided, changes in asset levels and changes in legislation. Our assumptions reflect our historical experience and our best estimate regarding future expectations.

Accumulated and projected benefit obligations reflect the present value of future cash payments for benefits. We use the Willis Towers Watson U.S. Rate Link: 40-90 Discount Rate Model (which is developed by examining the yields on selected highly rated corporate bonds) to discount these benefit payments on a plan by plan basis, to select a rate at which we believe each plan’s benefits could be effectively settled. Additionally, the Company measures service and interest costs by applying the specific spot rates along that yield curve to the plans’ liability cash flows (“Spot Rate Approach”). The Company believes the Spot Rate Approach provides a more accurate measurement of service and interest costs by improving the correlation between projected benefit cash flows and their corresponding spot rates on the yield curve.

Lower discount rates increase the present value of benefit obligations and will usually increase the subsequent year’s net periodic benefit cost. The weighted-average discount rates used to determine benefit obligations as of June 30, 2023 for the Company’s Pension Plans and Postretirement Plan were 5.34% and 5.40%, respectively. A 25 basis point decrease in each of these assumed discount rates would increase the projected benefit obligations for the Company’s Pension Plans and Postretirement Plan at June 30, 2023 by $3,350 and $30, respectively.

The weighted-average discount rates used to determine service cost, interest cost and the projected benefit obligation components of net periodic benefit cost were 4.97%, 4.56% and 4.86%, respectively, for Fiscal Year 2023 for the Company’s Pension Plans. The weighted-average discount rates used to determine service cost, interest cost and the projected benefit obligation components of net periodic benefit cost were 4.89%, 4.28% and 4.63%, respectively, for Fiscal Year 2023 for the Company’s Postretirement Plan. A 25 basis point decrease in these assumed discount rates would increase the total net periodic benefit cost for the Company’s Pension Plans by $60 and would result in no impact to the net periodic benefit cost for the Company’s Postretirement Plan for Fiscal Year 2023.

The expected long-term return on plan assets is based on a periodic review and modeling of the plans’ asset allocation structures over a long-term horizon. Expectations of returns for each asset class are the most important of the assumptions used in the review and modeling, and are based on comprehensive reviews of historical data, forward-looking economic outlook, and economic/financial market theory. The expected long-term rate of return was selected from within the reasonable range of rates determined by (a) historical real returns, net of inflation, for the asset classes covered by the investment policy, and (b) projections of inflation over the long-term period during which benefits are payable to plan participants. The weighted average expected long-term rate of return on plan assets for the Company’s funded pension plans was 5.92% for Fiscal Year 2023.

Performance of the capital markets affects the value of assets that are held in trust to satisfy future obligations under the Company’s funded plans. Adverse market performance in the future could result in lower rates of return for these assets than projected by the Company which could increase the Company’s funding requirements related to these plans, as well as negatively affect the Company’s operating results by increasing the net periodic benefit cost. A 25 basis point decrease in the long-term return on pension plan assets assumption would increase net periodic pension benefit cost by $250 for Fiscal Year 2023.

BUSINESS

We are a Delaware corporation with our principal executive offices at Two Pennsylvania Plaza, New York, NY 10121. Our telephone number is +1 (212) 465-6000. MSGE is a holding company and conducts substantially all of its operations through its subsidiaries.

Our Class A common stock is listed on the NYSE under the symbol “MSGE.” Our Class B common stock is not listed on any securities exchange.

The Company was incorporated on September 15, 2022 as a direct, wholly-owned subsidiary of Sphere Entertainment Co. (“Sphere Entertainment”), formerly known as Madison Square Garden Entertainment Corp. On March 29, 2023, Sphere Entertainment’s board of directors approved the distribution of approximately 67% of the outstanding common stock of the Company to its stockholders (the “MSGE Distribution”), with Sphere Entertainment retaining approximately 33% of the outstanding common stock of MSG Entertainment (in the form of Class A common stock) immediately following the MSGE Distribution, which occurred on April 20, 2023 (the “MSGE Distribution Date”). The Company owns the traditional live entertainment business previously owned and operated by Sphere Entertainment through its Entertainment business segment, excluding the Sphere business (which was retained by Sphere Entertainment after the MSGE Distribution Date). As of August 9, 2023, Sphere Entertainment owned approximately 17% of the outstanding common stock of the Company (in the form of Class A common stock).

All financial statement amounts prior to April 21, 2023 are presented on a carve-out basis as the financial information prior to the MSGE Distribution Date was prepared on a standalone basis derived from the consolidated financial statements and accounting records of Sphere Entertainment.

The Company reports on a fiscal year basis ending on June 30th. In this prospectus, the fiscal years ended on June 30, 2023, 2022 and 2021 are referred to as “Fiscal Year 2023,” “Fiscal Year 2022” and “Fiscal Year 2021”, respectively, and the fiscal year ending June 30, 2024 is referred to as “Fiscal Year 2024.”

Overview

MSG Entertainment is a leader in live entertainment experiences, comprised of iconic venues and marquee entertainment content. Utilizing our powerful brands and live entertainment expertise, the Company delivers unique experiences that set the standard for excellence and innovation while forging deep connections with diverse and passionate audiences. As of June 30, 2023, we managed our business through one reportable segment.

Our company includes (i) our portfolio of venues: Madison Square Garden (“The Garden”), The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, and The Chicago Theatre, (ii) the original production, the Christmas Spectacular Starring the Radio City Rockettes (“Christmas Spectacular”), and (iii) our entertainment and sports bookings business, which showcases a broad array of compelling concerts, family shows and special events, as well as a diverse mix of sporting events, for millions of guests annually.

Impact of the COVID-19 Pandemic on Our Business

The Company’s operations and operating results were not materially impacted by the COVID-19 pandemic during Fiscal Year 2023, as compared to Fiscal Year 2022, which was materially impacted by fewer ticketed events at our venues in the first half of Fiscal Year 2022 due to the lead-time required to book touring acts and artists and the postponement or cancellation of select bookings at our venues (including the partial cancellation of the 2021 production of the Christmas Spectacular) during the second and third quarters of the Fiscal Year 2022.

It is unclear to what extent COVID-19, including variants thereof, or another pandemic or public health emergency, could result in new government- or league-mandated capacity or other restrictions, vaccination/mask requirements, or impact the use of and/or demand for our venues and our sponsorship and advertising assets, deter our employees and vendors from working at our venues (which may lead to difficulties in staffing) or otherwise materially impact our operations. For more information about the risks to the Company as a result of the COVID-19 pandemic and its impact on our operating results, see “Risk Factors” included elsewhere in this prospectus for further details.

Our Strengths

•	Strong position in live entertainment through:

•	A portfolio of world-renowned venues; and

•	Marquee live entertainment brands and content;

•	Significant presence in New York, the leading live entertainment market;

•	Deep industry relationships that drive top-tier performers and a wide variety of events to the Company’s venues;

•	Proven track record of delivering significant value for partners through innovative sponsorships and premium hospitality;

•	Reputation for world-class customer experience driven by decades of expertise in sales and marketing, and venue operations;

•	Expertise in utilizing data to drive decisions to maximize revenue and the experience of our guests;

•

Long-term agreements to host home games at The Garden for two of the most recognized franchises in professional sports — the New York Knicks (the “Knicks”) and the New York Rangers (the “Rangers”); and A strong and seasoned management team.

Our Strategy

Our strategy is to create world-class live experiences for our guests and partners by leveraging (i) our Company’s unique portfolio of live entertainment assets and brands; (ii) our expertise in venue management, bookings and productions, sponsorship, ticketing, marketing and premium hospitality and content development; (iii) our deep relationships across the entertainment and sports industries; and (iv) our strong connection with diverse and passionate audiences. We believe this strategy will enable us to generate long-term value creation for our stockholders.

Key components of our strategy include:

•

Enhancing the live entertainment experience for our customers. We use the strength of our venues, expertise and relationships to attract top talent and deliver unforgettable experiences for our guests. We have a track record of designing world-class facilities with top-quality amenities, including our renovations of The Garden, Radio City Music Hall, and the Beacon Theatre. We also continue to explore new ways to use technology to improve the guest experience. From the way our customers buy food, beverage and merchandise, to how we market and process their tickets, to utilizing next-generation audio technology in our venues, we strive to give our customers the best experience in the industry. We believe this approach will enable us to drive improvements in per-event revenue and profitability at our venues and help create a seamless and memorable guest experience that will help drive repeat visitation to our venues.

•

Increasing the utilization of our venues. Part of what drives our success is our “artist first” approach. Through dedicated artist areas and top-tier service, our talent-friendly environment not only attracts artists to our venues, but also brings them back for repeat performances. Another part of this approach is how we use our diverse collection of venues. With seating capacities and configurations that range from 2,800 to 21,000, our venue portfolio enables us to shepherd artists through the growth in their careers, helping us develop deeper industry relationships. We will continue to use this “artist first” approach to attract the industry’s top talent with the goal of increasing utilization across all our venues through more multi-night concerts, as well as more marquee special events. We also plan to continue exploring opportunities for new events that would be unique to our venues, including high-profile residencies that would help build our base of events.

•

Delivering unrivaled marketing exposure for our partners. Our assets are highly sought after by companies that value the popularity of our venues and entertainment brands. Our value proposition is further strengthened by our sponsorship sales representation agreement with MSG Sports which enables us to deliver broad-based marketing platforms that combine our assets with MSG Sports’ professional sports brands. We plan to continue utilizing this integrated approach to both renew and extend our relationships with existing partners, as well as to form partnerships with leading companies in emerging industries and in industry verticals where we are currently under penetrated. We also offer our partners expanded reach through outdoor signage around the Madison Square Garden Complex (as defined below) and Pennsylvania Station (“Penn Station”), a major commuter hub in Manhattan. We plan to selectively explore additional opportunities to grow our external signage portfolio which could increase our existing marketing partnerships packages as well as attract new partners.

•

Offering best-in-class premium hospitality products. The Company offers a wide array of premium corporate hospitality offerings that cater to a variety of audiences. For example, The Garden has a range of suite and club products, including 21 Event Level suites, 58 Lexus Level suites, 18 Infosys Level suites, the Caesars Sportsbook Lounge, Suite Sixteen, Chase Lounge, and the HUB Loft. These suites and clubs — which provide exclusive private spaces, first-class amenities and some of the best seats in The Garden — are primarily licensed to corporate customers with the majority being multi-year agreements with annual escalators. Through our long-term arena license agreements (the “Arena License Agreements”) with MSG Sports, we also offer suite holders access to MSG Sports’ premium live sporting events. We believe the strength of our product and content offerings, along with the continued importance of corporate hospitality to our partners, position us well with regard to ongoing renewal and new sales activity. We also plan to explore enhancing and expanding our premium hospitality offerings, which would create new monetization opportunities for the Company.

•

Understanding our customers. We continue to forge direct relationships with customers and fans, with a focus on understanding how consumers interact with every aspect of the Company. A key component of this strategy is our large and growing proprietary database of millions of customers. The data we collect from our venues and digital products provides the Company with significant insights into our customers, including who is utilizing our digital assets and attending events at our venues. In addition to providing value for our marketing partners, these insights are leveraged to help drive revenue and engagement across our assets, providing us with an opportunity to tailor offerings and cross-promote our products and services, introducing customers to our wide range of assets and brands. We also plan to increasingly use data to proactively identify potential bookings for our venues.

Our Business

Our Company delivers unforgettable live experiences — all in extraordinary settings, with a substantial presence in the New York market. This creates significant demand for our brands by a wide selection of artists, sporting events, premier companies and the public. With a foundation of iconic venues, our Company has a proven ability to leverage the strength of our industry relationships, marketing assets, customer database and live event expertise to create compelling performance, promotion and distribution opportunities for artists, events and productions.

Specifically, the Company produces, presents and hosts a variety of live entertainment events, such as concerts, sporting events, family shows, performing arts events, special events and the wholly-owned Christmas Spectacular production which features the world-famous Radio City Rockettes (the “Rockettes”). In addition, the

Company hosts two of the most recognized franchises in professional sports — the NBA’s Knicks and the NHL’s Rangers. These live events are held at the Company’s venues: The Garden, The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, and The Chicago Theatre. With seating capacities and configurations that range from 2,800 to 21,000, our diverse collection of venues enables us to showcase a multitude of acts and events that cover a wide spectrum of genres to diverse audiences. In Fiscal Year 2023, we had approximately 900 live events and hosted over 5.5 million guests.

Prior to December 2, 2022, the Company also owned a controlling interest in Boston Calling Events, LLC (“BCE”), the entertainment production company that owns and operates the Boston Calling Music Festival. The Company disposed of its controlling interest in BCE in Fiscal Year 2023.

Our Bookings Business

Since July 1, 2014, our bookings revenues have grown at a mid-single digit compound annual growth rate.

Live Entertainment

Our Company is an established industry leader that books a wide variety of live entertainment events in our venues, which perennially include some of the biggest names in music and entertainment. Over the last several years, our venues have been key destinations for artists such as the Eagles, U2, Foo Fighters, Paul McCartney, Drake, Bruno Mars, Justin Bieber, Harry Styles, Dead and Company, Phish, Fleetwood Mac, Kacey Musgraves, Eric Clapton, Andrea Bocelli, John Mayer, Jennifer Lopez, Carrie Underwood, Justin Timberlake, P!nk, Chris Stapleton, Radiohead, Barbra Streisand, Olivia Rodrigo, Ariana Grande, Sebastian Maniscalco, Trevor Noah, John Mulaney and Dave Chappelle.

In addition, we have successfully developed new ways to increase the utilization of our venues, while creating unique experiences for artists and fans with our various residencies — including The Garden’s first music franchise: Billy Joel at The Garden. This extraordinary residency is at a historic 93 performances and counting since it began in January 2014, bringing Billy Joel’s lifetime performances at The World’s Most Famous Arena to 139 (through August 2023). Billy Joel’s historic residency at The Garden will conclude in July 2024 with his 150th lifetime performance. The Company’s other residencies include Jerry Seinfeld at the Beacon Theatre, the most by any comedian at the historic venue. The Company has also in recent years successfully created other unique bookings and residencies across its portfolio of venues, including the multi-year, dual-city residency of Tedeschi Trucks Band at both the Beacon Theatre and The Chicago Theatre, as well as Dave Chappelle at Radio City Music Hall, Phish’s 13-night “Baker’s Dozen” run at The Garden, Ali Wong at the Beacon Theatre, Josh Groban’s “Great Big Radio City Show,” Trey Anastasio’s eight-week virtual residency at the Beacon Theatre — a first for the Company — and Harry Styles’ 15-night run at The Garden.

Our venues also attract family shows and theatrical productions, which have included: ‘Twas the Night Before… by Cirque du Soleil at both The Chicago Theatre and The Theater at Madison Square Garden, as well as Paw Patrol Live! and Sesame Street Live!. Other significant events that have taken place at our venues include the Tony Awards, the MTV Video Music Awards, New York Comic Con, Tribeca Festival events and the final season premieres of both HBO’s Game of Thrones and STARZ’s POWER. We have also hosted appearances by luminaries such as His Holiness Pope Francis, His Holiness the Dalai Lama and the Prime Minister of India, Narendra Modi, along with graduations, television upfronts, product launches and film premieres.

Although we primarily license our venues to third-party promoters for a fee, we also promote or co-promote shows. If we serve as promoters or co-promoters of a show, we have economic risk relating to the event.

Sports

MSG Sports’ professional sports teams, the Knicks and the Rangers, are two of the most recognized franchises in sports, with passionate, multigenerational fanbases. The Company has long-term Arena License

Agreements with MSG Sports that require the Knicks and the Rangers to play their home games at The Garden, allowing us to continue hosting their long-time fans at The World’s Most Famous Arena.

Our Company also promotes, produces and/or presents a broad array of other live sporting events, including professional boxing, college basketball, college hockey, professional bull riding, mixed martial arts, esports and wrestling. Many of these events are among the most popular in our history and are perennial highlights on our annual calendar, as well as some of The Garden’s longest-running associations.

Professional boxing has had a long history with The Garden. The Garden famously hosted Muhammad Ali and Joe Frazier’s 1971 “Fight of the Century,” considered among the greatest sporting events in modern history, as well as numerous other boxing greats, including: Joe Louis, Rocky Marciano, Sugar Ray Robinson, Willie Pep, Emile Griffith, George Foreman, Roberto Duran, Oscar De La Hoya, Sugar Ray Leonard, Lennox Lewis, Roy Jones, Jr., Mike Tyson, Evander Holyfield, Miguel Cotto and Wladimir Klitschko. In recent years, boxing’s top fighters have called The Garden home, including two-division world champion Teofimo Lopez, former three-weight division champion Vasiliy Lomachenko, former unified middleweight champion Gennadiy Golovkin and boxing superstar Canelo Alvarez. In Fiscal Year 2022, for the first-time in The Garden’s history, two women headlined a boxing event when Katie Taylor faced off against Amanda Serrano in front of a sold-out crowd for the undisputed lightweight championship of the world.

Since the return of professional mixed martial arts in New York State in 2016, The Garden regularly hosts top UFC events, including UFC 205 featuring Connor McGregor and Eddie Alvarez, as well as the Professional Fighters League, which has held events at The Theater at Madison Square Garden, including its inaugural World Championships.

College sports have been a mainstay at The Garden for decades, with college basketball being featured at The World’s Most Famous Arena for nearly 90 years. The Garden hosted the annual Big East Tournament in March 2023 for the 41st straight year. It is the longest-running conference tournament at one site in all of college basketball and will celebrate its 42nd anniversary at The Garden in March 2024. In addition, St. John’s University has called The Garden its “home away from home” for decades. The Garden also continues to build its college hockey tradition, with a popular biennial event featuring Cornell University vs. Boston University, as well as recent visits from top national teams such as Boston College, North Dakota, Harvard, Yale, Michigan and Minnesota.

For the first time in venue history, the Madison Square Garden Complex hosted professional darts when the US Darts Masters and the North American Championship took place at The Theater at Madison Square Garden in 2022, which also marked the first time a professional darts championship was held in New York City. After the successful inaugural year, the event returned to The Theater at Madison Square Garden in 2023.

Other world-class sporting events have included the NBA All-Star Game in 2015, and the NCAA Division I Men’s Basketball East Regional Finals, which The Garden hosted in 2014, 2017 and 2023.

Our Productions

One of the Company’s core properties, the Christmas Spectacular — which runs exclusively at Radio City Music Hall and features the world-famous Rockettes — has been performed at the Radio City Music Hall since 1933. This production has become a tradition for many, creating a holiday touchstone that generations of fans want to return to, time and again. The show’s enduring popularity is driven by the incomparable Rockettes, the longest-running precision dance company in America, admired for their iconic style of dance, talent and athleticism, as well as their unity both on and off the stage.

In Fiscal Year 2023, the production returned for its 89th year — selling approximately 930,000 tickets across 181 performances and serving as a source of joy and inspiration for fans of all ages. Average per-show revenue was up approximately 30% year-over-year and up over 10% compared to Fiscal Year 2020, our last year before the pandemic. The Rockettes perform in nine numbers throughout the 90-minute production — with more technically complex and different styles of dance than ever before.

We acquired the rights to the Christmas Spectacular in 1997, and those rights are separate from, and do not depend on the continuation of, our lease of Radio City Music Hall. We also hold rights to the Rockettes brand in the same manner. We lease Radio City Music Hall pursuant to a long-term lease agreement. See “Our Venues — Radio City Music Hall.”

The Company believes it has a significant and unique asset in the Rockettes and continues to strengthen and broaden the Rockettes brand by targeting the most prominent and effective vehicles that elevate their visibility and underscore their reputation as beloved American cultural icons. The Rockettes have appeared or performed at high-profile events and award shows, including Presidential Inaugurations, Macy’s Thanksgiving Day Parade, Macy’s 4th of July Fireworks event, the Rockefeller Center Tree Lighting, New Year’s Eve Times Square Ball Drop, Tony Awards, MTV Video Music Awards, World Pride events, and television shows and holiday specials (Saturday Night Live, America’s Got Talent, Project Runway, The Kacey Musgraves Christmas Show, The Today Show, Live with Kelly and Mark and The Tonight Show Starring Jimmy Fallon), among many others. In November 2022, the Rockettes were featured in Hallmark Channel’s movie, “A Holiday Spectacular,” which was shot in part on location at Radio City Music Hall and debuted as part of the network’s Countdown to Christmas programming.

We continue to pursue opportunities to generate greater brand awareness, including through television and public appearances and dance education offerings. We are also committed to ensuring that the best dancers from all backgrounds, cultures, races, religions and ethnicities can become Rockettes, and are actively strengthening our relationships within the dance community, expanding where we hold auditions and scouting sessions, and eliminating financial barriers to entry, including for Rockettes Conservatory, our dancer development program. Rockettes Conservatory is an invite-only, week-long intensive training program held at Radio City Music Hall and offered at no cost to participants. The program was designed as an investment in promising dancers’ futures, and in addition to becoming an inclusive talent pipeline for future Rockettes, conservatory ensures the dance company continues to evolve by attracting the best dancers. The dance company continues to foster relationships with diverse dance organizations, including Dance Theatre of Harlem, Harlem School of the Arts, The Ailey School, International Association of Blacks in Dance and The Chloé and Maud Foundation, to provide program support, introduce staff and students to the unique world of precision dance and actively engage with dancers for Rockettes Conservatory.

The charts below show the paid attendance and total revenue for the Christmas Spectacular from fiscal year 2018 through fiscal year 2023.

1Fiscal Year 2021 production cancelled due to the impact of COVID-19 and Fiscal Year 2022 production run ended early due to Omicron COVID-19 variant.

Our Venues

The Company operates a mix of iconic venues that continue to build on their historic prominence as destinations for unforgettable experiences and events.

We own or operate under long-term leases a total of five venues in New York City and Chicago. These venues are: The Garden, The Theater at Madison Square Garden, Radio City Music Hall, and the Beacon Theatre in New York City; and The Chicago Theatre.

The Garden

The Garden has been a celebrated center of New York life since it first opened its doors in 1879. Over its 143-year history, there have been four Garden buildings, each known for showcasing the best of the era’s live sports and entertainment offerings. We believe that The Garden has come to epitomize the power and passion of live sports and entertainment to people around the world, with an appearance at The Garden often representing a pinnacle of an athlete’s or performer’s career. Known as “The World’s Most Famous Arena,” The Garden has been the site of some of the most memorable events in sports and entertainment, and together with The Theater at Madison Square Garden, has hosted hundreds of events and millions of visitors each year. In 2009, Billboard magazine ranked The Garden the number-one venue of the decade in its respective class based upon gross ticket sales. Music industry subscribers to the trade magazine Pollstar have voted The Garden “Arena of the Year” 22 times since the inception of the awards in 1989. The Garden also regularly ranks as the highest-grossing entertainment venue of its size in the world based on Billboard magazine’s mid-year and year-end rankings. The venue was ranked number one worldwide four times in the last five years for venues with a capacity over 15,001, including in calendar year 2022, according to Billboard’s year-end rankings.

Over The Garden’s history, it has been the setting for countless “big events,” inspired performances and one-of-a-kind moments that have helped define sports, entertainment and culture. Highlights include “The Fight of the Century” between Muhammad Ali and Joe Frazier in 1971, the 1970 Knicks’ NBA Championship, the Rangers’ 1994 Stanley Cup Championship, three Democratic National Conventions and one Republican National Convention, Marilyn Monroe’s famous birthday serenade to President John F. Kennedy, Frank Sinatra’s “Main Event” concert in 1974, the only U.S. concerts from the reunited Cream, the 25th Anniversary Rock and Roll Hall of Fame concerts, the 60th Annual Grammy Awards, and Billy Joel’s record-breaking 139 total performances at The Garden (through August 2023). In September 2015, His Holiness Pope Francis celebrated Mass at The Garden as part of his successful U.S. visit, which marked the first time a current pope has visited The Garden since Pope John Paul II in 1979. The Garden has also hosted four prominent benefit concerts, which galvanized the public to respond to national and global crises, including the first of its kind, “The Concert for Bangladesh” in 1972, as well as “The Concert for New York City,” following the events of 9/11; “From the Big Apple to the Big Easy,” held after Hurricane Katrina in 2005; and “12-12-12, The Concert for Sandy Relief” in 2012. In February 2020, To Kill a Mockingbird became the first-ever Broadway play to perform at The Garden with an entirely free performance for 18,000 New York City public school students. The Garden also continues to be home to two of MSG Sports’ professional sports franchises — the Knicks and Rangers.

The current Madison Square Garden complex, located between 31st and 33rd Streets and Seventh and Eighth Avenues on Manhattan’s West Side (the “Madison Square Garden Complex”), opened on February 11, 1968 with a salute to the United Service Organizations hosted by Bob Hope and Bing Crosby. From a structural standpoint, the construction of the current Garden was considered an engineering wonder for its time, including its famous circular shape and unique, cable supported ceiling, which contributes to its intimate feel. It was the first large structure built over an active railroad track. The builder, R.E. McKee, had a national reputation and was later recognized as a “Master Builder” by the construction industry. Architect Charles Luckman had one of the largest firms in the country and designed such buildings as the Prudential Tower in Boston, NASA’s flight center in Houston and the Forum in Inglewood, CA.

Following a three-year, top-to-bottom renovation, in October 2013, The Garden was fully transformed, featuring improved sightlines, additional entertainment and dining options, new concourses, upgraded hospitality areas, new technology, unique historic exhibits, and a completely transformed interior, where the intimacy of the arena bowl and The Garden’s world-famous ceiling were maintained. Focused on the total fan experience, the renovation was designed to benefit everyone in attendance, whether first-time visitors, season ticket subscribers, athletes, artists, suite holders or marketing partners. The Garden’s transformation ensured that attending an event at “The World’s Most Famous Arena” remained unlike anywhere else.

We own the Madison Square Garden Complex, the platform on which it is built and development rights (including air rights) above our property. Madison Square Garden sits atop Penn Station, a major commuter hub in Manhattan, which is owned by the National Railroad Passenger Corporation (Amtrak). While the development rights we own would permit us to expand in the future, any such use of development rights would require various approvals from the City of New York. The Garden seats up to approximately 21,000 spectators for entertainment and sporting events and, along with The Theater at Madison Square Garden, contains approximately 1,100,000 square feet of floor space over 11 levels.

The Theater at Madison Square Garden

The Theater at Madison Square Garden, which has approximately 5,600 seats, opened as part of the fourth Madison Square Garden Complex in 1968. Since then, some of the biggest names in live entertainment have performed at The Theater at Madison Square Garden, including The Who, Diana Ross, Elton John, James Taylor, Mary J. Blige, Pentatonix, John Legend, Karol G, Ellie Goulding, Chris Rock, Neil Young, Bill Maher, Jerry Seinfeld, Tyler, the Creator, J Balvin, Ricky Gervais, Nicky Jam, Aziz Ansari, Alejandro Sanz, Bert Kreischer and Van Morrison. The Theater at Madison Square Garden has also been the site for several boxing events including the inaugural World Championships of the Professional Fighters League as well as the NBA and NFL Drafts. In addition, it has hosted various product launches, upfronts, award shows, and other special events such as Wheel of Fortune and audition shows for America’s Got Talent, as well as a variety of theatrical productions and family shows, including ‘Twas the Night Before… by Cirque du Soleil, A Christmas Story, Elf The Musical, Paw Patrol Live! and Sesame Street Live!.

Radio City Music Hall

Radio City Music Hall has a rich history as a national theatrical and cultural mecca since it was first built by theatrical impresario S.L. “Roxy” Rothafel in 1932. Known as “The Showplace of the Nation,” it was the first building in the Rockefeller Center complex and, at the time, the largest indoor theater in the world. Radio City Music Hall, a venue with approximately 6,000 seats, hosts concerts, family shows and special events, and is home to the Christmas Spectacular. See “— Our Productions.” Over its history, entertainers who have graced the Great Stage include: Aretha Franklin, Lady Gaga, Brian Wilson, Harry Styles, Diana Ross, Lizzo, Olivia Rodrigo, Josh Groban, Mariah Carey, Lorde, Nine Inch Nails, Trey Anastasio, Khalid, Christina Aguilera, Britney Spears, The Weeknd, Tony Bennett, Hasan Minhaj, Billie Eilish, Sebastian Maniscalco, Jim Gaffigan, David Gilmour and Dave Chappelle. Radio City Music Hall was recognized by Pollstar magazine as Theatre of the Decade for 2009-2019 and regularly ranks as the highest-grossing entertainment venue of its size in the world, based on Billboard magazine’s mid-year and year-end rankings. The venue has ranked number one worldwide nine of the last eleven years for venues with capacities of 5,001 to 10,000, including the number three venue in calendar year 2022, according to Billboard’s year-end rankings.

In 1978, Radio City Music Hall was designated a New York City landmark by the NYC Landmarks Preservation Commission and a national landmark on the National Register of Historic Places. We acquired the lease in 1997, and in 1999, performed a complete restoration that returned the legendary theater to its original grandeur. The acclaimed restoration touched all aspects of the venue, including burnishing the ceilings of Radio City Music Hall with 720,000 sheets of gold and aluminum leaf, replacing the existing stage curtain with a new 112-foot wide golden silk curtain, and cleaning the three-story tall mural “The Fountain of Youth,” by Ezra Winter, which looms above the grand staircase. State-of-the-art sound systems, lighting and HDTV capabilities were also installed.

We lease Radio City Music Hall, located at Sixth Avenue and 50th Street in Manhattan, pursuant to a long-term lease agreement. In July 2021, the Company extended the term of the lease through August 31, 2038, with an option to renew for an additional 10 years by providing two years’ notice prior to expiration.

Beacon Theatre

In November 2006, we entered into a long-term lease agreement to operate the legendary Beacon Theatre, a venue with approximately 2,800 seats, which sits on the corner of Broadway and 74th Street in Manhattan. The Beacon Theatre was conceived by S. L. “Roxy” Rothafel and is considered the “older sister” to Radio City Music Hall. Designed by Chicago architect Walter Ahlschlager, the Beacon Theatre opened in 1929 as a forum for vaudeville acts, musical productions, drama, opera and movies. The Beacon Theatre was designated a New York City landmark by the NYC Landmarks Preservation Commission in 1979 and a national landmark on the National Register of Historic Places in 1982. Over its history, the Beacon Theatre has been a venerable rock and roll room for some of the greatest names in music, including: Steely Dan, Coldplay, Bono, Bonnie Raitt, Crosby Stills & Nash, Elton John, Hozier, Tedeschi Trucks Band, Eddie Vedder, John Mellencamp, Jackson Browne, Widespread Panic and Bob Dylan, as well as The Allman Brothers Band, which played its 238th show at the Beacon Theatre in October 2014, marking their final concert as a band. In recent years, the venue has become a comedy haven, hosting a Jerry Seinfeld residency and multi-night stands from comedians including Ali Wong, Trevor Noah, Chelsea Handler, Eddie Izzard, Nate Bargatze and Russell Peters. The venue has also hosted special events, such as film premieres for the Tribeca Festival, along with numerous luminaries such as His Holiness the Dalai Lama in 2009 and 2013, and President Bill Clinton in 2006, when the Rolling Stones played a private concert in honor of his 60th birthday. In Fall 2020, the Company and Trey Anastasio presented The Beacon Jams, the venue’s first-ever virtual residency which included eight weekly shows that were streamed live to hundreds of thousands of fans and raised more than $1 million for charity.

In August 2008, the Beacon Theatre was closed for a seven-month restoration project to return the theater to its original 1929 grandeur. The restoration of the Beacon Theatre focused on all historic, interior public spaces of the building, backstage and back-of-house areas, and was based on extensive historic research, as well as detailed, on-site examination of original, decorative painting techniques that had been covered by decades-old layers of paint. The Beacon Theatre has won several architectural awards recognizing its outstanding restoration. The widely acclaimed, comprehensive restoration was similar to our restoration of Radio City Music Hall and reflects our commitment to New York City. The Beacon Theatre regularly ranks as one of the highest-grossing entertainment venues of its size in the world, including a top ten venue in calendar year 2022, based on Billboard magazine’s mid-year and year-end rankings.

In December 2021, the Company extended the term of our lease on the Beacon Theatre through December 31, 2036, with an option to renew for an additional 10 years by providing notice prior to expiration.

The Chicago Theatre

In October 2007, to provide us with an anchor for content and distribution in a key market in the Midwest, we purchased the legendary The Chicago Theatre, a venue with approximately 3,600 seats. The Chicago Theatre, which features its famous six-story-high “C-H-I-C-A-G-O” marquee, was built in 1921 and designed in the French Baroque style by architects Cornelius W. Rapp and George L. Rapp. It is the oldest surviving example of this architectural style in Chicago today, and was designated a Chicago landmark building in 1983.

The Chicago Theatre has become a highly attractive destination for concerts, comedy shows and other live events, hosting a wide range of entertainers, including Bob Dylan, Mumford & Sons, David Byrne, Ed Sheeran, Wilco, Neil Young, Diana Ross, Madonna, Jerry Seinfeld, Janet Jackson, Elvis Costello, Bob Weir, Jim Gaffigan, Conan O’Brien, Amy Schumer, Steely Dan and Brett Eldredge. The venue has also hosted theatrical tours such as ‘Twas the Night Before… by Cirque du Soleil, A Christmas Story, The Wizard of Oz, Paw Patrol Live! and Dr. Seuss’ How The Grinch Stole Christmas! The Musical. The Chicago Theatre regularly ranks as one of the highest-grossing entertainment venues of its size in the world, including the number five venue in calendar year 2022, based on Billboard magazine’s mid-year and year-end rankings.

Intellectual Property

We create, own and license intellectual property in the countries in which we operate, have operated or intend to operate, and it is our practice to protect our trademarks, brands, copyrights, inventions and other original and acquired works. We have registered many of our trademarks and have filed applications for certain others. Additionally, we have filed for patent protection in the United States. Our registrations and applications relate to trademarks and inventions associated with, among other of our brands, Madison Square Garden and the Radio City Rockettes brands. We believe our ability to maintain and monetize our intellectual property rights, including our brand logos, is important to our business, our brand-building efforts and the marketing of our products and services. We cannot predict, however, whether steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of these rights or protect against vulnerability to oppositions or cancellation actions due to non-use. See “Risk Factors — Risks Related to Cybersecurity and Intellectual Property — We may become subject to infringement or other claims relating to our content or technology” and “Risk Factors — Risks Related to Cybersecurity and Intellectual Property — Theft of our intellectual property may have a material negative effect on our business and results of operations.”

Our Community

The Company actively engages with and supports the communities we serve through a variety of important initiatives. The Company’s 2022 Corporate Social Responsibility Report can be found on our website under “Our Community.”

We are proud to play a leadership role organizing extraordinary events such as opening The Garden to the “12-12-12” benefit concert organized post-Superstorm Sandy, which raised more than $50 million for hurricane victims. In February 2020, The Garden opened its doors to 18,000 New York City public school students for an exclusive, free performance of the Broadway production of To Kill a Mockingbird. In addition to these events, the Company provides funding annually to various non-profit organizations across the country, as well as in-kind contributions such as tickets, promotional items and food to schools, charities and community-based organizations in the local area. During the COVID-19 pandemic, the Company worked with dozens of local restaurants and charities to donate approximately 200,000 meals to families in need. In addition, the Company is a long-time supporter of the Lustgarten Foundation for Pancreatic Cancer Research, the nation’s largest private supporter of pancreatic cancer research, which has directed more than $225 million to research and assembled the best scientific minds to help find a cure.

The Garden of Dreams Foundation

The centerpiece of the Company’s philanthropy is The Garden of Dreams Foundation (“GDF”), a non-profit organization that assists young people in need. Since it was established in 2006, the GDF has donated nearly $75 million in grants and other donations, impacting more than 425,000 young people and their families. GDF focuses on young people facing illness or financial challenges, as well as children of uniformed personnel who have been lost or injured while serving our communities. In partnership with the Company, MSG Sports, and Sphere Entertainment, GDF provides young people in our communities with access to educational and skills opportunities; mentoring programs and memorable experiences that enhance their lives, help shape their futures and create lasting joy. Each year, as part of its Season of Giving, Garden of Dreams partners with the Radio City Rockettes, and MSG Sports’ Knicks and Rangers, on a wide range of charitable programs. GDF further supports its mission by providing a core group of non-profit partners with critical funding to ensure their long-term success.

Supplier Diversity

We are committed to fostering an inclusive environment across all areas of our business. In partnership with MSG Sports and Sphere Entertainment, our Business and Supplier Diversity Program seeks to strengthen relationships with diverse suppliers of goods and services and provide opportunities to do business with each of the three companies. See “— Human Capital Resources — Diversity and Inclusion (“D&I”).”

Regulation

The rules, regulations, policies and procedures affecting our business are subject to change. The following paragraphs describe the existing legal and regulatory requirements that are most significant to our business today; they do not purport to describe all present and proposed laws and regulations affecting our business.

Our business is subject to the general powers of federal, state and local government, as well as foreign governmental authorities, to deal with matters of health and public safety.

Venue Licenses

Our venues, like all public spaces, are subject to building and health codes and fire regulations imposed by the state and local governments in the jurisdictions in which they are located. Our venues are also subject to zoning and outdoor advertising regulations, and, with respect to Radio City Music Hall, the Beacon Theatre and The Chicago Theatre, landmark regulations which restrict us from making certain modifications to our facilities as of right or from operating certain types of businesses. Our venues also require a number of licenses to operate, including occupancy permits, exhibition licenses, food and beverage permits, liquor licenses and other authorizations and, with respect to The Garden, a zoning special permit granted by the City of New York. See “Risk Factors — Economic and Operational Risks — We are subject to extensive governmental regulation and our failure to comply with these regulations may have a material negative effect on our business and results of operations.” In the jurisdictions in which these venues are located, the operator is subject to statutes that generally provide that serving alcohol to a visibly intoxicated or minor guest is a violation of the law and may provide for strict liability for certain damages arising out of such violations. In addition, our venues are subject to the federal Americans with Disabilities Act (and related state and local statutes), which requires us to maintain certain accessibility features at each of our facilities. We and our venues are also subject to environmental laws and regulations. See “— Economic and Operational Risks — We are subject to extensive governmental regulation and our failure to comply with these regulations may have a material negative effect on our business and results of operations.”

Labor

Our business is also subject to regulation regarding working conditions, overtime and minimum wage requirements. See “— Economic and Operational Risks — Labor matters may have a material negative effect on our business and results of operations.”

Ticket Sales

Our business is subject to legislation governing the sale and resale of tickets and consumer protection statutes generally.

Data and Privacy

We are subject to data privacy and protection laws, regulations, policies and contractual obligations that apply to the collection, transmission, storage, processing and use of personal information or personal data, which among other things, impose certain requirements relating to the privacy and security of personal information. The variety of laws and regulations governing data privacy and protection, and the use of the internet as a commercial medium are rapidly evolving, extensive and complex, and may include provisions and obligations that are inconsistent with one another or uncertain in their scope or application.

The data protection landscape is rapidly evolving in the United States. For example, California passed a comprehensive data privacy law, the California Consumer Privacy Act of 2018 (the “CCPA”), and a number of other states, including Virginia, Colorado, Utah and Connecticut have also passed similar laws, and additional states may do so in the near future. Additionally, the California Privacy Rights Act (the “CPRA”) imposes additional data protection obligations on covered businesses, including additional consumer rights procedures and obligations, limitations on data uses, new audit requirements for higher risk data, and constraints on certain uses of sensitive data. The majority of the CPRA provisions went into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. Further, there are several legislative proposals in the United States, at both the federal and state level, that could impose new privacy and security obligations.

In addition, governmental authorities and private litigants continue to bring actions against companies for online collection, use, dissemination and security practices that are unfair or deceptive.

Website and Mobile Application Requirements

Our business is also subject to certain regulations applicable to our Internet websites and mobile applications. We maintain various websites and mobile applications that provide information and content regarding our business, offer merchandise and tickets for sale, make available sweepstakes and/or contests and offer hospitality services. The operation of these websites and applications may be subject to third-party application store requirements, as well as a range of federal, state and local laws including those related to privacy and protection of personal information, accessibility for persons with disabilities and consumer protection regulations. In addition, our websites are subject to the requirements of state privacy laws such as the CCPA and the CPRA.

Competition

Our business competes, in certain respects and to varying degrees, with other live performances, sporting events, movies, home entertainment (including the Internet and online services, social media and social networking platforms, television, video and gaming devices), and the large number of other entertainment and public attraction options available to members of the public. Our business typically represents alternative uses for the public’s entertainment dollars. The primary geographic area in which we operate, New York City, is among the most competitive entertainment markets in the world, with extensive performing arts venues, 12 major professional sports teams, numerous museums, galleries and other attractions, and numerous movie theaters available to the public. Our venues and live offerings outside of New York City similarly compete with other entertainment options in their respective markets and elsewhere. We compete with these other entertainment options on the basis of the quality of our offerings, the public’s interest in our content and the price of our tickets.

We compete for bookings with a large number of other venues both in the cities in which our venues are located and in alternative locations capable of booking the same productions and events. Generally, we compete for bookings on the basis of the size, quality, expense and nature of the venue required for the booking. Some of our competitors may have a larger network of venues and/or greater financial resources.

In addition to competition for bookings and ticket sales, we also compete to varying degrees with other productions and sporting events for sponsorship dollars.

Human Capital Resources

We believe the strength of our workforce is one of the significant contributors to our success. Our key human capital management objectives are to invest in and support our employees in order to attract, develop and retain a high performing and diverse workforce.

Diversity and Inclusion (“D&I”)

Together with Sphere Entertainment and MSG Sports, we aim to create an employee experience that fosters the Company’s culture of respect and inclusion. By welcoming the diverse perspectives and experiences of our employees, we all share in the creation of a more vibrant, unified, and engaging place to work.

We have furthered these objectives under our expanded Talent Management, Diversity and Inclusion function, including:

Workforce: Embedding Diversity and Inclusion through Talent Actions

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Created a common definition of “potential” and an objective potential assessment to de-bias talent review conversations so employees have an opportunity to learn, grow and thrive. Implemented quarterly performance and career conversations to facilitate regular conversations between managers and employees about goals, career growth and productivity.

•	Integrated D&I best practices into our performance management and learning and development strategies with the goal of driving more equitable outcomes.

•	Developed an emerging talent list to expand our talent pool to better identify and develop high performing diverse talent for expanded roles and promotion opportunities.

Workplace: Building an Inclusive and Accessible Community

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Redoubled our efforts with the MSG Diversity & Inclusion Heritage Month enterprise calendar to acknowledge and celebrate culturally relevant days and months of recognition, anchored by our six employee resource groups (“ERGs”): Asian Americans and Pacific Islanders (AAPI), Black, LatinX, PRIDE, Veterans, and Women. Increased combined ERG involvement from 622 members in Fiscal Year 2022 to 1,120 members in Fiscal Year 2023 (an increase of 80.1%), which includes employees from the Company, Sphere Entertainment and MSG Sports.

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Revamped our Conscious Inclusion Awareness Experience, a training program, and created two required educational modules focused on unconscious bias and conscious inclusion within our learning management system. As of June 30, 2023, over 90% of employees across the Company, Sphere Entertainment and MSG Sports have completed both required trainings either through the e-modules or through live training sessions.

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Broadened our LGBTQ+ inclusivity strategy, by launching new gender pronoun feature within the employee intranet platform, hosted live allyship and inclusivity trainings, and launched toolkit resources for employees to learn and develop. Together with the PRIDE ERG, marched in the 2022 and 2023 NYC Pride Parades. Hosted a community conversations series focused on “Finding Your Voice as an LGBTQ+ Professional” with a prominent LGBTQ+ elected official and employees of the Company, Sphere Entertainment and MSG Sports.

Community: Bridging the Divide through Expansion to Diverse Stakeholders

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Focused on connecting with minority-owned businesses to increase the diversity of our vendors and suppliers by leveraging ERGs and our community, which creates revenue generating opportunities for diverse suppliers to promote their businesses and products. Prior to the MSGE Distribution, in Fiscal Year 2023, Sphere Entertainment and MSG Sports hosted a multi-city holiday market event featuring twenty underrepresented businesses in New York City and Burbank.

•

Invested in an external facing supplier diversity portal on our website, which launched in Fiscal Year 2023. The portal is intended to expand opportunities for the Company, Sphere Entertainment and MSG Sports to do business with diverse suppliers, including minority-, women-, LGBTQ+- and veteran-owned businesses.

•

Strengthened our commitment to higher education institutions to increase campus recruitment pipelines. In partnership with the Knicks and our social impact team and prior to the MSGE Distribution, Sphere Entertainment and MSG Sports hosted the 2nd Annual Historically Black Colleges and Universities Night highlighting the important contributions of these institutions, and awarded a $60,000 scholarship to a New York City high school student.

Talent

As of June 30, 2023, we had approximately 970 full-time union and non-union employees and approximately 4,850 part-time union and non-union employees.

We aim to attract top talent through our prestigious brands and venues, as well as through the many benefits we offer. We aim to retain and develop our talent by emphasizing our competitive rewards, offering opportunities that support employees both personally and professionally, and our commitment to fostering career development in a positive corporate culture.

Our performance management practice includes ongoing feedback and conversations between managers and team members, and talent reviews designed to identify potential future leaders and inform succession plans. We value continuous learning and development opportunities for our employees, which include a career development tool, leadership development programs, a learning platform, and tuition assistance.

Our benefit offerings are designed to meet the range of needs of our diverse workforce and include: domestic partner coverage, an employee assistance program which also provides assistance with child and elder care resources, legal support, pet insurance, wellness programs and financial planning seminars. These resources are intended to support the physical, emotional and financial well-being of our employees.

As of June 30, 2023, approximately 70% of our employees were represented by unions. Approximately 26% of such union employees are subject to collective bargaining agreements (“CBAs”) that expired as of June 30, 2023 and approximately 20% are subject to CBAs that will expire by June 30, 2024 if they are not extended prior thereto. Labor relations can be volatile, though our current relationships with our unions taken as a whole are positive. We have from time to time faced labor action or had to make contingency plans because of threatened or potential labor actions.

Financial Information about Geographic Areas

All revenues and assets of the Company are attributed to or located in the United States. A majority of the Company’s revenues and assets are concentrated in the New York City metropolitan area.

Properties

We own the Madison Square Garden Complex, which includes The Garden (with a maximum capacity of approximately 21,000 seats) and The Theater at Madison Square Garden (with a maximum capacity of approximately 5,600 seats) in New York City, comprising approximately 1,100,000 square feet; and The Chicago Theatre (with a maximum capacity of approximately 3,600 seats) in Chicago comprising approximately 72,600 square feet.

Significant properties that are leased in New York City include approximately 363,000 square feet housing Madison Square Garden Entertainment Corp.’s administrative and executive offices with approximately 47,000 square feet of space that is subleased to MSG Sports, approximately 577,000 square feet comprising Radio City Music Hall (with a maximum capacity of approximately 6,000 seats) and approximately 57,000 square feet comprising the Beacon Theatre (with a maximum capacity of approximately 2,800 seats). For more information on our venues, see “— Our Business — Our Venues.”

Our Madison Square Garden Complex is subject to and benefits from various easements, including over the “breezeway” into Madison Square Garden from Seventh Avenue in New York City (which we share with other property owners). Our ability to continue to utilize this and other easements requires us to comply with certain conditions. Moreover, certain adjoining property owners have easements over our property, which we are required to maintain so long as those property owners meet certain conditions.

Legal Proceedings

The Company is a defendant in various lawsuits. Although the outcome of lawsuits cannot be predicted with certainty (including the extent of available insurance, if any), management does not believe that resolution of these lawsuits will have a material adverse effect on the Company.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These exemptions generally include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Although we are still evaluating the JOBS Act, we may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us as long as we qualify as an emerging growth company, except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act.

We will, in general, remain as an emerging growth company for up to five full fiscal years following the MSGE Distribution. We will cease to be an emerging growth company and, therefore, become ineligible to rely on the above exemptions, if we:

•	have more than $1.235 billion in annual revenue in a fiscal year;

•	issue more than $1 billion of non-convertible debt during the preceding three-year period; or

•

become a “large accelerated filer” as defined in Exchange Act Rule 12b-2, which would occur after: (i) we have filed at least one annual report pursuant to the Exchange Act; (ii) we have been an SEC-reporting company for at least 12 months; and (iii) the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

CORPORATE GOVERNANCE AND MANAGEMENT

General

Our Class A common stock is listed on the NYSE under the symbol “MSGE.” As a result, we are subject to NYSE corporate governance listing standards.

As a “controlled company” we are not subject to the corporate governance rules of the NYSE requiring: (i) a majority of independent directors on our Board, (ii) an independent corporate governance and nominating committee, and (iii) an independent compensation committee. On account of this, and based on our ownership and voting structure, we do not have a majority of independent directors on our Board and we have not created a corporate governance and nominating committee; however, we have elected to comply with the NYSE requirement for an independent compensation committee.

Under the terms of our amended and restated certificate of incorporation, the holders of our Class B common stock have the right to elect up to 75% of the members of our Board and there is no requirement that any of those directors be independent or be chosen independently.

Corporate Governance Guidelines

Our Board has adopted our Corporate Governance Guidelines (“Governance Guidelines”). Our Governance Guidelines set forth our practices and policies with respect to Board composition and selection, Board meetings, executive sessions of the Board, Board committees, the expectations we have of our directors, selection of the Executive Chairman and the Chief Executive Officer, management succession, Board and executive compensation, and Board self-assessment requirements. The full text of our Governance Guidelines may be viewed at our corporate website at www.msgentertainment.com under Investors — Governance — Corporate Governance. A copy may be obtained by writing to Madison Square Garden Entertainment Corp., Two Pennsylvania Plaza, New York, NY 10121; Attention: Corporate Secretary.

Executive Sessions of Non-Management and Independent Board Members

Under our Governance Guidelines, either our directors who are not also executive officers of our Company (the “non-management directors”) or our directors who are independent under the NYSE rules are required to meet regularly in executive sessions with no members of management present. If non-management directors who are not independent participate in these executive sessions, the independent directors under the NYSE rules are required to meet separately in executive sessions at least once each year. The non-management or independent directors may specify the procedure to designate the director who may preside at any such executive session.

Risk Oversight

Our Board believes that risk oversight is an important Board responsibility. The Board has delegated risk oversight to the Audit Committee, including venue security and oversight over cybersecurity risks. The Audit Committee discusses guidelines and policies governing the process by which the Company’s management assesses and manages the Company’s exposure to risk and discusses the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee also receives periodic updates from subject matter experts regarding specific risks, such as venue security and cybersecurity. The Compensation Committee considers the Company’s exposure to risk in establishing and implementing our executive compensation program. The Compensation Committee, with the assistance of its independent compensation consultant, reviewed the level of risk incentivized by the Company’s executive compensation program as well as incentive programs below the executive officer level. Based on this assessment and the executive compensation program’s emphasis on long-term performance, its close connection to Company-wide and divisional performance and its equity-based component designed to align the executive officers’ compensation with the Company’s long-term strategy and growth, the Compensation Committee determined that our executive compensation program does not create incentives for excessive risk-taking that are reasonably likely to have a material adverse effect on the Company.

Communicating with Our Directors

Our Board has adopted policies designed to allow our stockholders and other interested parties to communicate with our directors. Any interested party who wishes to communicate with the Board or any director or the non-management directors as a group should send communications in writing to the Chairman of the Audit Committee, Madison Square Garden Entertainment Corp., Two Pennsylvania Plaza, New York, NY 10121. Any person, whether or not an employee, who has a concern with respect to our accounting, internal accounting controls, auditing issues or other matters, may, in a confidential or anonymous manner, communicate those concerns to our Audit Committee by contacting the MSGE Integrity Hotline, which is operated by a third-party service provider, at 1-877-756-4306 or www.msg.ethicspoint.com.

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics for our directors, officers and employees. A portion of this Code of Conduct and Ethics also serves as a code of conduct and ethics for our senior financial officers, including our principal accounting officer and controller. Among other things, our Code of Conduct and Ethics covers conflicts of interest, disclosure responsibilities, legal compliance, reporting and compliance with the Code of Conduct and Ethics, confidentiality, corporate opportunities, fair dealing, protection and proper use of Company assets and equal employment opportunity and harassment. The full text of the Code of Conduct and Ethics is available on our website at www.msgentertainment.com under Investors — Governance — Corporate Governance. In addition, a copy may be obtained by writing to Madison Square Garden Entertainment Corp., Two Pennsylvania Plaza, New York, NY 10121; Attention: Corporate Secretary. Within the time period required by the SEC, we will post on our website any amendment to the Code of Conduct and Ethics and any waiver applicable to any executive officer, director or senior financial officer.

Our Directors

Directors Elected by Class A Common Stockholders

MARTIN BANDIER, 82, has served as the President and Chief Executive Officer of Bandier Ventures LP, a music publishing and recorded music acquisition company, since 2019. Mr. Bandier previously served as a director of Sphere Entertainment from 2020 to April 2023. Mr. Bandier previously served as Chairman and Chief Executive Officer of Sony/ATV Music Publishing, a music publishing company, from 2007 to 2019, Chairman and Chief Executive Officer of EMI Music Publishing Worldwide, a music publishing company, from 1991 to 2006 and Vice Chairman from 1989 to 1991. Mr. Bandier has served as a director of the Songwriters Hall of Fame since 1975 and as a trustee of Syracuse University since 2006 and is a 1994 Arents Award winner. In 2006, Mr. Bandier founded The Bandier Program for Music and Entertainment Industries, a music and entertainment industry degree program, at Syracuse University that has become a leading music business program. Mr. Bandier previously served as a director and Vice President of the National Music Publishers’ Association from 1992 to 2019, as a director of the American Society of Composers, Authors, and Publishers (ASCAP) from 2007 to 2018 and as a trustee of the T.J. Martell Foundation from 1993 to 1998. His civic and industry commitments also include extensive involvement with the City of Hope.

DONNA COLEMAN, 67, was the Interim Chief Financial Officer of AMC Networks from October 2020 to January 2021. Previously, Ms. Coleman was Executive Vice President and Chief Financial Officer of MSG Sports from October 2015 to December 2019, the Interim Chief Financial Officer of MSG Networks from May 2015 until September 2015, and Executive Vice President, Corporate Financial Planning and Control of Cablevision 2012 to 2014. Prior to that, she was Senior Vice President, Corporate Financial Planning and Control of Cablevision from 2011 to 2012 and Senior Vice President, Planning and Operations of Cablevision from 2000 to 2011. Ms. Coleman served as a director of the Garden of Dreams Foundation from 2016 to 2019 and as a Director of Tribeca Enterprises LLC from 2015 to 2019.

FREDERIC V. SALERNO, 80, has served as a director of Associated Capital Group, Inc., an alternative investment management business, since 2017. Mr. Salerno previously served as a director of Intercontinental

Exchange, Inc., which owns and operates exchanges for financial and commodity markets, from 2002 to May 2022, and Lead Independent Director from 2008 to May 2022, and as a director of Akamai Technologies, Inc., a provider of web-based technology services, from 2002 to 2021, Chairman of the Board from 2018 to 2021 and Lead Independent Director from 2013 to 2018. Mr. Salerno also served as Vice Chairman and Chief Financial Officer of Verizon Communications, Inc., a provider of communications services, from 1991 to 2002, and in various other senior management positions with Verizon and its predecessors prior to that time. Mr. Salerno previously served as a director of Sphere Entertainment from 2020 to April 2023, MSG Sports from 2019 to 2020, National Fuel Gas Company from 2008 to 2013, CBS Corporation from 2007 to 2016, Viacom, Inc. from 1996 to 2017 and FCB Financial Holdings, Inc. from 2010 to 2019.

Directors Elected by Class B Common Stockholders

JAMES L. DOLAN, 68, has served as a director, the Executive Chairman and Chief Executive Officer of the Company since December 2022. Mr. Dolan has also served as a director and the Executive Chairman and Chief Executive Officer of Sphere Entertainment since 2019, as a director and the Executive Chairman of MSG Sports since 2015. Mr. Dolan has served as Non-Executive Chairman of AMC Networks since February 2023, previously serving in that role from September 2020 to December 2022, and has served as a director since 2011. He served as Interim Executive Chairman of AMC Networks from December 2022 to February 2023. Mr. Dolan was the Executive Chairman of MSG Networks from 2009 to 2021, the Chief Executive Officer of MSG Sports from 2017 to April 2020, and the Chief Executive Officer of Cablevision from 1995 to 2016. He was President of Cablevision from 1998 to 2014; Chief Executive Officer of Rainbow Media Holdings, Inc., a former programming subsidiary of Cablevision that spun off in 2011 to become AMC Networks, from 1992 to 1995; and Vice President of Cablevision from 1987 to 1992. In addition, Mr. Dolan previously served as a director of MSG Networks from 2009 until 2021 and a director of Cablevision from 1991 to 2016. James L. Dolan is the son of Charles F. Dolan, the father of Charles P. Dolan, Quentin F. Dolan and Ryan T. Dolan, the brother of Marianne Dolan Weber and Thomas C. Dolan, the brother-in-law of Brian G. Sweeney and the cousin of Paul J. Dolan.

CHARLES F. DOLAN, 96, has served as a director and Chairman Emeritus of AMC Networks since 2011 and 2020, respectively. He served as Executive Chairman of AMC Networks from 2011 to September 2020 and Chairman of Cablevision from 1985 to 2016. He was Chief Executive Officer of Cablevision from 1985 to 1995. Mr. Dolan founded and acted as the General Partner of Cablevision’s predecessor from 1973 to 1985 and established Manhattan Cable Television in 1961 and Home Box Office in 1971. In addition to AMC Networks, Mr. Dolan has served as a director of Sphere Entertainment since 2020 and MSG Sports since 2015, and previously served as a director of MSG Networks from 2009 to 2021 and Cablevision from 1985 to 2016. Charles F. Dolan is the father of James L. Dolan, Marianne Dolan Weber and Thomas C. Dolan, the father-in-law of Brian G. Sweeney, the uncle of Paul J. Dolan and the grandfather of Charles P. Dolan, Quentin F. Dolan and Ryan T. Dolan.

CHARLES P. DOLAN, 36, has been an employee of Knickerbocker Group LLC since 2010. Mr. Dolan has served as a director of Sphere Entertainment since 2020 and MSG Sports since 2015, and previously served as a director of MSG Networks from 2010 to 2015. He is a graduate of New York University and has significant familiarity with the business of the Company as a member of the third generation of Cablevision’s founding family. Mr. Dolan is the son of James L. Dolan, the brother of Quentin F. Dolan and Ryan T. Dolan, the grandson of Charles F. Dolan, the nephew of Marianne Dolan Weber, Thomas C. Dolan and Brian G. Sweeney and the cousin of Paul J. Dolan.

MARIANNE DOLAN WEBER, 66, has been President of Heartfelt Wings Foundation Inc. since 2015, and a Member of the Board of Green Mountain Foundation Inc. since 2015. Ms. Dolan Weber currently serves as the manager of MLC Ventures LLC and served as Chairman of both the Dolan Family Foundation and the Dolan Children’s Foundation from 1999 to 2011 and Vice Chairman and Director of the Dolan Family Office, LLC from 1997 to 2011. Ms. Dolan Weber has served as a director of AMC Networks since June 2022, Sphere Entertainment since 2020 and MSG Sports since 2016. She previously served as a director of AMC Networks from 2011 to June 2021, Cablevision from 2005 to 2016 and MSG Networks from 2010 to 2014. Marianne Dolan Weber is the daughter of Charles F. Dolan, the sister of James L. Dolan and Thomas C. Dolan, the sister-in-law of Brian G. Sweeney, the cousin of Paul J. Dolan and the aunt of Charles P. Dolan, Quentin F. Dolan and Ryan T. Dolan.

PAUL J. DOLAN, 65, has been the Chairman and Chief Executive Officer of the Cleveland Guardians Major League Baseball (“MLB”) team since 2010. Mr. Dolan was President of the Cleveland Guardians from 2004 to 2010 and Vice President and General Counsel from 2000 to 2004. Mr. Dolan has served on multiple committees of the MLB and is currently serving on the MLB’s Long Range Planning Committee, Ownership Committee and Diversity and Inclusion Committee as well as serving on the Executive Council. Mr. Dolan has been a director and member of the Executive Compensation Committee of The J.M. Smucker Company since 2006 and served as the Chair of the Executive Compensation Committee from 2017 to August 2022. Additionally, Mr. Dolan has served as a director of Sphere Entertainment since 2020, MSG Sports since 2019 and Dix & Eaton, a privately-owned communications and public relations firm, since 2014. Mr. Dolan previously served as a director of MSG Networks from 2015 to 2021 and Cablevision from 2015 to 2016. Mr. Dolan was Chairman and Chief Executive Officer of Fast Ball Sports Productions, a sports media company, from 2006 through 2012. Paul J. Dolan is the nephew of Charles F. Dolan, the cousin of James L. Dolan, Thomas C. Dolan, Marianne Dolan Weber, Charles P. Dolan, Quentin F. Dolan and Ryan T. Dolan and the cousin by marriage of Brian G. Sweeney.

QUENTIN F. DOLAN, 29, has been Investment Director of MSG Sports since 2022 and has served as a director of Sphere Entertainment since 2020 and MSG Sports since 2021. Mr. Dolan is a graduate of New York University. Mr. Dolan previously served as a director of MSG Networks from 2015 to June 2020 and has held internship positions at Grubman Shire & Meiselas, P.C. and Azoff MSG Entertainment, LLC. Quentin F. Dolan is the son of James L. Dolan, the brother of Charles P. Dolan and Ryan T. Dolan, the grandson of Charles F. Dolan, the nephew of Marianne Dolan Weber, Thomas C. Dolan and Brian G. Sweeney, and the cousin of Paul J. Dolan.

RYAN T. DOLAN, 34, has served as Vice President, Interactive Experiences of MSG Ventures, a wholly-owned subsidiary of Sphere Entertainment, since June 2019, and previously served as its Director, Interactive Experiences from 2016 to June 2019. Mr. Dolan has played an integral role in the growth and development of MSG Ventures’ interactive gaming initiatives and has significant familiarity with the business of the Company as a member of the third generation of Cablevision’s founding family. Mr. Dolan has served as a director of Sphere Entertainment since 2020 and MSG Sports since 2019. Mr. Dolan is the son of James L. Dolan, the brother of Charles P. Dolan and Quentin F. Dolan, the grandson of Charles F. Dolan, the nephew of Marianne Dolan Weber, Thomas C. Dolan and Brian G. Sweeney and the cousin of Paul J. Dolan.

THOMAS C. DOLAN, 71, served as Executive Vice President—Strategy and Development, Office of the Chairman of Cablevision from 2008 to 2016. He was Chief Executive Officer of Rainbow Media Corp. from 2004 to 2005; and previously served in various roles at Cablevision, including: Executive Vice President and Chief Information Officer from 2001 until 2005, Senior Vice President and Chief Information Officer from 1996 to 2001, Vice President and Chief Information Officer from 1994 to 1996, General Manager of Cablevision’s East End Long Island cable system from 1991 to 1994, and System Manager of Cablevision’s East End Long Island cable system from 1987 to 1991. Mr. Dolan has served as a director of Sphere Entertainment since 2020, MSG Sports since 2015 and AMC Networks since 2011, and previously served as a director of MSG Networks from 2010 to 2021 and Cablevision from 2007 to 2016. Mr. Dolan is the son of Charles F. Dolan, the brother of James L. Dolan and Marianne Dolan Weber, the brother-in-law of Brian G. Sweeney, the cousin of Paul J. Dolan and the uncle of Charles P. Dolan, Quentin F. Dolan and Ryan T. Dolan.

BRIAN G. SWEENEY, 59, served as the President of Cablevision from 2014 and President and Chief Financial Officer of Cablevision from 2015 to 2016. Previously, Mr. Sweeney served in various other roles at Cablevision, including: Senior Executive Vice President, Strategy and Chief of Staff from 2013 to 2014; Senior

Vice President – Strategic Software Solutions from 2012 to 2013; and Senior Vice President – eMedia from January 2000 to 2012. Mr. Sweeney has served as a director of Sphere Entertainment since 2020, MSG Sports since 2015 and AMC Networks since 2011 and previously served as a director of MSG Networks from 2010 to 2021 and Cablevision from 2005 to 2016. Brian G. Sweeney is the son-in-law of Charles F. Dolan, the brother-in-law of James L. Dolan, Marianne Dolan Weber, Thomas C. Dolan, the cousin by marriage of Paul J. Dolan and the uncle of Charles P. Dolan, Quentin F. Dolan and Ryan T. Dolan.

The term of office of our directors will expire at the next annual meeting of stockholders and until their successors have been elected and qualified and at each succeeding annual meeting after that. The business address for each director is c/o Madison Square Garden Entertainment Corp., Two Pennsylvania Plaza, New York, NY 10121 and each director is a citizen of the United States. We encourage our directors to attend annual meetings of stockholders and believe that attendance at annual meetings is just as important as attendance at meetings of the Board.

The Board met one time following the MSGE Distribution during the fiscal year ended June 30, 2023. Each of our directors who was on the Board during the 2023 fiscal year attended at least 75% of the meetings of the Board and the committees of the Board on which he or she served during 2023.

Overlapping Directors

There are certain overlaps between members of our Board who also hold positions at Sphere Entertainment, MSG Sports and AMC Networks. Nine of the members of our Board, including James L. Dolan, Charles F. Dolan, Charles P. Dolan, Paul J. Dolan, Thomas C. Dolan, Brian G. Sweeney, Ryan T. Dolan, Quentin F. Dolan, and Marianne Dolan Weber, also serve as directors of Sphere Entertainment, nine members of the Board, including James L. Dolan, Charles F. Dolan, Charles P. Dolan, Paul J. Dolan, Thomas C. Dolan, Brian G. Sweeney, Ryan T. Dolan, Quentin F. Dolan, and Marianne Dolan Weber, serve as directors of MSG Sports and five members of the Board, including James L. Dolan, Charles F. Dolan, Thomas C. Dolan, Brian G. Sweeney, and Marianne Dolan Weber, serve as directors of AMC Networks. In addition, Charles F. Dolan serves as Chairman Emeritus of AMC Networks concurrently with his service on our Board. There is no overlap of Class A Directors as between Sphere Entertainment and the Company.

Director Compensation

The following table describes the components of our non-employee directors’ compensation program.

Compensation Element(1)	Compensation(2)(3)
Annual Cash Retainer	$75,000
Annual Equity Retainer(4)	$160,000
Annual Audit/Compensation Committee Member Fee	$15,000
Annual Audit/Compensation Committee Chair Fee	$25,000

(1)	A director who is also a Company employee receives no compensation for serving as a director.
(2)

From time to time our Compensation Committee and/or our Board may approve additional or alternate compensation arrangements for directors who serve on other committees of the Board, including Independent Committees.

(3)

Non-employee directors have the ability to make a non-revocable annual election to defer all cash compensation (annual cash retainer and, if applicable, committee fees) to be earned in the next calendar year into restricted stock units (the “Deferred Compensation Election”). Following the MSGE Distribution, the Deferred Compensation Election will become available for cash payments to be received in calendar year 2024, with participating directors making their election in calendar year 2023. Grants of restricted stock units in lieu of cash compensation are determined by dividing the value of the applicable director’s total annual cash compensation by the 20-trading day average closing market price on the day prior to the grant date (February 15 or the next succeeding business day). Restricted stock units are fully vested on the date of grant but remain subject to a holding requirement until the first business day following 90 days after the director incurs a separation from service (other than in the event of a director’s death, in which case they are settled as soon as practicable), at which time they are settled in stock or, at the Compensation Committee’s election, in cash. Such equity grants are made pursuant to the Company’s 2023 Stock Plan for Non-Employee Directors (the “Director Stock Plan”).
(4)

Each director receives an annual grant of restricted stock units determined by dividing the value of the annual equity retainer by the 20-trading day average closing market price on the day prior to the grant date. Consistent with past practice of Sphere Entertainment, we anticipate that annual grants of restricted stock units will typically be made on the date of the annual meeting. Restricted stock units are fully vested on the date of grant but remain subject to a holding requirement until the first business day following 90 days after the director incurs a separation from service (other than in the event of a director’s death, in which case they are settled as soon as practicable), at which time they are settled in stock or, at the Compensation Committee’s election, in cash. Such compensation is made pursuant to the Director Stock Plan.

In order for our directors to develop an intimate familiarity with the different types of events presented at our venues, the services and support offered to patrons at our events and the characteristics and features of our venues, the Company makes available to each of our non-employee directors without charge up to two tickets per event for up to eight events per calendar year at our venues. Director attendance at such events is integrally and directly related to the performance of their duties and, as such, we do not deem the receipt of such tickets to be perquisites. These ticket limitations do not apply to special events to which non-employee directors and their guests may have been specifically invited from time to time in their capacity as non-employee directors of the Company (e.g., charity concerts, premieres, etc.). In addition, non-employee directors are able to purchase tickets to events from the Company at face value, subject to availability. Tickets provided to non-employee directors are not available for resale.

Director Compensation Table

The table below summarizes the total compensation paid to or earned by each person who served as a non-employee director during the fiscal year ended June 30, 2023. Directors who are employees of the Company receive no compensation for service as directors and are therefore not identified in the table below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Charles F. Dolan	14,629	116,253	130,882
Charles P. Dolan	14,629	116,253	130,882
Marianne Dolan Weber	14,629	116,253	130,882
Paul J. Dolan	14,629	116,253	130,882
Quentin F. Dolan	14,629	116,253	130,882
Ryan T. Dolan	14,629	116,253	130,882
Thomas C. Dolan	14,629	116,253	130,882
Martin Bandier	20,481	116,253	136,734
Donna Coleman	22,431	116,253	138,684
Frederic V. Salerno	22,431	116,253	138,684
Brian G. Sweeney	14,629	116,253	130,882

(1)

These amounts represent Board retainer fees earned from the MSGE Distribution Date through June 30, 2023. The amounts reported do not include any reasonable out-of-pocket expenses incurred while attending meetings for which the Company reimburses each non-employee director.

(2)

This column reflects the grant date fair market value of 3,313 restricted stock units granted on May 31, 2023 to each non-employee director. Such grant date fair market value was calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718

(“Topic 718”). The assumptions used by the Company in calculating these amounts are set forth in Note 14 to our financial statements included in our 2023 Form 10-K. Given the timing of the MSGE Distribution, the restricted stock unit grants were pro-rated to cover service from the MSGE Distribution Date to the 2023 annual meeting. The values reflected in this column differ from the pro-rated value of $106,667 because the value calculated under Topic 718 differs from the 20-trading day average used to determine the number of units granted to directors.
(3)

For each current non-employee director, the aggregate number of restricted stock units held as of June 30, 2023 is as follows: Charles F. Dolan, 3,313 units; Charles P. Dolan, 3,313 units; Marianne Dolan Weber, 3,313 units; Paul J. Dolan, 3,313 units; Quentin F. Dolan, 3,313 units; Ryan T. Dolan, 3,313 units; Thomas C. Dolan, 3,313 units; Martin Bandier, 3,313 units; Donna Coleman, 3,313 units; Frederic V. Salerno, 3,313 units; and Brian G. Sweeney, 3,313 units.

Board Committees

Our Board has two standing committees comprised solely of independent directors: the Audit Committee and the Compensation Committee.

Audit Committee

Our Audit Committee consists of Messrs. Bandier and Salerno (Chair) and Ms. Coleman. The primary purposes and responsibilities of our Audit Committee are to: (a) assist the Board (i) in its oversight of the integrity of our financial statements, (ii) in its oversight of our compliance with legal and regulatory requirements, (iii) in assessing our independent registered public accounting firm’s qualifications and independence, and (iv) in assessing the performance of our internal audit function and independent registered public accounting firm; (b) appoint, compensate, retain, oversee and terminate the Company’s independent registered public accounting firm and pre-approve, or adopt appropriate procedures to pre-approve, all audit and non-audit services, if any, to be provided by the independent registered public accounting firm; (c) review the appointment and replacement of the head of our internal audit department and to review and coordinate the agenda, scope, priorities, plan and authority of the internal audit department; (d) establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by Company employees or any provider of accounting-related services of concerns regarding questionable accounting and auditing matters and review of submissions and the treatment of any such complaints; (e) review and approve related party transactions that are required to be disclosed under SEC rules or that require such approval under the Company’s Related Party Transaction Approval Policy (if the Audit Committee is then serving as the Independent Committee under such policy); (f) conduct and review with the Board an annual self-assessment of the Audit Committee; (g) prepare any report of the Audit Committee required by the rules and regulations of the SEC for inclusion in our annual proxy statement; (h) review and reassess the Audit Committee charter at least annually; (i) report to the Board on a regular basis; and (j) oversee corporate risks, including cybersecurity and venue security, and provide periodic updates to the Board on such oversight activities.

Our Board has determined that each member of our Audit Committee is “independent” within the meaning of the rules of both the NYSE and the SEC, and that each has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years and is able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements. All directors we add to the Audit Committee in the future will also meet those standards. Our Board has also determined that Ms. Coleman and Mr. Salerno are “audit committee financial experts” within the meaning of the rules of the SEC.

Our Board has established a procedure whereby complaints or concerns with respect to accounting, internal controls, auditing and other matters may be submitted to the Audit Committee. This procedure is described under “Corporate Governance — Communicating with Our Directors.”

The text of our Audit Committee charter is available on our website at www.msgentertainment.com under Investors — Governance — Corporate Governance. A copy may be obtained by writing to Madison Square Garden Entertainment Corp., Corporate Secretary, Two Pennsylvania Plaza, New York, NY 10121.

Our Audit Committee met two times following the MSGE Distribution during the fiscal year ended June 30, 2023.

Compensation Committee

Our Compensation Committee consists of Ms. Coleman (Chair) and Messrs. Bandier and Salerno. The primary purposes and responsibilities of our Compensation Committee are to: (a) establish our general compensation philosophy and, in consultation with management, oversee the development and implementation of compensation programs; (b) review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers who are required to file reports with the SEC under Section 16 of the Exchange Act (together with the Chief Executive Officer, the “Senior Employees”), evaluate the Senior Employees performance in light of these goals and objectives and determine and approve their compensation based upon that evaluation; (c) approve any new equity compensation plan or material changes to an existing plan; (d) oversee the activities of the committee or committees administering our retirement and benefit plans; (e) in consultation with management, oversee regulatory compliance with respect to compensation matters including overseeing the Company’s policies on structuring compensation programs to preserve tax deductibility; (f) determine and approve any severance or similar termination payments to be made to Senior Employees (current or former); (g) determine the components and amount of Board compensation and review such determinations from time to time in relation to other similarly situated companies; (h) prepare any reports of the Compensation Committee to be included in the Company’s annual proxy statement in accordance with the applicable rules and regulations of the SEC; (i) conduct and review with the Board an annual self-assessment of the Compensation Committee; and (j) report to the Board on a regular basis, but not less than annually.

The Compensation Committee reviews the performance of the Senior Employees, evaluates their performance in light of those goals and objectives and, either as a committee or together with any other independent directors (as directed by the Board), determines and approves the Senior Employees’ compensation level based on this evaluation. In determining the long-term incentive component of our Chief Executive Officer’s compensation, the Compensation Committee considers, among other factors, the Company’s performance and relative stockholder return, the value of similar incentive awards to Chief Executive Officers at comparable companies and the awards given to the Chief Executive Officer in past years, including awards given to the Chief Executive Officer by Sphere Entertainment.

As discussed above, our Board has determined that each member of our Compensation Committee is “independent” under the rules of the NYSE.

The Compensation Committee may, in its discretion, delegate a portion of its duties and responsibilities to one or more subcommittees of the Compensation Committee. For example, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Compensation Committee who are “non-employee directors” for the purposes of Rule 16b-3 of the Exchange Act. The Compensation Committee may also engage outside consultants to assist in the performance of its duties and responsibilities. The text of our Compensation Committee charter is available on our website at www.msgentertainment.com under Investors — Governance — Corporate Governance. A copy may be obtained by writing to Madison Square Garden Entertainment Corp., Corporate Secretary, Two Pennsylvania Plaza, New York, NY 10121.

Our Compensation Committee met one time following the MSGE Distribution during the fiscal year ended June 30, 2023.

Compensation Committee Interlocks and Insider Participation

Mr. Martin Bandier, Ms. Donna Coleman and Mr. Frederic V. Salerno currently serve as members of the Compensation Committee. None of them are current or former executive officers or employees of the Company.

Absence of Nominating Committee

We do not have a nominating committee. We believe that it is appropriate not to have a nominating committee because of our stockholder voting structure. Under the terms of our amended and restated certificate of incorporation, the holders of our Class B common stock will have the right to elect 75% of the members of our Board. Our Governance Guidelines provide a mechanism for the selection of nominees for election as directors by the holders of our Class A common stock (“Class A Directors”) and by the holders of our Class B common stock (“Class B Directors”). The holders of our Class A common stock are currently entitled to elect 25% of the members of our Board. Under our Governance Guidelines, nominees for election as Class A Directors shall be recommended to the Board by the Class A Directors then in office who were elected by the holders of our Class A common stock. Nominees for election as Class B Directors shall be recommended to our Board by the Class B Directors then in office who were elected by the holders of the Class B common stock.

Our directors have not set specific, minimum qualifications that nominees must meet in order for them to be nominated for election to the Board, but rather believe that each nominee should be evaluated based on his or her individual merits, taking into account, among other matters, the factors set forth in our Governance Guidelines under “Board Composition” and “Selection of Directors.” Those factors include:

•	The desire to have a Board that encompasses a broad range of skills, expertise, industry knowledge, diversity of viewpoints, opinions, background and experience, and contacts relevant to our business;

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Ability and willingness to commit adequate time to Board and committee matters; and

•	The fit of the individual’s skill and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of our Company.

The Class A Directors will evaluate possible candidates to recommend to the Board for nomination as Class A Directors and suggest individuals for the Board. The Board will consider nominees for Class A Directors recommended by our stockholders. Nominees recommended by stockholders will be given appropriate consideration in the same manner as other nominees. Stockholders who wish to submit nominees for consideration by the Board for election at our annual meeting of stockholders may do so by submitting in writing such nominees’ names, in compliance with the procedures and along with the other information required by our by-laws. Any such nominee must be submitted to the Corporate Secretary of the Company, at Madison Square Garden Entertainment Corp., Two Pennsylvania Plaza, New York, NY 10121 not less than 60 or more than 90 days prior to the date of our annual meeting of stockholders, provided that if the date of the meeting is publicly announced or disclosed less than 70 days prior to the date of the meeting, such notice must be given not more than 10 days after such date is first announced or disclosed.

The Class B Directors will consult from time to time with one or more of the holders of Class B common stock to ensure that all Class B Director nominees recommended to the Board are individuals who will make a meaningful contribution as Board members and will be individuals likely to receive the approving vote of the holders of a majority of the outstanding Class B common stock. The Class B Directors do not intend to consider unsolicited suggestions of nominees by holders of our Class A common stock. We believe that this is appropriate in light of the voting provisions of our amended and restated certificate of incorporation which vest exclusively in the holders of our Class B common stock the right to elect our Class B Directors.

Independent Committees

In addition to standing committees, from time to time our Board appoints or empowers a committee of the Board consisting entirely of independent directors (an “Independent Committee”) to act with respect to specific matters.

The Company has adopted a policy whereby an Independent Committee will review and approve or take such other action as it may deem appropriate with respect to transactions involving the Company and its subsidiaries in which any director, executive officer, greater than 5% stockholder of the Company or any other “related person” (as defined in Item 404 of Regulation S-K adopted by the SEC) has or will have a direct or indirect material interest. This approval requirement covers any transaction that meets the related party disclosure requirements of the SEC as set forth in Item 404, which currently apply to transactions (or any series of similar transactions) in which the amount involved exceeds $120,000.

Our Board has also adopted a special approval policy for transactions with Sphere Entertainment, MSG Sports and AMC Networks, and their respective subsidiaries, whether or not such transactions qualify as “related party” transactions described above. Under this policy, an Independent Committee oversees approval of all transactions and arrangements between the Company and its subsidiaries, on the one hand, and each of Sphere Entertainment and its subsidiaries, MSG Sports and its subsidiaries and AMC Networks and its subsidiaries, on the other hand, in which the value or expected value of the transaction or arrangement exceeds $1,000,000. In addition, an Independent Committee receives a quarterly update from the Company’s Internal Audit Department of all related party transactions, including transactions and arrangements between the Company and its subsidiaries on the one hand, and each of Sphere Entertainment and its subsidiaries, MSG Sports and its subsidiaries and AMC Networks and its subsidiaries, on the other hand, regardless of value. To simplify the administration of the approval process under this policy, the Independent Committee may, where appropriate, establish guidelines for certain of these transactions.

For a further discussion of the scope of these policies, see “Certain Relationships and Related Party Transactions — Related Party Transaction Approval Policy.”

Other Committee Matters

Our amended by-laws permit the Board to form an Executive Committee of the Board which would have the power to exercise all of the powers and authority of the Board in the management of the business and affairs of the Company, except as limited by the Delaware General Corporation Law (the “DGCL”). Our Board has not formed an Executive Committee, although it could do so in the future.

Our amended by-laws also permit the Board to appoint other committees of the Board from time to time which would have such powers and duties as the Board properly determines.

Our Executive Officers

The following individuals are the executive officers of the Company.

JAMES L. DOLAN, 68, has served as a director, the Executive Chairman and Chief Executive Officer of the Company since December 2022. Mr. Dolan has also served as a director and the Executive Chairman and Chief Executive Officer of Sphere Entertainment since 2019, as a director and the Executive Chairman of MSG Sports since 2015. Mr. Dolan has served as Non-Executive Chairman of AMC Networks since February 2023, previously serving in that role from September 2020 to December 2022, and has served as a director since 2011. He served as Interim Executive Chairman of AMC Networks from December 2022 to February 2023. Mr. Dolan was the Executive Chairman of MSG Networks from 2009 to 2021, the Chief Executive Officer of MSG Sports from 2017 to April 2020, and the Chief Executive Officer of Cablevision from 1995 to 2016. He was President of

Cablevision from 1998 to 2014; Chief Executive Officer of Rainbow Media Holdings, Inc., a former programming subsidiary of Cablevision that spun off in 2011 to become AMC Networks, from 1992 to 1995; and Vice President of Cablevision from 1987 to 1992. In addition, Mr. Dolan previously served as a director of MSG Networks from 2009 until 2021 and a director of Cablevision from 1991 to 2016. James L. Dolan is the son of Charles F. Dolan, the father of Charles P. Dolan, Quentin F. Dolan and Ryan T. Dolan, the brother of Marianne Dolan Weber and Thomas C. Dolan, the brother-in-law of Brian G. Sweeney and the cousin of Paul J. Dolan.

DAVID F. BYRNES, 53, has served as the Executive Vice President and Chief Financial Officer of the Company since February 2023. He previously served as the Executive Vice President and Chief Financial Officer of Sphere Entertainment from January 2022 to April 2023. Mr. Byrnes previously served as Executive Vice President, Corporate Finance of ViacomCBS (now known as Paramount Global), a media and entertainment company, from December 2019 to January 2022, where he was primarily responsible for the company’s budgeting, forecasting and long-range strategic planning processes and oversaw the corporate, technology and finance integration and transformation finance teams. From 2008 through the merger of CBS and Viacom in 2019, Mr. Byrnes held various financial leadership positions at CBS, including Senior Vice President, Controller and Chief Accounting Officer; Senior Vice President, Internal Audit; Senior Vice President, Finance, CBS Technology; Vice President, Finance at Simon & Schuster; and Vice President, Corporate Development. Prior to joining CBS, Mr. Byrnes held various financial leadership positions at Automatic Data Processing, including Divisional CFO and Vice President of Financial Reporting and Policy. Mr. Byrnes began his career in the audit practice at KPMG LLP (“KPMG”), a U.S. professional services firm providing audit, tax and advisory services, where he worked for eleven years.

JAMAL H. HAUGHTON, 48, has served as the Executive Vice President, General Counsel and Secretary of the Company since February 2023. He previously served as Executive Vice President and General Counsel of Sphere Entertainment from December 2021 to April 2023. Prior to that, Mr. Haughton served as the Senior Vice President and General Counsel of Samsung Electronics America, Inc. (“Samsung”), a global leader in consumer electronics and technology, as Samsung’s chief legal officer for the U.S. from March 2016 to December 2021. As a member of Samsung’s executive management team, he was responsible for providing counsel to the Chief Executive Officer and other senior leadership on all legal matters affecting Samsung and its subsidiaries, including commercial transactions, regulatory matters, litigation, risk management and employment issues, among others. Prior to Samsung, Mr. Haughton served in various roles at Cablevision, including Senior Vice President, Associate General Counsel and Assistant Secretary from 2014 to 2016, Senior Vice President and Associate General Counsel from 2011 to 2013 and Vice President and Associate General Counsel from 2006 to 2010. At Cablevision, Mr. Haughton provided ongoing legal counsel to the Board of Directors and senior executive management on corporate governance, public company reporting, corporate finance and major strategic company-wide corporate transactions. Before serving at Cablevision, Mr. Haughton was a corporate associate at Cravath, Swaine & Moore LLP from 1999 to 2006, where he specialized in domestic and cross-border mergers and acquisitions, corporate finance and securities law matters.

PHILIP G. D’AMBROSIO, 55, has served as the Executive Vice President and Treasurer of the Company since April 2023, Senior Vice President and Treasurer from February to March 2023, and the Senior Vice President and Treasurer of Sphere Entertainment from 2019 to April 2023. He also served as Sphere Entertainment’s Secretary from March 2020 to December 2020 and as Interim Chief Financial Officer from March 2020 to April 2020. Prior to that, Mr. D’Ambrosio served as Senior Vice President, Treasurer, of MSG Sports from October 2018 to April 2020 and Senior Vice President, Tax and Treasury, of MSG Sports from 2016 through October 2018. Prior to joining MSG Sports, Mr. D’Ambrosio was Senior Vice President, Tax, of Cablevision from 2002 through 2016. Prior to that, Mr. D’Ambrosio was a partner at Ernst & Young. Mr. D’Ambrosio has served as a director of the Broadband Tax Institute since 2005 and the Bucknell University Parents Association since February 2019, and as a trustee of the Rye Historical Society since 2018.

COURTNEY M. ZEPPETELLA, 47, has served as the Senior Vice President, Controller and Chief Accounting Officer of the Company since February 2023. She previously served as Senior Vice President,

Controller and Chief Accounting Officer of Sphere Entertainment from May 2022 to April 2023. Prior to joining Sphere Entertainment, Ms. Zeppetella served as Partner at KPMG from 2012 to April 2022. In that role, she was primarily responsible for the global coordination and execution of financial statement audits and audits of internal control over financial reporting for SEC registrants. She also led the resolution of highly technical, complex accounting and financial reporting issues and provided strategic input to senior executives, audit committees and board members with respect to regulatory updates, cybersecurity and risk management. Ms. Zeppetella has substantial experience with SEC rules, U.S. generally accepted accounting principles, and Sarbanes-Oxley 404 internal controls. Prior to her role as Audit Partner, Ms. Zeppetella served in numerous roles at KPMG.

Overlapping Officer

James L. Dolan serves as the Executive Chairman and Chief Executive Officer of both the Company and Sphere Entertainment and as the Executive Chairman of MSG Sports. James L. Dolan also currently serves as Non-Executive Chairman of AMC Networks.

EXECUTIVE COMPENSATION

Introduction

The Company, formerly named MSGE Spinco, Inc., was incorporated on September 15, 2022 as a direct, wholly-owned subsidiary of Sphere Entertainment (formerly Madison Square Garden Entertainment Corp.). We changed our name to Madison Square Garden Entertainment Corp. (NYSE: MSGE) in connection with the MSGE Distribution. Pursuant to the MSGE Distribution, the Company acquired the traditional live entertainment business previously owned and operated by Sphere Entertainment through its Entertainment business segment, excluding the Sphere business (which was retained by Sphere Entertainment after the MSGE Distribution Date). We refer to the period from July 1, 2022 until April 20, 2023 as the “Pre-Distribution Period” and the period following the MSGE Distribution through June 30, 2023 as the “Post-Distribution Period.”

Compensation Discussion & Analysis

This Compensation Discussion & Analysis provides a discussion of our compensation philosophy and Fiscal Year 2023 compensation for our Named Executive Officers (“NEOs”). For purposes of this Compensation Discussion & Analysis, the Company’s NEOs are James L. Dolan, David F. Byrnes, Jamal H. Haughton, Philip G. D’Ambrosio, and Courtney M. Zeppetella. Mr. Dolan is also a named executive officer of Sphere Entertainment and has continued as an officer of Sphere Entertainment following the MSGE Distribution.

Executive Summary

Fiscal Year 2023 Performance Results and Operational Highlights

The Company became a standalone, pure-play live entertainment company in connection with the MSGE Distribution. As a result, financial results are presented in accordance with accounting requirements for the preparation of carve-out financial statements through the MSGE Distribution Date. The Company successfully executed against key near and long-term goals during the 2023 fiscal year, with highlights including:

•	Delivering total company revenues of $851 million, operating income of $105 million and AOI of $175 million(1);

•

Successfully hosting the Company’s first full year of live events since the onset of the COVID-19 pandemic, which included a wide variety of marquee entertainment and sporting events, including the return of the Christmas Spectacular production for the show’s 89th year at Radio City Music Hall and its first complete run since the 2019 holiday season. In the aggregate, the Company hosted over 5.5 million guests at nearly 900 live events in fiscal year 2023;

•	Delivering a record number of concerts during the 2023 fiscal year at The Garden and Radio City Music Hall, which helped drive full-year event-related revenues above pre-pandemic levels;

•

Achieving the Christmas Spectacular’s highest grossing run in the show’s history, with over $130 million dollars in revenue, approximately 930,000 tickets sold and record-setting ticket yields across 181 shows;

•	Continuing to focus on the in-arena experience, which helped drive an over 10% increase in food, beverage and merchandise per-capita spending in fiscal year 2023;

•	Exceeding pre-pandemic levels in our premium hospitality and marketing partnerships business as the Company continued to benefit from robust corporate demand;

•

Successfully renewing key signature marketing partners such as Verizon and Spectrum, and entering into multi-year agreements with new partners, including with new signature-level partner Hub International and with QVC as the presenting partner of the Christmas Spectacular; and

•	Executing the Company’s first-ever repurchase of an aggregate amount of $25 million of the Company’s Class A common stock in June.

(1)

AOI is a non-GAAP financial measure. For a reconciliation of this non-GAAP measure to the most comparable GAAP measures, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Consolidated and Combined Results of Operations.”

Stockholder Engagement & Responsiveness

Following the MSGE Distribution, the Compensation Committee seeks to align our compensation practices with long-term stockholder interests, and highly values opportunities to dialogue regarding stockholders’ priorities and expectations. We look forward to furthering this dialogue, including to inform the ongoing review of our compensation programs.

Executive Compensation Program Objectives and Philosophy

The Company is a leader in live entertainment experiences, comprised of iconic venues and marquee entertainment content. We operate in specialized industries and our executive officers have substantial and meaningful professional experience in these industries. Given the unique nature of our business, the Company places great importance on its ability to attract, retain, motivate and reward experienced executive officers who can continue to drive our business objectives and achieve strong financial, operational and stock price performance, as well as long-term value creation. The Compensation Committee, and the Sphere Compensation Committee prior to the MSGE Distribution, have designed executive compensation policies and programs that are consistent with, explicitly linked to, and supportive of the financial and strategic objectives of growing the Company’s businesses and driving long-term stockholder value.

Our Compensation Committee, and the Sphere Compensation Committee prior to the MSGE Distribution, have designed a program that reflects four key overarching executive compensation principles:

Principle	Implementation(1)
A significant portion of compensation opportunities should be at risk.	• The majority of executive compensation is at risk and based on stockholder returns as well as the Company’s performance against predetermined financial performance targets.

Long-term performance incentives should generally outweigh short-term performance incentives.	• Incentive compensation focuses more heavily on long-term rather than short-term accomplishments and results.

Executive officers should be aligned with stockholders through equity compensation.	• Equity-based compensation comprises a substantial portion of executive compensation, ensuring alignment with stockholder interests.

The compensation structure should enable Sphere Entertainment to attract, retain, motivate and reward the best talent in a competitive industry.

•  The overall executive compensation program is competitive, equitable and thoughtfully structured so as to attract, retain, motivate and reward talent.

•  The Compensation Committee focuses on total direct compensation, as well as individual compensation elements when providing competitive compensation opportunities.

(1)	Excludes any one-time awards, including awards granted in connection with commencement of employment.

In designing our executive compensation program, the Compensation Committee seeks to fulfill these objectives by maintaining appropriate balances between (1) short-term and long-term compensation, (2) cash and equity compensation, and (3) performance-based and time-based vesting of compensation.

Elements of Fiscal Year 2023 Compensation & Performance Objectives

The Company compensates its NEOs through base salary, annual incentive awards, long-term incentive awards, perquisites and benefit programs. Our annual and long-term incentive programs provide performance-based incentives for our NEOs tied to key financial and strategic measures that drive long-term stockholder value and reward sustained achievement of the Company’s key financial goals. The Company considers Total Company Net Revenue and AOI to be key measures of its operating performance. As such, our Compensation Committee, and the Sphere Compensation Committee prior to the MSGE Distribution, have reflected these performance measures in our annual incentive awards and long-term incentive performance equity awards, along with other specific strategic and operating measures. The Company’s long-term incentive program also includes restricted stock units, the value of which is tied to the performance of the market value of the Company’s Class A common stock.

The table below summarizes the elements of our compensation program in effect for the 2023 fiscal year and how each element correlates with the Company’s compensation and performance objectives.

Component		Performance Link		Description
Base Salary	Cash	• Fixed level of compensation determined primarily based on the role, job performance and experience • Intended to compensate NEOs for day-to-day services performed

Annual Incentive	Cash	Financial (50%)(1)	Total Company Net Revenue (30%)	• Performance-based cash incentive opportunity • Designed to be based on the achievement of pre-determined financial and strategic performance measures approved by the Sphere Compensation Committee
Total Company AOI (70%)
		Strategic (50%)	Strategic Objectives

Long-Term Incentive	Performance Stock Units (50%)	Total Company Net Revenue (50%)

•  Financial performance targets were pre-determined by the Sphere Compensation Committee to incentivize strong execution of our strategy and long-term financial goals and were amended by the Compensation Committee following the MSGE Distribution as described herein

•  Cliff-vest after three years to the extent that financial performance targets measured in the last year of the three-year period are achieved

Business Unit AOI (50%)
	Restricted Stock Units (50%)	Stock Price Performance		• Share-based award establishes direct alignment with our stock price performance and stockholder interests • Vest ratably over three years

(1)

As a result of the MSGE Distribution, and as discussed in greater detail below, financial performance for the annual incentive awards was evaluated based on the combined financial performance of the Company and Sphere Entertainment, as reflected in the “Consolidated Total Company Net Revenue” and “Consolidated Total Company AOI” financial measures.

2023 Fiscal Year Annual Compensation Opportunities Mix

As described above, Sphere Entertainment’s compensation program is designed with significant long-term performance-based and at-risk components. For the 2022 fiscal year, a substantial majority of the NEOs’ Sphere Entertainment compensation was at risk, with a majority of at-risk compensation granted in the form of long-term equity-based awards.

Executive Chairman and Chief Executive Officer Pay Mix(1)(2)	Average NEO Pay Mix(1)(2) (excluding Executive Chairman and Chief Executive Officer)

(1)	Reflects the allocation of base salary, annual target bonus opportunity, and long-term incentive award target value as set forth in each NEO’s employment agreement for the 2023 fiscal year.
(2)	Sum of compensation elements or the “At-Risk” value shown may not add to 100% (or “At-Risk” value) due to rounding.

Sound Compensation Governance Practices

The Company’s executive compensation program is overseen by the wholly independent Compensation Committee, with the support of an independent compensation consultant and independent legal counsel. We maintain a compensation program with strong governance features, including:

Sphere Entertainment’s Compensation Practices

✓	Substantial proportion of standard annual compensation is at risk (89% for the Executive Chairman and Chief Executive Officer and 68% on average for the other NEOs)

✓	Short- and long-term incentives earned based on the achievement of objective, pre-determined performance goals

✓	Stockholder feedback considered in Compensation Committee review of compensation program

✓	Anti-hedging/pledging policies

✓	No excise tax gross-up provisions

✓	Review of tally sheets for each NEO by Compensation Committee at least annually

✓	Fully independent Compensation Committee oversight of compensation decisions

✓	Compensation Committee utilizes support of an independent compensation consultant and independent legal counsel.

Compensation Program Practices and Policies

The following discussion describes the practices and policies implemented by the Compensation Committee (or, as described below, by the Sphere Compensation Committee prior to the MSGE Distribution) during the fiscal year ended June 30, 2023. As discussed in greater detail below under “Executive Compensation — Employment Agreements,” much of the NEOs’ compensation for the year ended June 30, 2023 is covered by employment agreements entered into prior to the MSGE Distribution and approved by the Sphere Compensation Committee. Employment agreements for Messrs. Byrnes, Haughton and D’Ambrosio and Ms. Zeppetella were assigned to the Company effective as of the MSGE Distribution Date. In addition, on May 31, 2023, the Company entered into a new employment agreement with Mr. D’Ambrosio effective as of April 1, 2023.

Concurrent with and effective upon the MSGE Distribution, the Company entered into a new employment agreement with Mr. Dolan, which is substantially the same as his prior employment agreement with Sphere Entertainment, except that (i) the annual base salary will be not less than $1,000,000, subject to annual review and potential increase by the Compensation Committee in its discretion, (ii) it is expected that Mr. Dolan will receive annual grants of cash and/or equity long-term incentive awards with an aggregate target value of not less than $6,000,000 and (iii) the agreement recognizes that Mr. Dolan will continue to be employed by Sphere Entertainment and MSG Sports during his employment with the Company. Based on information provided to us by Sphere Entertainment, Mr. Dolan’s prior direct compensation opportunities under his employment agreement with Sphere Entertainment were reduced effective as of the MSGE Distribution by an amount equal to Mr. Dolan’s total target direct compensation opportunities under his employment agreement with the Company. Accordingly, Mr. Dolan’s aggregate direct compensation opportunities across the Company and Sphere Entertainment did not change upon the MSGE Distribution.

The Sphere Compensation Committee was responsible for overseeing matters relating to the new agreement and was advised by its independent compensation consultant and independent legal counsel.

In the course of their review, the independent compensation consultant provided the Sphere Compensation Committee with an overview of the proposed modifications to Mr. Dolan’s post-MSGE Distribution compensation arrangements, the terms of the modified employment agreement with Sphere Entertainment and the new employment agreement with the Company, background on Mr. Dolan’s executive positions at multiple affiliated entities, the nature of the business operations of Sphere Entertainment and the Company following the MSGE Distribution, and broad market data (both industry-related and general industry data) regarding the proposed post-MSGE Distribution total target direct compensation for Mr. Dolan at the Company and the reduction in total target direct compensation for Mr. Dolan at Sphere Entertainment. The Sphere Compensation Committee’s review took into account the factors reviewed by its independent compensation consultant, Mr. Dolan’s extensive experience and history as Executive Chairman and Chief Executive Officer of Sphere Entertainment (the immediate predecessor of the Company), his in-depth knowledge of the Company’s business, his leadership of, and his relationship with, members of senior management of the Company, as well as other information relating to the Company’s operations and performance. The new agreement was ratified by the Compensation Committee following the MSGE Distribution.

Role of the Compensation Committee

Our Compensation Committee administers our executive compensation program. The responsibilities of the Compensation Committee are set forth in its charter. Among other responsibilities, the Compensation Committee: (1) establishes our general compensation philosophy and, in consultation with management, oversees the development and implementation of compensation programs; (2) reviews and approves corporate goals and objectives relevant to the compensation of our executive officers who are required to file reports with the SEC under Section 16(a) of the Exchange Act, evaluates their performance in light of those goals and objectives, and determines and approves their respective compensation levels based on this evaluation; (3) oversees the activities of the committee or committees administering our retirement and benefit plans; and (4) administers our equity-

based compensation plans. For more information about the Compensation Committee, please see “— Board Committees — Compensation Committee.” Prior to the MSGE Distribution, the Sphere Compensation Committee was responsible for these functions, and following the MSGE Distribution, the Compensation Committee ratified actions taken by the Sphere Compensation Committee with respect to various executive compensation matters impacted by the MSGE Distribution.

Role of the Independent Compensation Consultant

The Compensation Committee has authority under its charter to engage outside consultants to assist in the performance of its duties and responsibilities. Our Compensation Committee utilizes the services of ClearBridge Compensation Group LLC (the “independent compensation consultant”), an independent compensation consultant, to assist in determining whether the elements of our executive compensation program are reasonable and consistent with our objectives.

The independent compensation consultant collaborates with independent legal counsel to the Compensation Committee and reports directly to the Compensation Committee and, at the request of the Compensation Committee, the independent compensation consultant meets with members of management from time to time for the purpose of gathering information on management proposals and recommendations to be presented to the Compensation Committee.

With respect to compensation matters for the fiscal year ended June 30, 2023, the services provided by the independent compensation consultant to the Compensation Committee (or, to the extent such services were provided prior to the MSGE Distribution, to the Sphere Compensation Committee) included:

•	Attending all Compensation Committee meetings;

•	Providing information, research, and analysis pertaining to our executive compensation program for the 2023 fiscal year;

•	Regularly updating the Compensation Committee on market trends, changing practices, and legislation pertaining to compensation;

•	Assisting the Compensation Committee in making pay determinations for the executive officers;

•

Assisting the Compensation Committee in connection with the entry into new employment agreements with the Executive Chairman and Chief Executive Officer and Executive Vice President and Treasurer and the assignment of existing NEO employment agreements from Sphere Entertainment to the Company;

•	Advising on the design of the executive compensation program and the reasonableness of individual compensation targets and awards;

•	Conducting a compensation risk assessment;

•	Advising on compensation matters in connection with the MSGE Distribution and the ratification by the Compensation Committee of such matters during the Post-Distribution Period;

•	Providing advice and recommendations that incorporate both market data and Company-specific factors; and

•	Assisting the Compensation Committee in connection with its review of non-employee director compensation.

During the 2023 fiscal year, the independent compensation consultant provided no services to the Company other than those provided to the Compensation Committee.

The Compensation Committee charter requires the Compensation Committee to consider the NYSE independence factors before receiving advice from an advisor, despite the fact that such independence rules are not applicable to controlled companies. For the fiscal year ended June 30, 2023, the Compensation Committee concluded that the independent compensation consultant satisfies the independence requirements of the NYSE rules. In addition, the Compensation Committee believes that the independent compensation consultant’s work did not raise any conflicts of interest during the fiscal year ended June 30, 2023. In reaching this conclusion, the Compensation Committee considered the same rules regarding advisor independence.

Role of Executive Officers in Determining Compensation

The Compensation Committee reviews the performance and compensation of the Executive Chairman and Chief Executive Officer and, following discussions with the independent compensation consultant, establishes his compensation. Senior management of the Company assists the Compensation Committee and the independent compensation consultant as described in this Compensation Discussion & Analysis, and provides to the Compensation Committee, either directly or through the independent compensation consultant, management’s recommendations on the compensation for executive officers other than the Executive Chairman and Chief Executive Officer. Other members of management provide support to the Compensation Committee as needed. Based upon a review of performance and historical compensation, recommendations and information from members of management, and recommendations and discussions with the independent compensation consultant, the Compensation Committee determines and approves compensation for the executive officers.

Performance Objectives

As described below under “— Elements of Our Compensation Program,” performance-based incentive compensation is an important element of the Company’s executive compensation program.

Generally, the Sphere Compensation Committee historically based the performance objectives for incentive compensation on the total company net revenues and AOI of Sphere Entertainment and its business units. The Company considers Total Company Net Revenue and AOI to be key measures of the Company’s operating performance, and the Compensation Committee currently expects to base the performance objectives for future incentive compensation on such measures. As discussed in more detail below, for certain performance-based incentive compensation covering fiscal year 2023 performance, financial performance was evaluated based on the combined financial performance of the Company and Sphere Entertainment, as reflected in the Consolidated Total Company Net Revenue and Consolidated Total Company AOI financial measures.

The Company defines “Total Company Net Revenue” as total revenue for all business units other than specified divisions where direct contribution is the measure used, in which cases Total Company Net Revenue includes the direct contribution of those units. Direct contribution is revenue less event-related expenses. In those instances, management believes direct contribution serves as a more meaningful measure of revenue.

The Company defines AOI, which is a non-U.S. GAAP financial measure, as operating income (loss) excluding (i) the impact of non-cash straight-line leasing revenue associated with the arena license agreements with MSG Sports (the “Arena License Agreements”), (ii) depreciation, amortization and impairments of property and equipment, goodwill and intangible assets, (iii) share-based compensation expense, (iv) restructuring charges or credits, (v) merger and acquisition-related costs, including litigation expenses, (vi) gains or losses on sales or dispositions of businesses and associated settlements, (vii) the impact of purchase accounting adjustments related to business acquisitions, (viii) gains and losses related to the remeasurement of liabilities under the Company’s executive deferred compensation plan and (ix) amortization for capitalized cloud computing arrangement costs. “Business Unit AOI” is based upon the AOI of the Company less unallocated corporate business unit expenses such as public company costs and merger and acquisition support, subject to certain adjustments.

The performance measures used for purposes of annual incentives or long-term awards may contemplate certain potential future adjustments and exclusions.

Tally Sheets

The Compensation Committee has reviewed tally sheets prepared by the independent compensation consultant, setting forth all components of compensation payable, and the benefits accruing, to the NEOs for the fiscal year ended June 30, 2023, including all cash compensation, benefits, perquisites and the current value of outstanding equity-based awards. The tally sheets also set forth potential payouts to the NEOs upon various termination scenarios.

Determining Compensation Levels; Benchmarking

As part of the Sphere Compensation Committee’s review of total compensation opportunities for the fiscal year ended June 30, 2023 conducted in August 2022 (during the Pre-Distribution Period), the independent compensation consultant assisted the Sphere Compensation Committee in: (1) determining if a peer group should be used for comparative purposes, (2) assessing executive compensation in light of internal and external considerations and (3) reviewing the Company’s equity and cash-based executive incentive programs, taking into account evolving market trends. The Sphere Compensation Committee, in consultation with the independent compensation consultant, considered broad market data (both industry-related and general industry data) and multiple broad-based compensation surveys in order to appropriately assess compensation levels.

For the fiscal year ended June 30, 2023, the Sphere Compensation Committee, in consultation with the independent compensation consultant, determined not to utilize a peer group or target positioning in determining compensation given the limited number of comparable publicly-traded companies.

In addition to the market data listed above, the Sphere Compensation Committee and the Compensation Committee considered internal information (job responsibility, experience, parity among executive officers, contractual commitments, attraction and retention of talent and historical compensation) to determine compensation during the Pre-Distribution Period and the Post-Distribution Period, respectively.

Elements of Our Compensation Program

Our executive compensation philosophy is reflected in the principal elements of our executive compensation program, each of which is important to the Company’s goal of attracting, retaining, motivating and rewarding highly-qualified executive officers. The compensation program included the following key elements for the fiscal year ended June 30, 2023: base salary, annual cash incentives, long-term incentives, retirement, health and welfare and other benefits, which are generally provided to all other eligible employees, and additional executive officer benefits, including post-termination compensation under certain circumstances and certain perquisites, each as described below.

A significant percentage of total direct compensation is allocated to incentive compensation in accordance with the Compensation Committee’s philosophy. The Compensation Committee reviews historical compensation, other information provided by the independent compensation consultant and other factors, such as experience, performance, length of service and contractual commitments, to determine the appropriate level and mix of compensation for executive officers. For the fiscal year ended June 30, 2023, the Sphere Compensation Committee conducted this review during the Pre-Distribution Period. The allocation between cash and equity compensation and between short-term and long-term compensation is designed to provide a variety of fixed and at-risk compensation that is related to the achievement of the Company’s short-term and long-term objectives.

Mr. Dolan is also employed by Sphere Entertainment as Executive Chairman and Chief Executive Officer and by MSG Sports as Executive Chairman, and receives separate compensation from Sphere Entertainment and MSG Sports with respect to such employment. While the Compensation Committee is aware that Mr. Dolan also receives compensation for services rendered to Sphere Entertainment and MSG Sports, the Compensation Committee’s own compensation decisions are based on its independent assessment and application of the compensation goals and objectives of the Company. The compensation program and philosophies discussed in this prospectus reflect only compensation that is paid by the Company for services rendered to the Company, except as otherwise noted. For more information regarding the compensation of Mr. Dolan by Sphere Entertainment and MSG Sports, see Sphere Entertainment’s and MSG Sports’ 2023 Definitive Proxy Statements, respectively.

Base Salaries

Our Compensation Committee is responsible for setting the base salaries of the executive officers, which are intended to compensate them for the day-to-day services that they perform for the Company. Base salaries for the NEOs were set by the Sphere Compensation Committee in August 2022 (during the Pre-Distribution Period) and by the Compensation Committee with respect to base salary adjustments in the Post-Distribution Period, and are set at levels that are intended to reflect the competitive marketplace in attracting and retaining quality executive officers. The employment agreement between the Company and each NEO contains a minimum base salary level. For information regarding these base salary levels, please see “Executive Compensation — Employment Agreements” below. For the fiscal years beginning after June 30, 2023, the Compensation Committee intends to review the salaries of the executive officers at least annually. The Compensation Committee may adjust base salaries for executive officers over time, based on their performance and experience and in accordance with the terms of their employment agreements.

The base salaries for each of Messrs. Dolan, Byrnes, Haughton and D’Ambrosio and Ms. Zeppetella as of the end of the fiscal year ended June 30, 2023 were as follows: $1,000,000, $800,000, $1,100,000, $750,000 and $550,000, respectively. See footnote 1 to “Executive Compensation — Summary Compensation Table” for additional information regarding the base salaries, and actual amounts paid by the Company during the Company’s fiscal year. The Sphere Compensation Committee or the Compensation Committee, as applicable, determined salaries for NEOs after evaluation of company and individual performance, market pay levels, the range of increases generally provided to the company’s employees and, to the extent appropriate, management’s recommendations.

Annual Cash Incentives

Overview

Annual cash incentives earned for performance in the 2023 fiscal year were determined by performance against goals established by the Sphere Compensation Committee prior to the MSGE Distribution under the Management Performance Incentive Plan (“MPIP”). Under the MPIP, eligible members of management were provided an opportunity to earn an annual cash award. The size of the bonus pool was based on performance measures tied to Sphere Entertainment’s total company net revenues and total company AOI targets for the 2023 fiscal year as well as certain pre-determined strategic objectives. As a result of the MSGE Distribution, the financial performance for the fiscal year ended June 30, 2023 was evaluated based on the financial performance of Sphere Entertainment during the Pre-Distribution Period plus the combined financial performance of the Company and Sphere Entertainment for the Post-Distribution Period (the “consolidated financial performance”).

This annual incentive was designed to link executive compensation directly to the Company’s performance by providing incentives and rewards based upon business performance during the applicable fiscal year.

MPIP awards to all eligible employees were conditioned upon the satisfaction of predetermined financial and strategic objectives. For the 2023 fiscal year, the Company applied a business unit-specific weighting system, with the weighting between financial and strategic objectives for each business unit depending on the specific challenges and desired focus of that function. Prior to the MSGE Distribution, Sphere Entertainment had 14 business units, including Corporate, MSG Networks, Productions, Live, Marketing Partnerships, Venue Operations, MSG Ventures and MSG Studios, with a varied range of strategic weightings determined by the

Sphere Compensation Committee, depending on the particular business unit. The financial and strategic objectives for the Corporate business unit (including our NEOs) were each weighted 50% to reflect Sphere Entertainment’s long-term goals for transformative strategic growth and development, including the development of Sphere.

MPIP results were calculated based on performance achievement against these predetermined goals, as discussed below, for our Corporate business unit.

As discussed in “Performance Targets & Achievement Levels” below, as a result of the level of achievement of the adjusted Corporate financial and strategic objectives of Sphere Entertainment and the Company, the payout level of the annual cash incentives was calculated at 153.2% of the target level.

Target Award Opportunities

Each employee eligible for an annual incentive award was assigned a target award equal to a percentage of that employee’s base salary as of the conclusion of the applicable fiscal year.

Target annual incentive opportunities were based upon the applicable employee’s position, grade level, responsibilities, and historical and expected future contributions to the Company. In addition, each employment agreement between the Company and each of the NEOs contains a minimum target annual incentive award level. For the fiscal years beginning after June 30, 2023, the Compensation Committee intends to review the target annual incentive award levels of the NEOs at least annually, subject to the minimum target annual incentive award level set forth in each employment agreement between the Company and each of the NEOs. See “Executive Compensation — Employment Agreements” below.

Annual Incentive Payouts

The below table summarizes each NEO’s target annual incentive opportunity and actual 2023 fiscal year annual incentive payouts, as determined by the Compensation Committee. For the 2023 fiscal year, Sphere Entertainment will reimburse the Company for a portion of Messrs. Byrnes’, Haughton’s and D’Ambrosio’s and Ms. Zeppetella’s annual incentive awards relating to performance in the Pre-Distribution Period. The annual incentive payouts are described in more detail below:

Name	2023 Fiscal Year Base Salary	Target Incentive (% of Base Salary)	Actual 2023 Fiscal Year MPIP as a % of Target	Actual 2023 Fiscal Year Annual Incentive Award(1)
James L. Dolan	$1,000,000	200%	153.2%	$3,064,000
David F. Byrnes(1)	$800,000	100%	153.2%	$1,225,600
Jamal H. Haughton(2)	$1,100,000	100%	153.2%	$1,685,200
Philip G. D’Ambrosio	$750,000	75%	153.2%	$861,750
Courtney M. Zeppetella(4)	$550,000	50%	153.2%	$421,300

(1)

With respect to Messrs. Byrnes, Haughton and D’Ambrosio and Ms. Zeppetella, these amounts include the portion of the Company’s annual incentive award for which Sphere Entertainment will reimburse the Company pursuant to the Employee Matters Agreement (as defined below) (50%).

Performance Targets & Achievement Levels

Financial Component (50%):

For the fiscal year ended June 30, 2023, the MPIP financial performance objectives included rigorous total company net revenues (weighted 30% of the financial component) and total company AOI (weighted 70% of the financial component) targets, with potential payouts under this component ranging from 0-200% of target. As a result of the MSGE Distribution, the total company financial performance for the fiscal year ended June 30, 2023 was evaluated based on consolidated financial performance.

The financial component of the MPIP was determined after assessing the consolidated financial performance against the predetermined targets. The MPIP provides for pre-approved adjustments when evaluating the financial performance against the pre-determined objectives.

The measurement against the adjusted targets for the 2023 fiscal year provided the following calculated results:

Financial Metrics (Weighting)	2023 Fiscal Year Payout Results
Consolidated Total Company Net Revenues (30%)	116.4% of target
Consolidated Total Company AOI (70%)	189.7% of target

Based on the performance against these pre-determined financial performance objectives, the calculated result of the financial component of the MPIP, giving effect to the payment provisions of the MPIP, was 167.7%.

Strategic Component (50%):

For the fiscal year ended June 30, 2023, the MPIP also included a performance component that measured achievement against relevant strategic goals, milestones and tactics specified each fiscal year. These goals, milestones and tactics are reviewed and approved by the Compensation Committee at the beginning of each year. For the fiscal year ended June 30, 2023, the strategic goals were approved by the Sphere Compensation Committee during the Pre-Distribution Period and as a result of the MSGE Distribution, the strategic performance of the 2023 fiscal year was evaluated by the Compensation Committee based on the achievement of consolidated strategic goals across both the Company and Sphere Entertainment.

Goal Setting Process: Prior to the MSGE Distribution, numerous specific goals that are aligned with the Company’s broad strategic initiatives were established for each business unit. Discrete milestones and tactics were enumerated to measure year-end achievement of these goals. As part of this process, each goal (and its related tactics) was assigned a weight, and at the end of the fiscal year, each goal and tactic’s level of achievement was evaluated and assigned a rating of 0-200%. Taking into account the weighted rating of each goal and underlying milestones and tactics, these ratings were then used to derive the overall strategic score for each business unit.

2023 Fiscal Year Corporate Goals & Achievement: The strategic component for NEO payouts was calculated based on the extent to which Corporate-specific goals, milestones and tactics were achieved in the fiscal year.

In the 2023 fiscal year, the Corporate business unit’s strategic component focused on numerous core strategies aimed at establishing structures and policies to drive value through:

•	Corporate transactions, key business initiatives and special projects;

•	The Sphere initiative; and

•	Successful office hybridization.

As noted above, goals were set by the Sphere Compensation Committee at the beginning of the fiscal year and prior to the MSGE Distribution, and therefore include achievements related to Sphere Entertainment’s business for the period before and after the MSGE Distribution, as well as achievements related to the Company’s business post-MSGE Distribution.

Corporate business unit goals were supported by more than 55 individual measurable milestones and tactics. Successful achievement of milestones and tactics under the Corporate-specific goals for fiscal year 2023 included:

•	Driving value through corporate transactions, key business initiatives and special projects:

•	Completed the MSGE Distribution in April 2023, with Sphere Entertainment retaining a one third stake in the Company;

•

Completed secondary offering of $205 million, or 6.9 million shares of the Company’s Class A common stock by Sphere Entertainment as selling stockholder, with approximately 10.1 million shares of the Company’s Class A common stock still held by Sphere Entertainment as of June 30, 2023;

•

Made significant progress in the process of obtaining a new special operating permit for The Garden, including obtaining significant commitments of support from political and other community stakeholders;

•	Completed the sale of Tao Group Hospitality in a transaction that valued the business at $550 million and resulted in approximately $290 million of net proceeds to Sphere Entertainment; and

•	Successfully entered into a $275 million five-year term loan to support Sphere Entertainment’s growth plans with Sphere in Las Vegas;

•	Supporting development of Sphere in Las Vegas:

•

Supported all aspects of construction of Sphere in Las Vegas, which resulted in the completion of primary construction of the venue in June 2023, while remaining on track to open the venue at the end of September 2023;

•

Supported all aspects of original content creation for Sphere, which – in fiscal year 2023 – culminated with the announcement of and ticket on-sale for Postcard from Earth, the Company’s first original immersive production for Sphere, which is set to debut publicly on October 6, 2023;

•

Supported all aspects of technology and production development for Sphere, which resulted in the launch of Sphere Studios in June 2023, Sphere Entertainment’s immersive content studio dedicated to creating multisensory live entertainment experiences exclusively for Sphere; and

•	Determined the optimal venue staffing structure and hiring strategy for Sphere, resulting in the successful hiring of thousands of venue-level positions; and

•	Establishing structures, policies and programs to facilitate the transition of employees into a hybrid and remote work environment:

•	Implemented hybrid and remote work strategies for a majority of the Company’s employee base;

•	Provided employees with technology and equipment which enabled a productive shift to remote and hybrid work environments; and

•	Provided educational tools for goal setting and a new performance management program to measure and maintain productivity standards.

Based on the performance against these predetermined Corporate goals, the Compensation Committee determined the payout result of the strategic component of the MPIP for the Corporate function was achieved at 138.8% of target.

Annual Cash Incentive Payout

As a result of level of achievement of the Corporate financial and strategic objectives, as discussed above, the payout level of the annual cash incentives was calculated at 153.2% of the target level for the 2023 fiscal year.

Long-term Incentives

Long-term incentives represent a substantial portion of our executive officers’ annual total direct compensation. For the fiscal year ended June 30, 2023 during the Pre-Distribution Period, the Sphere Compensation Committee awarded annual long-term incentives comprised of performance stock units and restricted stock units.

The Sphere Compensation Committee and the Compensation Committee each believes this equity mix:

•	Establishes strong alignment between executive officers and the interests of the Company’s stockholders;

•	Provides meaningful incentive to drive actions that will improve the Company’s long-term stockholder value; and

•	Supports the Company’s objectives of attracting and retaining the best executive officer talent.

The following table summarizes our 2023 fiscal year standard annual long-term incentive awards to our NEOs:

Element	Weighting	Summary
Restricted Stock Units	50%	✓	Share-based award establishes direct alignment with our stock price performance and stockholder interests
		✓	Vest ratably over three years
Performance Stock Units	50%	✓	Performance is measured by Total Company Net Revenue and Business Unit AOI, which are equally weighted and considered key value drivers of our business
		✓	Financial performance targets were pre-determined by the Sphere Compensation Committee early in the three-year performance period to incentivize strong execution of our strategy and long-term financial goals and were amended by the Compensation Committee following the MSGE Distribution as described herein
		✓	Cliff-vest after three years to the extent that financial performance targets measured in the final year of the three-year period are achieved

Additional information regarding long-term incentive awards granted to NEOs during the 2023 fiscal year is set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table under “Executive Compensation” below.

Restricted Stock Units

Restricted stock units serve to align executive officers’ interests with those of our stockholders and promote the retention of employees, including the NEOs.

The Sphere Compensation Committee approved awards of SPHR restricted stock units to the NEOs during the Pre-Distribution Period for the fiscal year ended June 30, 2023 pursuant to its 2020 Employee Stock Plan. For more information on the grants of SPHR restricted stock units made during the Pre-Distribution Period, see Sphere Entertainment’s 2023 Definitive Proxy Statement.

In connection with the MSGE Distribution, for every restricted stock unit of Sphere Entertainment that was held on the Record Date, one restricted stock unit of the Company was issued with the same vesting terms. The one-for-one distribution ratio is consistent with treatment of Sphere Entertainment stockholders’ SPHR Class A or Class B common stock held on the Record Date.

In connection with the MSGE Distribution, eligible NEOs received the following restricted stock units of the Company pursuant to our 2023 Employee Stock Plan (the “Employee Stock Plan”) in respect of SPHR awards granted in August 2022, in addition to certain mid-year grants in May 2023 (as described below):

Name	Restricted Stock Units	Grant Date Fair Value(1)
James L. Dolan	98,750	$3,003,886
David F. Byrnes	13,990	$425,563
Jamal H. Haughton	10,698	$325,424
Philip G. D’Ambrosio(2)	9,007	$277,614
Courtney M. Zeppetella	4,115	$125,175

(1)

Sphere Entertainment initially determined the number of SPHR restricted stock units to grant to each eligible NEO by dividing the target grant value by the 20-trading day average SPHR stock price ending on the day before the date of grant. The grant date fair value shown in the table for the Company restricted stock units issued in respect of outstanding SPHR restricted stock units reflects the Company’s pro rata portion of the grant date fair value of the original SPHR award granted in August 2022, calculated in accordance with Topic 718, based on the stock price of the Company’s and SPHR’s Class A common stock on the MSGE Distribution Date.

(2)

In addition to Company restricted stock units issued in respect of outstanding SPHR restricted stock units issued as standard grants during the 2023 fiscal year, this amount includes 777 units ($27,265) granted in May 2023 to reflect, on a pro rata basis, a new long-term incentive opportunity in connection with Mr. D’Ambrosio’s promotion to Executive Vice President and Treasurer in accordance with his new employment agreement effective April 2023.

Standard restricted stock units vest ratably over three years on September 15th of each year following the year of grant, subject to continued employment and employment agreement terms (as applicable). Mid-year grants in respect of an out-of-cycle promotion, increase in compensation or new-hire typically vest on the same timeframe as standard restricted stock units granted that fiscal year.

Performance Stock Units

Performance stock units are intended to align our executive officers’ interests with those of our stockholders, with a focus on long-term financial results.

Under Sphere Entertainment’s executive compensation program for the fiscal year ended June 30, 2023, performance stock units were granted to executive officers and certain other members of management pursuant to its 2020 Employee Stock Plan. In connection with the MSGE Distribution, for every performance stock unit of Sphere Entertainment that was held on the Record Date, one performance stock unit of the Company was issued with the same vesting period pursuant to the Employee Stock Plan. The one-for-one distribution ratio is consistent with treatment of Sphere Entertainment stockholders’ SPHR Class A or Class B common stock held on the Record Date.

2022 Fiscal Year Grants

During the Pre-Distribution Period, the Sphere Compensation Committee approved awards of performance stock units to the NEOs for the 2023-2025 fiscal year period. For more information on the grants made by Sphere Entertainment during the Pre-Distribution Period, see Sphere Entertainment’s 2023 Definitive Proxy Statement. In connection with the MSGE Distribution, the NEOs received the following performance stock units of the Company in respect of SPHR awards granted in August 2022 for the 2023-2025 fiscal year period, in addition to certain mid-year grants granted in May 2023 (as described below):

Name	Performance Stock Units (at target)	Grant Date Fair Value(1)
James L. Dolan	98,750	$3,003,886
David F. Byrnes	13,990	$425,563
Jamal H. Haughton	10,698	$325,424
Philip G. D’Ambrosio(2)	9,007	$277,614
Courtney M. Zeppetella	4,115	$125,175

(1)

Sphere Entertainment initially determined the number of SPHR performance stock units to grant to each eligible NEO by dividing the target grant value by the 20-trading day average SPHR stock price ending on the day before the date of grant. The grant date fair value shown in the table for the Company performance stock units issued in respect of outstanding SPHR performance stock units reflects the Company’s pro rata portion of the grant date fair value of the original SPHR award granted in August 2022, calculated in accordance with Topic 718, based on the stock price of the Company’s and SPHR’s Class A common stock on the MSGE Distribution Date.

(2)

In addition to Company performance stock units issued in respect of outstanding SPHR performance stock units issued as standard grants during the 2023 fiscal year, this amount includes 777 units ($27,265) granted in May 2023 to reflect, on a pro rata basis, a new long-term incentive opportunity in connection with Mr. D’Ambrosio’s promotion to Executive Vice President and Treasurer in accordance with his new employment agreement effective April 2023.

Standard performance stock units are structured to be settled upon the later of September 15th following a three-year period and the date of certification of achievement against pre-determined performance goals measured in the final year of such three-year period. Mid-year grants in respect of an out-of-cycle promotion, increase in compensation or new-hire typically settle on the same timeframe as standard performance stock units granted that fiscal year.

Target Setting

For the 2023 fiscal year SPHR performance stock units granted in August 2022 for the 2023-2025 fiscal year period, the Sphere Compensation Committee established certain financial metrics to be measured in the final fiscal year of the vesting period. In September 2023, the performance stock units of the Company issued in respect of the SPHR awards and performance stock units of the Company granted in May 2023 as mid-year grants were amended by the Compensation Committee to reflect goals specific to the Company following the MSGE Distribution. The original performance goals of total company net revenues and business unit AOI were established at the time of grant by the Sphere Compensation Committee and were based on Sphere Entertainment’s then-existing long-range plan. The long-range plan represented the combined businesses, including the Sphere and MSG Networks businesses that are not part of the Company following the MSGE Distribution. Our Compensation Committee selected Total Company Net Revenue and Business Unit AOI as the two financial metrics for the amended performance goals, which reflect the Company’s current long-range plan adopted in June 2023 following the MSGE Distribution, which is subject to review by the Board. The Company’s long-range plan is confidential and disclosure of those targets could provide information that could lead to competitive harm, and for this reason the performance stock unit financial performance targets are not disclosed;

however, the Compensation Committee seeks to make target goals ambitious, requiring meaningful growth over the performance period, while threshold goals are expected to be achievable. The Company intends to disclose the Total Company Net Revenue and Business Unit AOI payout results as a percentage of target as well as the resulting payout for the 2023 fiscal year performance stock units as a percentage of target measured in the last year of the three-year vesting period (i.e., performance is based on 2025 fiscal year performance).

While the Compensation Committee is aware that the NEOs also hold SPHR performance stock units for services rendered to Sphere Entertainment, its own compensation decisions are based on its independent assessment and application of the compensation goals and objectives of the Company (other than in the case of the fiscal year 2023 annual incentive awards and the Company 2021 fiscal year performance stock units (as defined below), which are based on consolidated financial performance). For more information on the metrics established for the SPHR awards, see Sphere Entertainment’s 2023 Definitive Proxy Statement.

Financial Metrics (Weighting)	Threshold Performance	Maximum Performance
Total Company Net Revenue (50%)	85% of target goal	115% of target goal
Business Unit AOI (50%)	75% of target goal	125% of target goal

The performance stock unit payout opportunity ranges from 0 to 110% of target, based on performance and subject to continued employment and employment agreement terms (as applicable). At the threshold performance level, the award would vest at 90% of the target performance stock units, and at or above the maximum performance level, the award would vest at 110% of the target performance stock units. If the Company exceeds threshold levels but does not achieve the targeted rates, or if the Company achieves or exceeds one target but not both, the award provides for partial payments. No performance stock units would vest if the Company fails to achieve both threshold levels of performance.

2021 Fiscal Year Performance Stock Unit Awards

The SPHR performance stock units granted by Sphere Entertainment during the 2021 fiscal year (the “SPHR 2021 fiscal year performance stock units”) were subject to Sphere Entertainment’s total company net revenues and business unit AOI performance objectives, weighted at 50% each, measured over a July 1, 2022 through June 30, 2023 performance period (the third year of the three-year performance award). The performance stock units of the Company that were issued at the time of the MSGE Distribution in respect of such SPHR 2021 fiscal year performance stock units (the “Company 2021 fiscal year performance stock units”) are subject to the same performance objectives. In connection with the MSGE Distribution, achievement of the performance objectives for both the SPHR 2021 fiscal year performance stock units and the Company 2021 fiscal year performance stock units is evaluated based on consolidated financial performance. The level of achievement for each performance objective was adjusted in accordance with the terms of the awards. Based on the consolidated financial performance evaluated against the predetermined Sphere Entertainment objectives, the total company net revenues and business unit AOI performance results as a percentage of target performance were calculated at 102.0% and 98.7%, respectively, with a resulting calculated payout for the Company 2021 fiscal year performance stock units of 100.4% of target. The Company 2021 fiscal year performance stock units were settled in September 2023. For more information on the SPHR 2021 fiscal year performance stock units, see Sphere Entertainment’s 2023 Definitive Proxy Statement.

Hedging and Pledging Policies

The Company’s Insider Trading Policy prohibits all directors, consultants and employees (including NEOs), and all members of their immediate families or any individual who is materially dependent upon them for financial support who reside in the same household, from directly or indirectly (i) engaging in short sales, short sales against the box or other “hedging” transactions unless otherwise permitted by the Company and (ii) placing securities in margin accounts or otherwise pledging Company securities.

Clawback Policy

The Company’s Clawback Policy, which was established in accordance with the listing requirement of the NYSE, provides for the recovery or “clawback” of certain erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement. The policy is effective December 1, 2023 and applies to incentive-based compensation received by current and former executive officers of the Company during the three fiscal years preceding an accounting restatement and after the effective date of the NYSE’s listing requirement, October 2, 2023.

Holding Requirements

Under our executive compensation program for the fiscal year ended June 30, 2023, annual restricted stock unit awards vest ratably over three years and annual performance stock unit awards cliff-vest after three years to the extent that pre-determined financial performance targets measured in the last year of the three-year period are achieved, in each case, so long as the recipient is continuously employed by the Company, Sphere Entertainment or MSG Sports until the applicable vesting date (and subject to the performance conditions described above and any applicable terms of the award agreements and their employment agreement). With respect to our non-management directors, and as discussed above under “Corporate Governance — Our Directors — Director Compensation,” compensation includes annual awards of restricted stock units. Pursuant to the award agreements, directors’ restricted stock units are settled in shares of Class A common stock (or, in the Compensation Committee’s discretion, cash) on the first business day following 90 days after the director incurs a separation from service (other than in the event of a director’s death, where the restricted stock units are settled immediately). One effect of the cliff and three-year ratable vesting (with respect to our NEOs and eligible employees) and the holding requirements (with respect to our non-management directors) is to require each of our non-management directors, NEOs and eligible employees to maintain significant holdings of Company securities at all times.

Benefits

Benefits offered to executive officers generally provide for retirement income and serve as a safety net against hardships that can arise from illness, disability or death. The executive officers are generally eligible to participate in the same health and welfare benefit plans made available to the other benefits-eligible employees of the Company, including, for example, medical, dental, vision, life insurance and disability coverage.

Defined Contribution Plans

The Company sponsors the Madison Square Garden 401(k) Savings Plan (the “Savings Plan”), a tax-qualified retirement savings plan, for participating employees, including executive officers. Sponsorship of the Savings Plan was transferred to the Company following the MSGE Distribution. The Savings Plan is a multiple employer plan to which Sphere Entertainment and MSG Sports also contribute as participating employers. Under the Savings Plan, participants may contribute into their plan accounts a percentage of their eligible pay on a pre-tax or Roth 401(k) after-tax basis as well as a percentage of their eligible pay on an after-tax basis. The Savings Plan provides (a) fully-vested matching contributions equal to 100% of the first 4% of eligible pay contributed on a pre-tax or Roth 401(k) after-tax basis by participating employees and (b) a discretionary non-elective contribution by the Company.

In addition, the Company offers the MSG Entertainment Holdings, LLC Excess Savings Plan (the “Excess Savings Plan”), a nonqualified deferred compensation plan for employees, including executive officers, whose contributions to the Savings Plan are restricted by the applicable IRS annual compensation limitation and/or the income deferral limitation. Sponsorship of the Excess Savings Plan was transferred to the Company following the MSGE Distribution. More information regarding the Excess Savings Plan is provided in the Nonqualified Deferred Compensation table below.

Matching contributions and discretionary contributions made by the Company in the fiscal year ended June 30, 2023 in respect of the NEOs under the Savings Plan and the Excess Savings Plan are set forth in the Summary Compensation Table below.

Deferred Compensation Plan

The Company sponsors the EDCP. Sponsorship of the EDCP was transferred to the Company following the MSGE Distribution, pursuant to which certain employees, including the Company’s NEOs, may elect to participate. Pursuant to the EDCP, participants may make elective base salary or bonus deferral contributions. Participants may make individual investment elections that will determine the rate of return on their deferral amounts under the EDCP. The EDCP does not provide any above-market returns or preferential earnings to participants, and the participants’ deferrals and their earnings are always 100% vested. The EDCP does not provide for any Company contributions. Participants may elect at the time they make their deferral elections to receive their distribution either as a lump sum payment or in substantially equal annual installments over a period of up to five years.

MSG Cares Charitable Matching Gift Program

Our employees, including our NEOs, are also eligible to participate in the MSG Cares Charitable Matching Gifts Program. Under this program, the Company matches charitable contributions made by our employees, including the NEOs, to eligible 501(c)(3) organizations of the employee’s choice, in an aggregate amount of up to $1,000 per employee or $5,000 per employee for members of management (including our NEOs) for each fiscal year.

Perquisites

The Company provides certain perquisites to executive officers as described below. Additional information concerning perquisites received by each of the NEOs is set forth in the Summary Compensation Table below.

Car and Driver

Mr. Dolan has regular access to cars and drivers, which he is permitted to use for personal use in addition to business purposes. Following the MSGE Distribution, the Company, Sphere Entertainment and MSG Sports share these costs equally. In addition, certain other executive officers and members of management have had access to cars and drivers on a limited basis for personal use. To the extent employees used a car and driver for personal use without reimbursement to the Company, those employees were imputed compensation for tax purposes.

Aircraft Arrangements

During the fiscal year ended June 30, 2023, the Company owned and leased certain aircraft, and also had access to various aircraft through arrangements with various Dolan family entities. Mr. Dolan was permitted to use the Company’s aircraft (including aircraft to which the Company has access through various dry lease agreements) for personal use. Mr. Dolan is not required to reimburse the Company for personal use of the Company-owned aircraft. Additionally, Mr. Dolan had access to helicopter travel, including for personal travel. Helicopter use has primarily been for commutation and he is not required to reimburse the Company for such use. Following the MSGE Distribution, the Company, Sphere Entertainment and MSG Sports share the costs of Mr. Dolan’s personal aircraft and helicopter use equally. See “Certain Relationships and Related Party Transactions — Aircraft Arrangements.”

To the extent any executive officer or other employee used any of the aircraft, including helicopters, for personal travel without reimbursement to the Company, they were imputed compensation for tax purposes based on the Standard Industry Fare Level rates that are published biannually by the IRS. For compensation reporting purposes, we valued the incremental cost of the personal use of the aircraft based on the variable costs incurred by the Company net of any reimbursements received from executive officers. The incremental cost of the use of the aircraft does not include any costs that would have been incurred by the Company whether or not the personal trip was taken.

Executive Security

Mr. Dolan participates in the Company’s executive security program, including services related to cybersecurity and connectivity. Following the MSGE Distribution, the Company, Sphere Entertainment and MSG Sports share the costs of such participation in the security program equally. See “Certain Relationships and Related Party Transactions — Relationship Between Us, Sphere Entertainment, MSG Sports and AMC Networks.” Because certain of these costs can be viewed as conveying personal benefits to Mr. Dolan, they are reported as perquisites.

Other

From time to time certain employees, including the NEOs (and their guests), will receive access to tickets to events at the Company’s and Sphere Entertainment’s venues at no cost, and may also purchase tickets at face value. Attendance at such events is integrally and directly related to the performance of their duties, and, as such, we do not deem the receipt of such tickets to be perquisites.

Post-Termination Compensation

We believe that post-termination benefits are integral to the Company’s ability to attract and retain qualified executive officers.

Under certain circumstances, payments or other benefits may be provided to employees upon the termination of their employment with the Company. These may include payments or other benefits upon a termination by the Company without cause, termination by the employee for good reason, other voluntary termination by the employee, retirement, death, disability or termination following a change in control of the Company or following a going private transaction. With respect to the NEOs, the amounts and terms of such payments and other benefits (including the definition of “cause” and “good reason”) are governed by each NEO’s employment agreement and any applicable award agreements. Post-termination compensation is discussed in greater detail in “Executive Compensation — Employment Agreements” and “— Termination and Severance” below.

Awards Issued in Connection with the MSGE Distribution

Stock Options

In connection with the MSGE Distribution, for every stock option of Sphere Entertainment held on the Record Date, one stock option of the Company was issued with the same vesting period pursuant to the Employee Stock Plan. The one-for-one distribution ratio is consistent with treatment of Sphere Entertainment stockholders’ SPHR Class A or Class B common stock held on the Record Date. The existing exercise price was allocated between the existing SPHR stock options and the new Company stock options based upon the volume-weighted average prices of our Class A common stock and SPHR Class A common stock over the ten trading days immediately following the MSGE Distribution as reported by Bloomberg Business, and the underlying share count took into account the one-for-one distribution ratio. The terms of each employee’s applicable SPHR option award agreement are substantially similar to the terms of the Company’s award agreement, which governs our options. On the Record Date, our only NEO that held SPHR stock options was Mr. Dolan.

Restricted Stock Units and Performance Stock Units

In connection with the MSGE Distribution, each holder of a SPHR restricted stock unit received one Company restricted stock unit in respect of every one SPHR restricted stock unit held on the Record Date and continues to be entitled to a share of SPHR Class A common stock (or cash or other property) for each SPHR restricted stock unit in accordance with the SPHR award agreement. Additionally, each holder of a SPHR performance stock unit received one Company performance stock unit in respect of every one SPHR performance stock unit held on the Record Date and continues to be entitled to a share of SPHR Class A common stock (or cash or other property) for each SPHR performance stock unit in accordance with the SPHR award agreement. The one-for-one distribution ratio is consistent with the treatment of Sphere Entertainment stockholders’ SPHR Class A or Class B common stock on the Record Date.

The SPHR performance stock units and Company performance stock units that have a performance period ending in 2023 were subject to the same performance conditions as were established by Sphere Entertainment at the time of grant. In connection with the MSGE Distribution, the achievement of the performance objectives for both the SPHR performance stock units and Company performance stock units that have a performance period ending in 2023 was evaluated based on consolidated financial performance. See “Executive Compensation — Annual Cash Incentive Payout — 2021 Fiscal Year Performance Stock Unit Awards” for more information. The performance conditions applicable to SPHR performance stock units and Company performance stock units that have a performance period ending in 2024 or 2025 were amended (or will be amended, in the case of the SPHR performance stock units) by the applicable compensation committee to reflect performance conditions specific to each company following the MSGE Distribution. At the conclusion of the performance period, the Company’s final payout multiplier (representing a percentage of the target award opportunity), as determined based on the Company’s performance against the pre-approved performance metrics for those awards, will be applied to both the SPHR and Company performance stock units held by Company employees. For individuals employed by both companies, the payout multiplier for Company awards will be determined based on the performance of the Company and the payout multiple for SPHR awards will be based on the performance of Sphere Entertainment.

Our restricted stock units and performance stock units were issued under our Employee Stock Plan and are subject to the same conditions and restrictions as the SPHR awards except as described above. The restricted stock units and performance stock units that we issued in respect of outstanding SPHR awards are affected by a change in control or going private transaction of the Company, Sphere Entertainment or MSG Sports, as set forth in the terms of the award agreement.

Other Terms

With respect to outstanding equity awards, the Company, Sphere Entertainment and MSG Sports are not regarded as competitive entities of each other for purposes of any non-compete provisions contained in the applicable award agreements. With respect to all outstanding SPHR awards (and Company awards issued in connection with such awards) holders of such awards will continue to vest so long as they remain employed by the Company, Sphere Entertainment, MSG Sports or affiliates of such entities, provided that an employee who moves between the Company (or one of its subsidiaries), Sphere Entertainment (or one of its subsidiaries) or MSG Sports (or one of its subsidiaries) at a time when the applicable entities are no longer affiliates will not continue to vest in such awards and such change will constitute a termination of employment for purposes of the award agreement.

Employment Agreements

Each of our NEOs had an employment agreement with the Company in the fiscal year ended June 30, 2023. In the cases of Messrs. Byrnes, Haughton and D’Ambrosio and Ms. Zeppetella, such agreements were initially entered into by each officer with Sphere Entertainment and were assigned to the Company in connection with the MSGE Distribution. Mr. D’Ambrosio entered into a new employment agreement with the Company on May 31,

2023 in connection with his promotion to Executive Vice President and Treasurer (effective April 1, 2023) and Mr. Dolan entered into a new employment agreement with the Company on April 20, 2023 (effective upon the MSGE Distribution). Set forth below is a description of the agreements between the Company and each of Messrs. Dolan, Byrnes, Haughton and D’Ambrosio and Ms. Zeppetella.

As noted above in the Compensation Discussion & Analysis, Mr. Dolan also serves as an executive officer and employee of Sphere Entertainment and MSG Sports pursuant to terms of employment agreements with Sphere Entertainment and MSG Sports, respectively (which are not described herein). For a description of the Sphere Entertainment and MSG Sports employment agreements, see Sphere Entertainment’s and MSG Sports’ 2023 Definitive Proxy Statements, respectively.

James L. Dolan

On April 20, 2023, the Company entered into a new employment agreement with James L. Dolan, effective as of the MSGE Distribution Date, which provides for Mr. Dolan’s employment as the Executive Chairman and Chief Executive Officer of the Company. The employment agreement recognizes that Mr. Dolan is also employed by Sphere Entertainment and MSG Sports during his employment with the Company.

The employment agreement provides for an annual base salary of not less than $1,000,000 and eligibility to participate in the Company’s discretionary annual bonus program with an annual target bonus opportunity equal to not less than 200% of his base salary. Mr. Dolan is eligible for our standard benefits program, subject to meeting the relevant eligibility requirements, payment of required premiums, and the terms of the plans. Commencing with the fiscal year starting July 1, 2023, Mr. Dolan will be eligible, subject to his continued employment by the Company, to participate in such long-term incentive programs that are made available to similarly situated executives at the Company, with an aggregate annual target value of not less than $6,000,000. Based on information provided to us by Sphere Entertainment, Mr. Dolan’s direct compensation opportunities with Sphere Entertainment were reduced effective as of the MSGE Distribution by an amount equal to Mr. Dolan’s direct compensation opportunities under his employment agreement with the Company. Mr. Dolan’s direct compensation opportunities at MSG Sports were not impacted by the MSGE Distribution. Accordingly, Mr. Dolan’s aggregate compensation across the Company, Sphere Entertainment and MSG Sports did not change upon the MSGE Distribution.

If, on or prior to June 30, 2024, Mr. Dolan’s employment is either terminated by the Company for any reason other than “cause” (as defined in the agreement), or is terminated by Mr. Dolan for “good reason” (as defined in the agreement) and cause does not then exist (a “Qualifying Termination”), then, subject to Mr. Dolan’s execution of a separation agreement, the Company will provide him with the following benefits and rights: (a) a severance payment in an amount determined at the discretion of the Company, but in no event less than two times the sum of Mr. Dolan’s annual base salary and annual target bonus, (b) any unpaid annual bonus for the fiscal year prior to the fiscal year in which such termination occurred and a prorated annual bonus for the fiscal year in which such termination occurred, (c) each of Mr. Dolan’s outstanding unvested long-term cash awards will immediately vest in full and will be payable to Mr. Dolan to the same extent that other similarly situated active executives receive payment, (d) all of the time-based restrictions on each of Mr. Dolan’s outstanding unvested shares of restricted stock or restricted stock units (including restricted stock units subject to performance criteria) will immediately be eliminated and such restricted stock and restricted stock units will be payable or deliverable to Mr. Dolan subject to satisfaction of any applicable performance criteria, and (e) each of Mr. Dolan’s outstanding unvested stock options and stock appreciation awards will immediately vest.

If Mr. Dolan’s employment is terminated due to his death or disability before June 30, 2024, and at such time cause does not exist, then, subject to execution of a separation agreement (other than in the case of death), he or his estate or beneficiary will be provided with the benefits and rights set forth in clauses (b), (d) and (e) above and any long-term cash awards will immediately vest in full, whether or not subject to performance criteria and will be payable on the 90th day after the termination of his employment; provided, that if any such long-term cash award were subject to any performance criteria, then (i) if the measurement period for such performance criteria had not yet been fully completed, then the payment amount will be at the target amount for such award, and (ii) if the measurement period for such performance criteria had already been fully completed, then the payment amount of such award will be at the same time and to the same extent that other similarly situated executives receive payment as determined by the Compensation Committee (subject to the satisfaction of the applicable performance criteria). If Mr. Dolan’s employment is terminated after June 30, 2024 due to a Qualifying Termination, death or disability, then, subject to execution of a separation agreement (other than in the case of death), he or his estate or beneficiary will be provided with the benefits and rights set forth in clauses (c), (d) and (e) above. Following June 30, 2024, Mr. Dolan would no longer be entitled to the benefits and rights set forth in clauses (a) and (b) above in the event of a Qualifying Termination and certain provisions of Mr. Dolan’s employment agreement regarding annual cash and equity compensation would no longer be in effect with respect to services following such date.

The employment agreement contains certain covenants by Mr. Dolan, including a noncompetition agreement that restricts Mr. Dolan’s ability to engage in competitive activities until the first anniversary of a termination of his employment with the Company.

David F. Byrnes

Pursuant to his employment agreement dated December 20, 2021, Mr. Byrnes receives an annual base salary of not less than $800,000. Mr. Byrnes is eligible to participate in the Company’s discretionary annual incentive program with an annual target bonus equal to not less than 100% of his annual base salary.

Mr. Byrnes is eligible, subject to his continued employment by the Company, to participate in such long-term incentive programs that are made available to similarly situated executives of the Company. It is expected that Mr. Byrnes will receive one or more annual long-term awards with an aggregate target value of not less than $1,200,000. Mr. Byrnes is eligible to participate in the Company’s standard benefits program, subject to meeting the relevant eligibility requirements, payment of required premiums, and the terms of the plans.

If, on or prior to December 31, 2024, Mr. Byrnes’ employment with the Company is terminated (i) by the Company other than for “cause” (as defined in the agreement), or (ii) by Mr. Byrnes for “good reason” (as defined in the agreement) and so long as “cause” does not then exist, then, subject to Mr. Byrnes’ execution of a separation agreement with the Company, the Company will provide him with the following benefits and rights: (a) a severance payment in an amount determined at the discretion of the Company, but in no event less than two times the sum of Mr. Byrnes’ annual base salary and annual target bonus; (b) any unpaid annual bonus for the fiscal year prior to the fiscal year in which such termination occurred and a prorated annual bonus for the fiscal year in which such termination occurred; (c) any unpaid portion of the special cash award, which was paid no later than the first regular Company payroll date on or after April 1, 2022; (d) each of Mr. Byrnes’ outstanding long-term cash awards will immediately vest in full and will be payable to Mr. Byrnes to the same extent that other similarly situated active executives receive payment; (e) all of the time-based restrictions on each of Mr. Byrnes’ outstanding restricted stock or restricted stock units will immediately be eliminated and will be payable or deliverable to Mr. Byrnes subject to satisfaction of any applicable performance criteria; and (f) each of Mr. Byrnes’ outstanding stock options and stock appreciation awards, if any, will immediately vest.

If Mr. Byrnes’ employment is terminated due to his death or disability prior to December 31, 2024, and at such time cause does not exist, then, subject to execution of a separation agreement (other than in the case of death), he or his estate or beneficiary will be provided with the benefits and rights set forth in clauses (b), (c), (e) and (f) of the preceding paragraph and each of his outstanding long-term cash awards shall immediately vest in full, whether or not subject to performance criteria, and will be payable on the 90th day after the termination of his employment; provided, that if any such long-term cash award is subject to any performance criteria, then (i) if the measurement period for such performance criteria has not yet been fully completed, then the payment amount will be at the target amount for such award, and (ii) if the measurement period for such performance criteria has already been fully completed, then the payment amount of such award will be at the same time and to the same extent that other similarly situated executives receive payment as determined by the Compensation Committee (subject to the satisfaction of the applicable performance criteria).

The employment agreement contains certain covenants by Mr. Byrnes including a noncompetition agreement that restricts Mr. Byrnes’ ability to engage in competitive activities until the first anniversary of a termination of his employment with the Company.

Jamal H. Haughton

Pursuant to his employment agreement dated October 26, 2021, Mr. Haughton receives an annual base salary of not less than $1,100,000. Mr. Haughton is eligible to participate in the Company’s discretionary annual incentive program with an annual target bonus equal to not less than 100% of Mr. Haughton’s annual base salary.

Mr. Haughton is eligible, subject to his continued employment by the Company, to participate in future long-term incentive programs that are made available to similarly situated executives of the Company. It is expected that Mr. Haughton will receive one or more annual long-term awards with an aggregate target value of not less than $1,300,000. Mr. Haughton is eligible to participate in the Company’s standard benefits program, subject to meeting the relevant eligibility requirements, payment of required premiums, and the terms of the plans.

If, on or prior to December 5, 2024, Mr. Haughton’s employment with the Company is either terminated (i) by the Company other than for “cause” (as defined in the agreement), or (ii) by Mr. Haughton for “good reason” (as defined in the agreement) and so long as “cause” does not then exist, then, subject to Mr. Haughton’s execution of a separation agreement with the Company, the Company will provide him with the following benefits and rights: (a) a severance payment in an amount determined at the discretion of the Company, but in no event less than two times the sum of Mr. Haughton’s annual base salary and annual target bonus; (b) any unpaid annual bonus for the fiscal year prior to the fiscal year in which such termination occurred and a prorated annual bonus for the fiscal year in which such termination occurred; (c) each of Mr. Haughton’s outstanding long-term cash awards will immediately vest in full and will be payable to Mr. Haughton to the same extent that other similarly situated active executives receive payment; (d) all of the time-based restrictions on each of Mr. Haughton’s outstanding restricted stock or restricted stock units will immediately be eliminated and will be payable or deliverable to Mr. Haughton subject to satisfaction of any applicable performance criteria; and (e) each of Mr. Haughton’s outstanding stock options and stock appreciation awards, if any, will immediately vest.

If Mr. Haughton’s employment is terminated due to his death or disability prior to December 5, 2024, and at such time cause does not exist, then, subject to execution of a separation agreement (other than in the case of death), he or his estate or beneficiary will be provided with the benefits and rights set forth in clauses (b), (d) and (e) of the preceding paragraph and each of his outstanding long-term cash awards shall immediately vest in full, whether or not subject to performance criteria, and will be payable on the 90th day after the termination of his employment; provided, that if any such long-term cash award is subject to any performance criteria, then (i) if the measurement period for such performance criteria has not yet been fully completed, then the payment amount will be at the target amount for such award, and (ii) if the measurement period for such performance criteria has already been fully completed, then the payment amount of such award will be at the same time and to the extent that other similarly situated executives receive payment as determined by the Compensation Committee (subject to the satisfaction of the applicable performance criteria).

The employment agreement contains certain covenants by Mr. Haughton including a non-competition agreement that restricts Mr. Haughton’s ability to engage in competitive activities until the first anniversary of a termination of his employment with the Company.

Philip G. D’Ambrosio

As previously discussed, Sphere Entertainment assigned its employment agreement with Mr. D’Ambrosio to the Company in connection with the MSGE Distribution. On May 31, 2023, Mr. D’Ambrosio entered into a new employment with the Company, effective as of April 1, 2023, in connection with his promotion to Executive Vice President and Treasurer. The new employment contains the following terms.

The employment agreement provides for an annual base salary of not less than $750,000. Mr. D’Ambrosio is eligible to participate in the Company’s discretionary annual incentive program with an annual target bonus equal to not less than 75% of his annual base salary. Mr. D’Ambrosio is eligible, subject to his continued employment by the Company, to participate in such long-term incentive programs that are made available to similarly situated executives at the Company. It is expected that Mr. D’Ambrosio will receive one or more annual long-term awards with an aggregate target value of not less than $1,200,000. Mr. D’Ambrosio is eligible to participate in the Company’s standard benefits program, subject to meeting the relevant eligibility requirements, payment of required premiums, and the terms of the plans.

Pursuant to his employment agreement, Mr. D’Ambrosio received, as determined by the Compensation Committee, a mid-year long-term incentive grant representing the increase to his annual target pro-rated for the final three months of the 2023 fiscal year.

If, prior to March 31, 2026, Mr. D’Ambrosio’s employment is terminated (i) by the Company other than for “cause” (as defined in the agreement), or (ii) by Mr. D’Ambrosio for “good reason” (as defined in the agreement) and so long as cause does not then exist, then, subject to Mr. D’Ambrosio’s execution of a separation agreement with the Company, the Company will provide him with the following benefits and rights: (a) a severance payment in an amount determined at the discretion of the Company, but in no event less than the sum of Mr. D’Ambrosio’s annual base salary and annual target bonus; and (b) any unpaid annual bonus for the fiscal year prior to the fiscal year in which such termination occurred and a prorated annual bonus for the fiscal year in which such termination occurred.

The employment agreement contains certain covenants by Mr. D’Ambrosio including a noncompetition agreement that restricts Mr. D’Ambrosio’s ability to engage in competitive activities until the first anniversary of a termination of his employment with the Company.

Courtney M. Zeppetella

Pursuant to her employment agreement dated March 23, 2022, Ms. Zeppetella receives an annual base salary of not less than $550,000 and an annual target bonus opportunity equal to 50% of annual base salary. Ms. Zeppetella is eligible, subject to her continued employment by the Company, to participate in future long-term incentive programs that are made available to similarly situated executives of the Company. It is expected that Ms. Zeppetella will receive one or more annual long-term awards with an aggregate target value of not less than $500,000.

In connection with the commencement of her employment with Sphere Entertainment, Ms. Zeppetella received a one-time special cash payment of $200,000, paid within 30 days after May 2, 2022. If Ms. Zeppetella’s employment with Sphere Entertainment (prior to the MSGE Distribution) or the Company (following the MSGE Distribution) terminated prior to the first anniversary of the commencement of her employment as a result of (a) her resignation (other than for good reason (as defined in the agreement)) or (b) an involuntary termination by Sphere Entertainment or the Company (as applicable) for “cause” (as defined in the agreement), then Ms. Zeppetella would have been required to refund to Sphere Entertainment the full amount of the special cash award.

Ms. Zeppetella is eligible to participate in the Company’s standard benefits program, subject to meeting the relevant eligibility requirements, payment of required premiums, and the terms of the plans.

If, on or prior to May 2, 2025, Ms. Zeppetella’s employment with the Company is either terminated by the Company other than for “cause” (as defined in the agreement), or by Ms. Zeppetella for good reason (as defined in the agreement) and cause does not exist, then, subject to Ms. Zeppetella’s execution of a separation agreement with the Company, the Company will provide her with the following benefits and rights: (a) severance in an amount determined at the discretion of the Company, but in no event less than the sum of Ms. Zeppetella’s annual base salary and annual target bonus; and (b) any unpaid annual bonus for the fiscal year prior to the fiscal year in which such termination occurred and a prorated annual bonus for the fiscal year in which such termination occurred.

The employment agreement contains certain covenants by Ms. Zeppetella including a non-competition covenant that restricts Ms. Zeppetella’s ability to engage in competitive activities until the first anniversary of a termination of her employment with the Company; provided that the non-competition covenant will not apply following a termination of Ms. Zeppetella’s employment either by the Company other than for “cause” or by Ms. Zeppetella for good reason (if “cause” does not then exist) if Ms. Zeppetella waives her entitlement to the severance benefits described above.

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our NEOs for the fiscal years ended June 30, 2023, 2022 and 2021, respectively.

Name and Principal Position	Year		Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
James L. Dolan Executive Chairman and Chief Executive Officer	2023		176,923	—	6,007,772	3,064,000	58,744	9,307,439
	2022	(6)	1,937,500	—	11,148,811	5,566,000	591,368	19,243,679
	2021	(6)	600,000	—	5,848,014	1,320,000	555,826	8,323,840

David F. Byrnes Executive Vice President and Chief Financial Officer	2023		153,846	—	851,126	612,800	3,188	1,620,960
	2022	(6)	338,462	811,868	993,165	1,113,200	11,893	3,268,588

Jamal H. Haughton Executive Vice President, General Counsel and Secretary	2023		211,538	—	650,847	842,600	4,224	1,709,209
	2022	(6)	613,462	250,000	1,075,940	1,530,650	13,112	3,483,164

Philip G. D’Ambrosio(7) Executive Vice President and Treasurer	2023		146,923	—	555,228	430,875	4,689	1,137,715
	2022	(6)	625,481	—	956,519	809,665	35,618	2,427,283
	2021	(6)	575,000	—	1,070,669	474,375	32,370	2,152,414

Courtney M. Zeppetella Senior Vice President, Controller and Chief Accounting Officer	2023		105,769	—	250,349	210,650	4,116	570,884
	2022	(6)	84,615	200,000	—	—	224	284,839

(1)

The 2023 salary information excludes the following amounts paid by Sphere Entertainment during the Pre-Distribution Period: Mr. Dolan – $1,615,385; Mr. Byrnes – $646,154; Mr. Haughton – $888,462; Mr. D’Ambrosio – $549,231 and Ms. Zeppetella – $444,231.

For 2023, combined salaries paid by the Company and Sphere Entertainment to the NEOs accounted for approximately the following percentages of their total compensation from both companies (excluding any double counting): Mr. Dolan – 8%; Mr. Byrnes – 18%; Mr. Haughton – 23%; Mr. D’Ambrosio – 23%; and Ms. Zeppetella – 33%.

(2)

This column reflects a one-time special bonus paid by Sphere Entertainment outside of the MPIP to Mr. Byrnes in connection with forfeited compensation from his previous employer and to Mr. Haughton and Ms. Zeppetella in connection with the commencement of their employment with Sphere Entertainment.

(3)

This column reflects the aggregate grant date fair value of restricted stock units and performance stock units granted to the NEOs, without any reduction for risk of forfeiture, as calculated in accordance with Topic 718 on the date of grant. Under Topic 718, the date of grant for performance stock units is the date the performance targets are set for such awards. The assumptions used by the Company in calculating these amounts are set forth in Note 14 to our financial statements included in our 2023 Form 10-K. The grant date fair value of the performance stock units is shown at target performance. Other than with respect to Company awards issued in respect of SPHR awards on the MSGE Distribution Date, the number of restricted stock units and performance stock units granted to the NEOs was determined based on the 20-trading day average closing market price on the day prior to the date such awards were approved by the Compensation Committee or the Sphere Compensation Committee, as applicable.

For the 2023 figures, this column reflects the value of the Company restricted stock units and performance stock units granted in April 2023 in respect of existing SPHR awards that were granted by Sphere Entertainment in August 2022. With respect to these awards, the value reflected is the pro rata portion of the grant date fair value of the original SPHR award granted in August 2022 by Sphere Entertainment, calculated in accordance with Topic 718, based on the stock price of the Company’s and SPHR’s Class A common stock on the MSGE Distribution Date. At the highest level of performance, the value of such 2023 Company performance stock units on the grant date would be: $3,304,275 for Mr. Dolan; $468,120 for Mr. Byrnes; $357,972 for Mr. Haughton; $305,386 for Mr. D’Ambrosio; and $137,707 for Ms. Zeppetella. With respect to Mr. D’Ambrosio, such amount also includes an award granted by the Company in May 2023 in connection with his promotion to Executive Vice President and Treasurer to reflect the increased long-term incentive opportunity reflected in his new employment agreement (on a pro-rata basis).

For the 2022 figures, this column reflects the value of SPHR restricted stock units approved and granted in August 2021 and April 2022 and SPHR performance stock units approved in August 2021 and April 2022 and granted for purposes of Topic 718 in June 2022 by Sphere Entertainment. At the highest level of performance, the value of such 2022 SPHR performance stock units on the grant date for purposes of Topic 718 would be: $4,843,171 for Mr. Dolan; $423,812 for Mr. Byrnes; $459,134 for Mr. Haughton; and $417,239 for Mr. D’Ambrosio. With respect to Mr. Dolan, such amounts include SPHR awards approved in April 2022 by Sphere Entertainment to reflect the increased long-term incentive opportunity (on a non-pro rata basis) as a result of Mr. Dolan’s new employment agreement effective August 2021; with respect to Messrs. Byrnes and Haughton, such SPHR awards, approved in April 2022 by Sphere Entertainment, reflect long-term incentive opportunities under their employment agreements (on a non-pro rata basis).

For the 2021 figures, this column reflects the value of SPHR restricted stock units and SPHR performance stock units granted in August and September 2020 and April 2021 by Sphere Entertainment. At the highest level of performance, the value of such 2021 SPHR performance stock units on the grant date would be: $3,379,808 for Mr. Dolan and $613,078 for Mr. D’Ambrosio. With respect to Mr. D’Ambrosio, such amounts also include SPHR awards granted in April 2021 to reflect an increased long-term incentive opportunity.

(4)

For the 2023 figures, this column reflects the annual incentive award earned by each NEO under the Company’s program with respect to performance during the year ended June 30, 2023 and paid in September 2023. With respect to Messrs. Byrnes, Haughton and D’Ambrosio and Ms. Zeppetella, these amounts exclude $612,800, $842,600, $430,875 and $210,650, respectively, that would be paid by Sphere Entertainment to the Company, reflecting Sphere Entertainment’s obligation to pay 50% of the liability pursuant to the Employee Matters Agreement (as defined below). For the 2022 and 2021 figures, this column reflects the annual incentive award earned by each NEO under Sphere Entertainment’s program with respect to performance during the fiscal year ended June 30, 2022 and paid in September 2022, and performance during the year ended June 30, 2021 and paid in September 2021, respectively.

(5)	The table below shows the components of this column:

Name	Year	401(k) Plan Match(a)	401(k) Plan Discretionary Contribution(a)	Excess Savings Plan Match(a)	Excess Savings Plan Discretionary Contribution(a)	Life Insurance Premiums(b)	MSG Cares Matching Gift Program(c)	Perquisites(d)	Total
James L. Dolan	2023	—	—	—	—	816	—	57,928	58,744
David F. Byrnes	2023	2,862	—	—	—	326	—	—	3,188
Jamal H. Haughton	2023	3,892	—	—	—	332	—	—	4,224
Philip G. D’Ambrosio	2023	4,412	—	—	—	277	—	—	4,689
Courtney M. Zeppetella	2023	3,892	—	—	—	224	—	—	4,116

(a)	These columns represent, for each individual, a matching or a discretionary contribution by the Company on behalf of such individual under the Savings Plan or Excess Savings Plan, as applicable.
(b)	This column represents amounts paid for each individual to participate in the Company’s group life insurance program, excluding amounts paid by Sphere Entertainment prior to the MSGE Distribution.
(c)	This column represents amount paid by the Company to eligible 501(c)(3) organizations as matching contributions for donations made by the NEOs under the MSG Cares Charitable Matching Gift Program.
(d)

This column represents the aggregate estimated perquisites, as described in the table below, excluding amounts paid by Sphere Entertainment prior to the MSGE Distribution and amounts reimbursed by Sphere Entertainment or MSG Sports following the MSGE Distribution, as applicable. For more information regarding the calculation of these perquisites, please see “Compensation Discussion & Analysis — Perquisites.”

Name	Year	Car and Driver(I)	Aircraft(II)	Executive Security(III)	Total ($)
James L. Dolan	2023	*	48,243	*	57,928
David F. Byrnes	2023	*	*	*	**
Jamal H. Haughton	2023	*	*	*	**
Philip G. D’Ambrosio	2023	*	*	*	**
Courtney M. Zeppetella	2023	*	*	*	**

*	Does not exceed the greater of $25,000 or 10% of the total amount of the perquisites of the NEO.
**	The aggregate value of the perquisites in 2023 for the individual is less than $10,000.
(I)

Amounts in this column represent the Company’s share of the cost of the personal use (which includes commutation) by Mr. Dolan of cars and drivers provided by the Company. These amounts are calculated using a portion of the cost of the Company’s driver plus maintenance, fuel and other related costs for the Company vehicle, based on an estimated percentage of personal use.

(II)

As discussed under “Compensation Discussion & Analysis — Perquisites — Aircraft Arrangements,” the amounts in the table reflect the Company’s share of the incremental cost for personal use of the Company’s aircraft and other aircraft the Company has access to pursuant to arrangements with various Dolan family entities (see “Certain Relationships and Related Party Transactions — Aircraft Arrangements”), as well as personal helicopter use primarily for commutation. Incremental cost is determined as the actual additional cost incurred by the Company under the applicable arrangement.

(III)	The amounts in this column represent the Company’s share of the cost of executive security services (including cybersecurity and connectivity) provided to Mr. Dolan.
(6)

This row reflects historical Sphere Entertainment compensation information. The information has been provided by, or derived from information provided by, Sphere Entertainment for services rendered to Sphere Entertainment and its subsidiaries. Amounts relating to the Pre-Distribution Period that are separately disclosed in Sphere Entertainment’s 2023 Definitive Proxy Statement with respect to an NEO are not disclosed herein, so as to avoid double-counting. We understand from Sphere Entertainment that the information as to stock awards reflects the grant date fair value of the awards, computed in accordance with Topic 718.

(7)

Effective April 1, 2023, Mr. D’Ambrosio was promoted to Executive Vice President and Treasurer of the Company. With respect to Mr. D’Ambrosio, the 2023 figures also include amounts paid by the Company with respect to a portion of the Pre-Distribution Period (from April 1, 2023 through April 19, 2023) to reflect the increased annual base salary reflected in his new employment agreement (on a pro-rata basis).

Grants of Plan-Based Awards

The table below presents information regarding Company equity awards granted under the Company’s plans (including awards issued in respect of SPHR equity awards) and annual incentive awards that were granted during the fiscal year ended June 30, 2023 to each NEO, including estimated possible and future payouts under non-equity incentive plan awards and equity incentive plan awards of restricted stock units and performance stock units.

Name	Year	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James L. Dolan	2023	8/31/2022	(3)		2,000,000	4,000,000
	2023	4/20/2023	(4)				88,875	98,750	108,625		3,003,886
	2023	4/20/2023	(5)							98,750	3,003,886

David F. Byrnes	2023	8/31/2022	(3)		800,000	1,600,000
	2023	4/20/2023	(4)				12,591	13,990	15,389		425,563
	2023	4/20/2023	(5)							13,990	425,563

Jamal H. Haughton	2023	8/31/2022	(3)		1,100,000	2,200,000
	2023	4/20/2023	(4)				9,628	10,698	11,768		325,424
	2023	4/20/2023	(5)							10,698	325,424

Philip G. D’Ambrosio	2023	8/31/2022	(3)		562,500	1,125,000
	2023	4/20/2023	(4)				7,407	8,230	9,053		250,349
	2023	5/31/2023	(4)				699	777	855		27,265
	2023	4/20/2023	(5)							8,230	250,349
	2023	5/31/2023	(5)							777	27,265

Courtney M. Zeppetella	2023	8/31/2022	(3)		275,000	550,000
	2023	4/20/2023	(4)				3,704	4,115	4,527		125,175
	2023	4/20/2023	(5)							4,115	125,175

(1)

Other than with respect to Company awards issued in respect of SPHR awards on the MSGE Distribution Date, the number of restricted stock units and performance stock units granted to the NEOs was determined based on the 20-trading day average closing market price on the day prior to the date such awards were approved by the Compensation Committee.

(2)

This column reflects the aggregate grant date fair value of the restricted stock unit awards and performance stock unit awards, as applicable, granted to each NEO in the 2023 fiscal year without any reduction for risk of forfeiture as calculated in accordance with Topic 718 as of the date of grant. For those awards granted on the MSGE Distribution Date, the value reflected in the table is the Company’s pro rata portion of the grant date value of the original SPHR award granted in August 2022 by Sphere Entertainment, calculated in accordance with Topic 718, based on the stock price of the Company’s and SPHR’s Class A common stock on the MSGE Distribution Date. The grant date fair value of the performance stock units is shown at target performance. At the highest level of performance, the value of the performance stock units on the applicable grant date would be: $3,304,275 for Mr. Dolan; $468,120 for Mr. Byrnes; $357,972 for Mr. Haughton; $305,386 for Mr. D’Ambrosio; and $137,707 for Ms. Zeppetella.

(3)

This row reflects the possible payouts with respect to grants of annual incentive awards under the Company’s MPIP for performance in the fiscal year ended June 30, 2023, without modification for any shared responsibility between the Company and Sphere Entertainment pursuant to the Employee Matters Agreement (as defined below). Each of the NEOs is assigned a target bonus which is a percentage of the NEO’s base salary for as of such fiscal year end. There is no threshold amount for annual incentive awards. The size of the bonus pool was based on performance measures tied to Sphere Entertainment total company net revenues and AOI targets for the 2023 fiscal year as well as certain pre-determined strategic objectives, all of which were set by Sphere Entertainment prior to the MSGE Distribution. The amounts of annual incentive awards actually paid by the Company in September 2023 for performance in the 2023 fiscal year (including the impact of additional payments between the Company and Sphere Entertainment for amounts accrued as of the MSGE Distribution Date) are disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For more information regarding the terms of these annual incentive awards, please see “Compensation Discussion & Analysis — Elements of Our Compensation Program — Annual Cash Incentives.”

(4)

This row reflects the threshold, target and maximum number of Company performance stock units awarded in the fiscal year ended June 30, 2023. Each performance stock unit award was approved with a target number of units, with an actual payment based upon the achievement of performance targets. These grants of performance stock units, which were made under the Employee Stock Plan, will vest upon the later of September 15, 2025 and the date of certification of achievement against pre-determined performance goals measured in the 2025 fiscal year, subject to continued employment requirements and employment agreement and award terms (as applicable). See “Compensation Discussion & Analysis — Elements of Our Compensation Program — Long-Term Incentives — Performance Stock Units” and “— Employment Agreements.” For information regarding SPHR performance stock unit awards granted during the fiscal year ended June 30, 2023, which are not reflected herein, see Sphere Entertainment’s 2023 Definitive Proxy Statement.

This row reflects the number of Company restricted stock units awarded in the fiscal year ended June 30, 2023. These grants of restricted stock units, which were made under the Employee Stock Plan, will vest in three equal installments on September 15, 2023, 2024 and 2025, subject to continued employment requirements and employment agreement and award terms (as applicable). See “Compensation Discussion & Analysis — Elements of Our Compensation Program — Long-Term Incentives — Restricted Stock Units” and “—Employment Agreements.” For information regarding SPHR restricted stock unit awards granted during the fiscal year ended June 30, 2023, which are not reflected herein, see Sphere Entertainment’s 2023 Definitive Proxy Statement.

Outstanding Equity Awards at June 30, 2023

The table below shows (i) each grant of Company stock options that is unexercised and outstanding, and (ii) the aggregate number and value of unvested Company restricted stock units and performance stock units outstanding (assuming target performance) for each NEO, in each case, as of June 30, 2023.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
James L. Dolan	184,150	(2)		55.69	03/15/2024	—		—
	146,349	(2)		67.54	03/01/2025	—		—
	108,630	(2)		78.32	02/25/2026	—		—
	191,110	(2)		44.78	02/26/2027	—		—
	—		—	—	—	436,112	(3)	14,662,085
David F. Byrnes	—		—	—	—	40,339	(4)	1,356,197
Jamal H. Haughton	—		—	—	—	34,785	(5)	1,169,472
Philip G. D’Ambrosio	—		—	—	—	39,428	(6)	1,325,569
Courtney M. Zeppetella	—		—	—	—	8,230	(7)	276,693

(1)	Calculated using the closing market price of Class A common stock on the NYSE on June 30, 2023 of $33.62 per share.
(2)

The amounts in this row represent Mr. Dolan’s time-based stock options granted in connection with the MSGE Distribution on May 4, 2023 by the Company in respect of outstanding SPHR time-based stock options granted by Sphere Entertainment on July 9, 2021 as a result of the merger between Sphere Entertainment and MSG Networks Inc., which have fully vested.

(3)

With respect to Mr. Dolan, the total in this column represents an award of 213,535 Company restricted stock units and 222,577 Company target performance stock units granted in respect of SPHR long-term incentive awards granted by Sphere Entertainment prior to the MSGE Distribution. 119,455, 61,163 and 32,917 restricted stock units vest on September 15, 2023, 2024 and 2025, respectively. 39,091 performance stock units vest upon the later of September 15, 2023 and the date of certification of achievement against pre-determined performance goals measured in the final year of the three-year period ending June 30, 2023, 84,736 performance stock units vest upon the later of September 15, 2024 and the date of certification of achievement against pre-determined performance goals measured in the final year of the three-year period ending June 30, 2024 and 98,750 performance stock units vest upon the later of September 15, 2025 and the date of certification of achievement against pre-determined performance goals measured in the final year of the three-year period ending June 30, 2025. All vestings are subject to continued employment and the terms of Mr. Dolan’s employment agreement. For more information on SPHR restricted stock units and performance stock units granted by Sphere Entertainment prior to the MSGE Distribution, which are not reflected herein, see Sphere Entertainment’s 2023 Definitive Proxy Statement.

(4)

With respect to Mr. Byrnes, the total in this column represents an award of 18,934 Company restricted stock units and 21,405 Company target performance stock units granted in respect of SPHR long-term incentive awards granted by Sphere Entertainment prior to the MSGE Distribution. 7,135, 7,135 and 4,664 restricted stock units vest on September 15, 2023, 2024 and 2025, respectively. 7,415 performance stock units vest upon the later of September 15, 2024 and the date of certification of achievement against pre-determined performance goals measured in the final year of the three-year period ending June 30, 2024 and 13,990 performance stock units vest upon the later of September 15, 2025 and the date of certification of achievement against pre-determined performance goals measured in the final year of the three-year period ending June 30, 2025. All vestings are subject to continued employment and the terms of Mr. Byrnes’ employment agreement. For more information on SPHR restricted stock units and performance stock units granted by Sphere Entertainment prior to the MSGE Distribution, which are not reflected herein, see Sphere Entertainment’s 2023 Definitive Proxy Statement.
(5)

With respect to Mr. Haughton, the total in this column represents an award of 16,054 Company restricted stock units and 18,731 Company target performance stock units granted in respect of SPHR long-term incentive awards granted by Sphere Entertainment prior to the MSGE Distribution. 6,244, 6,244 and 3,566 restricted stock units vest on September 15, 2023, 2024 and 2025, respectively. 8,033 performance stock units vest upon the later of September 15, 2024 and the date of certification of achievement against pre-determined performance goals measured in the final year of the three-year period ending June 30, 2024 and 10,698 performance stock units vest upon the later of September 15, 2025 and the date of certification of achievement against pre-determined performance goals measured in the final year of the three-year period ending June 30, 2025. All vestings are subject to continued employment and the terms of Mr. Haughton’s employment agreement. For more information on SPHR restricted stock units and performance stock units granted by Sphere Entertainment prior to the MSGE Distribution, which are not reflected herein, see Sphere Entertainment’s 2023 Definitive Proxy Statement.

(6)

With respect to Mr. D’Ambrosio, the total in this column represents an award of 15,409 Company restricted stock units and 22,465 Company target performance stock units granted in respect of SPHR long-term incentive awards granted by Sphere Entertainment prior to the MSGE Distribution, and an award of 777 Company restricted stock units and 777 Company target performance stock units granted as long-term incentive awards on May 31, 2023 in connection with his promotion to Executive Vice President and Treasurer in accordance with his new employment agreement. 7,747, 5,436 and 3,003 restricted stock units vest on September 15, 2023, 2024 and 2025, respectively. 6,935 performance stock units vest upon the later of September 15, 2023 and the date of certification of achievement against pre-determined performance goals measured in the final year of the three-year period ending June 30, 2023, 7,300 performance stock units vest upon the later of September 15, 2024 and the date of certification of achievement against pre-determined performance goals measured in the final year of the three-year period ending June 30, 2024 and 9,007 performance stock units vest upon the later of September 15, 2025 and the date of certification of achievement against pre-determined performance goals measured in the final year of the three-year period ending June 30, 2025. All vestings are subject to continued employment and the terms of Mr. D’Ambrosio’s employment agreement. For more information on SPHR restricted stock units and performance stock units granted by Sphere Entertainment prior to the MSGE Distribution, which are not reflected herein, see Sphere Entertainment’s 2023 Definitive Proxy Statement.

(7)

With respect to Ms. Zeppetella, the total in this column represents an award of 4,115 Company restricted stock units and 4,115 Company target performance stock units granted in respect of SPHR long-term incentive awards granted by Sphere Entertainment prior to the MSGE Distribution. 1,371, 1,372 and 1,372 restricted stock units vest on September 15, 2023, 2024 and 2025, respectively. 4,115 performance stock units vest upon the later of September 15, 2025 and the date of certification of achievement against pre-determined performance goals measured in the final year of the three-year period ending June 30, 2025. All vestings are subject to continued employment and the terms of Ms. Zeppetella’s employment agreement. For more information on SPHR restricted stock units and performance stock units granted by Sphere Entertainment prior to the MSGE Distribution, which are not reflected herein, see Sphere Entertainment’s 2023 Definitive Proxy Statement.

Option Exercises and Stock Vested

No Company restricted stock unit awards vested during the fiscal year ended June 30, 2023 and no stock options were exercised in the fiscal year ended June 30, 2023.

Retirement and Deferred Compensation Plans

The Company maintains several benefit plans for our executive officers. The material terms and conditions are discussed below.

Savings Plan

Sponsorship of the Savings Plan was transferred to the Company following the MSGE Distribution. Under the Savings Plan, a tax-qualified retirement savings plan, participating employees, including the NEOs, may contribute into their plan accounts a percentage of their eligible pay on a pre-tax or Roth 401(k) after-tax basis as well as a percentage of their eligible pay on an after-tax basis. The Company provides a (a) fully-vested matching contribution equal to 100% of the first 4% of eligible pay contributed by participating employees and (b) discretionary non-elective contribution by the Company. The Savings Plan is a multiple employer plan sponsored by the Company, to which Sphere Entertainment and MSG Sports contribute for their respective employees.

Excess Savings Plan

Sponsorship of the Excess Savings Plan was transferred to the Company following the MSGE Distribution. The Excess Savings Plan is an unfunded, nonqualified deferred compensation plan that operates in conjunction with the Company’s tax-qualified Savings Plan. An employee is eligible to participate in the Excess Savings Plan for a calendar year if his or her compensation (as defined in the Savings Plan) in the preceding year exceeded (or would have exceeded, if the employee had been employed for the entire year) the IRS limit on the amount of compensation that can be taken into account in determining contributions under tax-qualified retirement plans ($330,000 in calendar year 2023) and he or she makes an election to participate prior to the beginning of the year. An eligible employee whose contributions to the Savings Plan are limited as a result of this compensation limit or as a result of reaching the maximum 401(k) deferral limit ($22,500 for calendar year 2023) can continue to make contributions under the Excess Savings Plan of up to 4% of his or her eligible pay. In addition, the Company provides a (a) fully-vested matching contribution equal to 100% of the first 4% of eligible pay contributed by participating employees and (b) discretionary non-elective contribution by the Company. Account balances under the Excess Savings Plan are credited monthly with the rate of return earned by the Stable Value Fund offered as an investment alternative under the Savings Plan. Distributions of vested benefits are made in a lump sum as soon as practicable after the participant’s termination of employment with the Company.

Executive Deferred Compensation Plan

Sponsorship of the EDCP was transferred to the Company following the MSGE Distribution, pursuant to which certain employees, including the NEOs, may make elective base salary or bonus deferral contributions. Participants may make individual investment elections that will determine the rate of return on their deferral amounts under the EDCP. The EDCP does not provide any above-market returns or preferential earnings to participants, and the participants’ deferrals and their earnings are always 100% vested. The EDCP does not provide for any Company contributions. Participants may elect at the time they make their deferral elections to receive their distribution either as a lump sum payment or in substantially equal annual installments over a period of up to five years.

Nonqualified Deferred Compensation

The table below shows (i) the contributions made by each NEO and the Company during the Post-Distribution Period, (ii) aggregate earnings on each NEO’s account balance during the Post-Distribution Period and (iii) the account balance of each of our NEOs under the Excess Savings Plan and the EDCP as of June 30, 2023, as applicable. To avoid double-counting, contributions made by each NEO, as well as earnings accrued, during the Pre-Distribution Period are separately disclosed in the Sphere Entertainment 2023 Definitive Proxy Statement.

Name	Plan Name	Executive Contributions in 2023 ($)(1)	Registrant Contributions in 2023 ($)(2)	Aggregate Earnings in 2023 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of 2023 ($)(4)
James L. Dolan	Excess Savings Plan	11,385	—	1,612	—	321,580
	EDCP	—	—	—	—	—

David F. Byrnes	Excess Savings Plan	2,800	—	219	—	45,520
	EDCP	—	—	—	—	—

Jamal H. Haughton	Excess Savings Plan	8,800	—	418	—	87,219
	EDCP	—	—	—	—	—

Philip G. D’Ambrosio	Excess Savings Plan	1,046	—	1,015	—	200,383
	EDCP	—	—	2,546	—	364,569

Courtney M. Zeppetella	Excess Savings Plan	—	—	5	—	962
	EDCP	—	—	—	—	—

(1)

These amounts represent a portion of the NEOs’ salaries and/or annual cash incentives, which are included in the numbers reported in the “Salary” or “Non-Equity Incentive Plan Compensation” columns, as applicable, of the Summary Compensation Table that the NEOs contributed to the (i) Excess Savings Plan and (ii) the EDCP.

(2)	These amounts are reported in the “All Other Compensation” column of the Summary Compensation Table.
(3)	These amounts are not reported in the “All Other Compensation” column of the Summary Compensation Table.
(4)

With respect to the Excess Savings Plan and the EDCP, this balance includes (i) excess savings plan balance accrued prior to the MSGE Distribution Date and (ii) the amounts accrued during the Post-Distribution Period, as the Excess Savings Plan and the EDCP were transferred to the Company following the MSGE Distribution.

Termination and Severance

This section describes the payments that would be received by our NEOs who were employed by the Company as of June 30, 2023 upon various terminations of employment scenarios. The information under “Separation from the Company” assumes that each NEO was employed by the Company under his or her applicable employment agreement, and his or her employment terminated as of June 30, 2023. This information is presented to illustrate the payments such NEOs would have received from the Company under the various termination scenarios.

Separation from the Company

Payments may be made to NEOs upon the termination of their employment with the Company depending upon the circumstances of their termination, which include termination by the Company without cause, termination by the Company with cause, termination by the NEO for good reason, other voluntary termination by the NEO, retirement, death, disability, or termination following a change in control of the Company or following a going private transaction. Certain of these circumstances are addressed in the employment agreement between the Company and each NEO. For a description of termination provisions in the employment agreements with our NEOs, please see “Executive Compensation — Employment Agreements” above. In addition, award agreements for long-term incentives also address some of these circumstances.

Award Agreement Terms in the Event of a Change in Control or Going Private Transaction

The award agreements governing the restricted stock units of the Company provide that upon a change in control or going private transaction of the Company, the applicable NEO will be entitled to either (in the successor entity’s discretion) (a) cash equal to the unvested restricted stock units multiplied by the per share price paid in the change in control or going private transaction, or (b) only if the successor entity is a publicly-traded company, a replacement restricted stock unit award from the successor entity with the same terms. Any such cash award as provided in clause (a) above would be payable, and any replacement restricted stock unit award as provided in clause (b) above would vest, upon the earliest of (i) the date the restricted stock units were originally scheduled to vest so long as the applicable NEO remains continuously employed by the Company, Sphere Entertainment, MSG Sports or affiliates of such entities and if such entities remain affiliates of the Company, (ii) death, (iii) a termination without “cause” or a resignation for “good reason” (as each term is defined in the applicable award agreement) from the Company, or (iv) only if the successor entity elects clause (b) above, upon a resignation without “good reason” from the Company that is at least six months, but no more than nine months, following the change in control or going private transaction.

The award agreements governing the performance restricted stock units of the Company provide that upon a change in control or going private transaction of the Company, the unvested performance stock units will vest at the target level and be payable (i) upon a change in control, regardless of whether the applicable NEO’s employment is terminated, or (ii) following a going private transaction, upon the earlier of (x) July 1, 2023 (in the case of MSGE awards granted in respect of SPHR fiscal year 2021 awards), July 1, 2024 (in the case of MSGE awards granted in respect of SPHR fiscal year 2022 awards) or July 1, 2025 (in the case of MSGE awards granted in respect of SPHR fiscal year 2023 awards) if the applicable NEO is employed by the Company, Sphere Entertainment, MSG Sports or affiliates of such entities and if such entities remain affiliates of the Company through the applicable date, (y) death or (z) a termination without “cause” or a resignation for “good reason” (as each term is defined in the applicable award agreement) from the Company.

The award agreements governing the stock options of the Company provide that upon a change in control or going private transaction of the Company, the applicable NEO will be entitled to either (a) cash equal to the number of options multiplied by the excess of the per share price paid in the change in control or going private transaction over the exercise price, or (b) only if the successor entity is a publicly traded company, a replacement option award from the successor entity with the same terms. Any such cash award would be payable, or unvested options would vest, upon the earliest of (i) the date the options were originally scheduled to vest so long as the NEO remains continuously employed by the Company, Sphere Entertainment, MSG Sports or affiliates of such entities and if such entities remain affiliates of the Company, (ii) a termination without “cause” or a resignation for “good reason” (as each term is defined in the applicable award agreement) from the Company within three years following the change in control or going private transaction, or (iii) only if the successor entity elects clause (b) above, upon a resignation without “good reason” from the Company that is at least six months, but no more than nine months following the change in control or going private transaction. Any stock options that have an exercise price greater than the per share price paid in the change in control or going private transaction may be cancelled for no consideration.

The award agreements governing the performance stock options of the Company provide that upon a change in control or going private transaction of the Company, the unvested performance stock options will vest at the target level (or at actual performance if the going private transaction is effective following the applicable performance period) and be payable (i) upon a change in control, regardless of whether the applicable NEO’s employment is terminated or (ii) following a going private transaction, (x) if the options are not exercisable on the effective date, upon the earliest of (1) the date the options were originally scheduled to vest so long as the

NEO remains continuously employed by the Company, Sphere Entertainment, MSG Sports or affiliates of such entities and if such entities remain affiliates of the Company or (2) a termination without “cause” or a resignation for “good reason” (as each term is defined in the applicable award agreement) from the Company within three years following the going private transaction, or (y) if the options are exercisable on the effective date, promptly following the going private transaction. Any performance stock options that have an exercise price greater than the per share price paid in the change in control or going private transaction may be cancelled for no consideration.

For purposes of the “Benefits Payable as a Result of Termination of Employment by the Company without Cause or for Good Reason Following a Change in Control or Going Private Transaction” below, we have assumed that the applicable NEO has either been terminated without “cause” or resigned for “good reason” after the close of business on June 30, 2023.

Quantification of Termination and Severance

The following tables set forth a quantification of estimated severance and other benefits payable to the NEOs who were NEOs of the Company as of June 30, 2023 under various circumstances regarding the termination of their employment. In calculating these amounts, we have taken into consideration or otherwise assumed the following:

•	Termination of employment occurred after the close of business on June 30, 2023.

•	We have valued equity awards (other than stock options) using the closing market price of our Class A common stock of $33.62 and SPHR Class A common stock of $27.39 on the NYSE on June 30, 2023.

•

We have valued stock options at their intrinsic value equal to the closing market price of our Class A common stock of $33.62 and SPHR Class A common stock of $27.39 on the NYSE on June 30, 2023, less the per share exercise price, multiplied by the number of shares underlying the stock options.

•

We have assumed that the per share price paid in a change in control or going private transaction is equal to the closing market price of our Class A common stock of $33.62 and SPHR Class A common stock of $27.39 on the NYSE on June 30, 2023.

•

In the event of termination of employment, the payment of certain long-term incentive awards and other amounts may be delayed, depending upon the terms of each specific award agreement, the provisions of the applicable NEO’s employment agreement and the applicability of Internal Revenue Code of 1986, as amended (“Code”) Section 409A. In quantifying aggregate termination payments, we have not taken into account the timing of the payments and we have not discounted the value of payments that would be made over time, except where otherwise disclosed.

•	We have assumed that all performance objectives for performance-based long-term incentive awards are achieved (but not exceeded).

•

We have assumed that, on June 30, 2023, each NEO who was also simultaneously employed by Sphere Entertainment, MSG Sports or both is simultaneously terminated from the Company, Sphere Entertainment and MSG Sports, as applicable.

Benefits Payable as a Result of Voluntary Termination of Employment by NEO, Termination of Employment by NEO Due to Retirement, or Termination of Employment by the Company for Cause

In the event of a voluntary termination of employment, a retirement, or termination by the Company for Cause, no NEO would have been entitled to any payments at June 30, 2023, excluding any pension or other vested retirement benefits.

Benefits Payable as a Result of Termination of Employment by the Company Without Cause or Termination of Employment by NEO for Good Reason*

Elements	James L. Dolan		David F. Byrnes		Jamal H. Haughton		Philip G. D’Ambrosio		Courtney M. Zeppetella
Severance	$6,000,000	(1)	$3,200,000	(1)	$4,400,000	(1)	$1,312,500	(2)	$825,000	(2)
Pro rata bonus	$3,064,000	(3)	$612,800	(3)	$842,600	(3)	$430,875	(3)	$210,650	(3)
Unvested restricted stock	$7,179,047	(4)	$636,561	(4)	$539,735	(4)	—		—
Unvested performance stock	$7,483,039	(5)	$719,636	(5)	$629,736	(5)	—		—
Unvested time-based stock options			—		—		—		—

*	The amounts in this table do not include any pension or other vested retirement benefits.
(1)	Represents severance equal to two times the sum of his annual base salary and annual target bonus.
(2)	Represents severance equal to the sum of his or her annual base salary and annual target bonus.
(3)

Represents a pro rata annual bonus for the year in which the termination occurred, payable to the same extent as annual bonuses are paid to the other NEOs under the Company’s program without regard to personal performance objectives. With respect to Messrs. Byrnes, Haughton and D’Ambrosio and Ms. Zeppetella, these amounts exclude $612,800, $842,600, $430,875 and $210,650, respectively, that would be paid by Sphere Entertainment to the Company, reflecting Sphere Entertainment’s obligation to pay 50% of the liability pursuant to the Employee Matters Agreement (as defined below).

(4)

Represents the full vesting of the restricted stock units issued in April 2023 in respect of outstanding SPHR restricted stock unit awards granted by Sphere Entertainment prior to the MSGE Distribution, which are: Mr. Dolan, 213,535 units ($7,179,047); Mr. Byrnes, 18,934 units ($636,561); and Mr. Haughton, 16,054 units ($539,735). In addition to the amounts included in the table above, Messrs. Dolan, Byrnes and Haughton would also fully vest in their outstanding SPHR restricted stock units, which are: Mr. Dolan, 213,535 SPHR units ($5,848,724); Mr. Byrnes, 18,934 SPHR units ($518,602); and Mr. Haughton, 16,054 SPHR units ($439,719).

(5)

Represents the full vesting at target of the performance stock units issued in April 2023 in respect of outstanding SPHR performance stock unit awards granted by Sphere Entertainment prior to the MSGE Distribution, which are: Mr. Dolan, 222,577 units ($7,483,039); Mr. Byrnes, 21,405 units ($719,636); and Mr. Haughton, 18,731 units ($629,736). In addition to the amounts included in the table above, Messrs. Dolan, Byrnes and Haughton would also fully vest in their outstanding SPHR performance stock units, which are (at target): Mr. Dolan, 222,577 SPHR units ($6,096,384); Mr. Byrnes, 21,405 SPHR units ($586,283); and Mr. Haughton, 18,731 SPHR units ($513,042).

Benefits Payable as a Result of Termination of Employment Due to Death or Disability*

Elements	James L. Dolan		David F. Byrnes		Jamal H. Haughton		Philip G. D’Ambrosio(4)		Courtney M. Zeppetella(4)
Severance	—		—		—		—		—
Pro rata bonus	$3,064,000	(1)	$612,800	(1)	$842,600	(1)	—		—
Unvested restricted stock	$7,179,047	(2)	$636,561	(2)	$539,735	(2)	$544,173	(2)	$138,346	(2)
Unvested performance stock	$7,483,039	(3)	$719,636	(3)	$629,736	(3)	$781,396	(3)	$138,346	(3)
Unvested time-based stock options	—		—		—		—		—

*	The amounts in this table do not include any pension or other vested retirement benefits.
(1)

Represents a pro rata annual bonus for the year in which the termination occurred, payable to the same extent as annual bonuses are paid to the other NEOs under the Company’s program but without regard to personal performance objectives. With respect to Messrs. Byrnes and Haughton, these amounts exclude $612,800 and $842,600, respectively, that would be paid by Sphere Entertainment to the Company, reflecting Sphere Entertainment’s obligation to pay 50% of the liability pursuant to the Employee Matters Agreement (as defined below).

(2)

Represents the full vesting of the restricted stock units issued in April 2023 in respect of outstanding SPHR restricted stock unit awards granted by Sphere Entertainment prior to the MSGE Distribution, and with respect to Mr. D’Ambrosio, granted by the Company in May 2023, which are: Mr. Dolan, 213,535 units ($7,179,047); Mr. Byrnes, 18,934 units ($636,561); Mr. Haughton, 16,054 units ($539,735); Mr. D’Ambrosio, 15,409 units ($518,051) and 777 units ($26,123), respectively; and Ms. Zeppetella, 4,115 units ($138,346). In addition to the amounts included in the table above, Messrs. Dolan, Byrnes, Haughton and D’Ambrosio and Ms. Zeppetella would also fully vest in their outstanding SPHR restricted stock units, which are: Mr. Dolan, 213,535 SPHR units ($5,848,724); Mr. Byrnes, 18,934 SPHR units ($518,602); Mr. Haughton, 16,054 SPHR units ($439,719); Mr. D’Ambrosio, 15,409 SPHR units ($422,053); and Ms. Zeppetella, 4,115 SPHR units ($112,710).

(3)

Represents the full vesting at target of the performance stock units issued in April 2023 in respect of outstanding SPHR performance stock unit awards granted by Sphere Entertainment prior to the MSGE Distribution, and with respect to Mr. D’Ambrosio, granted by the Company in May 2023, which are: Mr. Dolan, 222,577 units ($7,483,039); Mr. Byrnes, 21,405 units ($719,636); Mr. Haughton, 18,731 units ($629,736); Mr. D’Ambrosio, 22,465 units ($755,273) and 777 units ($26,123), respectively; and Ms. Zeppetella, 4,115 units ($138,346). In addition to the amounts included in the table above, Messrs. Dolan, Byrnes, Haughton and D’Ambrosio and Ms. Zeppetella would also fully vest in their outstanding SPHR performance stock units, which are (at target): Mr. Dolan, 222,577 SPHR units ($6,096,384); Mr. Byrnes, 21,405 SPHR units ($586,283); Mr. Haughton, 18,731 SPHR units ($513,042); Mr. D’Ambrosio, 22,465 SPHR units ($615,316); and Ms. Zeppetella, 4,115 SPHR units ($122,710).

(4)

With respect to Mr. D’Ambrosio and Ms. Zeppetella, a termination by the Company due to disability would be treated under their employment agreements as a termination by the Company without cause and, therefore, Mr. D’Ambrosio and Ms. Zeppetella would be entitled to the amounts reflected in the table above, as well as those reflected in the “Benefits Payable as a Result of Termination of Employment by the Company Without Cause or Termination of Employment by NEO for Good Reason” table.

Benefits Payable as a Result of Termination of Employment by the Company Without Cause or for Good Reason Following a Change in Control or Going-Private Transaction (1)(2)*

Elements	James L. Dolan		David F. Byrnes		Jamal H. Haughton		Philip G. D’Ambrosio		Courtney M. Zeppetella
Severance	$6,000,000	(3)	$3,200,000	(3)	$4,400,000	(3)	$1,312,500	(4)	$825,000	(4)
Pro rata bonus	$3,064,000	(5)	$612,800	(5)	$842,600	(5)	$430,875	(5)	$210,650	(5)
Unvested restricted stock	$7,179,047	(6)	$636,561	(6)	$539,735	(6)	$544,173	(6)	$138,346	(6)
Unvested performance stock	$7,483,039	(7)	$719,636	(7)	$629,736	(7)	$781,396	(7)	$138,346	(7)
Unvested time-based stock options	—		—		—		—		—

*	The amounts in this table do not include any pension or other vested retirement benefits.
(1)

The information in this table and the footnotes hereto describe amounts payable as a result of certain terminations of employment by the NEO or the Company following a change in control. The amounts payable as a result of termination of employment by the NEO or the Company following a going private transaction are generally equal to or less than the amounts payable as a result of termination of employment by the NEO or the Company following a change in control. Notwithstanding the amounts set forth in this table, if any payment otherwise due to any of the NEOs would result in the imposition of an excise tax under Code Section 4999, then the Company would instead pay to the applicable NEO either (a) the amounts set forth in this table, or (b) the maximum amount that could be paid to such NEO without the imposition of the excise tax, whichever results in a greater amount of after-tax proceeds to such NEO.

(2)

As noted in “— Award Agreement Terms in the Event of a Change in Control or Going Private Transaction” above, the amounts in this table assume that the applicable NEO has either been terminated without “cause” or resigned for “good reason” following such a change in control or going private transaction. The award agreements applicable to stock awards held by the NEOs dictate the terms of the vesting of those awards and any severance or bonus reflected in this table is provided as a result of the terms of the applicable NEO’s employment agreement and its terms related to termination without “cause” or resigned for “good reason,” and such severance is not enhanced by the change of control or going private transaction. For additional information, see “—Award Agreement Terms in the Event of a Change in Control or Going Private Transaction” above.
(3)	Represents severance equal to two times the sum of his annual base salary and annual target bonus.
(4)	Represents severance equal to his or her annual base salary and annual target bonus.
(5)

Represents a pro rata annual bonus for the year in which the termination occurred, payable to the same extent as annual bonuses are paid to the other NEOs under the Company’s program without regard to personal performance objectives. With respect to Messrs. Byrnes, Haughton and D’Ambrosio and Ms. Zeppetella, these amounts exclude $612,800, $842,600, $430,875 and $210,650, respectively, that would be paid by Sphere Entertainment to the Company, reflecting Sphere Entertainment’s obligation to pay 50% of the liability pursuant to the Employee Matters Agreement (as defined below).

(6)

Represents the full vesting of the restricted stock units issued in April 2023 in respect of outstanding SPHR restricted stock unit awards granted by Sphere Entertainment prior to the MSGE Distribution, and with respect to Mr. D’Ambrosio, granted by the Company in May 2023, which are: Mr. Dolan, 213,535 units ($7,179,047); Mr. Byrnes, 18,934 units ($636,561); Mr. Haughton, 16,054 units ($539,735); Mr. D’Ambrosio, 15,409 units ($518,051) and 777 units ($26,123), respectively; and Ms. Zeppetella, 4,115 units ($138,346). In addition to the amounts included in the table above, Messrs. Dolan, Byrnes, Haughton and D’Ambrosio and Ms. Zeppetella would also fully vest in their outstanding SPHR restricted stock units, which are: Mr. Dolan, 213,535 SPHR units ($5,848,724); Mr. Byrnes, 18,934 SPHR units ($518,602); Mr. Haughton, 16,054 SPHR units ($439,719); Mr. D’Ambrosio, 15,409 SPHR units ($422,053); and Ms. Zeppetella, 4,115 SPHR units ($112,710).

(7)

Represents the full vesting at target of the performance stock units issued in April 2023 in respect of outstanding SPHR performance stock unit awards granted by Sphere Entertainment prior to the MSGE Distribution, and with respect to Mr. D’Ambrosio, granted by the Company in May 2023, which are: Mr. Dolan, 222,577 units ($7,483,039); Mr. Byrnes, 21,405 units ($719,636); Mr. Haughton, 18,731 units ($629,736); Mr. D’Ambrosio, 22,465 units ($755,273) and 777 units ($26,123), respectively; and Ms. Zeppetella, 4,115 units ($138,346). In addition to the amounts included in the table above, Messrs. Dolan, Byrnes, Haughton and D’Ambrosio and Ms. Zeppetella would also fully vest in their outstanding SPHR performance stock units, which are (at target): Mr. Dolan, 222,577 SPHR units ($6,096,384); Mr. Byrnes, 21,405 SPHR units ($586,283); Mr. Haughton, 18,731 SPHR units ($513,042); Mr. D’Ambrosio, 22,465 SPHR units ($615,316); and Ms. Zeppetella, 4,115 SPHR units ($122,710).

Our Equity Compensation Plan Information

The following table sets forth information with respect to compensation plans in effect as of June 30, 2023 under which equity securities of the Company are authorized for issuance.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)(2) (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights(3) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2) (c)
Class A common stock equity compensation plans approved by security holders	2,966,664	$55.87	8,472,577
Class A common stock equity compensation plans not approved by security holders	—	—	—
Total	2,966,664	$55.87	8,472,577

(1)

Includes the following plans: Employee Stock Plan and the Director Stock Plan. Consists of 2,242,599 restricted stock units (both time-vesting and target performance-vesting) and 724,065 outstanding stock options.

(2)

In September 2023, the Compensation Committee granted awards of restricted stock units and target performance stock units under the Employee Stock Plan covering an aggregate of 1,067,847 shares. The number of securities in columns (a) and (c) do not reflect the grant of these units.

(3)	Represents the weighted average exercise price of the 724,065 outstanding stock options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship Between Us, Sphere Entertainment, MSG Sports and AMC Networks

The Company, Sphere Entertainment, MSG Sports and AMC Networks are all under the control of members of the Charles F. Dolan family and certain related family entities. The Company, on the one hand, and Sphere Entertainment, MSG Sports or AMC Networks, on the other hand, are party to the agreements described in this section. Additional information concerning the arrangements between us and each of Sphere Entertainment, MSG Sports and AMC Networks is set forth in Note 17. Related Party Transactions to the consolidated and combined financial statements included elsewhere in this prospectus.

Agreements with Sphere Entertainment in Connection with the MSGE Distribution

Sphere Entertainment has a 16.6% common stock ownership interest in us in the form of Class A common stock (as of September 15, 2023). For purposes of governing the ongoing relationship between the Company and Sphere Entertainment and to provide for our orderly transition from a wholly-owned subsidiary of Sphere Entertainment to a separate, publicly traded company, we entered into several agreements with Sphere Entertainment.

The following summaries are qualified in their entirety by reference to the agreements filed as exhibits to the registration statement of which this prospectus forms part.

Distribution Agreement

On March 29, 2023, we entered into a Distribution Agreement (the “Distribution Agreement”) with Sphere Entertainment as part of a series of transactions pursuant to which we acquired the subsidiaries, businesses and other assets of Sphere Entertainment that constitute our business.

Under the Distribution Agreement, Sphere Entertainment provides us with indemnities with respect to liabilities, damages, costs and expenses arising out of any of: (i) Sphere Entertainment’s businesses (other than our business); (ii) certain identified claims or proceedings; (iii) any breach by Sphere Entertainment of its obligations under the Distribution Agreement; (iv) any untrue statement or omission in the Registration Statement on Form 10 filed with the SEC (the “Registration Statement”) or in the related Information Statement (the “Information Statement”) relating to Sphere Entertainment and its subsidiaries (excluding the Company and our subsidiaries); and (v) indemnification obligations we may have to the NBA or NHL that result from acts or omissions of Sphere Entertainment. We provide Sphere Entertainment with indemnities with respect to liabilities, damages, costs and expenses arising out of any of (i) our businesses; (ii) any breach by us of our obligations under the Distribution Agreement; (iii) any untrue statement or omission in the Registration Statement or Information Statement other than any such statement or omission relating to Sphere Entertainment and its subsidiaries (excluding the Company and our subsidiaries) and (iv) indemnification obligations Sphere Entertainment may have to the NBA or NHL that result from acts or omissions of the Company.

In the Distribution Agreement we released Sphere Entertainment from any claims we might have arising out of:

•	the management of the business and affairs of Sphere Entertainment’s Entertainment business segment (excluding Sphere) on or prior to the MSGE Distribution;

•	the terms of the MSGE Distribution, our amended and restated certificate of incorporation, our by-laws and the other agreements entered into in connection with the MSGE Distribution; and

•	any decisions that have been made, or actions taken, relating to Sphere Entertainment’s Entertainment business segment (excluding Sphere) or the MSGE Distribution.

Additionally, in the Distribution Agreement, Sphere Entertainment released us from any claims Sphere Entertainment might have arising out of:

•	the management of the businesses and affairs of Sphere Entertainment’s MSG Networks and Tao Group Hospitality business segments or related to the Sphere business on or prior to the MSGE Distribution;

•	the terms of the MSGE Distribution and the other agreements entered into in connection with the MSGE Distribution; and

•	any decisions that have been made, or actions taken, relating to the MSGE Distribution.

The Distribution Agreement also provides for access to records and information, cooperation in defending litigation, as well as methods of resolution for certain disputes.

Transition Services Agreement

On March 29, 2023 we entered into a Transition Services Agreement with Sphere Entertainment (as may be amended from time to time, the “TSA”), with a term of two years, under which, in exchange for the fees specified in such agreement, the Company agreed to provide certain corporate and other services to Sphere Entertainment, including with respect to such areas as information technology, security, accounts payable, payroll, tax, certain legal functions, human resources, insurance and risk management, government affairs, investor relations, corporate communications, benefit plan administration and reporting, and internal audit functions as well as certain marketing functions. Sphere Entertainment similarly agreed to provide certain transition services to the Company. The Company and Sphere Entertainment, as parties providing services under the TSA, agreed to indemnify the party receiving services for losses incurred by such party that arise out of or are otherwise in connection with the provision by such party of services under the agreement, except to the extent that such losses result from the receiving party’s gross negligence, willful misconduct or breach of its obligations under the agreement. Similarly, each party receiving services under the agreement agreed to indemnify the party providing services for losses incurred by such party that arise out of or are otherwise in connection with the indemnifying party’s receipt of services under the agreement if such losses result from the receiving party’s gross negligence, willful misconduct or breach of its obligations under the agreement.

Tax Disaffiliation Agreement

On March 29, 2023, we entered into a Tax Disaffiliation Agreement (the “Tax Disaffiliation Agreement”) with Sphere Entertainment that governs Sphere Entertainment’s and our respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of audits and other tax matters. References in this summary description of the Tax Disaffiliation Agreement to the terms “tax” or “taxes” mean taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes.

The Company and our eligible subsidiaries previously joined with Sphere Entertainment in the filing of certain consolidated, combined, and unitary returns for state, local, and other applicable tax purposes. However, for periods (or portions thereof) beginning after the MSGE Distribution, we generally do not join with Sphere Entertainment or any of its subsidiaries in the filing of any federal, state, local or other applicable consolidated, combined or unitary tax returns.

Under the Tax Disaffiliation Agreement, with certain exceptions, Sphere Entertainment is generally responsible for all of our U.S. federal, state, local and other applicable income taxes for any taxable period or portion of such period ending on or before the MSGE Distribution Date. We are generally responsible for all taxes that are attributable to us or one of our subsidiaries after the MSGE Distribution Date.

For any tax year, we are generally responsible for filing all separate company tax returns that relate to us or one of our subsidiaries and that do not also include Sphere Entertainment or any of its subsidiaries. Sphere

Entertainment is generally responsible for filing all separate company tax returns that relate to Sphere Entertainment or its subsidiaries (other than tax returns that will be filed by us), and for filing consolidated, combined or unitary returns that include (i) one or more of Sphere Entertainment and its subsidiaries and (ii) one or more of us and our subsidiaries. Where possible, we have waived the right to carry back any losses, credits, or similar items to periods ending prior to or on the MSGE Distribution Date; however, if we cannot waive the right, we are entitled to receive the resulting refund or credit, net of any taxes incurred by Sphere Entertainment with respect to the refund or credit.

Generally, we have the authority to conduct all tax proceedings, including tax audits, relating to taxes or any adjustment to taxes for which we are responsible for filing a return under the Tax Disaffiliation Agreement, and Sphere Entertainment has the authority to conduct all tax proceedings, including tax audits, relating to taxes or any adjustment to taxes for which Sphere Entertainment is responsible for filing a return under the Tax Disaffiliation Agreement. However, if one party acknowledges a liability to indemnify the other party for a tax to which such proceeding relates, and provides evidence to the other party of its ability to make such payment, the first-mentioned party has the authority to conduct such proceeding. The Tax Disaffiliation Agreement further provides for cooperation between Sphere Entertainment and the Company with respect to tax matters, the exchange of information and the retention of records that may affect the tax liabilities of the parties to the agreement.

Finally, the Tax Disaffiliation Agreement requires that neither we nor any of our subsidiaries will take, or fail to take, any action where such action, or failure to act, would be inconsistent with or preclude the MSGE Distribution from qualifying as a tax-free transaction to Sphere Entertainment and to its stockholders under Section 355 of the Code, or would otherwise cause holders of SPHR stock that received our stock in the MSGE Distribution to be taxed as a result of the MSGE Distribution and certain transactions undertaken in connection with the MSGE Distribution. Additionally, for the two-year period following the MSGE Distribution, we are restricted from engaging in certain activities that may jeopardize the tax-free treatment of the MSGE Distribution to Sphere Entertainment and its stockholders, unless we receive Sphere Entertainment’s consent or otherwise obtain a ruling from the IRS or a legal opinion, in either case reasonably satisfactory to Sphere Entertainment, that the activity will not alter the tax-free status of the MSGE Distribution to Sphere Entertainment and its stockholders. Such restricted activities include:

•	entering into any transaction pursuant to which 50% or more of our shares or assets would be acquired, whether by merger or otherwise, unless certain tests are met;

•	issuing equity securities, if any such issuances would, together with certain other transactions, in the aggregate, constitute 50% or more of the voting power or value of our capital stock;

•	certain repurchases of shares of our Class A common stock;

•	ceasing to actively conduct our business;

•	amendments to our organizational documents (i) affecting the relative voting rights of our stock or (ii) converting one class of our stock to another;

•	liquidating or partially liquidating; and

•	taking any other action that prevents the MSGE Distribution and certain related transactions from being tax-free.

Moreover, we are required to indemnify Sphere Entertainment and its subsidiaries, managers, employees, directors and officers for any taxes resulting from our action or failure to act, if such action or failure to act precludes the MSGE Distribution from qualifying as a tax-free transaction (including taxes imposed as a result of a violation of the restrictions set forth above).

Employee Matters Agreement

On March 29, 2023, we entered into an employee matters agreement (the “Employee Matters Agreement”) with Sphere Entertainment that allocates assets, liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs and certain other related matters in connection with the MSGE Distribution. Following the MSGE Distribution Date, we and Sphere Entertainment generally each have responsibility for our respective employees and compensation plans; however, Sphere Entertainment may continue to be a participating company in certain of our employee benefit plans during a transition period.

Stockholder and Registration Rights Agreement

On March 29, 2023, we entered into a stockholder and registration rights agreement (the “Stockholder and Registration Rights Agreement”) with Sphere Entertainment that provides Sphere Entertainment with “demand” and “piggyback” registration rights with respect to the MSGE Class A common stock that Sphere Entertainment retained following the MSGE Distribution. In addition, Sphere Entertainment agreed to vote MSGE Class A common stock that it owns in proportion to the votes cast by the other holders of MSGE Class A common stock on such matter, to the extent such shares of MSGE Class A common stock are entitled to be voted on such matter. The shares of MSGE Class A common stock owned by Sphere Entertainment will be present at all stockholder meetings for quorum purposes. Sphere Entertainment granted us an irrevocable proxy to implement these voting agreements.

Delayed Draw Term Loan Facility

On the MSGE Distribution Date, the Company’s wholly-owned subsidiary MSG Entertainment Holdings, LLC (“MSGEH”) entered into a delayed draw term loan facility (the “DDTL Facility”) with Sphere Entertainment. Pursuant to the DDTL Facility, MSGEH committed to lend up to $65 million in delayed draw term loans to the Sphere Entertainment on an unsecured basis, which was to expire on October 20, 2024.

On July 14, 2023, Sphere Entertainment borrowed $65 million from MSGEH under the DDTL Facility, which was repaid in full on August 9, 2023 using shares of our Class A common stock. Upon the full repayment of the DDTL Facility on August 9, 2023, the DDTL Facility and all obligations thereunder terminated.

Borrowings under the DDTL Facility bore interest at a variable rate equal to either, at the option of Sphere Entertainment, (a) a base rate plus an applicable margin, or (b) Term SOFR plus 0.10%, plus an applicable margin. The applicable margin was equal to the applicable margin under the Company’s credit agreement dated June 30, 2022 among MSG National Properties, LLC, the guarantors party thereto, the lenders party thereto and JP Morgan Chase Bank, N.A., as administrative agent, as amended, plus 1.00% per annum. Subject to customary borrowing conditions, the DDTL Facility could have be drawn in up to six separate borrowings of $5 million or more. The DDTL Facility was prepayable at any time without penalty and amounts repaid on the DDTL Facility could not be reborrowed. Sphere Entertainment had the option to make any payments of principal, interest or fees under the DDTL Facility either in cash or by delivering to us shares of our Class A common stock. If Sphere Entertainment elected to make any payment in the form of our Class A common stock, the amount of such payment would be calculated based on the dollar volume-weighted average trading price for our Class A common stock for the 20 trading days ending on the day on which Sphere Entertainment made such election. Sphere Entertainment was only permitted to use the proceeds of the DDTL Facility (i) for funding costs associated with the Sphere initiative and (ii) in connection with refinancing of the indebtedness under that certain amended and restated credit agreement, dated as of October 11, 2019, among MSGN Holdings, L.P., as borrower, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified, restated or supplemented from time to time.

The DDTL Facility contained certain representations and warranties and affirmative and negative covenants, including, among others, financial reporting, notices of material events, and limitations on asset dispositions, restricted payments, and affiliate transactions.

Other Arrangements and Agreements with Sphere Entertainment

The Company has also entered into a number of commercial and other arrangements and agreements with Sphere Entertainment and its subsidiaries. These include arrangements for the provision of services, allocations with respect to sponsorship agreements and other matters, and certain trademark licensing arrangements. In addition, the Company and Sphere Entertainment are party to aircraft arrangements described below. See “— Aircraft Arrangements.”

Agreements with MSG Sports

Services Agreements

In connection with the MSGE Distribution, the Company assumed the existing services agreement between Sphere Entertainment and MSG Sports (the “MSG Sports Services Agreement”). Pursuant to the MSG Sports Services Agreement, the Company provides certain corporate and other services to MSG Sports, including with respect to such areas as information technology, security, accounts payable, payroll, tax, certain legal functions, human resources, insurance and risk management, government affairs, investor relations, corporate communications, benefit plan administration and reporting and internal audit functions as well as certain marketing functions. MSG Sports similarly provides certain services to the Company, including certain legal and communications functions, ticket services and certain operational and marketing services. During the Post-Distribution Period, the Company recorded approximately $7.8 million of revenue from MSG Sports pursuant to the MSG Sports Services Agreement (inclusive of certain amounts received for the provision of executive support costs discussed below under “— Other Arrangements and Agreements with Sphere Entertainment, MSG Sports and/or AMC Networks”).

The Company and MSG Sports, as parties providing services under the MSG Sports Services Agreement, indemnify the party receiving services for losses incurred by such party that arise out of or are otherwise in connection with the provision by such party of services under the agreement, except to the extent that such losses result from the receiving party’s gross negligence, willful misconduct or breach of its obligations under the agreement. Similarly, each party receiving services under the agreement indemnifies the party providing services for losses incurred by such party that arise out of or are otherwise in connection with the indemnifying party’s receipt of services under the agreement if such losses result from the receiving party’s gross negligence, willful misconduct or breach of its obligations under the agreement.

Arena License Agreements

On April 15, 2020, a subsidiary of Sphere Entertainment (which is now a subsidiary of the Company) entered into Arena License Agreements with subsidiaries of MSG Sports that require the Knicks and the Rangers to play their home games at The Garden. Under the Arena License Agreements, which each have a term of 35 years, the Knicks and the Rangers pay an annual license fee in connection with their respective use of The Garden. For each, the Arena License Agreement provides that the license fee for the first full contract year ended June 30, 2021 was to be approximately $22.5 million for the Knicks and approximately $16.7 million for the Rangers, and then for each subsequent year, the license fees will be 103% of the license fees for the immediately preceding contract year. The teams are not required to pay the license fee during a period in which The Garden is unavailable for use due to a force majeure event (including when events at The Garden were suspended by government mandate as a result of the COVID-19 pandemic). If, due to a force majeure event, capacity at The Garden is limited to 1,000 or fewer attendees, the teams may schedule and play home games at The Garden with applicable rent payable to the Company under the Arena License Agreements reduced by 80%. If, due to a force majeure event, capacity at The Garden is limited to less than full capacity but over 1,000 attendees, the parties will agree on an appropriate reduction to the rent payments.

During the Post-Distribution Period, the Company recognized no license fee revenue under the Arena License Agreements from MSG Sports because license fee revenue under the Arena License Agreements was recognized over the course of the regular season.

The Arena License Agreements set forth the terms of the teams’ use of The Garden, including arrangements for the provision of amenities, game day and other services. While the Company will provide game day services for the Knicks and the Rangers, most of the associated costs will be borne by the teams. Pursuant to the Arena License Agreements, the Company, at its sole cost and expense, is responsible for the maintenance, equipment and other functions needed to operate, repair and maintain The Garden. The Company does not own or control the teams’ broadcast and telecast rights and therefore is not entitled to revenues in connection with their broadcast rights.

Pursuant to the Arena License Agreements, the Company operates and manages food and beverage services during all Knicks and Rangers events, for which the Company shares 50% of net profits with the applicable team. During the Post-Distribution Period, the Company’s revenue sharing expense for food and beverage services was approximately $1.1 million for MSG Sports.

Pursuant to the Arena License Agreements, the Company also has the right and obligation to operate and manage team merchandise sales at The Garden. The Company retains a 30% portion of revenues from team merchandise sold in The Garden. The Company maintains the exclusive right to control the operation and sale of non-team merchandise. During the Post-Distribution Period, the Company recorded revenue of approximately $1.6 million from team merchandise sales at The Garden.

Pursuant to the Arena License Agreements, the Company has the exclusive right to license and manage suites and club memberships at The Garden, including for use during team games, subject to certain exceptions, and shares a portion of the revenues from such licenses and club memberships with MSG Sports. MSG Sports is entitled to 67.5% of revenues (net of any contracted catering credits), for suites or club memberships sold for all or substantially all events at The Garden, including team home games. MSG Sports receives all revenues from the sale of suites licensed for team-only packages or individual team games, subject to a 20-25% commission to the Company. For any customizable suite package, revenues are divided between the Company and MSG Sports on a proportional basis, with MSG Sports receiving all revenues attributable to the team events included in the package, less a 20-25% commission to the Company. During the Post-Distribution Period, the Company recorded approximately $6.8 million of revenue sharing expense from licensing suite and club memberships.

Pursuant to the Arena License Agreements, the Company retains 52.5% of revenue from the sale of certain arena shared sponsorship assets, such as fixed signage or entitlements at The Garden. The Company is not entitled to any revenue from certain team sponsorship assets, such as courtside or rinkside advertising and other team or event-specific sponsorship assets. The Company is also entitled to 67.5% of the revenue from the sale of any arena naming rights. During the Post-Distribution Period, the Company recorded approximately $1.6 million of revenue sharing expense from arena shared sponsorship assets.

Pursuant to the Arena License Agreements, the Company does not have the right to sell or retain revenues from ticket sales or resales to team events. The Arena License Agreements set forth the Company’s responsibilities with respect to box office services, ticket printing and the teams’ respective responsibilities to comply with the Company’s ticket agent agreements.

The Arena License Agreements provide that the teams are responsible for 100% of any real property or similar taxes applicable to The Garden. If the tax exemption is repealed or the teams are otherwise subject to property tax through no fault of the teams, the revenue opportunity that the Company may generate from team events will be reduced on a percentage basis as set forth in the Arena License Agreements.

The Arena License Agreements provide for the Company to prepare an annual budget, in consultation with the teams, subject to certain team consent rights.

NBA consent is required to amend the Knicks’ Arena License Agreement.

Sponsorship Sales and Service Representation Agreements

On April 15, 2020, Sphere Entertainment entered into sponsorship sales and service representation agreements with the Knicks and the Rangers, which have terms of more than 10 years (subject to an early termination right exercisable by May 31, 2025 and effective June 30, 2025). In connection with the MSGE Distribution, Sphere Entertainment assigned these agreements to the Company. Under these agreements, the Company is the exclusive sales and service representative for all sponsorship benefits available for sale in connection with the Knicks and the Rangers, as well as the Knicks’ development team, the Westchester Knicks, and Knicks Gaming, the official NBA 2K esports franchise of the Knicks, subject to certain exceptions (e.g., regarding television and radio rights licensed to MSG Networks pursuant to separate media rights agreements). The Company receives a commission from MSG Sports, subject to certain exceptions set forth in the agreements. Commissions are generally set at 12.5% of gross revenue, and may be increased to 17.5% of gross revenue for sales above the annual target revenue for the year. Commissions may also be reduced to account for fulfilment costs associated with a particular sponsorship asset. During the Post-Distribution Period, the Company recorded commission revenue of approximately $9.8 million from MSG Sports.

The Company also receives annual sales operation fixed payments from MSG Sports associated with providing sponsorship sales services. For each subsequent year, the payment will be 103% of the payment for the immediately preceding contract year. During the Post-Distribution Period, the Company recorded revenue of approximately $1.7 million from MSG Sports.

These agreements are subject to certain termination rights, including the right of each of the Company and MSG Sports to terminate if the Company and MSG Sports are no longer affiliates, and MSG Sports’ right to terminate if certain sales thresholds are not met (unless the Company pays MSG Sports the shortfall). NBA consent is required to amend the Knicks’ sponsorship sales and service representation agreement.

Team Sponsorship Allocation Agreement

The Company (and Sphere Entertainment prior to the MSGE Distribution) and MSG Sports each routinely enter into sponsorship agreements with third-parties that include the assets of both companies with either the Company or MSG Sports serving as the contracting party with the third-party sponsor. On April 15, 2020, Sphere Entertainment entered into a team sponsorship allocation agreement with MSG Sports, which was assigned by Sphere Entertainment to the Company in connection with the MSGE Distribution. Pursuant to the team sponsorship allocation agreement, the Company and MSG Sports distribute payments received under the third-party sponsorship agreements to each other generally in accordance with the relative value of the assets provided by each company under the respective third-party agreement. The Company and MSG Sports have also agreed to use commercially reasonable efforts to continue to receive the payments by the third-party sponsors, and have agreed that neither party would take any action that would cause the other one to be in breach under the third-party agreements (to the extent they had knowledge or reason to have knowledge of such agreement), as well as to consult with each other in the event of a breach by a third-party sponsor.

Group Ticket Sales and Service Representation Agreement

On April 15, 2020, Sphere Entertainment entered into a group ticket sales and service representation agreement with MSG Sports, which was assigned to the Company in connection with the MSGE Distribution, with an initial term lasting until June 30, 2024 and automatically renewing annually thereafter, pursuant to which MSG Sports is the Company’s sales and service representative to sell group tickets and ticket packages. The Company pays MSG Sports a 7.5% commission on gross revenue derived from group ticket sales placed on behalf of the Company by MSG Sports and the Company reimburses MSG Sports for a share of certain of its costs, which is determined by mutual good faith agreement of the parties and revisited each month to cover costs such as sales and service staff and overhead allocated to commission sales. During the Post-Distribution Period, the Company recorded expenses, within operating expenses, of approximately $654,214 related to the group ticket sales and service representation agreement. In connection with the MSGE Distribution, this agreement was assigned from Sphere Entertainment to the Company.

Other Arrangements and Agreements with MSG Sports

MSG Sports has made market rate interest-bearing advances to the Company in connection with the construction of new premium hospitality suites at The Garden. The advances will be repaid (including interest) through cash receipts from the licenses for each new suite. As of June 30, 2023, MSG Sports had advanced approximately $303,985 to the Company in connection with the arrangement.

The Company also subleases approximately 47,000 square feet of office space at Two Pennsylvania Plaza in New York City to MSG Sports. During the Post-Distribution Period, the Company recorded approximately $475,418 of sublease revenue from MSG Sports.

Other Arrangements and Agreements with Sphere Entertainment, MSG Sports and/or AMC Networks

The Company shares certain executive support costs, including office space, executive assistants, security and transportation costs, for the Company’s Executive Chairman and Chief Executive Officer with Sphere Entertainment and MSG Sports and for Gregg G. Seibert, the Company’s Vice Chairman, with Sphere Entertainment, MSG Sports and AMC Networks. The Company’s portion of such executive support expenses for the Post-Distribution Period was approximately $161,956.

The Company has also entered into a number of commercial and other arrangements and agreements with Sphere Entertainment and its subsidiaries, MSG Sports and its subsidiaries and AMC Networks and its subsidiaries, none of which are material to the Company. For the Post-Distribution Period, these included, but were not limited to, arrangements for the use of equipment, lease and use of offices and other premises, provision of transport services and vendor services, access to technology, certain licensing agreements, sponsorship agreements, certain trademark licensing arrangements and lease of suites and sponsorship assets of the Company.

In addition, the Company and each of Sphere Entertainment, MSG Sports and AMC Networks are party to aircraft arrangements described below. See “— Aircraft Arrangements.”

Aircraft Arrangements

A subsidiary of the Company is a party to various arrangements with subsidiaries of each of Sphere Entertainment, MSG Sports and AMC Networks, pursuant to which they each have the right to lease on a “time-sharing” basis certain aircraft to which the Company has access or are otherwise required to reimburse the Company for use of the aircraft in connection with use by Sphere Entertainment and MSG Sports executives. When leasing such aircraft under this arrangement, the lessee is required to pay us specified expenses for each flight it elects to utilize, but not exceeding the maximum amount payable under Federal Aviation Administration (“FAA”) rules. Sphere Entertainment, MSG Sports and AMC Networks paid the Company $469,152, $100,466 and $90,846, respectively for use of such aircraft for the Post-Distribution Period. In calculating the amounts payable under the arrangements, the parties allocated, in good faith, the treatment of any flight that is for the benefit of both companies.

Additionally, the Company agreed on an allocation of the costs of (i) personal helicopter use (including for commuting) with Sphere Entertainment, MSG Sports and AMC Networks and (ii) personal aircraft use with Sphere Entertainment and MSG Sports, in each case, for certain shared executives. The Company’s portion of such expenses for the Post-Distribution Period was $113,690. See “Compensation Discussion & Analysis — Perquisites — Aircraft Arrangements.”

A subsidiary of the Company is a party to agreements with Charles F. Dolan, a director of the Company and the father of James L. Dolan, pursuant to which Mr. Charles F. Dolan has the right to lease on a “time-sharing” basis certain Company aircraft. Mr. Dolan is required to pay us specified expenses for each flight he elects to utilize, but not exceeding the maximum amount payable under FAA rules. Pursuant to this arrangement, Mr. Dolan paid the Company $13,248 for use of the Company’s aircraft for the Post-Distribution Period. In addition, a subsidiary of the Company is party to an agreement with Sterling 2K, LLC (“S2K”), a company controlled by Deborah Dolan-Sweeney, the daughter of Charles F. Dolan and the sister of James L. Dolan, pursuant to which the Company has the right to lease on a non-exclusive basis S2K’s Gulfstream Aerospace GV-SP (G550) aircraft (the “DFO G550”). We are required to pay S2K rent at an hourly rate and specified expenses (which mirror the types of expenses we charge S2K for use of our aircraft) for each flight we elect to utilize. The agreement includes a “true-up” mechanism such that, to the extent the Company’s annual usage of the DFO G550 exceeds Mr. Charles F. Dolan’s annual usage of the Company’s aircraft, the Company will pay an additional hourly rate with respect to excess hours intended to cover additional costs. Pursuant to this arrangement, the Company paid S2K $89,174 for use of the DFO G550 for the Post-Distribution Period, inclusive of accrued true-up payments required under the agreement. In addition, the agreement provides for equitable adjustments in the event that discrepancies in hours of usage or other factors cause the arrangement to be economically unfair to either party.

A subsidiary of the Company and Brighid Air, LLC (“Brighid”), a company controlled by Patrick F. Dolan, are parties to agreements, pursuant to which the Company has a right to lease on a non-exclusive basis (the “dry-lease”) and on a “time-sharing basis” (the “time-share”) Brighid’s Bombardier BD100-1A10 Challenger 350 aircraft (the “Challenger”). The Company is required to pay Brighid specified expenses of each flight it elects to utilize, but not exceeding the maximum amount payable under FAA rules. The Company paid Brighid $92,479 under the dry-lease agreement and made no payments under the time-share agreement for use of the Challenger for the Post-Distribution Period. In connection with the agreement for the Company’s use of the Challenger, a subsidiary of the Company and Dolan Family Office, LLC (“DFO”), an entity controlled by Charles F. Dolan, are parties to a Flight Crew Services Agreement, pursuant to which the Company may utilize pilots employed by DFO for purposes of flying the Challenger when the Company is leasing the Challenger under its agreement with Brighid. The Company is required to pay DFO an hourly rate for the use of such pilots, as well as reimburse certain expenses of the pilots. Pursuant to this arrangement, the Company made no payments to DFO for use of DFO pilots for the Post-Distribution Period.

A subsidiary of the Company is party to various Aircraft Support Services Agreements (as such agreements may be amended from time to time, the “Aircraft Services Agreements”) pursuant to which the Company provides aircraft support services to (i) Charles F. Dolan and certain of his other children (specifically, James L. Dolan, Executive Chairman and Chief Executive Officer of the Company, Deborah Dolan-Sweeney, Patrick F. Dolan, Marianne Dolan Weber, a director of the Company, and Kathleen Dolan) and (ii) an entity controlled by Patrick Dolan, the son of Charles F. Dolan and brother of James L. Dolan. Pursuant to the Services Agreements, the Company provides certain aircraft support services in exchange for a monthly agency fee. These services include providing pilots, crew and maintenance personnel, aircraft maintenance, FAA compliance, flight scheduling and dispatch services, negotiation/management of third-party contracts and other services necessary and appropriate for the support of aircraft. Pursuant to the Aircraft Services Agreements, each of the parties noted above paid the Company (i) $34,122 and (ii) $29,246, respectively, for the Post-Distribution Period.

Dolan Family Arrangements

The Company charges the Knickerbocker Group LLC, an entity owned by James L. Dolan, the Executive Chairman and Chief Executive Officer, as well as a director, of the Company, for office space equal to the allocated cost of such space and certain technology services provided in connection with the use of such space. The amount paid by the Knickerbocker Group LLC for the Post-Distribution Period was $6,612. In addition, from time to time, certain other services of the Company may be made available to members of the Dolan family and to entities owned by them. It is the policy of the Company to receive reimbursement for the costs of these services. See “Stock Ownership Table” for a description of registration rights agreements among the Dolan family interests and the Company.

Kristin Dolan, the spouse of James L. Dolan, the Executive Chairman and Chief Executive Officer of the Company, is the founder and was the Chief Executive Officer of 605, LLC (“605”), an audience measurement and data analytics company in the media and entertainment industries, until February 2023. James L. Dolan and Kristin Dolan owned 605 during the fiscal year ended June 30, 2023. In August 2022 a subsidiary of Sphere Entertainment entered into a three-year agreement with 605, valued at approximately $750,000, covering several customer analysis projects per year in connection with events held at our venues, which agreement was assigned to a subsidiary of the Company in connection with the MSGE Distribution. The Company purchased an aggregate of $125,000 in services from 605 during the Post-Distribution Period for data analytics services. The Company expects to engage 605 to provide additional data analytics services in the future.

In addition, the Company and certain Dolan family entities are party to aircraft arrangements described above. See “— Aircraft Arrangements.”

Certain Relationships and Potential Conflicts of Interest

Our Executive Chairman and Chief Executive Officer, James L. Dolan, also serves as the Executive Chairman and Chief Executive Officer of Sphere Entertainment and the Executive Chairman of MSG Sports. Nine of our directors (including James L. Dolan) also serve as directors of Sphere Entertainment. Nine of our directors (including James L. Dolan) also serve as directors of MSG Sports. Five of our directors (including James L. Dolan) also serve as directors of AMC Networks, and Charles F. Dolan serves as Chairman Emeritus of AMC Networks concurrently with his service on our Board. Gregg G. Seibert, the Company’s Vice Chairman, also serves as Vice Chairman of Sphere Entertainment, MSG Sports and AMC Networks. Therefore, these individuals may have actual or apparent conflicts of interest with respect to matters involving or affecting the Company, on the one hand, and Sphere Entertainment, MSG Sports or AMC Networks, on the other hand. For example, there is the potential for a conflict of interest when we and Sphere Entertainment, MSG Sports and/or AMC Networks look at certain acquisitions and other corporate opportunities that may be suitable for more than one of the companies. Also, conflicts may arise if there are issues or disputes under the commercial arrangements that exist between Sphere Entertainment, MSG Sports and/or AMC Networks and us. In addition, certain of our officers and directors own Sphere Entertainment, MSG Sports and/or AMC Networks stock, restricted stock units, performance stock units, stock options and/or performance stock options. These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for the Company, Sphere Entertainment, MSG Sports, or AMC Networks. See “Related Party Transaction Approval Policy” below for a discussion of certain procedures we instituted to help ameliorate any such potential conflicts that may arise.

Our amended and restated certificate of incorporation acknowledges that the Company may have overlapping directors and officers with Sphere Entertainment, MSG Sports and AMC Networks and their respective subsidiaries and that the Company may engage in material business transactions with such entities. In our amended and restated certificate of incorporation, the Company has renounced its rights to certain business opportunities and provided that in certain circumstances our directors and officers will not have liability to the Company or its stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Sphere Entertainment, MSG Sports or AMC Networks or any of their respective subsidiaries instead of the Company, or does not refer or communicate information regarding such corporate opportunity to the Company. The amended and restated certificate of incorporation also expressly validates certain contracts, agreements, arrangements and transactions (and amendments, modifications or terminations thereof) between the Company and Sphere Entertainment, MSG Sports and AMC Networks and/or any of their respective subsidiaries and provides that, to the fullest extent permitted by law, the actions of the overlapping directors and officers in connection therewith are not breaches of fiduciary duties owed to the Company or its stockholders.

Prior to the MSGE Distribution, the members of the Dolan Family Group entered into an agreement (the “Standstill Agreement”) with the Company in which they agreed that during the 12-month period beginning on the MSGE Distribution Date, the Dolan Family Group must obtain the prior approval of a majority of the Company’s independent directors prior to acquiring common stock of the Company through a tender offer that results in members of the Dolan Family Group owning more than 50% of the total number of outstanding shares of common stock of the Company. For purposes of this agreement, the term “independent directors” means the directors of the Company who have been determined by our Board to be independent directors for purposes of the NYSE corporate governance standards.

Related Party Transaction Approval Policy

The Company has adopted a written policy whereby an Independent Committee of our Board reviews and approves or takes such other action as it may deem appropriate with respect to transactions involving the Company and its subsidiaries, on the one hand, and in which any director, executive officer, greater than 5% stockholder of the Company or any other “related person” (as defined in Item 404 of Regulation S-K adopted by the SEC) has or will have a direct or indirect material interest. This approval requirement covers any transaction that meets the related party disclosure requirements of the SEC as set forth in Item 404, which currently apply to transactions (or any series of similar transactions) in which the amount involved exceeds the dollar threshold set forth in Item 404 (currently $120,000). To simplify the administration of the approval process under this policy, the Independent Committee may, where appropriate, establish guidelines for certain of those transactions. The policy does not cover decisions on compensation or benefits or the hiring or retention of any person. The hiring or retention of executive officers is determined by our full Board. Compensation of executive officers is subject to the approval of our Compensation Committee. This policy also does not cover any pro rata distributions to all Company stockholders, including a pro rata distribution of our Class A common stock to holders of our Class A common stock and our Class B common stock to holders of our Class B common stock. No director on the Independent Committee will participate in the consideration of a related party transaction with that director or any related person of that director.

In addition, our Board has adopted an approval policy for transactions with Sphere Entertainment, MSG Sports and AMC Networks and their respective subsidiaries whether or not such transactions qualify as “related party” transactions described above. Under this policy, the Independent Committee oversees approval of all transactions and arrangements between the Company and its subsidiaries, on the one hand, and each of Sphere Entertainment and its subsidiaries, MSG Sports and its subsidiaries and/or AMC Networks and its subsidiaries, on the other hand, in which the amount exceeds a $1,000,000 threshold. In addition, an Independent Committee receives a quarterly update from the Company’s Internal Audit Department of all related party transactions, including transactions and arrangements between the Company and its subsidiaries on the one hand, and each of Sphere Entertainment and its subsidiaries, MSG Sports and its subsidiaries and AMC Networks and its subsidiaries, on the other hand, regardless of value. To simplify the administration of the approval process under this policy, an Independent Committee may, where appropriate, establish guidelines for certain of these transactions. The approval requirement does not apply to the implementation and administration of the intercompany arrangements under the policy but does cover any amendments, modifications, terminations or extensions involving amounts in excess of $1,000,000, as well as the handling and resolution of any disputes involving amounts in excess of $1,000,000. Our executive officers and directors who are also senior executives or directors of Sphere Entertainment, MSG Sports and/or AMC Networks may participate in the negotiation, execution, amendment, modification, or termination of intercompany arrangements subject to the policy, as well as in any resolution of disputes thereunder, on behalf of any or all of the Company, Sphere Entertainment, MSG Sports and/or AMC Networks, as applicable, in each case under the direction or ultimate approval of an Independent Committee or the comparable committee of the board of directors of the Company, Sphere Entertainment, MSG Sports and/or AMC Networks, as applicable.

Our related party transaction approval policy cannot be amended or terminated without the prior approval of a majority of the Company’s independent directors and by a majority of the directors elected by our Class B Common Stockholders. For purposes of this policy, “independent directors” means those directors who have been determined by our Board to be independent directors for purposes of the NYSE corporate governance standards.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of our Class A common stock and Class B common stock, as of September 15, 2023 (the “Reference Date”), by (1) the selling stockholder, Sphere Entertainment Group, LLC, (2) each person known to us to beneficially own more than 5% of any class and (3) each of our directors and executive officers.

The percentage of beneficial ownership of shares of our Class A common stock and Class B common stock is based on 42,705,422 shares of our Class A common stock and 6,866,754 shares of Class B common stock issued and outstanding as of the Reference Date. All information in the table and related footnotes is based solely upon the Company’s review of SEC filings as of the Reference Date (and, in the case of members of the Dolan family and trusts for their benefit, information provided to the Company as of the Reference Date). Information regarding the number of shares of Class A common stock outstanding and the amounts and percentages of shares beneficially owned immediately after this offering assumes (i) the purchase of 1,526,717 shares of our Class A common stock from the selling stockholder in connection with the Share Repurchase, based on an assumed purchase price calculated using $32.75, the last reported sale price of our Class A common stock on the NYSE on September 15, 2023 and (ii) the exercise in full of the underwriters’ option to purchase additional shares. See “Summary—Share Repurchase” and “Summary—The Offering” for more information.

		Prior to this Offering				After this Offering
Name and Address	Title of Stock Class(1)	Beneficial Ownership		Percent of Class	Combined Voting Power of All Classes of Stock Beneficially Owned(1)(2)	Beneficial Ownership		Percent of Class	Combined Voting Power of All Classes of Stock Beneficially Owned(1)(2)
Sphere Entertainment Co. (3) Two Pennsylvania Plaza	Class A common stock	8,221,188		19.3%	7.4%	—		—	—
	Class B common stock	—		—
New York, NY 10121
Dolan Family Group (4) 340 Crossways Park Drive	Class A common stock	2,023,292		4.7%	63.1%	2,023,292		4.8%	64.0%
	Class B common stock	6,866,754		100%		6,866,754		100%
Woodbury, NY 11797
Charles F. Dolan (4)(5)(7)(15)(17)(23) – (27) 340 Crossways Park Drive	Class A common stock	298,958	*		35.0%	298,958		*	35.4%
	Class B common stock	3,863,285		56.3%		3,863,285		56.3%
Woodbury, NY 11797
James L. Dolan (4)(6)(8)(11)(14)(18) P.O. Box 420 Oyster Bay, NY 11771	Class A common stock	1,086,173		2.5%	11.2%	1,086,173		2.6%	11.3%
	Class B common stock	1,140,792		16.6%		1,140,792		16.6%

Thomas C. Dolan (4)(7)(9)(14)(16)(19) 340 Crossways Park Drive	Class A common stock	389,864		*	4.6%	389,864		*	4.6%
	Class B common stock	468,423		6.8%		468,423		6.8%
Woodbury, NY 11797
Brian G. Sweeney (4)(7)(10)(13)(14)(15)(21) 20 Audrey Avenue, 1st Floor Oyster Bay, NY 11771	Class A common stock	128,527		*	7.4%	128,527		*	7.5%
	Class B common stock	806,076		11.7%		806,076		11.7%

Paul J. Dolan (4)(7)(11)(18)(22) 340 Crossways Park Drive	Class A common stock	129,885		*	12.5%	129,885	*		12.7%
	Class B common stock	1,380,548		20.1%		1,380,548		20.1%
Woodbury, NY 11797
Marianne Dolan Weber (4)(7)(12)(14)(16)(20) MLC Ventures LLC P.O. Box 1014	Class A common stock	93,255		*	4.1%	93,255	*		4.2%
	Class B common stock	450,152		6.6%		450,152		6.6%

Yorktown Heights, NY 10598
Charles P. Dolan (7)	Class A common stock	19,971		*	*	19,971		*	*
	Class B common stock	—		—		—		—
Ryan T. Dolan (6)(7)	Class A common stock	1,661		*	*	1,661		*	*
	Class B common stock	—		—		—		—
Quentin F. Dolan (7)	Class A common stock	13,546		*	*	13,546		*	*
	Class B common stock	—		—		—		—

		Prior to this Offering			After this Offering
Name and Address	Title of Stock Class(1)	Beneficial Ownership	Percent of Class	Combined Voting Power of All Classes of Stock Beneficially Owned(1)(2)	Beneficial Ownership		Percent of Class	Combined Voting Power of All Classes of Stock Beneficially Owned(1)(2)
Martin N. Bandier (7)	Class A common stock	9,869	*	*	9,869		*	*
	Class B common stock	—	—		—		—
Donna Coleman (7)	Class A common stock	12,307	*	*	12,307		*	*
	Class B common stock	—	—		—		—
Frederic V. Salerno (7)	Class A common stock	12,348	*	*	12,348		*	*
	Class B common stock	—	—		—		—
David F. Byrnes (6)	Class A common stock	4,704	*	*	4,704		*	*
	Class B common stock	—	—		—		—
Jamal H. Haughton (6)	Class A common stock	4,368	*	*	4,368		*	*
	Class B common stock	—	—		—		—
Philip G. D’Ambrosio (6)	Class A common stock	17,963	*	*	17,963		*	*
	Class B common stock	—	—		—		—
Courtney Zeppetella (6)	Class A common stock	877	*	*	877		*	*
	Class B common stock	—	—		—		—
All current executive officers and directors as a group (4) – (12)	Class A common stock	2,129,627	4.9%	63.1%	2,129,627		5.1%	63.9%
	Class B common stock	6,851,436	99.8%		6,851,436		99.8%
Deborah A. Dolan-Sweeney (4)(7)(10)(13)(14)(15)(21)	Class A common stock	128,527	*	7.4%	128,527		*	7.5%
	Class B common stock	806,076	11.7%		806,076		11.7%
340 Crossways Park Drive
Woodbury, NY 11797
Kathleen M. Dolan (4)(11)(14)(18) – (22) MLC Ventures LLC P.O. Box 1014 Yorktown Heights, NY 10598	Class A common stock	189,694	*	25.1%	189,694	*		25.5%
	Class B common stock	2,778,833	40.5%		2,778,833		40.5%

Mary S. Dolan (4)(15)(21)(23) – (27) 340 Crossways Park Drive Woodbury, NY 11797	Class A common stock	71,948	*	35.9%	71,948		*	36.4%
	Class B common stock	3,985,993	58.0%		3,985,993		58.0%

Matthew J. Dolan (4)(16)(19)(20) 340 Crossways Park Drive	Class A common stock	46,357	*	8.3%	46,357		*	8.4%
	Class B common stock	918,575	13.4%		918,575		13.4%
Woodbury, NY 11797
Corby Dolan Leinauer (4)(17)(23) – (27) 340 Crossways Park Drive	Class A common stock	41,392	*	31.7%	41,392		*	32.1%
	Class B common stock	3,521,601	51.3%		3,521,601		51.3%
Woodbury, NY 11797
Charles F. Dolan Children Trust FBO James L. Dolan (4)(8)(11)(14)(18) P.O. Box 420 Oyster Bay, NY 11771	Class A common stock	44,342	*	8.3%	44,342		*	8.4%
	Class B common stock	916,156	13.3%		916,156		13.3%

Charles F. Dolan Children Trust FBO Thomas C. Dolan (4)(9)(14)(16)(19) 340 Crossways Park Drive Woodbury, NY 11797	Class A common stock	20,156	*	4.2%	20,156		*	4.3%
	Class B common stock	468,423	6.8%		468,423		6.8%

Charles F. Dolan Children Trust FBO Marianne Dolan Weber (4)(12)(14)(16)(20) MLC Ventures LLC P.O. Box 1014 Yorktown Heights, NY 10598	Class A common stock	24,187	*	4.1%	24,187		*	4.1%
	Class B common stock	450,152	6.6%		450,152		6.6%

Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney (4)(10)(13)(14)(15)(21) 340 Crossways Park Drive Woodbury, NY 11797	Class A common stock	24,187	*	4.2%	24,187		*	4.2%
	Class B common stock	464,392	6.8%		464,392		6.8%

Charles F. Dolan Children Trust FBO Kathleen M. Dolan (4)(11)(14)(22) MLC Ventures LLC P.O. Box 1014 Yorktown Heights, NY 10598	Class A common stock	24,187	*	4.2%	24,187		*	4.2%
	Class B common stock	464,392	6.8%		464,392		6.8%

		Prior to this Offering			After this Offering
Name and Address	Title of Stock Class(1)	Beneficial Ownership	Percent of Class	Combined Voting Power of All Classes of Stock Beneficially Owned(1)(2)	Beneficial Ownership	Percent of Class	Combined Voting Power of All Classes of Stock Beneficially Owned(1)(2)
Charles F. Dolan 2009 Family Trust FBO James L. Dolan (4)(5)(15)(17)(23) P.O. Box 420 Oyster Bay, NY 11771	Class A common stock	6,718	*	9.4%	6,718	*	9.5%
	Class B common stock	1,046,565	15.2%		1,046,565	15.2%

Charles F. Dolan 2009 Family Trust FBO Thomas C. Dolan (4)(5)(15)(17)(24) 340 Crossways Park Drive Woodbury, NY 11797	Class A common stock	6,718	*	5.9%	6,718	*	5.9%
	Class B common stock	652,490	9.5%		652,490	9.5%

Charles F. Dolan 2009 Family Trust FBO Marianne E. Dolan Weber (4)(5)(15)(17)(25) MLC Ventures LLC P.O. Box 1014 Yorktown Heights, NY 10598	Class A common stock	6,718	*	5.8%	6,718	*	5.9%
	Class B common stock	646,426	9.4%		646,426	9.4%

Charles F. Dolan 2009 Family Trust FBO Deborah A. Dolan-Sweeney (4)(5)(15)(17)(26) 340 Crossways Park Drive Woodbury, NY 11797	Class A common stock	6,718	*	5.0%	6,718	*	5.1%
	Class B common stock	561,530	8.2%		561,530	8.2%

Charles F. Dolan 2009 Family Trust	Class A common stock	6,718	*	5.5%	6,718	*	5.6%
FBO Kathleen M. Dolan (4)(5)(15)(17)(27) MLC Ventures LLC P.O. Box 1014	Class B common stock	614,590	9.0%		614,590	9.0%

Yorktown Heights, NY 10598
Ariel Investments, LLC (28) 200 E. Randolph Street, Suite 2900	Class A common stock	6,620,409	15.5%	5.9%	6,620,409	16.1%	6.0%
	Class B common stock	—	—		—	—
Chicago, IL 60601
The Vanguard Group (29) 100 Vanguard Blvd.	Class A common stock	2,514,028	5.9%	2.3%	2,514,028	6.1%	2.3%
	Class B common stock	—	—		—	—
Malvern, PA 19355

*	Less than 1%.
(1)

Beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding and relationship or otherwise. Unless indicated, beneficial ownership disclosed consists of sole voting and investment power. Beneficial ownership of Class A common stock is exclusive of the shares of Class A common stock that are issuable upon conversion of shares of Class B common stock. Share ownership reflects rounding for share-based compensation in the aggregate, not by specific tranche or award.

(2)

Shares of Class B common stock are convertible into shares of Class A common stock at the option of the holder on a share for share basis. The holder of one share of Class A common stock has one vote per share at a meeting of our stockholders and the holder of one share of Class B common stock has ten votes per share at a meeting of our stockholders, except in the separate elections of directors. Holders of Class A common stock have the right to elect 25% of our Board rounded up to the nearest whole director and the holders of Class B common stock have the right to elect the remaining members of our Board.

(3)

Sphere Entertainment Group, LLC is managed by its sole member, Sphere Entertainment Co. Decisions regarding the voting or disposition of the shares of Class A common stock held by Sphere Entertainment Group, LLC are made by the board of directors (or an authorized committee thereof) of Sphere Entertainment Co. The address of Sphere Entertainment Co. is Two Pennsylvania Plaza, New York, New York 10121. Pursuant to the Shareholder’s and Registration Rights Agreement, Sphere Entertainment has agreed to vote the Class A common stock that it owns in proportion to the votes cast by the other holders of the Company’s Class A common stock on a matter, to the extent such shares of Class A common stock are entitled to be voted on such matter. No individual named in the table is attributed beneficial ownership of shares of the Company’s Class A common stock owned by Sphere Entertainment as a result of such individual’s beneficial ownership of Sphere Entertainment common stock. If the underwriters do not exercise their option to purchase additional shares of Class A common stock, Sphere Entertainment Group, LLC will own approximately 1,071,188 shares (or approximately 2.6%) of our Class A common stock immediately after this offering. See “Summary — The Offering.”
(4)

Members of the Dolan family have formed a “group” for purposes of Section 13(d) of the Securities Exchange Act. The members of this group (the “Group Members”) are: Charles F. Dolan, individually and as co-trustee of the Charles F. Dolan 2009 Revocable Trust (the “CFD 2009 Trust”) and the Helen A. Dolan 2009 Revocable Trust (the “HAD 2009 Trust”); James L. Dolan; Thomas C. Dolan; Kathleen M. Dolan, individually and as co-trustee of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan, the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney, the Charles F. Dolan Children Trust FBO Marianne Dolan Weber, the Charles F. Dolan Children Trust FBO Thomas C. Dolan and the Charles F. Dolan Children Trust FBO James L. Dolan (hereinafter collectively referred to as the “Dolan Children Trusts” and individually, a “Dolan Children Trust”) and as sole trustee of the Ryan Dolan 1989 Trust and Tara Dolan 1989 Trust; Marianne E. Dolan Weber; Deborah A. Dolan-Sweeney; the CFD 2009 Trust; the HAD 2009 Trust; the Dolan Children Trust FBO Kathleen M. Dolan; the Dolan Children Trust FBO Marianne Dolan Weber; the Dolan Children Trust FBO Deborah Dolan-Sweeney; the Dolan Children Trust FBO James L. Dolan; the Dolan Children Trust FBO Thomas C. Dolan; the Charles F. Dolan 2009 Family Trust FBO James L. Dolan; the Charles F. Dolan 2009 Family Trust FBO Thomas C. Dolan; the Charles F. Dolan 2009 Family Trust FBO Kathleen M. Dolan; the Charles F. Dolan 2009 Family Trust FBO Marianne E. Dolan Weber; the Charles F. Dolan 2009 Family Trust FBO Deborah A. Dolan-Sweeney; the Ryan Dolan 1989 Trust; and the Tara Dolan 1989 Trust. Individuals who are not Group Members but are trustees of trusts that are Group Members include Brian G. Sweeney, as co-trustee of the CFD 2009 Trust and the HAD 2009 Trust; Corby Dolan Leinauer, as co-trustee of the Charles F. Dolan 2009 Family Trust FBO Thomas C. Dolan, the Charles F. Dolan 2009 Family Trust FBO James L. Dolan, the Charles F. Dolan 2009 Family Trust FBO Marianne E. Dolan Weber, the Charles F. Dolan 2009 Family Trust FBO Kathleen M. Dolan and the Charles F. Dolan 2009 Family Trust FBO Deborah A. Dolan-Sweeney (collectively, the “2009 Family Trusts” and individually, a “2009 Family Trust”); Paul J. Dolan, as co-trustee of the Dolan Children Trust FBO Kathleen M. Dolan and the Dolan Children Trust FBO James L. Dolan; Matthew J. Dolan, as co-trustee of the Dolan Children Trust FBO Marianne Dolan Weber and the Dolan Children Trust FBO Thomas C. Dolan; and Mary S. Dolan, as co-trustee of the Dolan Children Trust FBO Deborah Dolan-Sweeney and each of the 2009 Family Trusts. The Group Members may be deemed to beneficially own an aggregate of (i) 2,023,292 shares of Class A common stock and (ii) 6,866,754 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof. Group Members in the aggregate may be deemed to have the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 6,866,754 shares of Class B common stock (representing all outstanding Class B common stock) and the equal number of shares of Class A common stock issuable upon conversion thereof by reason of the terms of an agreement among the group members. Individuals who are not Group Members but are trustees of trusts that are Group Members may be deemed to beneficially own 78,572 shares of Class A common stock that are not beneficially owned by Group Members.

(5)

Charles F. Dolan may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 17,773 shares of Class A common stock owned of record personally and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of an aggregate of 281,185 shares of Class A common stock (including 50,307 shares of Class A common stock owned of record by the CFD 2009 Trust, for which he serves as co-trustee, 197,288 shares of Class A common stock owned of record by the Dolan Family Foundation and an aggregate of 33,590 shares of Class A common stock owned of record by the 2009 Family Trusts) and an aggregate of 3,863,285 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof (including 228,992 shares of Class B common stock owned of record by the CFD 2009 Trust, for which he serves as co-trustee, 112,692 shares of Class B common stock owned of record by the HAD 2009 Trust, for which he serves as co-trustee and of which he is the sole beneficiary, and an aggregate of 3,521,601 shares of Class B common stock owned of record by the 2009 Family Trusts). This includes an aggregate of 33,590 shares of

Class A common stock and 3,521,601 shares of Class B common stock owned of record by the 2009 Family Trusts which Charles F. Dolan may be deemed to have the right to acquire because he has the right to substitute assets with each of the trusts, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. He disclaims beneficial ownership of an aggregate of 230,878 shares of Class A common stock (including 197,288 shares of Class A common stock owned of record by the Dolan Family Foundation and an aggregate of 33,590 shares of Class A common stock owned of record by the 2009 Family Trusts) and an aggregate of 3,521,601 shares of Class B common stock owned of record by the 2009 Family Trusts and the equal number of shares of Class A common stock issuable upon conversion thereof.
(6)

Does not include unvested restricted stock units granted under the Employee Stock Plan or the target amount of unvested performance stock units granted under the Employee Stock Plan. The excluded number of restricted stock units for the following individuals are: Messrs. James L. Dolan, 187,480 units; David F. Byrnes, 38,263 units; Jamal H. Haughton, 30,047 units; Philip G. D’Ambrosio, 27,119 units; Ryan T. Dolan, 476 units; and Ms. Courtney Zeppetella, 10,528 units. The excluded number of target performance stock units for the following individuals are: Messrs. James L. Dolan, 276,886 units; David F. Byrnes, 47,869 units; Jamal H. Haughton, 38,968 units; Philip G. D’Ambrosio, 34,987 units; Ryan T. Dolan, 932 units; and Ms. Courtney Zeppetella, 11,899 units.

(7)

Does not include restricted stock units granted under the Director Stock Plan. The excluded number of restricted stock units for each of the following individuals is: Messrs. Martin N. Bandier, 3,313 units; Charles F. Dolan, 3,313 units; Charles P. Dolan, 3,313 units; Paul J. Dolan, 3,313 units; Ryan T. Dolan, 3,313 units; Thomas C. Dolan, 3,313 units; Quentin F. Dolan, 3,313 units; Frederic V. Salerno, 3,313 units; and Brian G. Sweeney, 3,313 units; and Mses. Donna Coleman, 3,313 units; and Marianne Dolan Weber, 3,313 units. See “Executive Compensation —Treatment of Outstanding Awards” for further information.

(8)

James L. Dolan may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of an aggregate of 1,014,880 shares of Class A common stock (including 383,895 shares of Class A common stock owned of record personally, options owned of record personally to purchase 630,239 shares of Class A common stock that are exercisable within 60 days of the Reference Date and 746 shares of Class A common stock held as custodian for one or more minor children) and 224,636 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned of record personally and (b) the shared power to vote or direct the vote of and to dispose of or direct the disposition of an aggregate of 71,293 shares of Class A common stock (including 631 shares of Class A common stock owned jointly with his spouse, 26,320 shares of Class A common stock owned of record personally by his spouse and 44,342 shares of Class A common stock owned of record by the Dolan Children Trust for his benefit) and 916,156 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned of record by the Dolan Children Trust for his benefit. He disclaims beneficial ownership of an aggregate of 71,408 shares of Class A common stock (including 746 shares of Class A common stock held as custodian for one or more minor children, 26,320 shares of Class A common Stock owned of record personally by his spouse and 44,342 shares of Class A common stock owned of record by the Dolan Children Trust for his benefit) and 916,156 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned of record by the Dolan Children Trust for his benefit.

(9)

Thomas C. Dolan may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 369,708 shares of Class A common stock owned of record personally and (b) the shared power to vote or direct the vote of and to dispose of or to direct the disposition of 20,156 shares of Class A common stock and 468,423 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned of record by the Dolan Children Trust for his benefit. He disclaims beneficial ownership of 20,156 shares of Class A common stock and 468,423 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned of record by the Dolan Children Trust for his benefit.

(10)

Brian G. Sweeney may be deemed to have (a) the sole power to vote or direct the vote of and dispose or direct the disposition of 40,200 shares of Class A common stock owned of record personally and (b) the shared power to vote or direct the vote of and to dispose of or direct the disposition of an aggregate of

88,327 shares of Class A common stock (including 10,419 shares of Class A common stock owned personally by his spouse, Deborah A. Dolan-Sweeney, an aggregate of 3,414 shares of Class A common stock held in trusts for his children, for which he serves as trustee, 50,307 shares of Class A common stock owned of record by the CFD 2009 Trust, for which he serves as co-trustee, and 24,187 shares of Class A common stock owned by the Dolan Children Trust for the benefit of his spouse) and an aggregate of 806,076 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof (including 464,392 shares of Class B common stock owned of record by the Dolan Children Trust for the benefit of his spouse, 228,992 shares of Class B common stock owned of record by the CFD 2009 Trust, for which he serves as co-trustee, and 112,692 shares of Class B common stock owned of record by the HAD 2009 Trust, for which he serves as co-trustee). He disclaims beneficial ownership of an aggregate of 88,327 shares of Class A common stock, (including 10,419 shares of Class A common stock owned personally by his spouse, 3,414 shares of Class A common stock held in trusts for his children, for which he serves as trustee, 50,307 shares of Class A common stock owned of record by the CFD 2009 Trust, for which he serves as co-trustee, and 24,187 shares of Class A common stock owned by the Dolan Children Trust for the benefit of his spouse) and an aggregate of 806,076 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof (including 464,392 shares of Class B common stock owned of record by the Dolan Children Trust for the benefit of his spouse, 228,992 shares of Class B common stock owned of record by the CFD 2009 Trust, for which he serves as co-trustee, and 112,692 shares of Class B common stock owned of record by the HAD 2009 Trust, for which he serves as co-trustee).
(11)

Paul J. Dolan may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of an aggregate of 61,356 shares of Class A common stock (including 15,147 shares of Class A common stock owned of record personally and 46,209 shares of Class A common stock owned of record by the CFD Trust No. 10, for which he serves as co-trustee) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of an aggregate of 68,529 shares of Class A common stock owned of record by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan, for which he serves as co-trustee, and an aggregate of 1,380,548 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned of record by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan, for which he serves as co-trustee. He disclaims beneficial ownership of an aggregate of 114,738 shares of Class A common stock (including 46,209 shares of Class A common stock owned of record by the CFD Trust No. 10, for which he serves as co-trustee, an aggregate of 68,529 shares of Class A common stock owned of record by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan, for which he serves as co-trustee) and an aggregate of 1,380,548 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned of record by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan, for which he serves as co-trustee.

(12)

Marianne Dolan Weber may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 19,747 shares of Class A common stock owned of record personally and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of an aggregate of 73,508 shares of Class A common stock (including 49,321 shares of Class A common stock owned of record by the Heartfelt Wings Foundation Inc. and 24,187 shares of Class A common stock owned of record by the Dolan Children Trust for her benefit) and 450,152 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned of record by the Dolan Children Trust for her benefit. She disclaims beneficial ownership of an aggregate of 73,508 shares of Class A common stock (including 49,321 shares of Class A common stock owned of record by the Heartfelt Wings Foundation Inc. and 24,187 shares of Class A common stock owned of record by the Dolan Children Trust for her benefit) and 450,152 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned of record by the Dolan Children Trust for her benefit.

(13)

Deborah A. Dolan-Sweeney may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 10,419 shares of Class A common stock owned of record personally and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of an aggregate of 118,108 shares of Class A common stock (including 40,200 shares of Class A common stock owned of record personally by her spouse, 3,414 shares of Class A common stock held by trusts for her children, for which her spouse serves as trustee, 50,307 shares of Class A common stock owned of record by the CFD 2009 Trust, for which her spouse serves as co-trustee, and 24,187 shares of Class A common stock owned of record by the Dolan Children Trust for her benefit) and an aggregate of 806,076 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof (including 464,392 shares of Class B common stock owned of record by the Dolan Children Trust for her benefit, 228,992 shares of Class B common stock owned of record by the CFD 2009 Trust, for which her spouse serves as co-trustee, and 112,692 shares of Class B common stock owned of record by the HAD 2009 Trust, for which her spouse serves as co-trustee). She disclaims beneficial ownership of an aggregate of 118,108 shares of Class A common stock (including 40,200 shares of Class A common stock owned of record personally by her spouse, 3,414 shares of Class A common stock held by trusts for her children, for which her spouse serves as trustee, 50,307 shares of Class A common stock owned of record by the CFD 2009 Trust, for which her spouse serves as co-trustee, and 24,187 shares of Class A common stock owned of record by the Dolan Children Trust for her benefit) and an aggregate of 806,076 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof (including 464,392 owned of record by the Dolan Children Trust for her benefit, 228,992 shares of Class B common stock owned of record by the CFD 2009 Trust, for which her spouse serves as co-trustee, and 112,692 shares of Class B common stock owned of record by the HAD 2009 Trust, for which her spouse serves as co-trustee).
(14)

Kathleen M. Dolan may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of an aggregate of 3,314 shares of Class A common stock (including 2,378 shares of Class A common stock owned of record personally and 936 shares of Class A common stock held as custodian for one or more minor children) and an aggregate of 15,318 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof (including 7,659 shares of Class B common stock owned of record by the Ryan Dolan 1989 Trust, for which she serves as sole trustee, and 7,659 shares of Class B common stock owned of record by the Tara Dolan 1989 Trust, for which she serves as sole trustee) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of an aggregate of 186,380 shares of Class A common stock (including 49,321 shares of Class A common stock owned of record by the Green Mountain Foundation Inc. and an aggregate of 137,059 shares of Class A common stock owned of record by the Dolan Children Trusts, for which she serves as co-trustee) and an aggregate of 2,763,515 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned of record by the Dolan Children Trusts, for which she serves as co-trustee. She disclaims beneficial ownership of an aggregate of 187,316 shares of Class A common stock (including 936 shares of Class A common stock held as custodian for one or more minor children, 49,321 shares of Class A common stock owned of record by the Green Mountain Foundation Inc. and an aggregate of 137,059 shares of Class A common stock owned of record by the Dolan Children Trusts, for which she serves as co-trustee) and an aggregate of 2,778,833 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof (including 7,659 shares of Class B common stock owned of record by the Ryan Dolan 1989 Trust, for which she serves as sole trustee, and 7,659 shares of Class B common stock owned of record by the Tara Dolan 1989 Trust, for which she serves as sole trustee, and 2,763,515 shares of Class B common stock owned of record by the Dolan Children Trusts, for which she serves as co-trustee).

(15)

Mary S. Dolan may be deemed to have (a) the sole power to vote or direct the vote and to dispose of or direct the disposition of 3,453 shares of Class A common stock held as custodian for one or more minor children and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of an aggregate of 68,495 shares of Class A common stock (including 3,947 shares of Class A common stock owned jointly with her spouse, 24,187 shares of Class A common stock owned of record by the Dolan Children Trust for the benefit of Deborah Dolan-Sweeney, for which she serves as co-trustee, an aggregate of 1,692 shares of Class A common stock (including 423 shares of Class A common stock owned of record by the CFD 2012 Grandchildren Trust FBO Aidan J. Dolan, 423 shares of Class A common stock owned of record by the CFD 2012 Grandchildren Trust FBO Quentin F. Dolan, 423 shares of Class A common stock owned of record by the CFD 2012 Grandchildren Trust FBO Marianne Rose Weber and 423 shares of Class A common stock owned of record by the CFD 2012 Grandchildren Trust FBO Kevyn A. Dolan, for which she serves as co-trustee), 5,079 shares of Class A common stock owned of record by the CFD 2012 Descendants Trust, for which she serves as co-trustee, and an aggregate of 33,590 shares of Class A common stock owned of record by the 2009 Family Trusts, for which she serves as co-trustee) and an aggregate of 3,985,993 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof (including 464,392 shares of Class B common stock owned of record by the Dolan Children Trust for the benefit of Deborah Dolan-Sweeney, for which she serves as co-trustee, and an aggregate of 3,521,601 shares of Class B common stock owned of record by the 2009 Family Trusts, for which she serves as co-trustee). She disclaims beneficial ownership of an aggregate of 68,001 shares of Class A common stock (including 3,453 shares of Class A common stock held as custodian for one or more minor children, 24,187 shares of Class A common stock owned of record by the Dolan Children Trust for the benefit of Deborah Dolan-Sweeney, for which she serves as co-trustee, an aggregate of 1,692 shares of Class A common stock (including 423 shares of Class A common stock owned of record by the CFD 2012 Grandchildren Trust FBO Aidan J. Dolan, 423 shares of Class A common stock owned of record by the CFD 2012 Grandchildren Trust FBO Quentin F. Dolan, 423 shares of Class A common stock owned of record by the CFD 2012 Grandchildren Trust FBO Marianne Rose Weber and 423 shares of Class A common stock owned of record by the CFD 2012 Grandchildren Trust FBO Kevyn A. Dolan, for which she serves as co-trustee), 5,079 shares of Class A common stock owned of record by the CFD 2012 Descendants Trust, for which she serves as co-trustee, and an aggregate of 33,590 shares of Class A common stock owned of record by the 2009 Family Trusts, for which she serves as co-trustee) and an aggregate of 3,985,993 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof (including 464,392 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned of record by the Dolan Children Trust for the benefit of Deborah A. Dolan-Sweeney, for which she serves as co-trustee, and an aggregate of 3,521,601 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned of record by the 2009 Family Trusts, for which she serves as co-trustee).
(16)

Matthew J. Dolan may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of an aggregate of 1,206 shares of Class A common stock (including 619 shares of Class A common stock owned of record personally and 587 shares of Class A common stock held as custodian for a minor child) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of an aggregate of 45,151 shares of Class A common stock (including 480 shares of Class A common stock owned jointly with his spouse, 328 shares of Class A common stock held by his spouse as custodian for a minor child and an aggregate of 44,343 shares of Class A common stock owned of record by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan, for which he serves as co-trustee) and an aggregate of 918,575 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned of record by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan, for which he serves as co-trustee. He disclaims beneficial ownership of an aggregate of 45,258 shares of Class A common stock (including 587 shares of Class A common stock held as custodian for a minor child, 328 shares of Class A common stock held by his spouse as custodian for a minor child and an aggregate of 44,343 shares of Class A common stock owned of record by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan, for which he serves as co-trustee) and an aggregate of 918,575 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned of record by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan, for which he serves as co-trustee.

(17)

Corby Dolan Leinauer may be deemed to have (a) the sole power to vote or direct the vote and to dispose of or direct the disposition of 192 shares of Class A common stock held as custodian for one or more minor children and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of an aggregate of 41,200 shares of Class A common stock (including 154 shares of Class A common stock owned jointly with her spouse, 685 shares of Class A common stock owned of record by the

Leinauer Family Education Trust, an aggregate of 1,692 shares of Class A common stock (including 423 shares of Class A common stock owned of record by the CFD 2012 Grandchildren Trust FBO Aidan J. Dolan, 423 shares of Class A common stock owned of record by the CFD 2012 Grandchildren Trust FBO Quentin F. Dolan, 423 shares of Class A common stock owned of record by the CFD 2012 Grandchildren Trust FBO Marianne Rose Weber and 423 shares of Class A common stock owned of record by the CFD 2012 Grandchildren Trust FBO Kevyn A. Dolan, for which she serves as co-trustee), 5,079 shares of Class A common stock owned of record by the CFD 2012 Descendants Trust, for which she serves as co-trustee, and an aggregate of 33,590 shares of Class A common stock owned of record by the 2009 Family Trusts, for which she serves as co-trustee) and an aggregate of 3,521,601 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned of record by the 2009 Family Trusts, for which she serves as co-trustee. She disclaims beneficial ownership of an aggregate of 41,238 shares of Class A common stock (including 192 shares of Class A common stock held as custodian for one or more minor children, 685 shares of Class A common stock owned of record by the Leinauer Family Education Trust, an aggregate of 1,692 shares of Class A common stock (including 423 shares of Class A common stock owned of record by the CFD 2012 Grandchildren Trust FBO Aidan J. Dolan, 423 shares of Class A common stock owned of record by the CFD 2012 Grandchildren Trust FBO Quentin F. Dolan, 423 shares of Class A common stock owned of record by the CFD 2012 Grandchildren Trust FBO Marianne Rose Weber and 423 shares of Class A common stock owned of record by the CFD 2012 Grandchildren Trust FBO Kevyn A. Dolan, for which she serves as co-trustee), 5,079 shares of Class A common stock owned of record by the CFD 2012 Descendants Trust, for which she serves as co-trustee and an aggregate of 33,590 shares of Class A common stock owned of record by the 2009 Family Trusts, for which she serves as co-trustee) and an aggregate of 3,521,601 shares of Class B common stock and the equal number of shares of Class A common stock issuable upon conversion thereof owned of record by the 2009 Family Trusts, for which she serves as co-trustee.
(18)	Kathleen M. Dolan and Paul J. Dolan are the trustees of the Charles F. Dolan Children Trust FBO James L. Dolan and have the shared power to vote and dispose of the shares held by the trust.
(19)	Kathleen M. Dolan and Matthew J. Dolan are the trustees of the Charles F. Dolan Children Trust FBO Thomas C. Dolan and have the shared power to vote and dispose of the shares held by the trust.
(20)	Kathleen M. Dolan and Matthew J. Dolan are the trustees of the Charles F. Dolan Children Trust FBO Marianne Dolan Weber and have the shared power to vote and dispose of the shares held by the trust.
(21)	Kathleen M. Dolan and Mary S. Dolan are the trustees of the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney and have the shared power to vote and dispose of the shares held by the trust.
(22)	Kathleen M. Dolan and Paul J. Dolan are the trustees of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan and have the shared power to vote and dispose of the shares held by the trust.
(23)	Corby Dolan Leinauer and Mary S. Dolan are the trustees of the Charles F. Dolan 2009 Family Trust FBO James L. Dolan and have the shared power to vote and dispose of the shares held by the trust.
(24)	Corby Dolan Leinauer and Mary S. Dolan are the trustees of the Charles F. Dolan 2009 Family Trust FBO Thomas C. Dolan and have the shared power to vote and dispose of the shares held by the trust.
(25)

Corby Dolan Leinauer and Mary S. Dolan are the trustees of the Charles F. Dolan 2009 Family Trust FBO Marianne E. Dolan Weber and have the shared power to vote and dispose of the shares held by the trust.

(26)

Corby Dolan Leinauer and Mary S. Dolan are the trustees of the Charles F. Dolan 2009 Family Trust FBO Deborah A. Dolan-Sweeney and have the shared power to vote and dispose of the shares held by the trust.

(27)	Corby Dolan Leinauer and Mary S. Dolan are the trustees of the Charles F. Dolan 2009 Family Trust FBO Kathleen M. Dolan and have the shared power to vote and dispose of the shares held by the trust.
(28)

Based upon a Schedule 13G filed with the SEC on May 25, 2023, Ariel Investments, LLC (“Ariel”) beneficially owns 6,620,409 shares of Class A common stock. Ariel has sole voting power over 6,620,409 shares of Class A common stock and sole dispositive power over 6,620,409 shares of Class A common stock.

(29)

Based upon a Schedule 13G/A (Amendment No. 1) filed with the SEC on February 9, 2023 with respect to Sphere Entertainment Co., The Vanguard Group, Inc. (“Vanguard”) beneficially owns 2,514,028 shares of Class A common stock. Vanguard has sole voting power over 0 shares of Class A common stock, shared voting power over 17,682 shares of Class A common stock, sole dispositive power over 2,471,218 shares of Class A common stock and shared dispositive power over 42,810 shares of Class A common stock.

DESCRIPTION OF CAPITAL STOCK

Our amended and restated certificate of incorporation authorizes us to issue 165,000,000 shares, of which 120,000,000 shares are Class A common stock, par value $0.01 per share, 30,000,000 shares are Class B common stock, par value $0.01 per share, and 15,000,000 shares are preferred stock, par value $0.01 per share. Our amended and restated certificate of incorporation provides that holders of our common stock and preferred stock have the rights described below. As of August 31, 2023, there were 679 holders of record of our Class A Common Stock and 15 holders of record of our Class B Common Stock.

Class A Common Stock and Class B Common Stock

All shares of our common stock currently outstanding are fully paid and non-assessable, not subject to redemption and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

Voting

Holders of Class A common stock are entitled to one vote per share. Holders of Class B common stock are entitled to ten votes per share. All actions submitted to a vote of stockholders are voted on by holders of Class A common stock and Class B common stock voting together as a single class, except for the election of directors and as otherwise set forth below. With respect to the election of directors, holders of Class A common stock will vote together as a separate class and are entitled to elect 25% of the total number of directors constituting the whole Board and, if such 25% is not a whole number, then the holders of Class A common stock, voting together as a separate class, are entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors. Holders of Class B common stock, voting together as a separate class, are entitled to elect the remaining directors.

If, however, on the record date for any stockholders meeting at which directors are to be elected, the number of outstanding shares of Class A common stock is less than 10% of the total number of outstanding shares of both classes of common stock, the holders of Class A common stock and Class B common stock vote together as a single class with respect to the election of directors, and the holders of Class A common stock do not have the right to elect 25% of the total number of directors but will have one vote per share for all directors and the holders of Class B common stock have ten votes per share for all directors.

If, on the record date for notice of any stockholders meeting at which directors are to be elected, the number of outstanding shares of Class B common stock is less than 12 1/2% of the total number of outstanding shares of both classes of common stock, then the holders of Class A common stock, voting as a separate class, will continue to elect a number of directors equal to 25% of the total number of directors constituting the whole Board and, in addition, will vote together with the holders of Class B common stock, as a single class, to elect the remaining directors to be elected at such meeting, with the holders of Class A common stock entitled to one vote per share and the holders of Class B common stock entitled to ten votes per share.

In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Class B common stock, voting separately as a class, is required for the authorization or issuance of any additional shares of Class B common stock and for any amendment, alteration or repeal of any provisions of our amended and restated certificate of incorporation which would affect adversely the powers, preferences or rights of the Class B common stock. The number of authorized shares of Class A common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the voting power of the Class A common stock and the Class B common stock voting together as a single class—no separate class vote of the holders of Class A common stock is required, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto). Our amended and restated certificate of incorporation does not provide for cumulative voting.

Pursuant to the Stockholder and Registration Rights Agreement, Sphere Entertainment has agreed that so long as it owns any shares of Class A common stock, such shares of Class A common stock will be voted with respect to any matter (including waivers of contractual or statutory rights) in proportion to the votes cast by the other holders of Class A common stock on such matter, to the extent such shares of Class A common stock are entitled to be voted on such matter. In addition, the shares of Class A common stock owned by Sphere Entertainment will be deemed present at all stockholder meetings for quorum purposes. Sphere Entertainment has granted the Company an irrevocable proxy to implement these voting agreements.

The Dolan Family Group, by virtue of their ownership of our Class B common stock, are able collectively to control decisions on matters in which holders of our Class A common stock and Class B common stock vote together as a single class (including, but not limited to, a change in control), and to elect up to 75% of the Company’s Board of Directors. Members of the Dolan Family Group are parties to a Stockholders Agreement, which has the effect of causing the voting power of the holders of our Class B common stock to be cast as a block with respect to all matters to be voted on by holders of our Class B common stock. Under the Stockholders Agreement, the shares of Class B common stock owned by members of the Dolan Family Group are to be voted on all matters in accordance with the determination of the Dolan Family Committee, except that the decisions of the Dolan Family Committee are non-binding with respect to the shares of Class B common stock owned by certain Dolan family trusts that collectively own approximately 40.5% of the outstanding Class B common stock.

Advance Notification of Stockholder Nominations and Proposals

Our amended by-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board. In particular, stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our amended by-laws. To be timely, the notice must be received by our corporate secretary not less than 60 or more than 90 days prior to the date of the stockholders’ meeting, provided that if the date of the meeting is publicly announced or disclosed less than 70 days prior to the date of the meeting, the notice must be given not more than 10 days after such date is first announced or disclosed.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation provides that, except as otherwise provided as to any series of preferred stock in the terms of that series, no action of stockholders required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting of stockholders, without prior notice and without a vote, and the power of the stockholders to consent in writing to the taking of any action without a meeting is specifically denied.

Conversions

Holders of Class A common stock have no conversion rights. The Class B common stock is convertible into Class A common stock in whole or in part at any time and from time to time on the basis of one share of Class A common stock for each share of Class B common stock. In the case of any sale or disposition of Class B common stock by a Dolan Children Trust, or of any children trust shares by any other Dolan family interest to which such shares have been transferred, such stock must be converted to Class A common stock on a one-for-one basis. This conversion requirement will not apply to sales or dispositions of Class B common stock to Charles F. Dolan or other Dolan family interests. Any conversion of Class B common stock into Class A common stock would result in the issuance of additional shares of Class A common stock. As a result of any such conversion, existing holders of Class A common stock would own the same percentage of the outstanding common stock but a smaller percentage of the total number of shares of issued and outstanding Class A common stock. Additionally, the conversion of shares of Class B common stock, which are entitled to ten votes per share, into shares of Class A common stock, which are entitled to one vote per share, would increase the voting power of holders of

Class A common stock with respect to all actions that are voted on by holders of Class A common stock and Class B common stock as a single class; however, the holders of Class B common stock, voting as a separate class, would continue to have the right to elect up to 75% of our Board unless and until the Class B common stock represented less than 12.5% of the outstanding common stock and, when both classes vote together as one class, would continue to represent a majority of the outstanding voting power of our common stock unless and until the Class B common stock represent less than approximately 9.1% of the outstanding shares of our common stock. See “Description of Capital Stock — Class A common stock and Class B common stock — Voting” and “Principal and Selling Stockholders.”

Dividends

Holders of Class A common stock and Class B common stock are entitled to receive dividends equally on a per-share basis if and when such dividends are declared by the Board from funds legally available therefor. No dividend may be declared or paid in cash or property or shares of either Class A common stock or Class B common stock unless the same dividend is paid simultaneously on each share of the other class of common stock. In the case of any stock dividend, holders of Class A common stock are entitled to receive the same dividend on a percentage basis (payable in shares of or securities convertible to shares of Class A common stock and other securities of ours or any other person) as holders of Class B common stock receive (payable in shares of or securities convertible into shares of Class A common stock, shares of or securities convertible into shares of Class B common stock and other securities of us or any other person). The distribution of shares or other securities of the Company or any other person to holders of our common stock is permitted to differ to the extent that the common stock differs as to voting rights and rights in connection with certain dividends.

Liquidation

Holders of Class A common stock and Class B common stock will share with each other on a ratable basis as a single class in the net assets available for distribution in respect of Class A common stock and Class B common stock in the event of a liquidation.

Other Terms

Neither the Class A common stock nor the Class B common stock may be subdivided, consolidated, reclassified or otherwise changed, except as expressly provided in our amended and restated certificate of incorporation, unless the other class of common stock is subdivided, consolidated, reclassified or otherwise changed at the same time, in the same proportion and in the same manner.

In any merger, consolidation or business combination the consideration to be received per share by holders of either Class A common stock or Class B common stock must be identical to that received by holders of the other class of common stock, except that in any such transaction in which shares of capital stock are distributed, such shares may differ as to voting rights only to the extent that voting rights now differ between Class A common stock and Class B common stock.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A common stock is EQ Shareowner Services.

Preferred Stock

Under our amended and restated certificate of incorporation, our Board is authorized, without further stockholder action, to provide for the issuance of up to 15,000,000 shares of preferred stock in one or more series. The powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of the preferred stock of each series will be fixed or designated by the Board pursuant to a certificate of designations. As of the date of this prospectus, there were no shares of our preferred stock outstanding. Any issuance of preferred stock may adversely affect the rights of holders of our common stock and may render more difficult certain unsolicited or hostile attempts to take over the Company.

Certain Corporate Opportunities and Conflicts

Our amended and restated certificate of incorporation recognizes that Overlap Persons may serve as directors, officers, employees, and agents of an Other Entity and provides that if a director or officer of the Company who is an Overlap Person is presented or offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Company or any of its subsidiaries, in which the Company could have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”), (i) such Overlap Person will, to the fullest extent permitted by law, have no duty or obligation to refrain from referring such Potential Business Opportunity to any Other Entity and, if such director or officer refers such Potential Business Opportunity to an Other Entity, such Overlap Person shall have no duty or obligation to refer such Potential Business Opportunity to the Company or to give any notice to the Company regarding such Potential Business Opportunity (or any matter related thereto), (ii) if such Overlap Person refers a Potential Business Opportunity to an Other Entity, such Overlap Person, to the fullest extent permitted by law, will not be liable to the Company as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Company, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to the Company regarding such Potential Business Opportunity or any matter relating thereto, (iii) any Other Entity may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to such Other Entity by an Overlap Person, and (iv) if a director or officer who is an Overlap Person refers a Potential Business Opportunity to an Other Entity, then, as between the Company, on the one hand, and such Other Entity, on the other hand, the Company shall be deemed to have renounced any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such Overlap Person having been presented or offered, or otherwise acquiring knowledge of, such Potential Business Opportunity, unless in each case referred to in clauses (i), (ii), (iii) or (iv), such Potential Business Opportunity is considered a “Restricted Potential Business Opportunity” as defined in our amended and restated certificate of incorporation. In our amended and restated certificate of incorporation, the Company has renounced to the fullest extent permitted by law, any interest or expectancy in any Potential Business Opportunity that is not a Restricted Potential Business Opportunity. In the event that our Board declines to pursue a Restricted Potential Business Opportunity, Overlap Persons are free to refer such Restricted Potential Business Opportunity to an Other Entity.

Our amended and restated certificate of incorporation provides that no contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between the Company and/or any of its subsidiaries, on the one hand, and an Other Entity, on the other hand, before the Company ceased to be an indirect, wholly-owned subsidiary of Sphere Entertainment shall be void or voidable or be considered unfair to the Company or any of its subsidiaries solely because an Other Entity is a party thereto, or because any directors, officers or employees of an Other Entity were present at or participated in any meeting of the Board, or a committee thereof, of the Company that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. The Company may from time to time enter into and perform, and cause or permit any of its subsidiaries to enter into and perform, one or more contracts, agreements, arrangements or transactions (or amendments, modifications or supplements thereto) with an Other Entity. To the fullest extent permitted by law, no such contract, agreement, arrangement or transaction (nor any such amendments, modifications or supplements), nor the performance thereof by the Company or an Other Entity, shall be considered contrary to any fiduciary duty owed to the Company (or to any stockholder of the Company) by any director or officer of the Company who is an Overlap Person. To the fullest extent permitted by law, no director or officer of the Company who is an Overlap Person thereof shall have or be under any fiduciary duty to the Company (or to any stockholder of the Company) to refrain from acting on behalf of the Company or an Other Entity in respect of any such contract, agreement, arrangement or transaction or performing any such contract, agreement, arrangement or transaction in accordance with its terms and each such director or officer of the Company who is an Overlap Person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and shall be deemed not to have breached his or her duties of loyalty to the Company (or to any stockholders of the Company) and not to have derived an improper personal benefit therefrom.

No alteration, amendment or repeal of, or adoption of any provision inconsistent with the foregoing provisions will have any effect upon: (a) any agreement between the Company or a subsidiary thereof and any Other Entity that was entered into before the time of such alteration, amendment or repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time; (b) any transaction entered into between the Company or a subsidiary thereof and any Other Entity, before the Amendment Time; (c) the allocation of any business opportunity between the Company or any subsidiary thereof and any Other Entity before the Amendment Time; or (d) any duty or obligation owed by any director or officer of the Company or any subsidiary of the Company (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director or officer was offered, or of which such director or officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

Section 203 of the Delaware General Corporation Law

Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an “interested stockholder.” An “interested stockholder” for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the aggregate voting power of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) prior to the time that a stockholder became an interested stockholder, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the Board; (2) the interested stockholder acquired at least 85% of the aggregate voting power of the Company in the transaction in which the stockholder became an interested stockholder; or (3) the business combination is approved by a majority of the Board and the affirmative vote of the holders of two-thirds of the aggregate voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply if, among other things, the Company’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. Our amended and restated certificate of incorporation does not contain such an election. However, our Board has exercised its right under Section 203 to approve the acquisition of our common stock in the MSGE Distribution by members of the Dolan Family Group. This has the effect of making Section 203 inapplicable to transactions between the Company and current and future members of the Dolan Family Group.

Limitation on Personal Liability

We have provided, consistent with the DGCL, in our amended and restated certificate of incorporation that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Neither the amendment nor repeal of such provision will adversely affect any right or protection of a person that exists at the time of such amendment or repeal.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

This section describes the material U.S. federal income and estate tax consequences of the ownership and disposition of shares of our Class A common stock by a non-U.S. holder. You are a non-U.S. holder if you are a beneficial owner of shares of our Class A common stock and you are, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from our Class A common stock.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the Medicare tax on net investment income or the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. In addition, this section addresses only shares of our Class A common stock that are held as capital assets for U.S. federal income tax purposes (generally, property held for investment). This section is based on the tax laws of the U.S., including the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes holding our Class A common stock should consult its tax advisors with regard to the U.S. federal income tax treatment of the ownership and disposition of our Class A common stock.

You should consult a tax advisor regarding the U.S. federal tax consequences of acquiring, holding and disposing of Class A common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

If we make a distribution of cash or other property (other than certain distributions of our Class A common stock) in respect of our Class A common stock, the distribution generally will be treated as a dividend to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits will generally be treated first as a tax-free return of capital, on a share-by-share basis, to the extent of your tax basis in our Class A common stock (and will reduce your basis in such Class A common stock), and, to the extent such portion exceeds your tax basis in our Class A common stock, the excess will be treated as gain from the taxable disposition of the Class A common stock, the tax treatment of which is discussed below under “— Gain on Disposition of Class A Common Stock.”

Except as described below, dividends paid to you on Class A common stock are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, the withholding agent will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to the withholding agent:

•

a valid IRS Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or

•

in the case of payments made outside the U.S. to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the U.S.), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the U.S., and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the U.S., withholding agents are generally not required to withhold tax from the dividends, provided that you have furnished to the withholding agent a valid IRS Form W-8ECI or an acceptable substitute form upon which you certify under penalties of perjury that:

•	you are a non-U.S. person, and

•	the dividends are effectively connected with your conduct of a trade or business within the U.S. and are includible in your gross income.

“Effectively connected” dividends are taxed on a net income basis at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations.

If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Class A Common Stock

You generally will not be subject to U.S. federal income tax on gain that you recognize on the sale or other disposition of our Class A common stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the U.S., and the gain is attributable to a permanent establishment that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting the holder to U.S. taxation on a net income basis;

•	you are an individual, you are present in the U.S. for 183 or more days in the taxable year of the disposition and certain other conditions exist; or

•

we are or have been a “U.S. real property holding corporation” (as described below), at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, you are not eligible for a treaty exemption, and either (i) our Class A common stock is not regularly traded on an established securities market (such as the NYSE) during the calendar year in which the disposition occurs or (ii) you owned or are deemed to have owned, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, more than 5% of our Class A common stock.

If the gain from the disposition of shares of our Class A common stock is effectively connected with your conduct of a trade or business in the U.S. (and, if required by a tax treaty, the gain is attributable to a permanent establishment that you maintain in the U.S.), you will be subject to tax on the net gain derived from the disposition at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual non-U.S. holder described in the second bullet point immediately above, you will be subject to a flat 30% tax (unless an applicable income tax treaty provides otherwise) on the gain derived from the disposition, which may be offset by U.S. source capital losses, even though you are not considered a resident of the U.S.

We will be a U.S. real property holding corporation if, on any applicable determination date, the fair market value of our “U.S. real property interests,” as defined in the Code and applicable U.S. Treasury regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We have not made a determination as to whether we will be deemed to be a U.S. real property holding corporation, and therefore can give no assurance that we are not, or will not become, a U.S. real property holding corporation. As discussed above, however, even if we are or become a U.S. real property holding corporation, you will not be subject to U.S. federal income tax on any gain that you recognize on the sale or other disposition of our Class A common stock by reason of our status as a U.S. real property holding corporation, provided that (i) our Class A common stock is regularly traded on an established securities market (such as the NYSE) during the calendar year in which the disposition occurs and (ii) you have not owned or have been deemed to have owned, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, more than 5% of our Class A common stock. If, however, you are subject to U.S. federal income tax on any gain that you recognize on the sale or other disposition of our Class A common stock by reason of our status as a U.S. real property holding corporation (i.e., the requirements in the proviso in the preceding sentence are not satisfied), such gain would generally be subject to U.S. federal income tax (but not branch profits tax) in the same manner as “effectively connected” gain discussed above, and a 15% withholding tax may apply to the gross proceeds from such disposition (but not if our Class A common stock is regularly traded on an established securities market).

FATCA Withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Payments of dividends that you receive in respect of our Class A common stock could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold our Class A common stock through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Federal Estate Taxes

If you hold our Class A common stock at the time of your death, it will be included in your gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

We and other payors are required to report payments of dividends on our Class A common stock on IRS Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of our Class A common stock effected at a U.S. office of a broker provided that either (i) you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person, or (ii) you otherwise establish an exemption.

Payment of the proceeds from the sale of our Class A common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the U.S. (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the U.S., (ii) the proceeds or confirmation are sent to the U.S. or (iii) the sale has certain other specified connections with the U.S.

Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability (if any), and you generally will be entitled to a refund of any amounts withheld that exceed your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

UNDERWRITING

BofA Securities, Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as joint book-running managers of the offering. We and the selling stockholder have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholder has agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table, which includes shares subject to the Share Repurchase:

Name	Number of Shares
BofA Securities, Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC

Total	7,150,000

The underwriters are committed to purchase all the shares of Class A common stock offered by this prospectus if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of Class A common stock that are not subject to the Share Repurchase directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $     per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $     per share from the initial public offering price. After the initial offering of the shares to the public, if all of the shares of Class A common stock are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 1,071,188 additional shares of Class A common stock from the selling stockholder to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

We intend to purchase from the underwriters approximately $50 million of shares of our Class A common stock offered in this offering at a price per share equal to the price at which the underwriters will purchase the shares from the selling stockholder. See “Summary — Share Repurchase.”

The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to the selling stockholder per share of Class A common stock. The underwriting fee is $     per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’

option to purchase additional shares. The underwriters will not receive any underwriting discount for the shares being repurchased by us pursuant to the Share Repurchase.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share(1)	$	$
Total(1)	$	$

(1)	No underwriting discount will be paid on the 1,526,717 shares of our Class A common stock sold to us in the Share Repurchase.

We estimate that our total expenses of this offering, which do not include the underwriting discounts, will be approximately $1.23 million. We have also agreed to reimburse the underwriters for certain Financial Industry Regulatory Authority, Inc. and blue sky expenses in connection with this offering in an amount up to $35,000. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters to selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any shares of our Class A common stock or any securities convertible into, redeemable for or exercisable or exchangeable for any shares of our Class A common stock, or publicly disclose the intention to undertake any of the foregoing, or (ii) enter into any hedging, swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Class A common stock or any such other securities (whether any such transaction described in clause (i) or (ii) above is to be settled by the delivery of shares of Class A common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 60 days after the date of this prospectus, other than the shares of our Class A common stock to be sold in this offering.

The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of shares of Class A common stock or securities convertible into or exercisable for shares of our Class A common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of RSUs (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus; (ii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of our Class A common stock or securities convertible into or exercisable or exchangeable for shares of our Class A common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus; and (iii) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction.

Our directors and executive officers and the selling stockholder (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 60 days after the date of this prospectus (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or any securities convertible into, redeemable for or exercisable or exchangeable for Class A common stock (including, without limitation, Class A common stock or such other securities beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the Class A common stock, the “lock-up securities”)), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged and agreed that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.

The lock-up restrictions described in the immediately preceding paragraph are subject to certain exceptions including, without limitation: (i) transfers as part of a sale of lock-up securities acquired after the date of this prospectus, (ii) transfers to us in connection with the vesting, settlement, or exercise of restricted stock, RSUs, options, warrants or other rights to purchase shares of Class A common stock, (iii) transfers by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement and (iv) transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board and made to all holders of our capital stock involving a change of control of the Company.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our Class A common stock is listed/quoted on the NYSE under the symbol “MSGE”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids.

These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. For instance, affiliates of certain of the underwriters are lenders under the National Properties Facilities and the DDTL Facility. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”), no shares have been offered or will be offered pursuant to the Offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

No shares have been offered or will be offered pursuant to the Offering in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority in accordance with the UK Prospectus Regulation and the FSMA, except that the shares may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person in the UK who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and each of the underwriters that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our Class A common stock, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the FSMA.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding

Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Singapore

Each underwriter has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:

(a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are ‘‘prescribed capital markets products’’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)

This document relates to an exempt offer (“Exempt Offer”) in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

VALIDITY OF THE SECURITIES

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The financial statements of Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.), as of June 30, 2023 and 2022, and for each of the three years in the period ended June 30, 2023, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act that registers the shares of our Class A common stock to be sold in this offering. This prospectus does not contain all the information contained in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our Class A common stock, we refer you to the registration statement of which this prospectus forms part and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copies of the contract or document that have been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the information reporting requirements of the Exchange Act, and we have filed and will file reports and other information with the SEC. These reports and other information are available on the SEC’s website at http://www.sec.gov. We also maintain a website at www.msgentertainment.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Information that we file with the SEC after the date of this prospectus may supersede the information in this prospectus. You may read these reports, proxy statements and other information and obtain copies of such documents and information as described above.

No person is authorized to give any information or to make any representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth or in our affairs since the date hereof.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of Madison Square Garden Entertainment Corp.
Opinion on the Financial Statements
We have audited the accompanying consolidated and combined balance sheets of Madison Square Garden Entertainment Corp. and subsidiaries (the “Company”) as of June 30, 2023 and 2022, the related consolidated and combined statements of operations, comprehensive income (loss), cash flows, and equity (deficit) for each of the three years in the period ended June 30, 2023, and the related notes and financial statement Schedule II listed in the Index at Item 15 (collectively referred to as the “financial statements”).
In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2023, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Emphasis of Matter
As described in Notes 1 and 17 to the financial statements, the financial statements were derived from the consolidated financial statements and accounting records of Sphere Entertainment Co. These financial statements include transactions with related parties and allocations for certain support functions that are provided on a centralized basis, which may not be indicative of the conditions that would have existed, or actual expenses that would have been incurred by the Company, and may not reflect its combined results of operations, financial position and cash flows had it operated without such affiliations and had been a stand-alone company during the periods presented.
/s/ Deloitte & Touche LLP
New York, New York
August 18, 2023
We have served as the Company’s auditor since 2022.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
CONSOLIDATED AND COMBINED BALANCE SHEETS
(in thousands, except per share data)

	June 30,
	2023	2022
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$84,355	$62,573
Accounts receivable, net	63,898	102,501
Related party receivables, current	69,466	96,938
Prepaid expenses and other current assets	77,562	79,441

Total current assets	295,281	341,453
Non-Current Assets:
Property and equipment, net	628,888	696,079
Right-of-use lease assets	235,790	271,154
Goodwill	69,041	69,041
Intangible assets, net	63,801	65,439
Other non-current assets	108,356	83,535

Total assets	$1,401,157	$1,526,701

LIABILITIES AND DEFICIT
Current Liabilities:
Accounts payable, accrued and other current liabilities	$214,725	$221,961
Related party payables, current	47,281	72,683
Long-term debt, current	16,250	8,762
Operating lease liabilities, current	36,529	39,006
Deferred revenue	225,855	202,678

Total current liabilities	540,640	545,090
Non-Current Liabilities:
Long-term debt, net of deferred financing costs	630,184	654,912
Operating lease liabilities, non-current	219,955	254,114
Deferred tax liabilities, net	23,518	23,253
Other non-current liabilities	56,332	50,921

Total liabilities	1,470,629	1,528,290

Commitments and contingencies (see Note 11)
Deficit:
Class A Common Stock (a)	450	—
Class B Common Stock (b)	69	—
Additional paid-in capital	17,727	—
Treasury stock at cost (840 shares as of June 30, 2023)	(25,000)	—
Sphere Entertainment Co. investment	—	33,265
Accumulated deficit	(28,697)	—
Accumulated other comprehensive loss	(34,021)	(34,740)

Total MSG Entertainment stockholders’ deficit	(69,472)	(1,475)
Nonredeemable noncontrolling interests	—	(114)

Total deficit	(69,472)	(1,589)

Total liabilities and deficit	$1,401,157	$1,526,701

(a)	Class A Common Stock, $0.01 par value per share, 120,000 shares authorized; 45,024 shares issued as of June 30, 2023.
(b)	Class B Common Stock, $0.01 par value per share, 30,000 shares authorized; 6,867 shares issued as of June 30, 2023.
See accompanying notes to the consolidated and combined financial statements.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Years Ended June 30,
	2023	2022	2021
Revenues (a)	$851,496	$653,490	$81,812
Direct operating expenses (a)	(499,929)	(417,301)	(96,236)
Selling, general and administrative expenses (a)	(180,216)	(167,132)	(136,597)
Depreciation and amortization	(60,463)	(69,534)	(71,576)
Gains, net on dispositions	4,361	—	—
Restructuring charges	(10,241)	(5,171)	(14,691)

Operating income (loss)	105,008	(5,648)	(237,288)
Interest income (a)	7,244	7,150	6,442
Interest expense	(51,869)	(53,110)	(33,735)
Loss on extinguishment of debt	—	(35,629)	—
Other income (expense), net	17,389	(49,033)	50,622

Income (loss) from operations before income taxes	77,772	(136,270)	(213,959)
Income tax (expense) benefit	(1,728)	70	(5,349)

Net income (loss)	76,044	(136,200)	(219,308)
Less: Net loss attributable to nonredeemable noncontrolling interest	(553)	(2,864)	(694)

Net income (loss) attributable to MSG Entertainment’s stockholders	$76,597	$(133,336)	$(218,614)

Earnings (loss) per share attributable to MSG Entertainment’s stockholders:
Basic	$1.48	$(2.58)	$(4.22)
Diluted	$1.47	$(2.58)	$(4.22)
Weighted-average number of shares of common stock:
Basic	51,819	51,768	51,768
Diluted	52,278	51,768	51,768

(a)	See Note 17. Related Party Transactions for further information on related party arrangements.
See accompanying notes to the consolidated and combined financial statements.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Years Ended June 30,
	2023	2022	2021
Net income (loss)	$76,044	$(136,200)	$(219,308)

Other comprehensive loss, before income taxes:
Pension plans and postretirement plans:
Net unamortized losses arising during the period	(1,496)	(2,805)	(5,168)
Amortization of net actuarial loss included in net periodic benefit cost	520	1,420	1,191
Curtailments	—	—	156
Settlement loss	5	—	870

Other comprehensive loss, before income taxes	(971)	(1,385)	(2,951)

Income tax benefit related to items of other comprehensive income	176	243	461

Other comprehensive loss, net of income taxes	(795)	(1,142)	(2,490)

Comprehensive income (loss)	75,249	(137,342)	(221,798)
Less: Comprehensive loss attributable to nonredeemable noncontrolling interests	(553)	(2,864)	(694)

Comprehensive income (loss) attributable to MSG Entertainment’s stockholders	$75,802	$(134,478)	$(221,104)

See accompanying notes to the consolidated and combined financial statements.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended June 30,
	2023	2022	2021
OPERATING ACTIVITIES:
Net income (loss)	$76,044	$(136,200)	$(219,308)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	60,463	69,534	71,576
Share-based compensation expense	31,813	39,357	40,663
Amortization of deferred financing costs	3,221	6,781	4,315
Provision for deferred income taxes	720	225	566
Related party paid in kind interest	(3,189)	(3,582)	(4,952)
Net unrealized (gain) loss on equity investments with readily determinable fair value	(16,050)	49,842	(53,505)
Provision for doubtful accounts (credit losses)	81	166	887
Non-cash lease expense	12,807	11,717	5,460
Gains, net on dispositions	(4,361)	—	—
Loss on extinguishment of debt	—	35,629	—
Write-off of deferred production costs	—	—	942
Change in assets and liabilities:
Accounts receivable, net	38,844	(34,861)	(18,819)
Related party receivables, net of payables	(43,037)	19,535	24,631
Prepaid expenses and other current and non-current assets	(31,363)	(42,408)	(10,838)
Accounts payable, accrued and other current and non-current liabilities	(696)	87,556	(9,523)
Deferred revenue	24,254	4,173	19,677
Operating lease right-of-use assets and lease liabilities	(13,857)	(12,113)	110

Net cash provided by (used in) operating activities	$135,694	$95,351	$(148,118)

INVESTING ACTIVITIES
Capital expenditures	(15,188)	(15,797)	(10,315)
(Purchase) proceeds from sale of investments	24,289	(350)	21,976
Proceeds from dispositions, net	27,904	—	—
Proceeds from loan receivable	—	68,367	—
Loan to related parties	(6,700)	(6,780)	(22,000)

Net cash provided by (used in) investing activities	$30,305	$45,440	$(10,339)

FINANCING ACTIVITIES
Proceeds from issuance of term loan, net of issuance discount	$304	$650,000	$630,500
Principal repayments on long-term debt	(20,126)	(646,750)	(3,250)
Proceeds from revolving credit facilities	—	29,100	—
Stock repurchases	(25,000)	—	—
Debt extinguishment costs	—	(12,838)	—
Payments for debt financing costs	—	(16,060)	(14,417)
Net transfers to Sphere Entertainment and Sphere Entertainment’s subsidiaries	(99,395)	(399,739)	(139,345)

Net cash provided by (used in) financing activities	$(144,217)	$(396,287)	$473,488

Net increase (decrease) in cash, cash equivalents and restricted cash	21,782	(255,496)	315,031
Cash, cash equivalents and restricted cash at beginning of period	62,573	318,069	3,038

Cash, cash equivalents and restricted cash at end of period	$84,355	$62,573	$318,069

Non-cash investing and financing activities:
Capital expenditures incurred but not yet paid	$761	$1,585	$1,083
Related party loan payable assigned to the Company	$53,656	$—	$—
Non-cash reduction of loan receivable from related party	$5,350	$4,019	$—
See accompanying notes to the consolidated and combined financial statements.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
CONSOLIDATED AND COMBINED STATEMENTS OF EQUITY (DEFICIT)
(in thousands)

	Common Stock	Sphere Entertainment Co. Investment	Additional Paid- Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Madison Square Garden Entertainment Corp. Stockholders’ Equity (Deficit)	Nonredeemable Noncontrolling Interests	Total Equity (Deficit)
Balance as of June 30, 2020	$—	$846,274	$—	$—	$—	$(31,108)	$815,166	$3,444	$818,610

Net loss	—	(218,614)	—	—	—	—	(218,614)	(694)	(219,308)
Other comprehensive loss	—	—	—	—	—	(2,490)	(2,490)	—	(2,490)

Comprehensive loss	—	—	—	—	—	—	(221,104)	(694)	(221,798)
Net decrease in Sphere Entertainment Co. Investment	—	(98,160)	—	—	—	—	(98,160)	—	(98,160)

Balance as of June 30, 2021	$—	$529,500	$—	$—	$—	$(33,598)	$495,902	$2,750	$498,652

Net loss	—	(133,336)	—	—	—	—	(133,336)	(2,864)	(136,200)
Other comprehensive loss	—	—	—	—	—	(1,142)	(1,142)	—	(1,142)

Comprehensive loss	—	—	—	—	—	—	(134,478)	(2,864)	(137,342)
Net decrease in Sphere Entertainment Co. Investment	—	(362,899)	—	—	—	—	(362,899)	—	(362,899)

Balance as of June 30, 2022	$—	$33,265	$—	$—	$—	$(34,740)	$(1,475)	$(114)	$(1,589)

Net income	—	105,294	—	—	(28,697)	—	76,597	(553)	76,044
Other comprehensive loss	—	—	—	—	—	(795)	(795)	—	(795)

Comprehensive income (loss)	—	—	—	—	—	—	75,802	(553)	75,249
Share-based compensation	—	—	5,981	—	—	—	5,981	—	5,981
BCE Disposition	—	—	—	—	—	—	—	667	667
Net decrease in Sphere Entertainment Co. Investment	—	(105,794)	—	—	—	—	(105,794)	—	(105,794)
Issuance of common stock and reclassification of Sphere Entertainment Co. Investment	519	(32,765)	11,996	—	—	1,514	(18,736)	—	(18,736)
Stock repurchases, inclusive of tax	—	—	(250)	(25,000)	—	—	(25,250)	—	(25,250)

Balance as of June 30, 2023	$519	$—	$17,727	$(25,000)	$(28,697)	$(34,021)	$(69,472)	$—	$(69,472)

See accompanying notes to the consolidated and combined financial statements.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
All amounts included in the following Notes to Consolidated and Combined Financial Statements are presented in thousands, except as otherwise noted.
Note 1. Description of Business and Basis of Presentation
Description of Business
Madison Square Garden Entertainment Corp., formerly MSGE Spinco, Inc. (the “Company”) is a live entertainment company comprised of iconic venues and marquee entertainment content. Utilizing the Company’s powerful brands and live entertainment expertise, the Company delivers unique experiences that set the standard for excellence and innovation while forging deep connections with diverse and passionate audiences. The Company operates and reports financial information in one reportable segment. The Company’s decision to organize as one reportable segment is based upon its internal organizational structure, the manner in which its operations are managed, and the criteria used by the Company’s Executive Chairman and Chief Executive Officer, its Chief Operating Decision Maker (“CODM”), to evaluate segment performance. The Company’s CODM reviews total company operating results to assess overall performance and allocate resources.
The Company’s portfolio of venues includes: Madison Square Garden (“The Garden”), The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, and The Chicago Theatre. The Company also owns and produces the original production, the
Christmas Spectacular Starring the Radio City Rockettes
(the “
Christmas Spectacular
”). The Company also has an entertainment and sports bookings business, which showcases a broad array of compelling concerts, family shows and special events, as well as a diverse mix of sporting events, for millions of guests annually.
The Company conducts a significant portion of its operations at venues that it either owns or operates under long-term leases. The Company owns The Garden, The Theater at Madison Square Garden and The Chicago Theatre, and leases Radio City Music Hall and the Beacon Theatre.
All of the Company’s revenues and assets are attributed to or located in the United States and are primarily concentrated in the New York City metropolitan area.
MSG Entertainment Distribution
On April 20, 2023 (the “MSGE Distribution Date”), Sphere Entertainment Co., formerly Madison Square Garden Entertainment Corp. (“Sphere Entertainment”), distributed approximately 67% of the outstanding common stock of Madison Square Garden Entertainment Corp., formerly MSGE Spinco, Inc. (“MSG Entertainment” or the “Company”), to its stockholders (the “MSGE Distribution”), with Sphere Entertainment retaining approximately 33% of the outstanding common stock of MSG Entertainment (in the form of Class A common stock) (the “MSGE Retained Interest”) immediately following the MSGE Distribution. As a result, the Company became an independent publicly traded company on April 21, 2023 through the MSGE Distribution. As of August 9, 2023, Sphere Entertainment owned approximately 17% of the outstanding common stock of the Company (in the form of Class A common stock).
In the MSGE Distribution, stockholders of Sphere Entertainment received (a) one share of MSG Entertainment’s Class A common stock, par value $0.01 per share (“Class A common stock”), for every share of Sphere Entertainment’s Class A common stock, par value $0.01 per share, held of record as of the close of business, New York City time, on April 14, 2023 (the “Record Date”), and (b) one share of MSG Entertainment’s Class B common stock (“Class B common stock”), par value $0.01 per share, for every share of Sphere Entertainment’s Class B common stock, par value $0.01 per share, held of record as of the close of business, New York City time, on the
Record
Date.

Basis of Presentation
The Company reports on a fiscal year basis ending on June 30. In these consolidated and combined financial statements, the fiscal years ended June 30, 2023, 2022, and 2021 are referred to as “Fiscal Year 2023”, “Fiscal Year 2022”, and “Fiscal Year 2021”, respectively, and the fiscal year ending June 30, 2024 is referred to as “Fiscal Year 2024”.
Subsequent to the MSGE Distribution, the Company’s financial statements as of June 30, 2023 and for the period from April 21, 2023 to June 30, 2023 included in the year ended June 30, 2023 are presented on a consolidated basis, as the Company became a standalone public company on April 21, 2023. The Company’s combined financial statements as of June 30, 2022 and for the years ended June 30, 2022 and 2021, as well as the financial information from July 1, 2022 through April 20, 2023 that is included in the results of operations for the year ended June 30, 2023 were prepared on a stand-alone basis derived from the consolidated financial statements and accounting records of Sphere Entertainment. These financial statements reflect the combined historical results of operations, financial position and cash flows of the Company in accordance with U.S. generally accepted accounting principles (“GAAP”) and SEC Staff Accounting Bulletin (SAB) Topic
1-B,
Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity
. References to U.S. GAAP issued by the Financial Accounting Standards Board (“FASB”) in these footnotes are to the
FASB Accounting Standards Codification,
also referred to as “ASC.”
Prior to April 21, 2023, separate financial statements had not been prepared for the Company and it has not operated as a stand-alone business from Sphere Entertainment. The combined financial statements include certain assets and liabilities that have historically been held by Sphere Entertainment or by other Sphere Entertainment subsidiaries but are specifically identifiable or otherwise attributable to the Company. The combined financial statements are presented as if the Company’s businesses had been combined for all periods presented. The assets and liabilities in the combined financial statements have been reflected on a historical cost basis, as immediately prior to the MSGE Distribution all of the assets and liabilities presented were wholly owned by Sphere Entertainment and are being transferred to the Company at a carry-over basis.
The financial information from July 1, 2022 through April 20, 2023 that is included in the results of operations
for the year ended June 30, 2023 and the combined statements of operations for the years ended June 30, 2022 and 2021 include allocations for certain support functions that are provided on a centralized basis and not historically recorded at the business unit level by Sphere Entertainment, such as expenses related to executive management, finance, legal, human resources, government affairs, information technology, and venue operations, among others. As part of the MSGE Distribution, certain corporate and operational support functions were transferred to the Company and therefore, charges were reflected in order to burden all business units comprising Sphere Entertainment’s historical operations. These expenses have been allocated to Sphere Entertainment on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined assets, headcount or other measures of the Company or Sphere Entertainment, which are recorded as a reduction of either direct operating expenses or selling, general and administrative expense.
After the MSGE Distribution, the Company has been providing certain of these services to Sphere Entertainment through a transition services agreement (“TSA”), since certain employees providing support functions were transferred to the Company as part of the MSGE Distribution.
Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses, are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred by the Company and may not reflect its combined results of operations, financial position and cash flows had it been a stand-alone company during the periods presented. Actual costs that would have been incurred if the Company had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. The Company is unable to quantify the amounts that it
would have recorded during the historical periods on a stand-alone basis. See Note 17. Related Party Transactions for more information regarding allocations of certain costs from the Company to Sphere Entertainment.
As of the MSGE Distribution Date, Sphere Entertainment’s net investment in the Company was contributed to Sphere Entertainment’s stockholders through the distribution of approximately 67% of the common stock of the Company. The par value of the Company’s stock was recorded as a component of common stock, with the remaining balance recorded as retained deficit in the consolidated balance sheet on the MSGE Distribution Date.
Impact of the
COVID-19
Pandemic
The Company’s operations and operating results were not materially impacted by the
COVID
-19
pandemic during Fiscal Year 2023, as compared to Fiscal Year 2022, which was materially impacted by fewer ticketed events at our venues in the first half of Fiscal Year 2022 due to the lead-time required to book touring acts and artists and the postponement or cancellation of select bookings at our venues (including the partial cancellation of the 2021 production of the
Christmas Spectacular
) during the second and third quarters of the Fiscal Year 2022.
It is unclear to what extent
COVID-19,
including variants thereof, or another pandemic or public health emergency, could result in new government-or
league-mandated capacity or other restrictions, vaccination/mask requirements, or impact the use of and/or demand for our venues and our sponsorship and advertising assets, deter our employees and vendors from working at our venues (which may lead to difficulties in staffing) or otherwise materially impact our operations.
Note 2. Summary of Significant Accounting Policies
A. Principles of Consolidation and Combination
Beginning April 21, 2023, the consolidated financial statements of the Company include the accounts of the Company and its subsidiaries. All significant intercompany accounts and balances within the Company’s combined businesses have been eliminated.
For the periods prior to the MSGE Distribution Date, the combined financial statements include certain assets and liabilities that were historically held at Sphere Entertainment’s corporate level but were specifically identifiable or otherwise attributable to the Company. Certain historical intercompany transactions between Sphere Entertainment and the Company have been included as components of the Sphere Entertainment’s investment in the combined financial statements, as they are considered to be effectively settled upon effectiveness of the MSGE Distribution and were not historically settled in cash. Certain other historical intercompany transactions between Sphere Entertainment and the Company have been classified as related party, rather than intercompany, in the combined financial statements as they were historically settled in cash. Expenses related to corporate allocations from the Company to Sphere Entertainment prior to the MSGE Distribution are considered to be effectively settled in the combined financial statements at the time the transaction is recorded, with the offset recorded against Sphere Entertainment’s investment in the Company. See Note 17. Related Party Transactions, for further information on related party arrangements.
The Company disposed of its controlling interest in Boston Calling Events, LLC (“BCE”) on December 2, 2022 and these consolidated and combined financial statements reflect the results of operations of BCE until its disposition. See Note 3. Dispositions, for details regarding the disposal.
B. Use of Estimates
The preparation of the accompanying consolidated and combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events. These estimates and the unde
rlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses. Such estimates include the provision for credit losses, goodwill, intangible assets, other long-lived assets, deferred tax assets, pension and other postretirement benefit obligations and the related net periodic benefit cost, and other liabilities. In addition, estimates are used in revenue recognition, depreciation and amortization, litigation matters and other matters
. Management believes its use of estimates in the financial statements to be reasonable.
Management evaluates its estimates on an ongoing basis using historical experience and other factors, including the general economic environment and actions it may take in the future. The Company adjusts such estimates when facts and circumstances dictate. However, these estimates may involve significant uncertainties and judgments and cannot be determined with precision. In addition, these estimates are based on management’s best judgment at a point in time and, as such, these estimates may ultimately differ from actual results. Changes in estimates resulting from weakness in the economic environment or other factors beyond the Company’s control could be material and would be reflected in the Company’s consolidated and combined financial statements in future periods.
C. Revenue Recognition
The Company recognizes revenue when, or as, performance obligations under the terms of a contract are satisfied, which generally occurs when, or as, control of promised goods or services is transferred to customers. Revenue is measured as the amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services (“transaction price”). To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing the most likely amount to which the Company expects to be entitled. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Estimates of variable consideration and the determination of whether to include such estimated amounts in the transaction price are based largely on an assessment of the Company’s anticipated performance and all information that is reasonably available. The Company accounts for taxes collected from customers and remitted to governmental authorities on a net basis and excludes these amounts from revenues.
In addition, the Company defers certain costs to fulfill the Company’s contracts with customers to the extent such costs relate directly to the contracts, are expected to generate resources that will be used to satisfy the Company’s performance obligations under the contracts, and are expected to be recovered through revenue generated under the contracts. Contract fulfillment costs are expensed as the Company satisfies the related performance obligations.
Arrangements with Multiple Performance Obligations
The Company enters into arrangements with multiple performance obligations, such as multi-year sponsorship agreements, which may derive revenues for the Company, as well as Sphere Entertainment and MSG Sports within a single arrangement. The Company also derives revenue from similar types of arrangements which are entered into by MSG Sports. Payment terms for such arrangements can vary by contract, but payments are generally due in installments throughout the contractual term. The performance obligations included in each sponsorship agreement vary and may include advertising and other benefits such as, but not limited to, signage at The Garden and the Company’s other venues, digital advertising, event or property-specific advertising, as well as non-advertising
benefits such as suite licenses and event tickets. To the extent the Company’s multi-year arrangements provide for performance obligations that are consistent over the multi-year contractual term, such performance obligations generally meet the definition of a series as provided for under the accounting guidance. If performance obligations are concluded to meet the definition of a series, the contractual fees for all years during the contract term are aggregated and the related revenue is recognized proportionately as the underlying performance obligations are satisfied.

The

timing of revenue recognition for each performance obligation is dependent upon the facts and circumstances surrounding the Company’s satisfaction of its respective performance obligation. The Company allocates the transaction price for such arrangements to each performance obligation within the arrangement based on the estimated relative standalone selling price of the performance obligation. The Company’s process for determining its estimated standalone selling prices involves management’s judgment and considers multiple factors including company specific and market specific factors that may vary depending upon the unique facts and circumstances related to each performance obligation. Key factors considered by the Company in developing an estimated standalone selling price for its performance obligations include, but are not limited to, prices charged for similar performance obligations, the Company’s ongoing pricing strategy and policies, and consideration of pricing of similar performance obligations sold in other arrangements with multiple performance obligations.
The Company may incur costs such as commissions to obtain its multi
-year sponsorship agreements. The Company assesses such costs for capitalization on a contract by contract basis. To the extent costs are capitalized, the Company estimates the useful life of the related contract asset, which may be the underlying contract term or the estimated customer life depending on the facts and circumstances surrounding the contract. The contract asset is amortized over the estimated useful life.
Principal versus Agent Revenue Recognition
The Company reports revenue on a gross or net basis based on management’s assessment of whether the Company acts as a principal or agent in the transaction. The determination of whether the Company acts as a principal or an agent in a transaction is based on an evaluation of whether the Company controls the good or service before transfer to the customer. When the Company concludes that it controls the good or service before transfer to the customer, the Company is considered a principal in the transaction and records revenue on a gross basis. When the Company concludes that it does not control the good or service before transfer to the customer but arranges for another entity to provide the good or service, the Company acts as an agent and records revenue on a net basis in the amount it earns for its agency service.
Contract Balances
Amounts collected in advance of the Company’s satisfaction of its contractual performance obligations are recorded as a contract liability within deferred revenue, and are recognized as the Company satisfies the related performance obligations. Amounts collected in advance of events for which the Company is not the promoter or co-promoter
do not represent contract liabilities and are recorded within accrued and other current liabilities on the accompanying consolidated and combined balance sheets. Amounts recognized as revenue for which the Company has a right to consideration for goods or services transferred to customers and for which the Company does not have an unconditional right to bill as of the reporting date are recorded as contract assets. Contract assets are transferred to accounts receivable once the Company’s right to consideration becomes unconditional.
D. Direct Operating Expenses
Direct operating expenses include, but are not limited to, event costs related to the presentation and production of the Company’s live entertainment and sporting events, revenue sharing expenses associated with signage, sponsorship and suite license fee revenue and in-venue
food and beverage sales that are attributable to MSG Sports and venue lease, maintenance, and other operating expenses.
Production Costs for the Company’s Original Productions
The Company defers certain costs of productions such as creative design, scenery, wardrobes, rehearsal and other related costs for the Company’s proprietary shows. Deferred production costs are amortized on a straight-line basis over the course of a production’s performance period using the expected life of a show’s assets. Deferred production costs are subject to recoverability assessments whenever there is an indication of potential impairment.

Revenue Sharing Expenses
Revenue sharing expenses are determined based on contractual agreements between the Company and MSG Sports, primarily related to suite license, certain internal signage and in-venue
food and beverage sales.
E. Advertising Expenses
Advertising costs are typically charged to expense when incurred. Total advertising costs expensed were $8,832, $7,995, and $269 for Fiscal Years 2023, 2022 and 2021, respectively.
F. Income Taxes
The Company accounts for income taxes in accordance with ASC Topic 740,
Income Taxes
(“ASC Topic 740”). The Company’s provision for income taxes is based on current period income, changes in deferred tax assets and liabilities, and changes in estimates with regard to uncertain tax positions. Deferred tax assets are subject to an ongoing assessment of realizability. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company’s ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income to allow for the realization of its deductible temporary differences. Interest and penalties, if any, associated with uncertain tax positions are included in income tax expense.
Prior to the MSGE Distribution and for periods presented prior to April 21, 2023, income tax expense has been recorded as if the Company filed tax returns on a standalone basis separate from Sphere Entertainment. This separate return methodology applies to accounting guidance for income taxes in the combined financial statements as if the Company was a standalone public company for the periods prior to the MSGE Distribution. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of the Company’s actual tax balances prior to or subsequent to the MSGE Distribution. Prior to the MSGE Distribution, the Company’s operating results were included in Sphere Entertainment’s consolidated U.S. federal and state income tax returns. Pursuant to rules promulgated by the Internal Revenue Service and various state taxing authorities, the Company expects to file its initial U.S. income tax return for the period from April 21, 2023 through June 30, 2023.
In addition, although deferred tax assets have been recognized for NOLs and tax credits in accordance with the separate return method, such NOLs and credits did not carry over with the Company in connection with the MSGE Distribution.
G. Share-based Compensation
For periods prior to the MSGE Distribution Date, certain employees of the Company participated in Sphere Entertainment’s share-based compensation plans. Share-based compensation expense has been attributed to the Company based on the awards and terms previously granted to Sphere Entertainment’s employees. For purposes of the consolidated and combined financial statements, an allocation to Sphere Entertainment of share-based compensation expense related to corporate employees was recorded. In addition, Share-based compensation expense attributed to the Company’s direct employees was recorded in the combined financial statements. Share-based compensation expense related to directors and corporate executives of Sphere Entertainment has been allocated on a proportional basis, which management has deemed to be reasonable.
Following the MSGE Distribution, the Company measures the cost of employee services received in exchange for an award of equity-based instruments based on the grant date fair value of the award. Share-based compensation cost is recognized in earnings over the period during which an employee is required to provide service in exchange for the award, except for restricted stock units granted to non-employee
directors which, unless otherwise provided under the applicable award agreement, are fully vested, and are expensed at the grant date.
The Company accounts for forfeitures as they occur, rather than estimating expected
forfeitures.

H. Earnings (Loss) Per Share
For the periods after the MSGE Distribution Date,
basic
earnings per share (“EPS”) attributable to the Company’s common stockholders is based upon net income (loss) attributable to the Company’s common stockholders divided by the weighted-average number of shares of common stock outstanding during the period. Diluted EPS reflects the effect of the assumed vesting of restricted stock units and exercise of stock options only in the periods in which such effect would have been dilutive. For the periods when a net loss is reported, the computation of diluted EPS equals the basic EPS calculation since common stock equivalents were antidilutive due to losses from continuing operations. Holders of Class A common stock and Class B common stock are entitled to receive dividends equally on a per-share
basis if and when such dividends are declared. As the holders of Class A and Class B common stock are entitled to identical dividend and liquidation rights, the undistributed earnings are allocated on a proportionate basis to each class of common stock and the resulting basic and diluted net earnings (loss) per share attributable to common stockholders are, therefore, the same for both Class A and Class B common stock on both an individual and combined basis.
On the MSGE Distribution Date, 51,768 shares of common stock of the Company, inclusive of 17,021 shares of Class A common stock related to the MSGE Retained Interest, were outstanding as of April 20, 2023. This share amount is being utilized for the calculation of basic earnings (loss) per share for Fiscal Years 2022 and 2021 because the Company was not a standalone public company prior to the MSGE Distribution. In addition, for Fiscal Years 2022 and 2021 the computation of diluted earnings per share equals the basic earnings (loss) per share calculation since there was no stock trading information available to compute dilutive effect of shares issuable under share-based compensation plans needed under the treasury method in accordance with ASC Topic 260,
Earnings Per Share.
I. Cash and Cash Equivalents
The Company considers the balance of its investment in funds that substantially hold highly liquid securities that mature within three months or less from the date the fund purchases these securities to be cash equivalents. The carrying amount of cash and cash equivalents either approximates fair value due to the short-term maturity of these instruments or is at fair value. Checks outstanding in excess of related book balances are included in accounts payable in the accompanying consolidated and combined balance sheets. The Company presents the change in these book cash overdrafts as cash flows from operating activities.
J. Restricted Cash
The Company’s restricted cash includes cash deposited in escrow accounts. The Company has deposited cash in an interest-bearing escrow account related to credit support, debt facilities, and collateral to its workers compensation and general liability insurance obligations.
The carrying amount of restricted cash approximates fair value due to the short-term maturity of these instruments.
K. Short-Term Investments
Short-term investments include investments that (i) have original maturities of greater than three months and (ii) the Company has the ability to convert into cash within one year. The Company classifies its short-term investments at the time of purchase as
“held-to-maturity”
and
re-evaluates
its classification quarterly based on whether the Company has the intent and ability to hold until maturity. Short-term investments, which are recorded at cost and adjusted for accrued interest, approximate fair value. Cash inflows and outflows related to the sale and purchase of short-term investments are classified as investing activities in the Company’s consolidated and combined statements of cash flows.

L. Accounts Receivable
Accounts receivable are recorded at net realizable value. The Company maintains an allowance for credit losses to reserve for potentially uncollectible receivables. The allowance for credit losses is estimated based on the Company’s consideration of credit risk and analysis of receivables aging, specific identification of certain receivables that are at risk of not being paid, past collection experience and other factors. The Company recognized an allowance of $472 and $3,710 for Fiscal Years 2023 and 2022, respectively.
M. Investments in Equity Securities
For the Company’s equity investments with readily determinable fair values, changes in the fair value of those investments are measured quarterly and are recorded within Other income (expense), net in the accompanying consolidated and combined statements of operations.
N. Property and Equipment and Other Long-Lived Assets
Property and equipment and other long-lived assets, including amortizable intangible assets, are stated at cost or acquisition date fair value, if acquired. Expenditures for new facilities or equipment, and expenditures that extend the useful lives of existing facilities or equipment, are capitalized and recorded at cost. The useful lives of the Company’s long-lived assets are based on estimates of the period over which the Company expects the assets to be of economic benefit to the Company. In estimating the useful lives, the Company considers factors such as, but not limited to, risk of obsolescence, anticipated use, plans of the Company, and applicable laws and permit requirements. Depreciation starts on the date when the asset is available for its intended use. Construction in progress assets are not depreciated until available for their intended use. Costs of maintenance and repairs are expensed as incurred.
The major categories of property and equipment are depreciated on a straight-line basis using the estimated lives indicated below:

Estimated Useful Lives
Buildings	Up to 40 years
Equipment	1 year to 20 years
Furniture and fixtures	1 year to 10 years
Leasehold improvements	Shorter of term of lease or useful life of improvement
Intangible assets with finite lives are amortized principally using the straight-line method over the following estimated useful lives:

Estimated Useful Lives
Trade names	7 years
Festival rights	7 years
Other intangibles	15 years
O. Goodwill and Indefinite-Lived Assets
Under the acquisition method of accounting, the Company recognizes separately from goodwill the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in an acquiree, generally at the acquisition date fair value. The Company measures goodwill as of the acquisition date as the excess of consideration transferred, which is also measured at fair value over the net of the acquisition date amounts of the identifiable assets acquired and liabilities assumed. Costs that the Company incurs to complete a business combination such as investment banking, legal, and other professional fees are not considered part
of consideration and the Company charges these costs to selling, general and administrative expense as they are incurred. In addition, the Company recognizes measurement-period adjustments in the period in which the amount is determined, including the effect on earnings of any amounts the Company would have recorded in previous periods if the accounting had been completed at the acquisition date. Goodwill and identifiable intangible assets that have indefinite useful lives are not amortized.
P. Impairment of Long-Lived and Indefinite-Lived Assets
In assessing the recoverability of the Company’s long-lived and indefinite
-lived assets, the Company must make estimates and assumptions regarding future cash flows and other factors to determine the fair value of the respective assets. These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and the magnitude of any such charge. Fair value estimates are made based on relevant information at a specific point in time, and are subjective in nature and involve significant uncertainties and judgments. If these estimates or assumptions change materially, the Company may be required to record impairment charges related to its long-lived and/or indefinite-lived assets.
Goodwill is tested annually for impairment as of August 31st and at any time upon the occurrence of certain events or changes in circumstances. The Company has the option to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. If the Company can support the conclusion that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company would not need to perform a quantitative impairment test for that reporting unit. If the Company cannot support such a conclusion or the Company does not elect to perform the qualitative assessment, the Company would identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The Company generally determines the fair value of a reporting unit using an income approach, such as the discounted cash flow method, or other acceptable valuation techniques, including the cost approach, in instances when it does not perform the qualitative assessment of goodwill. The amount of an impairment loss is measured as the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill.
Identifiable indefinite-lived intangible assets are tested annually for impairment as of August 31st and at any time upon the occurrence of certain events or substantive changes in circumstances. The Company has the option to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. In the qualitative assessment, the Company must evaluate the totality of qualitative factors, including any recent fair value measurements, that impact whether an indefinite-lived intangible asset other than goodwill has a carrying amount that more likely than not exceeds its fair value. The Company must proceed to conducting a quantitative analysis if the Company (i) determines that such an impairment is more likely than not to exist, or (ii) foregoes the qualitative assessment entirely. Under the quantitative assessment, the impairment test for identifiable indefinite-lived intangible assets consists of a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, then an impairment loss is recognized in an amount equal to that excess. The Company generally determines the fair value of an indefinite-lived intangible asset using an income approach, such as the relief from royalty method, in instances when it does not perform the qualitative assessment of the intangible asset.
For other long-lived assets, including property and equipment, right-of-use
(“ROU”) lease assets and intangible assets that are amortized, the Company evaluates assets for recoverability when there is an indication of potential impairment. If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value. The Company generally determines the fair value of a finite-lived intangible asset using an income approach, such as the discounted cash flow method.
See Note 10. Goodwill and Intangible Assets for further discussion of impairment of goodwill and indefinite-lived intangibles.

Q. Leases
The Company’s leases primarily consist of certain venues, corporate office space, storage and, to a lesser extent, office and other equipment. The Company determines whether an arrangement contains a lease at the inception of the arrangement. If a lease is determined to exist, the lease term is assessed based on the date when the underlying asset is made available by the lessor for the Company’s use. The Company’s assessment of the lease term reflects the non-cancellable
term of the lease, inclusive of any rent-free periods and/or periods covered by early-termination options which the Company is reasonably certain not to exercise, as well as periods covered by renewal options which the Company is reasonably certain to exercise. The Company’s lease agreements do not contain material residual value guarantees or material restrictive covenants.
The Company determines lease classification as either operating or finance at lease commencement, which governs the pattern of expense recognition and the presentation reflected in the consolidated and combined statements of operations and statements of cash flows over the lease term.
For leases with a term exceeding 12 months, a lease liability is recorded on the Company’s consolidated
and combined balance sheets at lease commencement reflecting the present value of the fixed minimum payment obligations over the lease term. A corresponding ROU asset equal to the initial lease liability is also recorded, adjusted for any prepaid rent and/or initial direct costs incurred in connection with execution of the lease and reduced by any lease incentives received. In addition, the ROU asset is adjusted to reflect any above or below market lease terms under acquired lease contracts.
The Company includes fixed payment obligations related to
non-lease
components in the measurement of ROU assets and lease liabilities, as the Company has elected to account for lease and non-lease
components together as a single lease component. ROU assets associated with finance leases are presented separate from ROU assets associated with operating leases and are included within Property and equipment, net on the Company’s consolidated and combined balance sheets. For purposes of measuring the present value of the Company’s fixed payment obligations for a given lease, the Company uses its incremental borrowing rate, determined based on information available at lease commencement, as rates implicit in the underlying leasing arrangements are typically not readily determinable. The Company’s incremental borrowing rate reflects the rate it would pay to borrow on a secured basis and incorporates the term and economic environment surrounding the associated lease.
For operating leases, fixed lease payments are recognized as lease expense on a straight-line basis over the lease term. For finance leases, the initial ROU asset is depreciated on a straight-line basis over the lease term, along with recognition of interest expense associated with accretion of the lease liability, which is ultimately reduced by the related fixed payments. For leases with a term of 12 months or less, any fixed lease payments are recognized on a straight-line basis over the lease term and are not recognized on the consolidated and combined balance sheets. Variable lease costs for both operating and finance leases, if any, are recognized as incurred and such costs are excluded from lease balances recorded on the consolidated and combined balance sheets.
R. Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties
and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.
S. Defined Benefit Pension Plans and Other Postretirement Benefit Plans
As more fully described in Note 13, Pension Plans and Other Postretirement Benefit Plans certain employees of the Company participated in defined benefit pension plans sponsored by Sphere Entertainment prior to the MSGE Distribution. After the MSGE Distribution, Sphere Entertainment transferred the sponsorship of certain funded defined benefit plans to the Company, The Company accounts for the transferred defined benefit pension plans under the guidance of ASC Topic 715,
Compensation—Retirement Benefits
(“ASC Topic 715”). Accordingly, for the defined benefit pension plans liabilities, the consolidated and combined financial statements reflected the full impact of such plans on both the consolidated and combined statements of operations and the consolidated and combined balance sheets and the Company recorded an asset or liability to recognize the funded status of the defined benefit pension plans (other than multiemployer plans), as well as a liability only for any required contributions to the defined benefit pension plans that were accrued and unpaid at the balance sheet date. The related pension expenses attributed to the Company were based primarily on pension-eligible compensation of active participants.
Actuarial gains and losses that have not yet been recognized through the consolidated and combined statements of operations are recorded in accumulated other comprehensive income (loss) until they are amortized as a component of net periodic benefit cost through other comprehensive income (loss).
After the MSGE Distribution Date, the Company has both funded and unfunded defined benefit plans, as well as a contributory other postretirement benefit plan, covering certain full-time employees and retirees. The expense recognized by the Company is determined using certain assumptions, including the expected long-term rate of return and discount rates, among others. The Company recognizes the funded status of its defined benefit pension and other postretirement plans(other than multiemployer plans) as an asset or liability in the consolidated and combined balance sheets and recognizes changes in the funded status in the year in which the changes occur through other comprehensive income (loss).
T. Fair Value Measurements
The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value
that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

•	Level I—Quoted prices for identical instruments in active markets.

•
Level II—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level III—Instruments whose significant value drivers are unobservable.
U. Concentrations of Risk
Financial instruments that may potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents. Cash and cash equivalents are invested in money market accounts and time deposits. The Company monitors the financial institutions and money market funds where it invests its cash and cash equivalents with diversification among counterparties to mitigate exposure to any single financial institution. The Company’s emphasis is primarily on safety of principal and liquidity, and secondarily on maximizing the yield on its investments.
V. Recently Adopted Accounting Pronouncements
Recently Adopted Accounting Pronouncements
In December 2019, the FASB issued Accounting Standards Update (“ASU”)
No. 2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
. This ASU eliminates certain exceptions to the general approach in ASC Topic 740 and includes methods of simplification to the existing guidance. This standard was adopted by the Company in the first quarter of Fiscal Year 2022. The adoption of this standard had no impact on the Company’s consolidated and combined financial statements.

In March 2020, the FASB issued ASU
No. 2020-04,
Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting
. This ASU provides temporary optional expedients and exceptions to the guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from the London Interbank Offered Rate and other interbank offered rates to alternative reference rates. In January 2021, the FASB issued ASU
No. 2021-01,
which refines the scope of Topic 848 and clarifies some of its guidance as part of the FASB’s monitoring of global reference rate activities. The new guidance was effective upon issuance, and the Company was allowed to elect to apply the amendments prospectively through December 31,
2022
. The Company adopted ASU
No. 2020-04
in Fiscal Year 2022. The adoption did not have a material impact on the Company’s consolidated and combined financial statements
.
Note 3. Dispositions
Disposition of Our Interest in Boston Calling Events
The Company entered into an agreement on December 1, 2022 to sell its controlling
interest in BC
E (the
“BCE Disposition”). The transaction closed on December 2, 2022, resulting in a total gain on sale of $8,744, net of transaction costs. BCE meets the definition of a business under SEC Regulation
S-X
Rule
11-01(d)-1
and ASC Topic 805—
Business Combinations
. This disposition does not represent a strategic shift with a major effect on the Company’s operations, and as such, has not been reflected as a discontinued operation under ASC Subtopic
205-20—
Discontinued Operations
. The gain on the BCE Disposition was recorded in Gains, net on dispositions in the consolidated and combined statements of operations.
Disposition of Corporate Aircraft
On December 30, 2022, the Company sold its owned aircraft for $20,375. In connection with the sale, the Company recognized a loss of $4,383, net of transaction costs. The loss on the aircraft disposition was recorded in Gains, net on dispositions in the consolidated and combined statements of operations.
Note 4. Revenue Recognition
For Fiscal Years 2023, 2022 and 2021, all revenue recognized in the consolidated and combined statements of operations is considered to be revenue from contracts with customers in accordance with ASC Topic 606,
Revenue From Contracts with Customers
(“ASC Topic 606”), except for revenues from Arena License Agreements. In Fiscal Years 2023 and 2022, the Company did not have any material provisions for credit losses on receivables or contract assets arising from contracts with customers.
Arena License Agreements
In Fiscal Year 2020, the Company entered into Arena License Agreements with MSG Sports that require the Knicks and the Rangers to play their home games at The Garden. These agreements also provide for the provision of certain services by the Company to MSG Sports for MSG Sports events that are held at The Garden and include revenue-sharing provisions for certain agreements entered into by the Company and MSG Sports. The Arena License Agreements contain both lease and non-lease
components. The revenue to be recognized with respect to the lease components of the Arena License Agreements is accounted for as operating lease revenue in accordance with ASC Topic 842. The non-lease
components are accounted for in accordance with ASC Topic 606, as further discussed below.
During Fiscal Years 2023, 2022 and 2021, the Company recognized $68,068, $68,072 and $21,345, respectively, of revenues under the Arena License Agreements.
Event Related Revenue
The Company earns event related revenues principally from the sale of tickets for events that the Company produces or promotes/co-promotes,
and from venue license fees charged to third-party promoters for events held at the Company’s venues that the Company does not produce or promote/co-promote.
The Company’s performance obligations with respect to event-related revenues from the sale of tickets, venue license fees from third-party promoters, sponsorships, concessions and merchandise are satisfied at the point in time or as the related event occurs. The Company also earns revenue from the provision of various event-related services that are incremental to MSG Sports’ general use of The Garden. The Company’s performance obligations with respect to these event-related services are satisfied as the related event occurs.
The Company’s revenues also include revenue from the license of The
Garden’s
suites for the Company’s or MSG Sports’ events. Suite license arrangements are generally multi-year fixed-fee
arrangements that include annual fee increases. Payment terms for suite license arrangements can vary by contract, but payments are generally due in installments prior to each license year. The Company’s performance obligation under such arrangements is to provide the licensee with access to the suite when events occur at The Garden. The Company accounts for the performance obligation under these types of arrangements as a series and, as a result, the related suite license fees for all years during the license term are aggregated and revenue is recognized proportionately over the license period as the Company satisfies the related performance obligation. Progress toward satisfaction of the Company’s annual suite license performance obligation is measured as access to the suite that is provided to the licensee for each event throughout the contractual term of the license.
Other Revenue
The Company also earns revenues from the sale of advertising in the form of venue signage and other forms of sponsorship, which are not related to any specific event of the Company or MSG Sports. The Company’s performance obligations with respect to this advertising are satisfied as the related benefits are delivered over the term of the respective agreements.
Principal vs. Agent Considerations
Revenue for the Company’s suite license arrangements is recorded on a gross basis, as the Company is the principal in such transactions and controls the related goods or services before transfer to the customer. MSG Sports is entitled to a share of the Company’s suite license revenue pursuant to the terms of the Arena License Agreements, which is recognized in the consolidated and combined statements of operations as a component of direct operating expenses.
For sponsorship agreements entered into by the Company or by MSG Sports that contain performance obligations satisfied solely by the Company, revenue is generally recorded on a gross basis as the Company is the principal with respect to such performance obligations and controls the related goods or services before transfer to the customer. In accordance with the Arena License Agreements, MSG Sports is entitled to a share of the revenue generated from certain signage performance obligations where the Company is the principal. The Company records this signage revenue on a gross basis and MSG Sports’ share of such revenue as a component of direct operating expenses within the consolidated and combined statements of operations.
For Fiscal Years 2023, 2022 and 2021, the Company recorded revenue-sharing expense of $119,017, $92,086 and $558, respectively, for MSG Sports’ share of the Company’s revenues from (i) suite licenses, (ii) certain signage and sponsorships, and (iii) food and beverage based upon the provisions of the underlying contractual arrangements, and on the basis of direct usage when specifically identified or allocated proportionally for all prior periods.
In Fiscal Year 2020, the Company entered into advertising sales representation agreements with certain subsidiaries of MSG Sports. Pursuant to these agreements, the Company has the exclusive right and obligation to sell sponsorship assets on behalf of the respective subsidiaries of MSG Sports. The Company is entitled to both fixed and variable commissions under the terms of these agreements. The Company recognizes the fixed component ratably over the term of the arrangement which corresponds with the Company’s satisfaction of its service-based performance obligations. Variable commissions are earned and recognized as the related sponsorship performance obligations are satisfied by MSG Sports. The Company is not the principal in such arrangements as it does not control the related goods or services prior to transfer to the customer. As an agent under these arrangements, the Company recognizes the advertising commission revenue on a net basis.
The Company was also party to an advertising sales representation agreement with MSG Networks until December 31, 2022.
See Note 17. Related Party Transactions for more information regarding the advertising sales representation agreements with subsidiaries of MSG Sports and Sphere Entertainment.
Disaggregation of Revenue
The following table disaggregates the Company’s revenue by major source based upon the timing
of transfer of goods or services to the customer for Fiscal Years 2023, 2022 and 2021:

	Year Ended June 30,
	2023	2022	2021
Event-related and entertainment offerings (a)	$546,304	$386,309	$14,062
Sponsorship, signage and suite licenses (b)	203,758	156,387	15,897
Other (c)	29,756	39,384	27,528

Total revenues from contracts with customers	779,818	582,080	57,487
Revenues from Arena License Agreements, leases and subleases	71,678	71,410	24,325

Total revenues	$851,496	$653,490	$81,812

(a)	Event-related and entertainment offerings revenues are recognized at a point in time.
(b)
See Note 2. Summary of Significant Accounting Policies, Revenue Recognition, and the discussion above within this Note for further details on the pattern of recognition of sponsorship, signage, and suite license revenues.

(c)	Primarily consists of (i) revenues from sponsorship sales and representation agreements with MSG Sports, and (ii) advertising commission revenues recognized from MSG Networks up to December 31, 2022.
In addition to the disaggregation of the Company’s revenue by major source based upon the timing of transfer of goods or services to the customer disclosed above, the following table disaggregates the Company’s consolidated and combined revenues by type of goods or services in accordance with the required entity-wide disclosure requirements of ASC Subtopic
280-10-50-38
to 40 and the disaggregation of revenue required disclosures in accordance with ASC Subtopic
606-10-50-5
for Fiscal Years 2023, 2022, and 2021.

	Year Ended June 30,
	2023	2022	2021
Ticketing and venue license fee revenues (a)	$360,596	$250,092	$8,311
Sponsorship and signage, suite, and advertising commission revenues ( b)	262,475	219,113	43,312
Food, beverage and merchandise revenues	151,126	109,915	3,078
Other	5,621	2,960	2,786

Total revenues from contracts with customers	779,818	582,080	57,487
Revenues from Arena License Agreements, leases and subleases	71,678	71,410	24,325

Total revenues	$851,496	$653,490	$81,812

(a)
Amounts include ticket sales, including other ticket-related revenue, and venue license fees from the Company’s events such as (i) concerts, (ii) the presentation of the Christmas Spectacular, and (iii) live entertainment and other sporting events.

(b)
Amounts include (i) revenues from sponsorship sales and representation agreements with MSG Sports and (ii) advertising commission revenues recognized from MSG Networks until the termination of this agreement as of December 31, 2022.

Contract Balances
The following table provides information about the opening and closing contract balances from the Company’s contracts with customers as of June 30, 2023, 2022 and 2021.

	As of June 30,
	2023	2022	2021
Receivables from contracts with customers, net (a)	$69,295	$106,664	$72,978
Contract assets, current (b)	11,254	5,503	7,052
Deferred revenue, including non-current portion (c)	226,029	203,256	199,041

(a)
As of June 30, 2023, 2022 and 2021, the Company’s receivables from contracts with customers above included $5,397, $4,163 and $5,172, respectively, related to various related parties. See Note 17. Related Party Transactions for further details on these related party arrangements.

(b)
Contract assets primarily relate to the Company’s rights to consideration for goods or services transferred to customers, for which the Company does not have an unconditional right to bill as of the reporting date. Contract assets are transferred to accounts receivable once the Company’s right to consideration becomes unconditional.

(c)	Revenue recognized for Fiscal Year 2023 relating to the deferred revenue balance as of June 30, 2022 was $176,828.
Transaction Price Allocated to the Remaining Performance Obligations
The Company’s remaining performance
obligations
under contracts primarily relates to performance obligations under sponsorship and suite license agreements that have original expected durations longer than one year and for which the considerations are not variable. In developing the estimated revenue, the Company applies the allowable practical expedient and does not disclose information about remaining performance obligations that have original expected durations of one year or less.
The following table depicts the estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) as of June 30, 2023:

As of June 30, 2023
Fiscal year ending June 30, 2024	$167,456
Fiscal year ending June 30, 2025	125,123
Fiscal year ending June 30, 2026	80,783
Fiscal year ending June 30, 2027	50,027
Fiscal year ending June 30, 2028	28,990
Thereafter	26,799

Total estimated revenue expected to be recognized in the future related to performance obligations	$479,178

Note 5. Restructuring Charges
During Fiscal Year 2023, Sphere Entertainment implemented a cost reduction program which resulted in the recognition of termination benefits for a workforce reduction of certain executives and employees. The Company recognized restructuring charges of $10,241, net of contributory credits from the Company to Sphere Entertainment for the Company’s corporate employees. Restructuring charges are inclusive of $2,293 of share-based compensation expenses. As of June 30, 2023, the Company had a restructuring accrual of $2,530, shown in accounts payable, accrued and other current liabilities.
For Fiscal Year 2022, the Company recorded restructuring charges of $5,171, net of contributory credits from the Company to Sphere Entertainment for the Company’s corporate employees. Restructuring charges are inclusive of $1,612 of share-based compensation expenses. As of June 30, 2022, the Company had a restructuring accrual of $3,210, shown in accounts payable, accrued and other current liabilities of which was paid prior to June 30, 2023.
For Fiscal Year 2021, the Company recorded restructuring charges of $14,691, primarily related to termination benefits provided to employees, of which all amounts have been paid as of June 30, 2022. These measures included reductions in full-time workforce in August 2020 and November 2020.
Note 6. Computation of Earnings
per-Share
On the MSGE Distribution Date, 51,768 shares of common stock of the Company, inclusive of 17,021 shares of
Class
A common stock related to the MSGE Retained Interest, were outstanding as of April 20, 2023. This share amount is being utilized for the calculation of basic earnings (loss) per share for Fiscal Years 2022 and 2021 because the Company was not a standalone public company prior to the MSGE Distribution. In addition, for Fiscal Years 2022 and 2021 the computation of diluted earnings per share equals the basic earnings (loss) per share calculation since there was no stock trading information available to compute dilutive effect of shares issuable under share-based compensation plans needed under the treasury method in accordance with ASC Topic 260 and since common stock equivalents were antidilutive due to losses from operations
.
The following table presents a reconciliation of weighted-average shares used in the calculations of basic and diluted earnings (loss) per share attributable to the Company’s stockholders.

	Years Ended June 30,
	2023	2022	2021
Weighted-average shares (denominator):
Weighted-average shares for basic EPS	51,819	51,768	51,768
Dilutive effect of shares issuable under share-based compensation plans (a)	459	—	—

Weighted-average shares for diluted EPS	52,278	51,768	51,768

Weighted-average anti-dilutive shares (a)	740	—	—

(a)
For Fiscal Years 2022 and 2021, all restricted stock units and stock options were excluded from the above table because there was no stock trading information available to compute dilutive effect of shares issuable under share-based compensation plans under the treasury method in accordance with ASC Topic 260, Earnings Per Share.

Note 7. Equity Investments With Readily Determinable Fair Value
As of June 30, 2023
,
the Company held investments of (i) Townsquare Media, Inc. (“Townsquare”), and (ii) DraftKings Inc. (“DraftKings”):

•	Townsquare is a media, entertainment and digital marketing solutions company that is listed on the New York Stock Exchange (the “NYSE”) under the symbol “TSQ.”

•	DraftKings is a fantasy sports contest and sports gambling provider that is listed on the Nasdaq Stock Market (“NASDAQ”) under the symbol “DKNG.”

The fair value of the Company’s investments in Class A common stock of Townsquare and Class A common stock of DraftKings is determined based on quoted market prices in active markets on the NYSE and NASDAQ, respectively, which are classified within Level I of the fair value hierarchy. As a holder of Class C common stock of Townsquare, the Company is entitled to convert at any time all or any part of the Company’s shares into an equal number of shares of Class A common stock of Townsquare, subject to restrictions set forth in Townsquare’s certificate of incorporation. Therefore, the fair value of the Company’s investment in Class C co mm
on stock of Townsquare is also determined based on the quoted market price in an active market on the NYSE, which is classified as Level I of the fair value hierarchy.
The carrying fair value of these investments, which is reported under Other non-current
assets in the accompanying consolidated and combined balance sheets as of June 30, 2023 and 2022, is as follows:

	As of June 30,
	2023	2022
Townsquare Class A common stock	$6,945	$4,776
Townsquare Class C common stock	13,399	21,499
DraftKings Class A common stock	11,297	10,146

Total Equity investments with readily determinable fair value	$31,641	$36,421

The following table summarizes the realized and unrealized gain (loss) on equity investments with readily determinable fair value, which is reported in Other income (expenses), net in the accompanying consolidated and combined statements of operations:

	Years ended June 30,
	2023	2022	2021
Unrealized gain (loss)—Townsquare	$7,644	$(14,629)	$26,563
Unrealized gain (loss)—DraftKings	8,406	(35,213)	26,942

Total Unrealized gains (loss)	$16,050	$(49,842)	$53,505

Gain (loss) from shares sold—DraftKings	2,608	—	(2,327)
Gain (loss) from shares sold—Townsquare	975	—	—

Total realized and unrealized gain (loss)	$19,633	$(49,842)	$51,178

Supplemental information on realized gain (loss):
Shares of common stock sold—DraftKings	444	—	420
Cash proceeds from common stock sold—DraftKings	$9,864	$—	$22,079
Shares of common stock sold—Townsquare	1,500	—	—
Cash proceeds from common stock sold—Townsquare	$14,550	$—	$—

Note 8. Property and Equipment, Net
As of June 30, 2023 and 2022, property and equipment, net consisted of the following assets:

	As of June 30,
	2023	2022
Land	$62,768	$62,768
Buildings	999,205	995,965
Equipment	322,445	323,741
Aircraft (a)	—	38,090
Furniture and fixtures	29,151	28,976
Leasehold improvements	105,877	105,877
Construction in progress	2,828	3,139

Total Property and equipment	1,522,274	1,558,556
Less accumulated depreciation and amortization	(893,386)	(862,477)

Property and equipment, net	$628,888	$696,079

(a)
On December 30, 2022, the Company completed the disposition of a corporate aircraft (see Note 3. Dispositions), which resulted in a reduction of gross assets of $38,090 and related accumulated depreciation of $13,689.

Depreciation and amortization expense on property and equipment was $59,709, $63,696 and $70,588 for Fiscal Years 2023, 2022 and 2021, respectively.
Note 9. Leases
The following table summarizes the ROU assets and lease liabilities recorded on the Company’s consolidated and combined balance sheets as of June 30, 2023 and 2022:

	As of June 30,
	2023	2022
ROU assets	$235,790	$271,154

Lease liabilities:
Operating leases, current	(36,529)	(39,006)
Operating leases, non-current	(219,955)	(254,114)

Total lease liabilities	$(256,484)	$(293,120)

The following table summarizes the activity related to lease costs recorded within the Company’s consolidated and combined statements of operations for Fiscal Years 2023, 2022 and 2021:

	Line Item in the Company’s Consolidated and Combined Statements of Operations	Years Ended June 30,
		2023	2022	2021
Operating lease cost	Direct operating expenses	20,729	$22,360	$20,138
Operating lease cost	Selling, general and administrative expenses	11,176	9,782	9,773
Variable lease cost	Direct operating expenses	346	147	247
Variable lease cost	Selling, general and administrative expenses	39	41	39

Total lease cost		$32,290	$32,330	$30,197

In November 2021, Sphere Entertainment executed an agreement with the existing landlord for its New York corporate office space, which was assigned to the Company in connection with the MSGE Distribution, pursuant to which it will be relocating from the space that the Company currentl
y occupies t
o newly renovated office space within the same building. The Company will not be involved in the design or construction of the new space for purposes of the Company’s buildout prior to obtaining possession, which is expected to occur in Fiscal Year 2024. Upon obtaining possession of the space, the new lease is expected to result in an additional lease obligation and right of use asset. While lease payments under the new lease agreement will be recognized as a lease expense on a straight-line basis over the lease term, the Company will begin paying full rent in the second half of Fiscal Year 2026 due to certain tenant incentives included in the arrangement. Base rent payments will increase every five years beginning in Fiscal Year 2031 in accordance with the terms of the lease. The future lease payments related to this new lease for the next five fiscal years and thereafter are expected to be as follows:

As of June 30, 2023
Fiscal Year 2024	$—
Fiscal Year 2025	10,121
Fiscal Year 2026	16,276
Fiscal Year 2027	39,207
Fiscal Year 2028	39,563
Thereafter (Fiscal Year 2029 to Fiscal Year 2046)	799,225

Total lease payments	$904,392

Supplemental cash flow information related to operating leases is as follows:

	Years Ended June 30,
	2023	2022	2021
Cash paid for amounts included in the measurement of operating lease liabilities	$35,400	$33,312	$29,380
Lease assets obtained in exchange for new lease obligations	$478	$298,100	$—
Maturities of operating lease liabilities as of June 30, 2023 were as follows:

As of June 30, 2023
Fiscal year ending June 30, 2024	$38,324
Fiscal year ending June 30, 2025	28,899
Fiscal year ending June 30, 2026	10,527
Fiscal year ending June 30, 2027	22,788
Fiscal year ending June 30, 2028	22,927
Thereafter	230,772

Total lease payments	354,237
Less: imputed interest	97,753

Total lease liabilities	$256,484

The weighted average remaining lease term and weighted average discount rate for our operating leases are as follows:

	As of June 30,
	2023	2022
Weighted average remaining lease term (in years)	12.85	12.90
Weighted average discount rate	4.77%	4.79%

As of June 30, 2023, the Company’s existing operating leases, which are recorded on the accompanying c onso
lidated and combined financial statements, had remaining lease terms ranging from 0.80 years to 15.1 years.
Lessor Arrangements
The Company is party to Arena License Agreements with MSG Sports that, among other things, require the Knicks and the Rangers to play their home games at The Garden in exchange for fixed annual license fees scheduled to be paid monthly over the term of the agreements. The Company accounts for these license fees as operating lease revenue given that the Company provides MSG Sports with the right to direct the use of and obtain substantially all of the economic benefit from The Garden during Knicks and Rangers home games. Operating lease revenue is recognized on a straight-line basis over the lease term, adjusted pursuant to the terms of the Arena License Agreements. In the case of the Arena License Agreements, the lease terms relate to non-consecutive
periods of use when MSG Sports uses The Garden for their professional sports teams’ home games, and operating lease revenue is therefore recognized ratably as events occur.
The Arena License Agreements provide that license fees are not required to be paid by MSG Sports during periods when The Garden is unavailable for use due to a force majeure event. As a result of government-mandated suspension of events at The Garden beginning on March 13, 2020 due to the impact of the
COVID-19
pandemic, The Garden was not available for use by MSG Sports from the effective date of the Arena License Agreements through the first quarter of Fiscal Year 2021, and, accordingly, the Company did not record any operating lease revenue for this arrangement during the first quarter of Fiscal Year 2021. Use of The Garden resumed for Knicks and Rangers home games without fans in December 2020 and January 2021, respectively, and was available at 10% seating capacity from February through May 2021 when it became available at 100% seating capacity. The Company recorded $68,068, $68,072 and $21,345 of revenues under the Arena License Agreements for Fiscal Year 2023, 2022, and 2021, respectively. In addition, the Company recorded revenues
from third party and related party lease and sublease arrangements of $3,610, $3,338 and $2,980 for Fiscal Year 2023, 2022, and 2021, respectively.
Note 10. Goodwill and Intangible Assets
As of June 30, 2023 and 2022, the carrying amount of goodwill was $69,041. The Company has one reportable segment and one reporting unit.
The Company’s indefinite-lived intangible assets as of June 30, 2023 and 2022 were as follows:

	As of June 30,
	2023	2022
Trademarks	$61,881	$61,881
Photographic related rights	1,920	1,920

Total indefinite-lived intangible assets	$63,801	$63,801

On August 31, 2022 and 2021, the Company performed its annual impairment tests of goodwill and indefinite-lived intangible assets and determined that there were no impairments of goodwill and indefinite-lived intangible assets identified as of the impairment test date.

The Company’s intangible assets subject to amor
tizati
on are as follows:

June 30, 2023	Gross	Accumulated Amortization	Net
Other intangibles (a)	$4,217	$(4,217)	$—

Total amortizable intangible assets	$4,217	$(4,217)	$—

June 30, 2022	Gross	Accumulated Amortization	Net
Trade names (b)	$2,530	$(2,169)	$361
Festival rights (b)	8,080	(6,926)	1,154
Other intangibles	4,217	(4,094)	123

Total amortizable intangible assets	$14,827	$(13,189)	$1,638

(a)	The Other intangibles were fully amortized.
(b)
On December 2, 2022, the Company completed the BCE Disposition (see Note 3. Dispositions) which resulted in a reduction of gross assets and accumulated amortization related to festival rights and trade names, associated with the BCE Disposition.

Amortization expense for intangible assets was $754, $5,838, and $988 for Fiscal Years 2023, 2022, and 2021, respectively.
Note 11. Commitments and Contingencies Commitments
As of June 30, 2023, commitments of the Company in the normal course of business in excess of one year were as follows:

	Commitments
	June 30 2024	June 30 2025	June 30 2026	June 30 2027	June 30 2028	Thereafter	Total
Contractual obligations	$11,225	$12,588	$16,276	$39,207	$39,563	$799,225	$918,084
Letters of credit	8,382	—	—	—	—	—	8,382

Total commitments	$19,607	$12,588	$16,276	$39,207	$39,563	$799,225	$926,466

See Note 9. Leases for more information regarding the Company’s contractually obligated minimum lease payments for operating leases having an initial non-cancelable
term in excess of one year for the Company’s venues and various corporate offices. These commitments are presented exclusive of the imputed interest used to reflect the payment’s present value.
See Note 12. Credit Facilities for more information regarding the principal repayments required under the National Properties Facilities.
Delayed Draw Term Loan Facility
On April 20, 2023, a subsidiary of the Company, MSG Entertainment Holdings, LLC (“MSG Entertainment Holdings”), entered into a delayed draw term loan facility (the “DDTL Facility”) with Sphere Entertainment. Pursuant to the DDTL Facility, MSG Entertainment Holdings has committed to lend up to $65,000 in delayed draw term loans to Sphere Entertainment on an unsecured basis until October 20, 2024.
Borrowings under the DDTL Facility will bear interest at a variable rate equal to either, at the option of Sphere Entertainment, (a) a base rate plus an applicable margin, or (b) Term SOFR plus 0.10%, plus an applicable margin. The applicable margin equals the applicable margin under the National Properties Facilities (as defined below), plus 1.00% per annum.
Subject to customary borrowing conditions, the DDTL Facility is drawable in up to six separate borrowings of $5,000 or more. The DDTL Facility is prepayable at any time without penalty and amounts repaid on the DDTL Facility may not be reborrowed. If drawn, Sphere Entertainment has the option to make any payments of principal, interest or fees under the DDTL Facility either in cash or by delivering to MSG Entertainment Holdings shares of MSG Entertainment Class A common stock. If Sphere Entertainment elects to make any payment in the form of MSG Entertainment Class A common stock, the amount of such payment would be calculated based on the dollar volume-weighted average trading price for MSG Entertainment Class A common stock for the 20 trading days ending on the day on which Sphere Entertainment made such election.
The DDTL Facility contains certain representations and warranties and affirmative and negative covenants, including, among others, financial reporting, notices of material events, and limitations on asset dispositions restricted payments, and affiliate transactions.
On July 14, 2023, Sphere Entertainment drew down the full amount of $65,000 under the DDTL Facility. On August 9, 2023, Sphere Entertainment repaid the full principal amount of the DDTL Facility and accrued interest and commitment fees by delivering to 1,923 shares of MSG Entertainment Class A common stock to the Company.
Legal Matters
The Company is a defendant in various lawsuits. Although the outcome of these lawsuits cannot be predicted with certainty (including the extent of available insurance, if any), management does not believe that resolution of these lawsuits will have a material adverse effect on the Company.
Note 12. Credit Facilities
The following table summarizes the presentation of the outstanding balances under the Company’s credit and other debt agreements as of June 30, 2023 and 2022:

	As of June 30,
	2023	2022
Current Portion
National Properties Term Loan Facility	$16,250	$8,125
Other debt	—	637

Current portion of long-term debt	$16,250	$8,762

	June 30, 2023			June 30, 2022
	Principal	Unamortized Deferred Financing Costs	Net	Principal	Unamortized Deferred Financing Costs	Net
Non-current Portion
National Properties Term Loan Facility	$625,625	$(12,845)	$612,780	$641,875	$(16,063)	$625,812
National Properties Revolving Credit Facility	17,100	—	17,100	29,100	—	29,100
Other debt	304	—	304	—	—	—

Long-term debt, net of deferred financing costs	$643,029	$(12,845)	$630,184	$670,975	$(16,063)	$654,912

National Properties Facilities
General.
On June 30, 2022, MSG National Properties, LLC (“MSG National Properties”), MSG Entertainment Group, LLC and certain subsidiaries of MSG National Properties entered into a credit agreement with JP Morgan Chase Bank, N.A., as administrative agent and the lenders and L/C issuers party thereto (as amended, the “National Properties Credit Agreement”), providing for a five-year, $650,000 senior secured term loan facility (the “National Properties Term Loan Facility”) and a five-year, $100,000 revolving credit facility (the “National Properties Revolving Credit Facility” and, together with the National Properties Term Loan Facility, the “National Properties Facilities”). In connection with the MSGE Distribution, the National Properties Credit Agreement was amended to replace MSG Entertainment Group, LLC with MSG Entertainment Holdings as the parent guarantor. As of June 30, 2023, outstanding letters of credit were $8,382 and the remaining balance available under the National Properties Revolving Credit Facility was $74,518.
Proceeds.
The proceeds of the National Properties Facilities were used on the closing date to repay in full the obligations outstanding under MSG National Properties’ prior term loan facility (the “Prior National Properties Loan Facility”) and to pay fees and expenses in connection with the National Properties Facilities and the refinancing of the Prior National Properties Loan
Facil
ity. Up to $25,000 of the National Properties Revolving Credit Facility is available for the issuance of letters of credit. Proceeds of the National Properties Revolving Credit Facility may be used to fund working capital needs, for general corporate purposes of MSG National Properties and its subsidiaries and to make distributions to MSG Entertainment Holdings.
Interest Rates.
Borrowings under the current National Properties Facilities bear interest at a floating rate, which at the option of MSG National Properties may be either (a) a base rate plus an applicable margin ranging from 1.50% to 2.50% per annum, determined based on the total leverage ratio of MSG National Properties and its restricted subsidiaries (the “National Properties Base Rate”), or (b) Term SOFR plus an applicable margin ranging from 2.50% to 3.50% per annum, determined based on the total leverage ratio of MSG National Properties and its restricted subsidiaries (the “National Properties SOFR Rate”). As of June 30, 2023, the additional rate used in calculating the floating rate was (i) 2.50% per annum for borrowings bearing the National Properties Base Rate, and (ii) 5.20% per annum for borrowings bearing the National Properties SOFR Rate. The National Properties Credit Agreement requires MSG National Properties to pay a commitment fee ranging from 0.30% to 0.50% in respect of the daily unused commitments under the National Properties Revolving Credit Facility. MSG National Properties is also required to pay customary letter of credit fees, as well as fronting fees, to banks that issue letters of credit pursuant to the National Properties Credit Agreement. The interest rate on the National Properties Facilities as of June 30, 2023 was 7.70%.
Principal Repayments.
Subject to customary notice and minimum amount conditions, the Company may voluntarily repay outstanding loans under the National Properties Facilities and terminate commitments under the National Properties Revolving Credit Facility, at any time, in whole or in part, subject only to customary breakage costs in the case of prepayment of Term SOFR loans. The National Properties Facilities will mature on June 30, 2027. The principal obligations under the National Properties Term Loan Facility are to be repaid in quarterly installments beginning with the fiscal quarter ending March 31, 2023, in an aggregate amount equal to 2.50% per annum (0.625% per quarter), stepping up to 5.0% per annum (1.25% per quarter) in the fiscal quarter ending September 30, 2025, with the balance due at the maturity of the facility. The principal obligations under the National Properties Revolving Credit Facility are due at the maturity of the facility.
Covenants.
The National Properties Credit Agreement includes financial covenants requiring MSG National Properties and its restricted subsidiaries to maintain a specified minimum liquidity level, a specified minimum debt service coverage ratio and specified maximum total leverage ratio. The minimum liquidity level is set at $50,000, and is tested based on the level of average daily liquidity, consisting of cash and cash equivalents and available revolving commitments, over the last month of each quarter over the life of the National Properties Facilities. The debt service coverage ratio covenant began testing in the fiscal quarter ended December 31, 2022, and is set at a ratio of 2:1 before stepping up to 2.5:1 in the fiscal quarter ending September 30, 2024. The leverage ratio covenant began testing in the fiscal quarter ended June 30, 2023. It is tested based on the ratio of MSG National Properties and its restricted subsidiaries’ consolidated total indebtedness to adjusted operating income, with an initial maximum ratio of 6:1, stepping down to 5.5:1 in the fiscal quarter ending June 30, 2024 and 4.5:1 in the fiscal quarter ending June 30, 2026. As of June 30, 2023, MSG National Properties and its restricted subsidiaries were in compliance with the covenants of the National Properties Credit Agreement.
In addition to the financial covenants discussed above, the National Properties Credit Agreement and the related security agreement contain certain customary representations and warranties, affirmative and negative covenants and events of default. The National Properties Credit Agreement contains certain restrictions on the ability of MSG National Properties and its restricted subsidiaries to take certain actions as provided in (and subject to various exceptions and baskets set forth in) the National Properties Credit Agreement, including the following: (i) incur additional indebtedness; (ii) create liens on certain assets; (iii) make investments, loans or advances in or to other persons; (iv) pay dividends and distributions or repurchase capital stock (which will restrict the ability of MSG National Properties to make cash distributions to the Company); (v) repay, redeem or repurchase certain indebtedness; (vi) change its lines of business; (vii) engage in certain transactions wit
h affiliates; (viii) amend their respective organizational documents; (ix) merge or consolidate; and (x) make certain dispositions.
Guarantors and Collateral.
All obligations under the National Properties Facilities are guaranteed by MSG Entertainment Holdings and MSG National Properties’ existing and future direct and indirect domestic subsidiaries, other than the subsidiaries that own The Garden and certain other excluded subsidiaries (the “Subsidiary Guarantors”).
All obligations under the National Properties Facilities, including the guarantees of those obligations, are secured by certain of the assets of MSG National Properties and the Subsidiary Guarantors (collectively, “Collateral”) including, but not limited to, a pledge of some or all of the equity interests held directly or indirectly by MSG National Properties in each Subsidiary Guarantor. The Collateral does not include, among other things, any interests in The Garden or the leasehold interests in Radio City Music Hall and the Beacon Theatre. Under certain circumstances, MSG National Properties is required to make mandatory prepayments on loans outstanding, including prepayments in an amount equal to the net cash proceeds of certain sales of assets or casualty insurance and/or condemnation recoveries (subject to certain reinvestment, repair or replacement rights), subject to certain exceptions.
Accounting Treatment.
The Company evaluated the terms of the National Properties Term Loan Facility and the Prior National Properties Term Loan Facility and concluded such facilities to be substantially different for accounting purposes. As a result, the Company recorded a loss on extinguishment of $35,629 in connection with the above financing transactions for Fiscal Year 2022.
Debt Maturities
Maturities for the outstanding debt balances as of June 30, 2023 were as follows:

	National Properties Facilities	Other debt	Total
Fiscal year ending June 30, 2024	$16,250	$—	$16,250
Fiscal year ending June 30, 2025	16,250	304	16,554
Fiscal year ending June 30, 2026	32,500	—	32,500
Fiscal year ending June 30, 2027	593,975	—	593,975
Fiscal year ending June 30, 2028	—	—	—
Thereafter	—	—	—

	$658,975	$304	$659,279

Interest payments and loan principal repayments made by the Company under the National Properties Credit Agreement were as follows:

	Interest Payments			Loan Principal Repayments
	Year Ended June 30,			Year Ended June 30,
	2023	2022	2021	2023	2022	2021
National Properties Facilities	48,548	52,163	22,879	20,125	646,750	3,250
The carrying value and fair value of the Company’s financial instruments reported in the accompanying consolidated and combined balance sheets were as follows:

	June 30, 2023		June 30, 2022
	Carrying Value (a)	Fair Value	Carrying Value (a)	Fair Value
Liabilities:
National Properties Facilities	$658,975	$655,509	$679,100	$679,100
Other debt	304	304	637	637

Total	$659,279	$655,813	$679,737	$679,737

(a)
The total carrying value of the Company’s financial instruments as of June 30, 2023 and June 30, 2022 is equal to the current and noncurrent principal payments for the Company’s credit agreements excluding unamortized deferred financing costs of $12,845 and $16,063, respectively.

The Company’s long-term debt is classified within Level II of the fair value hierarchy as it is valued using quoted indices of similar instruments for which the inputs are readily observable.
Note 13. Pension Plans and Other Postretirement Benefit Plans
Prior to the MSGE Distribution, Sphere Entertainment sponsored both funded and unfunded defined benefit plans, as well as a postretirement benefit plan, covering certain full-time employees and retirees of the Company. In connection with the MSGE Distribution, the sponsorship of certain plans was transferred to the Company as described below. In connection with the MSGE Distribution, the Company also established certain non-qualified
excess plans covering certain employees as described below.
Defined Benefit Pension Plans and Postretirement Benefit Plans
After the MSGE Distribution, sponsorship of a
non-contributory,
qualified cash balance retirement plan covering the Company’s non-union
employees (the “Cash Balance Pension Plan”) and an unfunded
non-contributory,
non-qualified
excess cash balance plan covering certain employees who participate in the underlying qualified plan (collectively, the “Cash Balance Plans”) was transferred from Sphere Entertainment to MSG Entertainment. Since March 1, 2011, the Cash Balance Pension Plan has also included the assets and liabilities of a frozen (as of December 31, 2007)
non-contributory
qualified defined benefit pension plan covering
non-union
employees hired prior to January 1, 2001 (the “Retirement Pension Plan”). The Cash Balance Plans were amended to freeze participation and future benefit accruals effective December 31, 2015 for all employees. Therefore, since December 31, 2015, no new participants have been able to participate in the Cash Balance Plans l and no further annual pay credits will be made for any future year. Existing account balances under the plans will continue to be credited with monthly interest in accordance with the terms of the plans.
MSG Entertainment also sponsors an unfunded
non-contributory,
non-qualified
defined benefit pension plan for the benefit of certain employees who participated in the Retirement Pension Plan on March 1, 2011 (the “Excess Plan”). As of December 31, 2007, the Excess Plan was amended to freeze all benefits earned through December 31, 2007 and to eliminate the ability of participants to earn benefits for future service under these plans.

Lastly, in connection with the MSGE Distribution, sponsorship of a non-contributory,
qualified
defined benefit pension plan covering certain of the Company’s union employees (the “Union Plan”) was transferred from Sphere Entertainment to MSG Entertainment. Benefits payable to retirees under the Union Plan are based upon years of Benefit Service (as defined in the Union Plan document).
The Cash Balance Plans, Union Plan, and Excess Plan are collectively referred to as the “pension plans.”
MSG Entertainment also sponsors a welfare plan (the “Postretirement Plan”) which provides certain postretirement healthcare benefits to certain employees of the Company hired prior to January 1, 2001, who are eligible to commence receipt of early or normal benefits under the Cash Balance Pension Plan, and their dependents, as well as certain union employees.
Prior to the MSGE Distribution, Sphere Entertainment was the legal sponsor of the pension plans and Postretirement Plan. For purposes of the combined financial statements, it was determined that these plans’ assets and liabilities were attributable to the Company. Therefore, the combined financial statements for periods prior to the MSGE Distribution reflect the full impact of the pension plans and Postretirement Plan on both the combined statements of operations and combined balance sheets. As discussed above, the Pension Plans and Postretirement Plan were transferred to the Company.
The following table summarizes the projected benefit obligations, assets, funded status and the amounts recorded on the Company’s consolidated and combined balance sheets as of June 30, 2023 and 2022, associated with the pension plans and Postretirement Plan based upon actuarial valuations as of those measurement dates.

	Pension Plans		Postretirement Plan
	June 30,		June 30,
	2023	2022	2023	2022
Change in benefit obligation:
Benefit obligation at beginning of period	$135,916	$171,897	$2,463	$3,218
Service cost	68	120	25	32
Interest cost	5,874	3,708	97	42
Actuarial loss (gain) (a)	(3,753)	(33,344)	304	(501)
Benefits paid	(7,139)	(6,465)	(372)	(328)
Plan settlements paid	(97)	—	—	—
Other	(144)	—	—	—

Benefit obligation at end of period	130,725	135,916	2,517	2,463

Change in plan assets:
Fair value of plan assets at beginning of period	108,978	145,651	—	—
Actual return on plan assets	1,782	(30,667)	—	—
Employer contributions	250	400	—	—
Benefits paid	(7,080)	(6,406)	—	—
Administrative expenses paid	(1,694)	—	—	—

Fair value of plan assets at end of period	102,236	108,978	—	—

Funded status at end of period	$(28,489)	$(26,938)	$(2,517)	$(2,463)

(a)
In Fiscal Year 2023, the actuarial gains on the benefit obligations were primarily due to an increase in discount rate partially offset by an increase in the interest crediting rates. In Fiscal Year 2022, the actuarial gains on the benefit obligations were primarily due to a net increase in discount and interest crediting rates.

Amounts recognized in the consolidated and combined balance sheets as of June 30, 2023 and 2022 consist of:

	Pension Plans		Postretirement Plan
	June 30,		June 30,
	2023	2022	2023	2022
Current liabilities (included in accrued employee related costs)	$(270)	$(264)	$(318)	$(364)
Non-current liabilities (included in defined benefit and other postretirement obligations)	$(28,219)	$(26,674)	$(2,199)	$(2,099)

	$(28,489)	$(26,938)	$(2,517)	$(2,463)

Accumulated other comprehensive loss, b
efore
income tax, as of June 30, 2023 and 2022 consists of the following amounts that have not yet been recognized in net periodic benefit cost:

	Pension Plans		Postretirement
	Plan June 30,		June 30,
	2023	2022	2023	2022
Actuarial gain (loss)	$(40,625)	$(41,910)	$(555)	$(251)
The following table presents components of net periodic benefit cost for the pension plans and Postretirement Plan included in the accompanying consolidated and combined statements of operations for Fiscal Years 2023, 2022, and 2021. Service cost is recognized in direct operating expenses and selling, general and administrative expenses. All other components of net periodic benefit cost are reported in Other income (expense), net.

	Pension Plans			Postretirement Plan
	Year Ended June 30,			Year Ended June 30,
	2023	2022	2021	2023	2022	2021
Service cost	$68	$120	$96	$25	$32	$47
Interest cost	5,874	3,708	3,385	97	42	45
Expected return on plan assets	(4,362)	(6,016)	(5,232)	—	—	—
Recognized actuarial loss	1,800	1,386	1,093	—	34	98
Settlement loss recognized (a)	5	—	870	—	—	—

Net periodic benefit cost reported in the consolidated and combined statements of operations	$3,385	$(802)	$212	$122	$108	$190

(a)
For Fiscal Years 2023, 2022 and 2021,
lump-sum
payments totaling $97, $0 and $52, respectively, were distributed to vested participants of the non-qualified
excess cash balance plan, triggering the recognition of settlement losses in accordance with ASC Topic 715. Due to these pension settlements, the Company was required to remeasure its pension plan liability for Fiscal Year 2021. The discount rates used for the projected benefit obligation and interest cost were 5.44% and 5.41%, respectively as of June 30, 2023, 1.96% and 1.30% as of June 30, 2022, respectively, and 1.77% and 1.24% as of June 30, 2021, respectively. Additionally, settlement charges of $5, $0 and $870 were recognized in Other income (expense), net for Fiscal Years 2023, 2022 and 2021, respectively.

Other
pre-tax
changes in plan assets and benefit obligations recognized in other comprehensive
income (loss) for Fiscal Years 2023, 2022, and 2021 were as follows:

	Pension Plans			Postretirement Plan
	Years Ended June 30,			Years Ended June 30,
	2023	2022	2021	2023	2022	2021
Actuarial gain (loss), net	$(1,800)	$(3,306)	$(5,244)	$304	$501	$76
Recognized actuarial loss	520	1,386	1,093	—	34	98
Curtailments	—	—	91	—	—	65
Settlement loss recognized	5	—	870	—	—	—

Total recognized in other comprehensive income (loss)	$(1,275)	$(1,920)	$(3,190)	$304	$535	$239

Funded Status
The accumulated benefit obligation for the pension plans aggregated to $130,725 and $135,916 at June 30, 2023 and 2022, respectively. As of June 30, 2023 and 2022, each of the pension plans had accumulated benefit obligations and projected benefit obligations in excess of plan assets.
Pension Plans and Postretirement Plan Assumptions
Weighted-average assumptions used to determine benefit obligations (made at the end of the period) as of June 30, 2023 and 2022 were as follows:

	Pension Plans		Postretirement Plan
	June 30,		June 30,
	2023	2022	2023	2022
Discount rate	5.34%	4.86%	5.40%	4.62%
Interest crediting rate	3.77%	2.76%	n/a	n/a
Healthcare cost trend rate assumed for next year	n/a	n/a	7.00%	6.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	n/a	n/a	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	n/a	n/a	2032	2027
Weighted-average assumptions used to determine net periodic benefit cost (made at the beginning of the period) for Fiscal Years 2023, 2022 and 2021 were as follows:

	Pension Plans			Postretirement Plan
	Years Ended June 30,			Years Ended June 30,
	2023	2022	2021	2023	2022	2021
Discount rate—projected benefit obligation	4.86%	2.87%	2.84%	4.63%	2.17%	2.09%
Discount rate—service cost	4.97%	3.11%	3.20%	4.89%	2.65%	2.15%
Discount rate—interest cost	4.56%	1.92%	1.92%	4.28%	1.51%	1.23%
Expected long—term return on plan assets	5.92%	4.94%	4.02%	n/a	n/a	n/a
Interest crediting rate	2.76%	2.32%	1.37%	n/a	n/a	n/a
Healthcare cost trend rate assumed for next year	n/a	n/a	n/a	6.00%	6.25%	6.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	n/a	n/a	n/a	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	n/a	n/a	n/a	2027	2027	2027
The discount rates were determined (based on the expected duration of the benefit payments for the plans) from the Willis Towers Watson U.S. Rate Link:
40-90
Discount Rate Model as of June 30, 2023 and 2022 to select a rate at which the Company believed the plans’ benefits could be effectively settled. This model was developed by examining the yields on selected highly rated corporate bonds. The expected long-term return on plan assets is based on a periodic review and modeling of the plans’ asset allocation structures over a long-term horizon. Expectations of returns for each asset class are the most important of the assumptions used in the review and modeling and are based on comprehensive reviews of historical data, forward-looking economic outlook
, an
d economic/financial market theory. The expected long-term rate of return was selected from within the reasonable range of rates determined by (i) historical returns for the asset classes covered by the investment policy and (ii) projections of returns over the long-term period during which benefits are payable to plan participants.
Plan Assets and Investment Policy
The weighted-average asset allocation of the pension plans’ assets at June 30, 2023 and 2022 was as follows:

	As of June 30,
	2023	2022
Asset Classes (a) :
Fixed income securities	75%	78%
Equity securities	15%	14%
Cash equivalents	10%	8%

	100%	100%

(a)
The Company’s target allocation for the Cash Balance Plan assets is 85% fixed income securities and 15% equity as of June 30, 2023 and the Company’s target allocation for the Union Plan assets is 100% fixed income securities.

Investment allocation decisions have been made by (i) Sphere Entertainment’s Investment & Benefits Committee prior to the MSGE Distribution and (ii) the Company’s Investment & Benefits Committee after the MSGE Distribution. Each Investment & Benefits Committee utilized the services of an investment manager to actively manage the assets of the pension plans. The Company has established asset allocation target and investment policies and guidelines with the investment manager. The investment manager takes into account expected long-term risks, returns, correlation, and other prudent investment assumptions when recommending asset classes and investment managers to the Company’s Investment & Benefits Committee. The investment manager also considers each applicable pension plans’ liabilities when making investment allocation recommendations. The majority of the pension plans’ assets are invested in fixed income securities.
Investments at Estimated Fair Value
The cumulative fair values of the individual plan assets at June 30, 2023 and 2022 by asset class were as follows:

	Fair Value Hierarchy	As of June 30,
		2023	2022
Fixed income securities:
U.S. Treasury securities (a)	I	$3,673	$672
Money market fund (a)	I	6,511	8,311
U.S. Gov’t Agency Obligations (b)	II	308	—
Mutual fund—equity (c)	II	15,296	15,661
Common collective trust (c)	II	76,448	84,334

Total investments measured at fair value		$102,236	$108,978

(a)
U.S. Treasury Securities and the money market fund are classified within Level I of the fair value hierarchy as they are valued using observable inputs that reflect quoted prices for identical assets in active markets.

(b)
U.S. Government Agency Obligations are classified within Level II of the fair value hierarchy as they are valued daily using institutional bond quotes based on evaluations based on various market and industry inputs.

(c)
The common collective trust (“CCT”) and the mutual fund, which are non-exchange
traded funds, are classified within Level II of the fair value hierarchy at their net asset value (“NAV”) as reported by the Trustee and investment manager, respectively. The NAV is based on the fair value of the underlying investments held by the funds which are based on quoted market prices less their liabilities. Both the CCT and the mutual fund publish their daily NAV and use such value as the basis for current transactions.

Contributions for Qualified Defined Benefit Pension Plans
During Fiscal Year 2023, the Company contributed $250 to the Union Plan. The Company expects to contribute $12,600 and $250 to the Cash Balance Plan and Union Plan, respectively in Fiscal Year 2024.
Estimated Future Benefit Payments
The following table presents estimated future fiscal year benefit payments for the pension plans and Postretirement Plan:

	Pension Plans	Postretirement Plan
Fiscal year ending June 30, 2024	$10,799	$328
Fiscal year ending June 30, 2025	$8,355	$334
Fiscal year ending June 30, 2026	$8,666	$315
Fiscal year ending June 30, 2027	$9,015	$271
Fiscal year ending June 30, 2028	$8,754	$266
Fiscal years ending June 30, 2029–2033	$46,261	$1,119
Defined Contribution Plans
MSG Entertainment sponsors The Madison Square Garden 401(k) Savings Plan (the “401(k) Plan”) and the MSG Entertainment Holdings, LLC Excess Savings Plan (collectively referred to as the “Savings Plans”). The 401(k) Plan is a multiple employer plan. For Fiscal Years 2023, 2022 and 2021, expenses related to the Savings Plans, excluding expenses related to MSG Sports employees and for Fiscal Years 2023 excluded expenses related to Sphere Entertainment employees, that are included in the accompanying consolidated and combined statements of operations were $5,187, $4,284 and $2,274, respectively.
In addition, MSG Entertainment sponsors The Madison Square Garden 401(k) Union Plan (the “Union Savings Plan”). The Union Savings Plan is a multiple employer plan. For Fiscal Years 2023, 2022 and 2021, expenses related to the Union Savings Plan included in the accompanying consolidated and combined statements of operations were $428, $394 and $215, respectively.
Multiemployer Plans
The Company contributes to a number of multiemployer defined benefit pension plans, multiemployer defined contribution pension plans, and multiemployer health and welfare plans that provide benefits to retired union-represented employees under the terms of collective bargaining agreements (“CBAs”).
Multiemployer Defined Benefit Pension Plans
The multiemployer defined benefit pension plans to which the Company contributes generally provide for retirement and death benefits for eligible union-represented employees based on specific eligibility/participant requirements, vesting periods and benefit formulas. The risks to the Company of participating in these multiemployer defined benefit pension plans are different from single-employer defined benefit pension plans in the following aspects:

•	Assets contributed to a multiemployer defined benefit pension plan by one employer may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to a multiemployer defined benefit pension plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

•
If the Company chooses to stop participating in some of these multiemployer defined benefit pension plans, the Company may be required to pay those plans an amount based on the Company’s proportion of the underfunded status of the plan, referred to as a withdrawal liability. However, cessation of participation in a multiemployer defined benefit pension plan and subsequent payment of any withdrawal liability is subject to the collective bargaining process.

The following table outlines the Company’s participation in multiemployer defined benefit pension pl an
s for Fiscal Years 2023, 2022 and 2021, and summarizes the contributions that the Company has made during each period. The “EIN” and “Pension Plan Number” columns provide the Employer Identification Number and the three-digit plan number for each applicable plan. The most recent Pension Protection Act zone status available as of June 30, 2023 and 2022 relates to the plan’s two most recent years ended which are indicated. Among other factors, plans in the red zone are generally less than 65% funded, plans in the orange zone are both less than 80% funded and have an accumulated funding deficiency or are expected to have a deficiency in any of the next six plan years, plans in the yellow zone are less than 80% funded, and plans in the green zone are at least 80% funded. The “FIP/RP Status Pending/Implemented” column indicates whether a funding improvement plan (“FIP”) for yellow/orange zone plans or a rehabilitation plan (“RP”) for red zone plans is either pending or has been implemented by the trustees of such plan. The zone status and any FIP or RP information is based on information that the Company received from the plan, and the zone status is as certified by the plan’s actuary. The last column lists the expiration date(s) or a range of expiration dates of the CBA to which the plans are subject. There are no other significant changes that affect such comparability.

			PPA Zone Status			Company Contributions
			As of June 30,			Year Ended June 30,
Plan name	EIN	Pension Plan Number	2023	2022	FIP/ RP Status Pending/ Implemented	2023	2022	2121	Surcharge Imposed	Expiration Date of CBA
Pension Fund of Local No. 1 of I.A.T.S.E.	136414973	001	Green as of 2022-12-31	Green as of 2021-12-31	No	$2,550	$1,999	$194	No	6/30/2026
All Other Multiemployer Defined Benefit Pension Plans						2,897	1,907	584

						$5,447	$3,906	$778

The Company was listed in the following plans’ Form 5500’s as providing more than 5% of the total contributions for the following plans and plan years:

Fund Name	Exceeded 5 Percent of Total Contributions	Year Contributions to Plan Exceeded 5 Percent of Total Contributions (As of Plan’s Year-End)
Pension Fund of Local No. 1 of I.A.T.S.E	True	December 31, 2021, 2020 and 2019
32BJ/Broadway League Pension Fund	True	December 31, 2021, 2020 and 2019
Treasurers and Ticket Sellers Local 751 Pension Fund	True	August 31, 2022, 2021 and 2020
Multiemployer Defined Contribution Pension Plans
The Company contributed $7,316, $5,641 and $723 for Fiscal Years 2023, 2022 and 2021, respectively, to multiemployer defined contribution pension plans.

Executive Deferred Compensation Plan
The Company assumed the sponsorship of the Madison Square Garden Entertainment Corp. Executive Deferred Compensation Plan from Sphere Entertainment in connection with the MSGE Distribution (the “Deferred Compensation Plan”). The Deferred Compensation Plan was established to permit a select group of highly-compensated employees to defer the employee’s annual base salary and bonus into the Deferred Compensation Plan with returns on such deferrals tracking the performance of certain investments. Following the MSGE Distribution accounts attributable to the Sphere Entertainment’s current employees as of the MSGE Distribution Date were transferred to a deferred compensation plan established by Sphere Entertainment in connection with the MSGE Distribution. Amounts deferred and invested by employees under the Deferred Compensation Plan are placed in an irrevocable trust established by the Company and all assets of the trust are subject to the creditors of the Company in the event of insolvency. In accordance with ASC Topic 710,
Compensation—General
(“ASC Topic 710”), the assets of the trust are consolidated with the accounts of the Company and are recognized in the Company’s consolidated balance sheet.
In accordance with ASC Topic 710, the Company remeasures the deferred compensation liability, with a charge (or credit) to compensation cost in the Company’s consolidated statements of operations, to reflect changes in the fair value of the assets owed to the participants of the Deferred Compensation Plan. The Company remeasures the fair val ue
of the assets held in trust in accordance with ASC Topic 321,
Investments—Equity Securities
, and recognizes unrealized gains and losses in Miscellaneous income (expense), net in the Company’s consolidated statements of operations. The Company recorded compensation expense/(compensation cost credits) of $225, for the year ended June 30, 2023, within Selling, general and administrative expenses to reflect the remeasurement of the Deferred Compensation Plan liability. In addition, the Company recorded gains/(losses) of $225, for the year ended June 30, 2023 within Other income (expense), net to reflect the remeasurement of the fair value of assets under the Deferred Compensation Plan. The investments made from employee contributions and investments sold for employee distributions of trust assets are classified as operating activities in the Company’s consolidated and combined statements of cash flows.
Amounts recognized in the consolidated balance sheets as of June 30, 2023 related to the Deferred Compensation Plan consist of:

June 30, 2023
Non-current assets (included in investments)	$2,954
Non-current liabilities (included in other employee related costs)	$(2,976)
Note 14. Share-based Compensation
Prior to the MSGE Distribution Date, certain employees of the Company participated in the share-based compensation plans of Sphere Entertainment (“Sphere Entertainment Employee Stock Plans”). The plans provide for discretionary grants of incentive stock options and non-qualified
stock options, restricted shares, restricted stock units, performance stock units, stock appreciation rights and other share-based awards. All awards granted under the Sphere Entertainment Employee Stock Plans will settle in shares of Sphere Entertainment’s Class A common stock, or, at the option of the Compensation Committee of the Sphere Entertainment Board of Directors, in cash. Prior to the MSGE Distribution Date, the consolidated and combined financial statements only reflect the expenses for the awards provided to the Company’s direct employees, net of expenses related to the Company’s corporate employees who participate in the Sphere Entertainment Employee Stock Plans that were charged to Sphere Entertainment.
Effective as of the MSGE Distribution Date, the Company adopted two share-based compensation plans: the 2023 Employee Stock Plan (the “Employee Stock Plan”) and the 2023 Stock Plan for
Non-Employee
Directors (the
“Non-Employee
Director Plan). Under the Employee Stock Plan, the Company is authorized to grant incentive stock options,
non-qualified
stock options, restricted shares, restricted stock units (“RSUs”), performance stock units (“PSUs”), stock appreciation rights and other equity-based awards. The Company may grant awards under the Employee Stock Plan for up to an aggregate number of 11,000 shares of Class A Common stock, which may be either treasury shares or authorized but unissued shares. Options and stock appreciation rights under the Employee Stock Plan must be granted with an exercise price of not less than the fair market value of a share of the Company’s Class A common stock on the date of grant and must expire no later than 10 years from the date of grant (or up to one additional year in the case of the death of a holder). The terms and conditions of awards granted under the Employee Stock Plan, including vesting and exercisability, are determined by the Compensation Committee of the Board of Directors (“Compensation Committee”) and may include terms or conditions based upon performance criteria. RSUs that were awarded by the Company to its employees will settle in shares of the Company’s Class A common stock (either from treasury or with newly issued shares), or, at the option of the Compensation Committee, in cash. Under the
Non-Employee
Director Plan, the Company is authorized to grant
non-qualified
stock options, RSUs, restricted shares, stock appreciation rights and other equity-based awards. The Company may grant awards under this plan for up to an aggregate number of 750 shares of Class A common stock, which may be either treasury shares or authorized but unissued shares. Options under the
Non-Employee
Director Plan must be granted with an exercise price of not less than the fair market value of a share of the Company’s Class A common stock on the date of grant and must expire no later than 10 years from the date of grant (or up to one additional year in the case of the death of a holder). The terms and conditions of awards granted under the
Non-Employee
Director Plan, including vesting and exercisability, are determined by the Compensation Committee. Unless otherwise provided in an applicable award agreement, options granted under this plan will be fully vested and exercisable upon the date of grant. Unless otherwise provided in an applicable award agreement, RSUs granted under this plan will be fully vested upon the date of grant and will settle in shares of the Company’s Class A common stock (either from treasury or with newly issued shares), or, at the option of the Compensation Committee, in cash.
Treatment After the MSGE Distribution of Share-based Payment Awards Initially Granted U nder
Sphere Entertainment Equity Award Programs
Prior to the MSGE Distribution, certain employees and the
non-employee
directors of Sphere Entertainment (some of whom are now employees or non-employee
directors of the Company) participated in Sphere Entertainment equity award programs (the “Sphere Entertainment Stock Plans”). In connection with the MSGE Distribution, each option to purchase Sphere Entertainment’s Class A common stock became two options: one option to acquire Sphere Entertainment Class A common stock and one an option to acquire the Company’s Class A common stock granted under the Employee Stock Plan. The exercise price of the option was allocated between the existing Sphere Entertainment options and new Company options based upon the weighted average price of each of the Sphere Entertainment Class A common stock and our Class A Common Stock over the ten trading days immediately following the MSGE Distribution. In connection with the MSGE Distribution, each holder of a Sphere Entertainment RSU received one MSG Entertainment RSU in respect of every one Sphere Entertainment RSU owned on the record date and continues to be entitled to a share of Sphere Entertainment Class A common stock (or cash or other property) for each Sphere Entertainment RSU in accordance with the Sphere Entertainment award agreement. Additionally, each holder of a Sphere Entertainment employee PSU received one Company PSU (at target performance) in respect of every one Sphere Entertainment PSU (at target performance) owned on the Record Date and continues to be entitled to a share of Sphere Entertainment Class A common stock (or cash or other property) for each Sphere Entertainment PSU in accordance with the Sphere Entertainment award agreement.
Further, in connection with the MSGE Distribution, each holder of a Sphere Entertainment director RSU received one share of our Class A common stock in respect of every one Sphere Entertainment RSU owned on the Record Date and continues to be entitled to a share of Sphere Entertainment Class A common stock (or cash or other property) in accordance with the Sphere Entertainment award agreement.

Share-based Compensation Expense
Share-based compensation expense is generally recognized straight-line over the vesting term of the award, which typically provides for three-year cliff or graded vesting subject to continued employment. For awards that are graded vesting and subject to performance conditions, in addition to continued employment, the Company uses the graded-vesting method to recognize share-based compensation expense.
The Company’s RSUs, PSUs and/or stock options held by individuals who are solely Sphere Entertainment and/or MSG Sports employees are not expensed by the Company; however, such RSUs/PSUs and/or stock options do have a dilutive effect on earnings (loss) per share available to the Company’s common stockholders.
Share-based compensation expense was recognized in the cons
olidated and combined statements of operations as a component of direct operating expenses or selling, general and administrative expenses. The following tabl
e presents the share-based compensation expense recorded during Fiscal Years 2023, 2022, and 2021:

	Years Ended June 30,
	2023	2022	2021
Share-based compensation expense (a)	$29,521	$37,746	$40,663

(a)
For Fiscal Years 2023, 2022, and 2021 share-based compensation excludes costs of $2,293, $1,612, and nil, respectively, that have been reclassified to Restructuring charges in the consolidated and combined statements of operations, as detailed in Note 5, Restructuring Charges.

RSU and PSU Award Activity
The following table summarizes activity related to MSG Entertainment’s RSUs and PSUs held by the Company, MSG Sports, and Sphere’s employees from the MSGE Distribution Date to June 30, 2023:

	Number of		Weighted- Average Grant-date Fair Value (a)
	RSUs	PSUs
Unvested award balance as of April 20, 2023	1,022	1,156	$66.49
Granted	64	21	$35.09
Vested (b)	(168)	(74)	$62.41
Forfeited	(15)	(19)	$58.82

Unvested award balance as of June 30, 2023	903	1,084	$65.78

(a)
Weighted-average grant-date fair value as of April 20, 2023 and for activity prior to MSGE Distribution Date does not reflect any adjustment associated with the MSGE Distribution. See above for further detail for the MSGE Distribution.

(b)
The fair value of RSUs and PSUs that vested and were distributed during Fiscal Year 2023 was $8,259. Upon delivery, RSUs granted under the Sphere Entertainment Stock Plan (as defined above) were net share-settled to cover the required statutory tax withholding obligations. To fulfill the employees’ statutory minimum tax withholding obligations for the applicable income and other employment taxes, 82 of these RSUs, with an aggregate value of $2,783 were retained by Sphere Entertainment.

As of June 30, 2023, there was $32,635 of unrecognized compensation cost related to unvested RSUs and PSUs held by the Company’s direct employees. The cost is expected to be recognized over a weighted-average period of approximately 1.8 years.

Stock Options Award Activity
Compensation expense for MSG Entertainment stock options held by the Company’s employees is determined based on the grant date fair value of the award calculated using the Black-Scholes options-pricing model. Stock options generally vest over a three years’ service period and expire 7.5 to 10 years from the date of grant.
The following table summarizes activity related to the Company’s stock options
from the MSGE Distribution to June 30, 2023:

	Number of Time Vesting Options	Weighted- Average Exercise Price Per Share (a)	Weighted- Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Balance as of April 20, 2023	724	$55.87
Options granted in Fiscal Year 2023	—

Balance as of June 30, 2023	724	$55.87	2.47	$—

Exercisable on June 30, 2023	724	$55.87	2.47	$—

(a)
Weighted-average grant-date fair value as of April 20, 2023 and for activity prior to MSGE Distribution Date does not reflect any adjustment associated with the MSGE Distribution. See above for further detail for the MSGE Distribution.

Note 15. Equity
Stock Repurchase Program
On March 29, 2023, the Company’s Board of Directors authorized a share repurchase program to repurchase up to $250,000 of the Company’s Class A Common Stock. Under the authorization, shares of Class A Common Stock may be purchased from time to time in open market or private transactions, block trades or such other manner as the Company may determine (including through repayment by Sphere Entertainment of the DDTL Facility with shares of the Company’s Class A Common Stock) in accordance with applicable insider trading and other securities laws and regulations. The timing and amount of purchases will depend on market conditions and other factors. The Company repurchased 840 shares of Common Stock for $25,000 during Fiscal Year 2023. On August 9, 2023, Sphere Entertainment repaid the full principal amount of the DDTL Facility and accrued interest and commitment fees by delivering 1,923 shares of MSG Entertainment Class A common stock to the Company. Such shares have been accounted for as treasury shares and are no longer outstanding as of August 9, 2023.

Accumulated Other Comprehensive Loss
The following table details the components of accumulated other comprehensive loss:

	Pension Plans and Postretirement Plan
	June 30,
	2023	2022	2021
Balance at beginning of period	$(34,740)	$(33,598)	$(31,108)
Other comprehensive loss:
Amounts reclassified from accumulated other comprehensive loss (a)	(971)	(1,385)	(2,951)
Income tax benefit	176	243	461

Other comprehensive loss, total	(795)	(1,142)	(2,490)

Adjustment related to the transfer of pension plans and postretirement plan liabilities as a result of the MSGE Distribution	1,514	—	—

Balance at end of period	$(34,021)	$(34,740)	$(33,598)

(a)
Amounts reclassified from accumulated other comprehensive loss represent curtailments, settlement losses recognized, the amortization of net actuarial gain (loss) and net unrecognized prior service credit included in net periodic benefit cost, which is reflected under Other income (expense), net in the accompanying consolidated and combined statements of operations (see Note 13. Pension Plans and Other Postretirement Benefit Plans).

Note 16. Income Taxes
Income tax expense is comprised of the following components:

	Year Ended June 30,
	2023	2022	2021
Current (expense) benefit:
Federal	$(1,008)	$515	$(2,536)
State and other	—	(220)	(2,247)

	(1,008)	295	(4,783)

Deferred (expense) benefit:
Federal	6,198	(4,711)	(15,658)
State and other	(6,918)	4,486	15,092

	(720)	(225)	(566)

Income tax (expense) benefit	$(1,728)	$70	$(5,349)

The income tax (expense) benefit differs from the amount derived by applying
the statutory federal rate to
pre-tax
income (loss) principally due to the effect of the following items:

	Year Ended June 30,
	2023	2022	2021
Federal tax (expense) benefit at statutory federal rate	$(16,332)	$28,617	$44,931
State income taxes, net of federal benefit	(13,033)	12,141	22,882
Change in valuation allowance	34,147	(31,679)	(70,501)
Change in the estimated applicable tax rate used to determine deferred taxes	—	—	2,545
Capital loss carryover	3,960	—	—
Nondeductible transaction costs	(206)	—	—
GAAP income of consolidated partnership attributable to non-controlling interest	(116)	(601)	(146)
Change in estimated rate to measure deferred taxes	(557)	—	—
Nondeductible officers’ compensation	(3,861)	(8,125)	(5,209)
Nondeductible expenses	(266)	(373)	(285)
Excess tax benefit related to share-based payment awards	(5,457)	93	1,088
Other, net	(7)	(3)	(654)

Income tax (expense) benefit	$(1,728)	$70	$(5,349)

The tax effects of temporary differences which give rise to significant portions of the deferred tax assets and liabilities at June 30, 2023 and 2022 were as follows:

	June 30,
	2023	2022
Deferred tax assets:
Net operating losses (NOLs)	$18,684	$102,273
Accrued employee benefits	28,271	29,440
Restricted stock units and stock options	8,571	12,452
Deferred revenue	34,914	—
Right-of-use lease assets and lease liabilities, net	7,071	7,482
Deferred interest	3,299	24,950
Property and equipment	38,703	16,327
Other, net	5,853	7,183

Total gross deferred tax assets	$145,366	$200,107
Less valuation allowance	(95,352)	(151,043)

Net deferred tax assets	$50,014	$49,064

Deferred tax liabilities:
Intangibles and other assets	$(40,143)	$(40,069)
Deferred revenue	—	(10,107)
Prepaid expenses	(4,854)	(4,874)
Investments	(5,530)	(3,377)
Straight line rent	(23,005)	(13,890)

Total deferred tax liabilities	$(73,532)	$(72,317)

Net deferred tax liability	$(23,518)	$(23,253)

In assessing
 the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company’s ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income to allow for the utilization of its NOLs and future deductible temporary differences. As of June 30, 2023, based on current facts and circumstances, management believes that it is more likely than not that the Company will not realize the benefit for a portion of its net deferred tax assets. Accordingly, a valuation allowance has been recorded.
Prior to the MSGE Distribution, the Company and Sphere Entertainment entered into a Tax Disaffiliation Agreement (“TDA”) that governs the parties’ respective rights, responsibilities and obligations with respect to taxes and tax benefits. Under the TDA, Sphere Entertainment will generally be responsible for all U.S. federal, state, local and other applicable income taxes of the Company for any taxable period or portion of such period ending on or before the MSGE Distribution Date.
The federal NOL carryforward as of June 30, 2023 was $54,000. The NOL has an unlimited carryforward period. Th
e NOLs a
nd tax credits recorded under the separate return basis prior to the MSGE Distribution did not carry over to the Company.
Prior to the MSGE Distribution, the Company’s collection for ticket sales, sponsorships and suite rentals in advance were recorded as deferred revenue and were recognized as revenues when earned for both accounting and tax purposes. The tax recognition on most of these deferred revenues was accelerated to the date of the MSGE Distribution and is the responsibility of Sphere Entertainment. The Company will not reimburse Sphere Entertainment for such taxes. At the time of the MSGE Distribution, the Company recorded a deferred tax asset of $71,395 and a corresponding valuation allowance of $71,395 with regard to the deferred revenue acceleration for income tax purposes. As of June 30, 2023, the Company has a deferred tax asset of $48,185 with regard to the deferred revenue acceleration and the remaining tax deduction will be recorded as deferred revenue is earned and the associated events occur or upon payment of refunds.
Income tax refunds, net of payments, were $2,031 and $10,281 for Fiscal Years 2023 and 2022, respectively, as if the Company was on a standalone basis. Income tax payments, net of refunds, was $15,526 for Fiscal Year 2021 as if the Company was on a standalone basis.
Note 17. Related Party Transactions
As of June 30, 2023, members of the Dolan family including trusts for member of the Dolan family (collectively, the “Dolan Family Group”), for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, collectively beneficially owned 100% of the Company’s outstanding Class B Common Stock and approximately 4.3% of the Company’s outstanding Class A Common Stock (inclusive of options exercisable within 60 days of June 30, 2023). Such shares of Class A Common Stock and Class B Common Stock, collectively, represent approximately 62.2% of the aggregate voting power of Company’s outstanding common stock. Members of the Dolan family are also the controlling stockholders of Sphere Entertainment, MSG Sports and AMC Networks Inc. (“AMC Networks”).
Current Related Party Arrangements
The Company is party to the following agreements and/or arrangements with MSG Sports:

•
Sponsorship sales and service representation agreements pursuant to which the Company has the exclusive right and obligation to sell MSG Sports’ sponsorships for an initial stated term of ten years
for a commission;

•	A team sponsorship allocation agreement, pursuant to which MSG Sports receives an allocation of sponsorship and signage revenues associated with the sponsorship agreements;

•
Arena License Agreements pursuant to which the Company (i) provides MSG Sports the right to use The Garden for games of the Knicks and Rangers for a
35-year
term in exchange for venue license fees, (ii) shares revenues collected for suite licenses, (iii) operates and manages the sale of the sports teams merchandise at The Garden for a commission, (iv) operates and manages the sale of food and beverage sales and catering services during the Knicks and Rangers games for a portion of net profits (as defined under the Arena License Agreements), (v) provides day of game services, and (vi) provides other general services within The Garden;

•
A services agreement pursuant to which the Company provides certain corporate and other transition services to MSG Sports, such as information technology, security, accounts payable, payroll, tax, certain legal functions, human resources, insurance and risk management, government affairs, investor relations, corporate communications, benefit plan administration and reporting, and internal audit functions as well as certain marketing functions, in exchange for service fees. MSG Sports also provides certain services to the Company, including certain legal functions, communications, ticket, sponsorship and premium hospitality-related sales and certain operational and marketing services, in exchange for service fees;

•	A sublease agreement, pursuant to which the Company subleases office space to MSG Sports;

•
A group ticket sales representation agreement, pursuant to which the Company appointed MSG Sports as its sales and service representative to sell group ticket packages related Company events in exchange for a commission;

•
A single night rental commission agreement, pursuant to which MSG Sports may, from time to time, sell (or make referrals for sales of) licenses for the use of suites at The Garden for individual Company events in exchange for a commission;

•
MSG Sports has made market rate interest-bearin
g advances to the Company in connection with the construction of new premium hospitality suites at The Garden. The advances will be repaid (including interest) through cash receipts from the licenses for each new suite. As of June 30, 2023, MSG Sports had advanced $304 to the Company in connection with the arrangement. This advance has been recognized in Long-term debt, net of deferred financing costs in the accompanying consolidated and combined balance sheets;

•	Aircraft time sharing agreements (discussed below); and

•	Other agreements such as a trademark license agreement and certain other arrangements.
The Company is party to the following agreements and/or arrangements with Sphere Entertainment:

•
A Transition Services Agreement (“TSA”) pursuant to which the Company provides certain corporate and other transition services to Sphere Entertainment, such as information technology, security, accounts payable, payroll, tax, certain legal functions, human resources, insurance and risk management, government affairs, investor relations, corporate communications, benefit plan administration and reporting, and internal audit functions as well as certain marketing functions, in exchange for service fees. Sphere Entertainment also provides certain services to the Company, including certain studios and corporate technology services, in exchange for service fees;

•	Aircraft time sharing agreements (discussed below); and

•
Other agreements with Sphere Entertainment entered into in connection with the MSGE Distribution such as a distribution agreement, a tax disaffiliation agreement, an employee matters agreement, a stockholder and registration rights agreement, a trademark license agreement and certain other arrangements.

The Company was also party to the DDTL Facility, which provided for a $65,000 senior unsecured delayed draw term loan facility to Sphere Entertainment, which was fully drawn on July 14, 2023 and repaid by Sphere Entertainment on August 9, 2023.

In addition, the Company historically had various agreements with MSG Networks, which have historically been cash settled including an advertising sales representation agreement and a services agreement (the “MSG Networks Services Agreement”).

•
Pursuant to the advertising sales representation agreement, the Company had the exclusive right and obligation to sell advertising on behalf of MSG Networks in exchange for a commission. The Networks Advertising Sales Representation Agreement was terminated effective as of December 31, 2022.

•
Through the MSGE Distribution Date, pursuant to the MSG N
etwork
s Services Agreement, the Company also provided certain services to MSG Networks, such as information technology, accounts payable and payroll, human resources, and other corporate functions, as well as the executive support services described below, in exchange for service fees. MSG Networks also provided certain services to the Company, in exchange for service fees. Following the MSGE Distribution, the Company will continue to provide these services pursuant to the TSA with Sphere Entertainment and the MSG Networks Services Agreement is no longer in place.

Further, the Company shares certain executive support costs, including office space, executive assistants, security and transportation costs, for (i) the Company’s Executive Chairman and Chief Executive Officer with Sphere Entertainment and MSG Sports and (ii) the Company’s Vice Chairman with Sphere Entertainment, MSG Sports and AMC Networks. Prior to April 1, 2022, the Company also shared costs for Sphere Entertainment’s former President with Sphere Entertainment and MSG Sports.
The Company is a party to various aircraft arrangements:

•
Pursuant to certain Aircraft Support Services Agreements, the Company provides certain aircraft support services to (i) Charles F. Dolan, a director, and certain of his children, including James L. Dolan, the Company’s Executive Chairman, Chief Executive Officer and a director, Deborah Dolan-Sweeney, Patrick F. Dolan, Marianne Dolan Weber (a director of the Company), and Kathleen M. Dolan, and (ii) an entity controlled by Patrick F. Dolan, the son of Charles F. Dolan and brother of James L. Dolan.

•
The Company is party to reciprocal time sharing/dry lease agreements with Charles F. Dolan and Sterling2k LLC (collectively, “CFD”), an entity owned and controlled by Deborah Dolan-Sweeney, the daughter of Charles F. Dolan and the sister of James L. Dolan, pursuant to which the Company has agreed from time to time to make its aircraft available to CFD and CFD has agreed from time to time to make its aircraft available to the Company. Pursuant to the terms of the agreements, CFD may lease on a non-exclusive,
“time sharing” basis, certain Company aircraft.

•
The Company is also party to a dry lease agreement and a time sharing agreement with Brighid Air, LLC (“Brighid Air”), a company owned and controlled by Patrick F. Dolan, the son of Charles F. Dolan and the brother of James L. Dolan, pursuant to which Brighid Air has agreed from time to time to make its Bombardier BD100-1A10 Challenger 350 aircraft (the “Challenger”) available to the Company on a nonexclusive basis. In connection with the dry lease agreement, the Company also entered into a Flight Crew Services Agreement with Dolan Family Office, LLC (“DFO”), an entity owned and controlled by Charles F. Dolan, pursuant to which the Company may utilize pilots employed by DFO for purposes of flying the Challenger when the Company is leasing that aircraft under the Company’s dry lease agreement with Brighid Air.

•
Prior to December 21, 2021, the Company was also party to (i) a reciprocal time sharing/dry lease agreement with Quart 2C, LLC (“Q2C”), a company controlled by James L. Dolan and Kristin A. Dolan, his spouse, pursuant to which the Company from time to time made its aircraft available to Q2C, and Q2C, from time to time made its aircraft available to the Company, and (ii) an aircraft support services agreement with an entity controlled by James L. Dolan, pursuant to which the Company provided certain aircraft support services. These agreements were no longer effective as of December 21, 2021.

•
The Company and each of Sphere Entertainment, MSG Sports and AMC Networks are party to certain aircraft time sharing agreements, pursuant to which the Company has agreed from time to time to make aircraft available to Sphere Entertainment, MSG Sports and/or AMC Networks for lease on a “time sharing” basis. Additionally, the Company, Sphere Entertainment, MSG Sports and AMC Networks have agreed on an allocation of the costs of certain aircraft and helicopter use by their shared executives.

•
In addition to the aircraft arrangements described above, certain executives of the Company are party to aircraft time sharing agreements, pursuant to which the Company has agreed from time to time to make certain aircraft available for lease on a “time sharing” basis for personal use in exchange for payment of actual expenses of the flight (as listed in the agreement).

From time to time the Company enters into arrangements with 605, LLC (“605”). James L. Dolan, the Company’s Executive Chairman, Chief Executive Officer and a director, and his spouse, Kristin A. Dolan, own 50% of 605. Kristin A. Dolan is also the founder and
Non-Executive
Chairman of 605. 605 provides audience measurement and data analytics services to the Company and its subsidiaries in the ordinary course of business. In August 2022, a subsidiary of Sphere Entertainment entered into a three-year agreement with 605, valued at $750, covering several customer analysis projects per year in connection with events held at our venues, which was assigned to the Company in connection with the MSGE Distribution. The Company expects to engage 605 to provide additional data analytics services in the future. Pursuant to this arrangement, the Company recognized $272 of expense for the year ended June 30, 2023. No expense was recognized for Fiscal Years 2022 and 2021.
As of June 30, 2022, the Company had $637 of notes payable with respect to a loan received by BCE from its noncontrolling interest holder. The BCE Disposition was completed on December 2, 2022. As of June 30, 2023, the Com pan
y had no notes payable to related parties.
Revenues and Operating Expenses
The following table summarizes the composition and amounts of the transactions with the Company’s affiliates. The significant components of these amounts are discussed below. These amounts are reflected in revenues and operating expenses in the accompanying consolidated and combined statements of operations for Fiscal Years 2023, 2022, and 2021:

	Year Ended June 30,
	2023	2022	2021
Revenues	$105,862	$115,370	$51,657
Operating expenses (credits):
Revenue sharing expenses	19,056	17,279	558
Reimbursement under Arena License Arrangements	(22,279)	(25,827)	(9,717)
Cost reimbursement from MSG Sports	(38,473)	(38,254)	(36,502)
Cost reimbursement from Sphere Entertainment (after April 20, 2023) and Corporate allocations to Sphere Entertainment (before April 20, 2023)	(151,219)	(161,189)	(100,942)
Other operating expenses, net	3,949	4,995	4,041

Total operating expenses (credits), net (a)	$(188,966)	$(202,996)	$(142,562)

(a)
Of the total operating expenses, net, $(1,019), $(9,347) and $(930) of net credits for Fiscal Years 2023, 2022 and 2021, respectively, are included in direct operating expenses in the accompanying consolidated and combined statements of operations, and $(187,947), $ (193,649) and $(141,632) for Fiscal Years 2023, 2022 and 2021, respectively, are included as net credits in selling, general and administrative expenses.

Revenues
In Fiscal Year 2023, the Knicks and the Rangers played a total of 96 home games at The Garden and the Company recorded $68,068 of revenues under the Arena License Agreements for Fiscal Year 2023. In addition, for Fiscal Year 2023 the Company recorded revenues under sponsorship sales and service representation agreements with MSG Sports of $19,063, and merchandise sharing revenues with MSG Sports of $5,550. The Company recorded revenues under the advertising sales representation agreement with MSG Networks of $8,802 for Fiscal Year 2023. The Company also earned $2,847 of sublease revenue from related parties during Fiscal Year 2023.
In Fiscal Year 2022, the Knicks and the Rangers played a total of 98 home games at The Garden and the Company recorded $68,072 of revenues under the Arena License Agreements for Fiscal Year 2022. In addition, for Fiscal Year 2022, the Company recorded revenues under sponsorship sales and service representation agreements with MSG Sports of $17,570 and merchandise sharing revenues with MSG Sports of $4,412. The Company recorded revenues under the advertising sales representation agreement with MSG Networks of $20,878 for Fiscal Year 2022. The Company also earned $2,444 of sublease revenue from related parties during Fiscal Year 2022.
In Fiscal Year 2021, the Knicks and the Rangers played a total of 69 home games at The Garden and the Company recorded $21,345 of revenues under the Arena License Agreements for Fiscal Year 2021. In addition, for Fiscal Year 2021, the Company recorded revenues under sponsorship sales and service representation agreements with MSG Sports of $13,584. The Company recorded revenues under the advertising sales representation agreement with MSG Networks of $13,698 for Fiscal Year 2021. The Company also earned $2,450 of sublease r evenu
e from related parties during Fiscal Year 2021.
Operating Expenses
Revenue sharing expenses
Revenue sharing expenses include MSG Sports’ share of the Company’s in-venue
food and beverage sales and certain venue signage agreements.
Reimbursements under Arena License Arrangements
Fees recognized by the Company under the Arena License Agreements with MSG Sports for use of The Garden are reported as operating lease revenues in accordance with ASC Topic 842. In addition, the Company records credits to direct operating expenses as a reimbursement under the Arena License Agreements.
Cost reimbursement from MSG Sports
Per the services agreement described above, the Company’s corporate overhead expenses that are charged to MSG Sports are primarily related to centralized functions, including information technology, security, accounts payable, payroll, tax, legal, human resources, insurance and risk management, investor relations, corporate communications, benefit plan administration and reporting, and internal audit.
Corporate reimbursement from Sphere Entertainment (after April 20, 2023) and Corporate allocations to Sphere Entertainment (before April 21, 2023)
As part of the MSGE Distribution, certain corporate and operational support functions are being transferred to the Company and therefore, charges were reflected in order to burden all business units comprising Sphere Entertainment’s historical operations. Allocations of corporate overhead and shared services expense to Sphere Entertainment from the Company were recorded for corporate and operational functions based on direct usage when identifiable, with the remainder allocated on a pro rata basis of combined assets, headcount or other measures of the Company or Sphere Entertainment, which is recorded as a reduction of either direct operating expenses or selling, general and administrative expense. The aforementioned allocations for certain support functions that are provided on a centralized basis and not historically recorded at the business unit level by Sphere Entertainment related to departments such as executive management, finance, legal, human resources, government affairs, and information technology, among others. In addition, corporate allocations to Sphere Entertainment include charges to MSG Networks under the services agreement with MSG Networks prior to the MSGE Distribution.
Furthermore, for the year ended June 30, 2023, Corporate reimbursement from Sphere Entertainment amounts (after April 20, 2023) reflect charges from the Company to Sphere Entertainment under the TSA of $27,494, net of general and administrative costs charged to the Company by Sphere Entertainment.
Other Operating Expenses, net
The Company and its related parties enter into transactions with each other in the ordinary course of business. Amounts charged to the Company for other transactions with its related parties are net of amounts charged by the Comp any to the Knickerbocker Group, LLC, an entity owned by James L. Dolan, the Executive Chairman, Chief Executive Officer and a director of the Company, for office space and the cost of certain technology services. In addition, other operating expenses primarily include net charges relating to (i) reciprocal aircraft arrangements between the Company and each of Q2C and CFD, (ii) time sharing and/or dry lease agreements with MSG Sports, AMC Networks and Brighid Air, (iii) commission under the group ticket sales representation agreement with MSG Sports, and (iv) expenses for advertising and promotional services rendered by MSG Networks. The reciprocal aircraft arrangement between the Company and Q2C and the related aircraft support services arrangement between them was no longer effective as of December 21, 2021.
Other Related Party Matters
Loans Receivable from Sphere Entertainment
The Company’s captive insurance entity, Eden Insurance Company, Inc. (“Eden”), entered into a loan agreement with Sphere Entertainment (the “Eden Loan Agreement”), under which Eden granted Sphere Entertainment an unsecured loan bearing interest at a rate of LIBOR plus 350 basis points with a principal amount not exceeding $60,000. This loan is in the form of a demand promissory note, payable immediately upon order from Eden. The loan payable to the Company held by Sphere Entertainment under the Eden Loan Agreement was assigned by Sphere Entertainment to the Company in connection with the MSGE Distribution, and is eliminated in consolidation by the Company for periods subsequent to the MSGE Distribution.
During Fiscal Year 2023, Eden declared and paid dividends to Sphere Entertainment through a reduction of the loan receivable from Sphere Entertainment. During Fiscal Years 2023 and 2022, no interest or principal payments were received by Eden. Instead, the accrued but unpaid interest was added to the outstanding principal amount of the loan. The cash flows related to this loan receivable for periods prior to the MSGE Distribution are reflected as investing activities, as these balances represent amounts loaned by the Company to Sphere Entertainment. The Company recorded related party interest income of $3,177, $2,117 and $1,888 related to the Eden Loan Agreement in Fiscal Years 2023, 2022 and 2021.
On May 23, 2019, the Company entered into a subordinated credit agreement with TAO Group
Sub-Holdings,
LLC (“TAOG
Sub-Holdings”),
which was a wholly-owned subsidiary of Sphere Entertainment (the “TAO Subordinated Credit Agreement”), under which the Company granted TAOG
Sub-Holdings
a $49,000 subordinated loan. This loan had a maturity date of August 22, 2024. On June 15, 2020, the TAO Subordinated Credit Agreement was amended to provide an additional $22,000 of borrowing capacity and subsequently, the Company provided additional proceeds of $19,000 under the TAO Subordinated Credit Agreement. There are no mandatory repayments of principal until the maturity date. Subject to customary notice and minimum amount conditions, TAOG
Sub-Holdings
can voluntarily prepay outstanding loans under the TAO Subordinated Credit Agreement at any time, in whole or in part, without premium or penalty. Interest is due monthly in cash or paid-in-kind
based on the terms of the TAO Senior Credit Agreement. On June 9, 2022, Sphere Entertainment paid the full outstanding principal amount of this TAO Subordinated Credit Agreement. The cash flows related to this loan receivable are reflected as investing activities, as these balances represent amounts loaned by the Company to Sphere Entertainment. The Company recorded related party interest income of $4,420 and $4,525 related to the TAO Subordinated Credit Agreement during the Fiscal Years 2022 and 2021, respectively.
Cash Management
Prior to the MSGE Distribution, Sphere Entertainment used a centralized ap proac
h to cash management and financing of operations. The Company’s and Sphere Entertainment’s other subsidiaries’ cash was available for use and was regularly “swept” historically. Cash and cash equivalents was attributed to the Company for each of the periods presented, as such cash was held in accounts legally owned by the Company. Transfers of cash both to and from Sphere Entertainment were included as components of Sphere Entertainment’s Investment on the combined statements of equity (deficit). The main components of the net transfers (to)/from Sphere Entertainment were cash pooling/general financing activities, various expense allocations to/from Sphere Entertainment, and receivables/payables from/(to) Sphere Entertainment deemed to be effectively settled upon the distribution of the Company by Sphere Entertainment.
Sphere Entertainment Investment
Prior to the MSGE Distribution, certain significant balances and transactions among the Company and Sphere Entertainment and its subsidiaries, which include allocations of corporate general and administrative expenses, share-based compensation expense and other historical intercompany activities, were recorded as components of Equity (Deficit), except for the transactions noted above related to historically cash-settled loans between the Company and Sphere Entertainment. The changes in Sphere Entertainment Investment also included financing activities for capital transfers, cash sweeps, and other treasury services. As part of this activity, cash balances were swept to Sphere Entertainment regularly as part of the Sphere Entertainment cash management policy.
Note 18. Additional Financial Information
The following table provides a summary of the amounts recorded as cash and cash equivalents, and restricted cash:

	As of June 30,
	2023	2022
Cash and cash equivalents	$76,089	$58,102
Restricted cash	8,266	4,471

Total cash, cash equivalents and restricted cash	$84,355	$62,573

The Company’s cash equivalents consist of money market accounts and time deposits of $58,132 and $50,527 for Fiscal Years 2023 and 2022, respectively. Cash equivalents are measured at fair value within Level I of the fair value hierarchy on a recurring basis using observable inputs that reflect quoted prices for identical assets in active markets.

Prepaid expenses and other current assets consisted of the following:

	As of June 30,
	2023	2022
Prepaid expenses	$58,588	$65,065
Current contract assets (a)	11,254	5,503
Inventory (b)	2,557	2,752
Other	5,163	6,121

Total prepaid expenses and other current assets	$77,562	$79,441

(a)	See Note 4. Revenue Recognition for more information on contract assets.
(b)	Inventory is primarily comprised of food and liquor for venues.
Other
non-current
assets consisted of the following:

	As of June 30,
	2023	2022
Unbilled lease receivable (a)	$67,325	$40,780
Equity investments with readily determinable fair value (b)	31,641	36,421
Deferred costs	4,120	3,692
Other	5,270	2,642

Total other non-current assets	$108,356	$83,535

(a)	Unbilled lease receivable relates to th e amounts recor ded under the Arena License Agreement.
(b)	See Note 7. Equity investments with readily determinable fair value for more information on long-term investments.
Accounts payable, accrued and other current liabilities consisted of the following:

	As of June 30,
	2023	2022
Accounts payable	$15,628	$11,241
Accrued payroll and employee related liabilities	64,532	88,501
Cash due to promoters	90,538	78,428
Accrued expenses	44,027	43,791

Total accounts payable, accrued and other current liabilities	$214,725	$221,961

Other income (expense), net includes the following:

	Years Ended June 30,
	2023	2022	2021
Gains from shares sold—DraftKings	$2,608	$—	$(2,327)
Gains from Shares sold—Townsquare	975	—	—
Net unrealized gain (loss) on equity investments with readily determinable fair value	16,050	(49,842)	53,505
Other	(2,244)	809	(556)

Total other income (expense), net	$17,389	$(49,033)	$50,622

Concentrations of Risk
As of June 30, 2023, approximately 70% of the Company’s workforce were represented by unions. Approximately 26% of such union employees are subject to CBAs that expired as of June 30, 2023 and approximately 20% are subject to CBAs that will expire by June 30, 2024 if they are not extended prior thereto.
Note 19. Subsequent Events
Delayed Draw Term Loan Facility
On July 14, 2023, Sphere Entertainment drew down the full amount of $65,000 under the DDTL Facility. On August 9, 2023, Sphere Entertainment repaid the full principal amount of the DDTL Facility and accrued interest and commitment fees by delivering 1,923 shares of MSG Entertainment Class A common stock to the Company. Such shares have been accounted for as treasury shares and are no longer outstanding as of August 9, 2023. As of August 9, 2023, the Company had approximately $160,000 remaining under the $250,000 Class A Common Stock share rep urch
ase program authorized by the Company’s Board of Directors on March 29, 2023.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

		(Additions) / Deductions
	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Year Ended June 30, 2023
Allowance for doubtful accounts / credit losses	$(3,710)	$(81)	$—	$3,319	$(472)
Deferred tax valuation allowance	(151,043)	34,147	21,544 (a)	—	(95,352)

	$(154,753)	$34,066	$21,544	$3,319	$(95,824)

Year Ended June 30, 2022
Allowance for doubtful accounts / credit losses	$(4,167)	$(166)	$—	$623	$(3,710)
Deferred tax valuation allowance	(119,135)	(31,679)	(229)	—	(151,043)

	$(123,302)	$(31,845)	$(229)	$623	$(154,753)

Year Ended June 30, 2021
Allowance for doubtful accounts / credit losses	$(3,926)	$(887)	$—	$646	$(4,167)
Deferred tax valuation allowance	(39,030)	(70,501)	(9,604)	—	(119,135)

	$(42,956)	$(71,388)	$(9,604)	$646	$(123,302)

(a)
Prior to the MSGE Distribution, the Company’s collection for ticket sales, sponsorships and suite rentals in advance were recorded as deferred revenue and were recognized as revenues when earned for both accounting and tax purposes. The tax recognition on most of these deferred revenues was accelerated to the date of the MSGE Distribution and is the responsibility of Sphere Entertainment. The Company will not reimburse Sphere Entertainment for such taxes. At the time of the MSGE Distribution, the Company recorded a deferred tax asset and a corresponding valuation allowance of $71,395 with regard to the deferred revenue acceleration for income tax purposes. Additionally, the Company’s historical consolidated and combined financial statements for periods prior to the MSGE Distribution reflect net operating losses (“NOLs”) and tax credits calculated on a separate return basis. These NOL carryforwards were calculated as if the Company operated as a separate stand-alone entity. Due to the MSGE Distribution, the NOLs and tax credits did not carry over to the Company in the amount of $106,272 and was recorded to deferred tax liability with an equal and offsetting entry to the valuation allowance. Additionally, $13,333 was recorded related to other deferred taxes with an equal and offsetting entry to the valuation allowance.

7,150,000 Shares

Class A Common Stock

PROSPECTUS

BofA Securities

Goldman Sachs & Co. LLC

J.P. Morgan

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by us) that we may incur in connection with the securities being registered hereby. All amounts are estimates except for the Securities and Exchange Commission (the “SEC”) registration fee and the Financial Industry Regulatory Authority (“FINRA”) filing fee.

Item	Amount to be paid
SEC registration fee	$29,358
FINRA filing fee	39,812
Legal fees and expenses	500,000
Accounting fees and expenses	500,000
Transfer Agent expenses	7,500
Printing expenses	135,000
Miscellaneous expenses	18,330

Total	$1,230,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any current or former director, officer or employee or other individual against expenses, judgments, fines and amounts paid in settlement in connection with civil, criminal, administrative or investigative actions or proceedings, other than a derivative action by or in the right of the corporation, if the director, officer, employee or other individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, or by any successor thereto, the Company will indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The right to indemnification provided under the certificate of incorporation is not exclusive of any other rights to which a person seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The amended and restated certificate of incorporation also provides that no amendment, modification or repeal of the indemnification provision shall adversely affect any right or protection of a person that exists at the time of such amendment, modification or repeal.

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide that we will, to the fullest extent permitted by Delaware law, and subject to the terms and conditions of each indemnification agreement, indemnify each director and executive officer against certain types of liabilities and pay or reimburse certain expenses if the director or executive officer is involved in any manner (including as a party or witness) in certain types of proceedings by reason of the fact of such person’s service as a director, officer, partner, trustee, fiduciary, manager or employee of the Company or of any other corporation, limited liability company, public limited company, partnership, joint venture, trust, employee benefit plan, fund or other enterprise (a) affiliated with the Company or (b) at the written request of the Board, a Board committee, the Executive Chairman or the Chief Executive Officer of the Company.

The Distribution Agreement between us and Sphere Entertainment provides for indemnification by us of Sphere Entertainment and its directors, officers and employees and by Sphere Entertainment of us and our directors, officers and employees for some liabilities, including liabilities under the Securities Act and the Exchange Act. The amount of these indemnity obligations is unlimited.

Item 15. Recent Sales of Unregistered Securities

On September 15, 2022, Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.) was incorporated in the State of Delaware. On December 21, 2022, Sphere Entertainment acquired 100 uncertificated shares of common stock of MSGE Spinco, Inc. for $100. On March 29, 2023, Sphere Entertainment acquired 900 uncertificated shares of common stock of MSGE Spinco, Inc. as consideration for the assignment of assets relating to Sphere Entertainment’s traditional live entertainment business to MSGE Spinco, Inc.

The shares of common stock described above were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transactions did not involve a public offering. No underwriters were involved in either transaction.

Item 16. Exhibits and Financial Statement Schedules

EXHIBIT NO.	DESCRIPTION

1.1	Form of Underwriting Agreement.

2.1	Distribution Agreement, dated as of March 29, 2023, between Sphere Entertainment Co. (formerly Madison Square Garden Entertainment Corp.) and Madison Square Garden Entertainment Corp. (formerly MSGE Spinco Inc.) (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 10 (file No. 001-41627) filed on March 30, 2023).

2.2	Contribution Agreement, dated as of March 29, 2023, between Sphere Entertainment Co. (formerly Madison Square Garden Entertainment Corp.), Sphere Entertainment Group, LLC (formerly MSG Entertainment Group, LLC) and Madison Square Garden Entertainment Corp. (formerly MSGE Spinco Inc.) (incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form 10 (file No. 001-41627) filed on March 30, 2023).

3.1	Second Amended and Restated Certificate of Incorporation of Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.), dated April 20, 2023 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on April 24, 2023).

3.2	Amended By-Laws of Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.), dated April 20, 2023 (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on April 24, 2023).

4.1	Registration Rights Agreement, dated March 31, 2023, by and among Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.) and The Charles F. Dolan Children Trusts (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on April 24, 2023).

EXHIBIT NO.	DESCRIPTION

4.2	Registration Rights Agreement, dated March 31, 2023, by and among Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.) and The Dolan Family Affiliates (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on April 24, 2023).

4.3	Stockholder and Registration Rights Agreement, dated as of March 29, 2023, between Sphere Entertainment Co. (formerly Madison Square Garden Entertainment Corp.) and Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.) (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

5.1	Opinion of Sullivan & Cromwell LLP.

10.1	Transition Services Agreement, dated as of March 29, 2023, between Sphere Entertainment Co. (formerly Madison Square Garden Entertainment Corp.) and Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.) (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form 10 (file No. 001-41627) filed on March 30, 2023).

10.2	Tax Disaffiliation Agreement, dated as of March 29, 2023, between Sphere Entertainment Co. (formerly Madison Square Garden Entertainment Corp.) and Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.) (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form 10 (file No. 001-41627) filed on March 30, 2023).

10.3	Employee Matters Agreement, dated as of March 29, 2023, between Sphere Entertainment Co. (formerly Madison Square Garden Entertainment Corp.) and Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.) (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form 10 (file No. 001-41627) filed on March 30, 2023).

10.4	2023 Employee Stock Plan (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 filed on April 19, 2023). †

10.5	2023 Stock Plan for Non-Employee Directors (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-8 filed on April 19, 2023). †

10.6	Standstill Agreement, dated March 31, 2023, between Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.) and The Dolan Family Group (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on April 24, 2023).

10.7	Form of Indemnification Agreement between Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.) and its Directors and Officers. (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

10.8	Form of Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.) Non-Employee Director Award Agreement. (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form 10 filed on March 30, 2023). †

10.9	Form of Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.) Restricted Stock Units Agreement (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed May 18, 2023). †

10.10	Form of Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.) Performance Restricted Stock Units Agreement (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed May 18, 2023). †

10.11	Form of Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.) Option Agreement (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q filed May 18, 2023). †

EXHIBIT NO.	DESCRIPTION

10.12	Form of Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.) Performance Option Agreement (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q filed May 18, 2023). †

10.13	Form of Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.) Restricted Stock Units Agreement in respect of Sphere Entertainment Co. Restricted Stock Units (incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q filed May 18, 2023). †

10.14	Form of Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.) Option Agreement in respect of Sphere Entertainment Co. Options (incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q filed May 18, 2023). †

10.15	Form of Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.) Performance Restricted Stock Units in respect of Sphere Entertainment Co. Performance Restricted Stock Units (incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q filed May 18, 2023). †

10.16	Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.) Executive Deferred Compensation Plan, as amended and restated (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on April 24, 2023). †

10.17	Lease Agreement, between RCPI Trust and Radio City Productions LLC, relating to Radio City Music Hall, dated December 4, 1997 (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form 10 filed on March 30, 2023). *

10.18	First Amendment to Lease Agreement, dated December 4, 1997, between RCPI Trust and Radio City Productions LLC, dated February 19, 1999 (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

10.19	Second Amendment to Lease Agreement, dated December 4, 1997, between RCPI Landmark Properties, L.L.C. and Radio City Productions LLC, dated November 6, 2002 (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form 10 filed on March 30, 2023). *

10.20	Third Amendment to Lease Agreement, dated December 4, 1997, between RCPI Landmark Properties, L.L.C. and Radio City Productions LLC, dated August 14, 2008 (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form 10 filed on March 30, 2023). *

10.21	Fourth Amendment to Lease Agreement, dated December 4, 1997, between RCPI Landmark Properties, L.L.C. and Radio City Productions LLC, dated January 24, 2011 (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form 10 filed on March 30, 2023). *

10.22	Fifth Amendment to Lease Agreement, dated December 4, 1997, between RCPI Landmark Properties, L.L.C. and Radio City Productions LLC, dated July 18, 2018 (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

10.23	Sixth Amendment to Lease Agreement, dated December 4, 1997, between RCPI Landmark Properties, L.L.C. and Radio City Productions LLC, dated July 1, 2021 (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form 10 filed on March 30, 2023). *

EXHIBIT NO.	DESCRIPTION

10.24	Seventh Amendment to Lease Agreement, dated December 4, 1997, between RCPI Landmark Properties, L.L.C. and Radio City Productions LLC, dated April 18, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 24, 2023). *

10.25	First Renewal Option Extension Letter amending Lease Agreement, dated December 4, 1997, by and between RCPI Landmark Properties, L.L.C. and Radio City Productions LLC (as amended), dated February 24, 2021 (incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

10.26	Second Renewal Option Extension Letter amending Lease Agreement, dated December 4, 1997, by and between RCPI Landmark Properties, L.L.C. and Radio City Productions LLC (as amended), dated March 25, 2021 (incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

10.27	Third Renewal Option Extension Letter amending Lease Agreement, dated December 4, 1997, by and between RCPI Landmark Properties, L.L.C. and Radio City Productions LLC (as amended), dated April 29, 2021 (incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

10.28	Guaranty of Lease, dated April 18, 2023, by Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.) (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 24, 2023). *

10.29	Summary of Office Space Arrangement, between MSG Entertainment Group, LLC (formerly MSG Sports & Entertainment, LLC) and the Knickerbocker Group LLC. (incorporated by reference to Exhibit 10.28 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

10.30	Aircraft Support Services Agreement, dated December 17, 2018, between MSG Entertainment Group, LLC (formerly MSG Sports & Entertainment, LLC) and the Dolan Family Members (for the DFO G550) (incorporated by reference to Exhibit 10.29 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

10.31	Amendment No. 1 to Aircraft Support Services Agreement, dated December 17, 2018, between MSG Entertainment Group, LLC (formerly MSG Sports & Entertainment, LLC) and the Dolan Family Members (for the DFO G550), effective as of May 10, 2022 (incorporated by reference to Exhibit 10.30 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

10.32	Amendment No. 2 to Aircraft Support Services Agreement, effective as of May 16, 2023, by and between MSG Entertainment Holdings, LLC (as successor-in-interest to MSG Entertainment Group, LLC) and the Dolan Family Members (for the DFO G550) (incorporated by reference to Exhibit 10.32 to the Company’s Registration Statement on Form S-1 filed on June 20, 2023).

10.33	Flight Crew Services Agreement, dated May 6, 2019, between DFO and MSG Entertainment Group, LLC (formerly MSG Sports & Entertainment, LLC) (for the Challenger) (incorporated by reference to Exhibit 10.31 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

10.34	Dry Lease Agreement, dated December 17, 2018, between Sterling2K LLC and MSG Entertainment Group, LLC (formerly MSG Sports & Entertainment, LLC) (for the DFO G550) (incorporated by reference to Exhibit 10.32 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

EXHIBIT NO.	DESCRIPTION

10.35	Amendment No. 1 to Dry Lease Agreement, dated as of December 20, 2021, between Sterling2K LLC and MSG Entertainment Group, LLC (for the DFO G550) (incorporated by reference to Exhibit 10.33 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

10.36	Amendment No. 2 to Dry Lease Agreement, dated December 17, 2018, between Sterling2K LLC and MSG Entertainment Group, LLC (formerly MSG Sports & Entertainment, LLC) (for the DFO G550), effective as of November 4, 2022 (incorporated by reference to Exhibit 10.34 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

10.37	Dry Lease Agreement, dated May 6, 2019, between Brighid Air, LLC and MSG Entertainment Group, LLC (formerly MSG Sports & Entertainment, LLC) (for the Challenger) (incorporated by reference to Exhibit 10.35 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

10.38	Amendment No. 1 to Dry Lease Agreement, dated as of May 6, 2019, between Brighid Air, LLC and MSG Entertainment Group, LLC (formerly MSG Sports & Entertainment, LLC) (for the Challenger), effective as of August 18, 2022 (incorporated by reference to Exhibit 10.36 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

10.39	Time Sharing Agreement, dated as of December 20, 2021, between MSG Entertainment Group, LLC and Charles F. Dolan (for the New G550) (incorporated by reference to Exhibit 10.37 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

10.40	Time Sharing Agreement, dated as of December 20, 2021, between Patrick F. Dolan and MSG Entertainment Group, LLC (for the Challenger) (incorporated by reference to Exhibit 10.38 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

10.41	Form of Time Sharing Agreement between MSG Entertainment Holdings, LLC and Sphere Entertainment Group, LLC (formerly MSG Entertainment Group, LLC) (for the G550) (incorporated by reference to Exhibit 10.39 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

10.42	Form of Time Sharing Agreement between MSG Entertainment Holdings, LLC and Sphere Entertainment Group, LLC (formerly MSG Entertainment Group, LLC) (for the Challenger) (incorporated by reference to Exhibit 10.40 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

10.43	Credit Agreement, dated as of June 30, 2022, among MSG National Properties, LLC, MSG Entertainment Group, LLC and certain subsidiaries of MSG National Properties, LLC, as guarantors, the lenders and L/C issuers party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.41 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

10.44	Security Agreement, dated as of June 30, 2022, among MSG National Properties, LLC, and the other grantors referred to therein, as grantors, and JP Morgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.42 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

10.45	Arena License Agreement, dated as of April 15, 2020, between MSG Arena, LLC and New York Knicks, LLC (incorporated by reference to Exhibit 10.43 to the Company’s Registration Statement on Form 10 filed on March 30, 2023). *

10.46	Arena License Agreement, dated as of April 15, 2020, between MSG Arena, LLC and New York Rangers, LLC (incorporated by reference to Exhibit 10.44 to the Company’s Registration Statement on Form 10 filed on March 30, 2023). *

EXHIBIT NO.	DESCRIPTION

10.47	Sponsorship Sales and Representation Agreement, dated as of April 15, 2020, between New York Rangers, LLC and MSG Entertainment Group, LLC (incorporated by reference to Exhibit 10.45 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

10.48	Sponsorship Sales and Representation Agreement, dated as of April 15, 2020, between Knicks Holdings, LLC and MSG Entertainment Group, LLC (incorporated by reference to Exhibit 10.46 to the Company’s Registration Statement on Form 10 filed on March 30, 2023).

10.49	Transaction Agreement, dated as of April 18, 2023, among MSG Arena, LLC, MSG Arena Holdings, LLC, MSG National Properties, LLC, MSG Entertainment Holdings, LLC, Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.), Sphere Entertainment Co. (formerly Madison Square Garden Entertainment Corp.), Sphere Entertainment Group, LLC (formerly MSG Entertainment Group, LLC), and the National Basketball Association (incorporated by reference to Exhibit 10.49 to the Company’s Registration Statement on Form S-1 filed on June 20, 2023).

10.50	Employment Agreement, dated as of April 20, 2023 between Madison Square Garden Entertainment Corp. (formerly MSGE Spinco, Inc.) and James L. Dolan (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on April 24, 2023). †

10.51	Employment Agreement, dated December 20, 2021, between Madison Square Garden Entertainment Corp. and David F. Byrnes, as assigned to MSGE Spinco, Inc. (incorporated by reference to Exhibit 10.51 to the Company’s Registration Statement on Form 10 filed on March 30, 2023). †

10.52	Employment Agreement, dated October 26, 2021, between Madison Square Garden Entertainment Corp. and Jamal Haughton, as assigned to MSGE Spinco, Inc. (incorporated by reference to Exhibit 10.50 to the Company’s Registration Statement on Form 10 filed on March 30, 2023). †

10.53	Employment Agreement, dated November 17, 2021, between Madison Square Garden Entertainment Corp. and Philip D’Ambrosio, as assigned to MSGE Spinco, Inc. (incorporated by reference to Exhibit 10.49 to the Company’s Registration Statement on Form 10 filed on March 30, 2023). †

10.54	Employment Agreement, effective April 1, 2023, between Madison Square Garden Entertainment Corp. and Philip D’Ambrosio (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 2, 2023). †

10.55	Employment Agreement, dated March 23, 2022, between Madison Square Garden Entertainment Corp. and Courtney Zeppetella, as assigned to MSGE Spinco, Inc. (incorporated by reference to Exhibit 10.52 to the Company’s Registration Statement on Form 10 filed on March 30, 2023). †

10.56	Delayed Draw Term Loan Credit Agreement, dated as of April 20, 2023, between Sphere Entertainment Co. (formerly Madison Square Garden Entertainment Corp.), as Borrower, and MSG Entertainment Holdings, LLC, as Lender (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on April 24, 2023).

10.57	Release, dated April 18, 2023, between Sphere Entertainment Co. (formerly Madison Square Garden Entertainment Corp.) and RCPI Landmark Properties, L.L.C. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 24, 2023).

EXHIBIT NO.	DESCRIPTION

10.58	Amendment No. 1 to Credit Agreement and Waiver, dated as of April 18, 2023, among MSG National Properties, LLC, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on April 24, 2023).

10.59	Amendment No. 2 to Credit Agreement, dated as of May 25, 2023, among MSG National Properties, LLC, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.59 to the Company’s Registration Statement on Form S-1 filed on June 20, 2023).

21.1	Subsidiaries of the Registrant (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended June 30, 2023).

23.1	Consent of Deloitte and Touche LLP.

23.2	Consent of Sullivan & Cromwell LLP (included Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this Registration Statement).

101	Interactive Data File.

107	Calculation of Filing Fee Tables.

*

Certain confidential information, identified by bracketed asterisks “[*****]” has been omitted from this exhibit pursuant to Item 601(b)(10) of Regulation S-K because it is both (i) not material and (ii) would be competitively harmful to the Company if publicly disclosed.

†	This exhibit is a management contract or a compensatory plan or arrangement.

Item 17. Undertakings

(a)

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on the 18th day of September, 2023.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

By:	/s/ David F. Byrnes
Name:	David F. Byrnes
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Madison Square Garden Entertainment Corp. hereby severally constitute and appoint David F. Byrnes and Jamal H. Haughton as the attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all pre- or post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James L. Dolan James L. Dolan	Executive Chairman and Chief Executive Officer (Principal Executive Officer)	September 18, 2023

/s/ David F. Byrnes David F. Byrnes	Chief Financial Officer (Principal Financial Officer)	September 18, 2023

/s/ Courtney M. Zeppetella Courtney M. Zeppetella	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	September 18, 2023

/s/ Martin Bandier Martin Bandier	Director	September 18, 2023

/s/ Donna Coleman Donna Coleman	Director	September 18, 2023

/s/ Frederic V. Salerno Frederic V. Salerno	Director	September 18, 2023

Signature	Title	Date

/s/ Charles F. Dolan Charles F. Dolan	Director	September 18, 2023

/s/ Charles P. Dolan Charles P. Dolan	Director	September 18, 2023

/s/ Marianne Dolan Weber Marianne Dolan Weber	Director	September 18, 2023

/s/ Paul J. Dolan Paul J. Dolan	Director	September 18, 2023

/s/ Quentin F. Dolan Quentin F. Dolan	Director	September 18, 2023

/s/ Ryan T. Dolan Ryan T. Dolan	Director	September 18, 2023

/s/ Thomas C. Dolan Thomas C. Dolan	Director	September 18, 2023

/s/ Brian G. Sweeney Brian G. Sweeney	Director	September 18, 2023